Exhibit 1.0
Voluntary Offer Document and Information Memorandum
Voluntary Offer for all issued and outstanding shares in
TANDBERG Television ASA
Submitted by
ARRIS Norway AS
A wholly owned subsidiary of
ARRIS Group, Inc.
Voluntary Offer:
1 share in TANDBERG Television ASA to be exchanged into Share(s) in
ARRIS Group, Inc. with a value of up to NOK 16.00, plus at least NOK 80.00 in cash
Shareholders holding up to and including 700 shares in TANDBERG Television ASA will receive the full consideration of NOK 96.00 in cash
Offer Period for Voluntary Offer:
From and including 15 February 2007
to and including 15 March 2007 at 16:30 CET
INFORMATION MEMORANDUM
For shares in ARRIS Group, Inc. offered under Voluntary Offer
Financial advisors:

Lead Financial Advisor	Joint Financial Advisor and Manager
15 February 2007

OFFER DOCUMENT AND INFORMATION MEMORANDUM
IMPORTANT INFORMATION
This Offer Document has been approved by Oslo Børs in accordance with section 4-18, cfr. Section 4-14, of the Norwegian Securities Trading Act of 1997. Such approval does not constitute a guarantee by Oslo Børs that the facts stated in this Offer Document are accurate or complete.
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ARRIS GROUP, INC. NOT CONTAINED IN THIS OFFER DOCUMENT, INCLUDING THE ACCEPTANCE FORM AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
THE DELIVERY OF THIS OFFER DOCUMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ARRIS GROUP, INC. OR TANDBERG TELEVISION ASA SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS OFFER DOCUMENT OR IN THE DOCUMENTS REFERRED TO HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES HEREOF OR THEREOF.
THIS OFFER DOCUMENT AND THE RELATED ACCEPTANCE FORM CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO ACCEPTING THE OFFER.
The Offer and this Offer Document are governed by Norwegian law.
Notice to investors in the United States
The ARRIS Group, Inc. shares referred to herein that will be issued in connection with the Voluntary Offer have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The ARRIS Group, Inc. shares are intended to be made available within the United States in connection with the Voluntary Offer pursuant to an exemption from the registration requirements of the Securities Act.
The Voluntary Offer in which ARRIS Group, Inc. shares will be exchanged for TANDBERG Television ASA shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Offer Document with respect to TANDBERG Television ASA have been prepared in accordance with International Financial Reporting Standards (IFRS) which may not be comparable to the financial reporting standards used by United States companies.
You should be aware that ARRIS Group, Inc. or its affiliates may purchase securities of TANDBERG Television ASA otherwise than in the Voluntary Offer, such as in open market or privately negotiated purchases.
Notice to investors in Canada, Japan and Australia
Neither this Offer Document nor any copy of it may be taken or transmitted into Canada or distributed or redistributed in Canada or to any individual outside Canada who is a resident of Canada, except in compliance with applicable rules.
Neither this Offer Document nor any copy of it may be taken or transmitted into Japan or distributed or redistributed in Japan for the purpose of soliciting an acceptance of the Offer to any resident of Japan.
The Offer is not being made directly or indirectly in or into and may not be accepted in or from Australia. Accordingly, if any copies of this Offer Document (and any accompanying documents) are mailed or otherwise distributed or sent in or into Australia, that action does not constitute an offer, and any purported acceptance by or on behalf of an Australian resident on the basis thereof will be invalid.
No document reflecting the Offer has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”) and ASIC has not approved the Offer in Australia.
Notice of reconciliation of TANDBERG Television’s financial statements to US GAAP
ARRIS Group, Inc.’s consolidated financial statements have been prepared in accordance with US generally accepted accounting principles, referred to as US GAAP and TANDBERG Television ASA’s financial statements have been prepared in accordance with IFRS. Because of the differences between IFRS and US GAAP, including, for example, differences in revenue recognition, TANDBERG Television ASA’s historical financial results under US GAAP may show material differences for each of the respective periods presented as compared to IFRS. As a result, with respect to historical financial information and future financial results immediately following the completion of the acquisition, ARRIS Group, Inc. may not be able to immediately

OFFER DOCUMENT AND INFORMATION MEMORANDUM
recognise all of the revenues that would be recognized by TANDBERG Television ASA under IFRS, which may have an adverse effect on ARRIS Group, Inc.’s financial results and could also negatively impact the market price for shares of ARRIS Group, Inc.’s common stock on the NASDAQ Global Select Market.
Please see section 9.5 for more information regarding the differences in reporting under IFRS and US GAAP.
Notice regarding future development and forward-looking statements
This Offer Document and the information incorporated by reference herein contain forward-looking statements regarding, among other things, ARRIS Group, Inc.’s financial condition, results of operations, plans, objectives, future performance and business. All statements contained or incorporated by reference in this Offer Document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent ARRIS Group, Inc.’s beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “believes,” “anticipates,” “estimates,” “should,” or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of ARRIS Group, Inc. or are subject to change, actual results could be materially different. Although ARRIS Group, Inc. believes that their plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, ARRIS Group, Inc. cannot assure you that they will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause results or events to differ from current expectations are described in the section titled “Risk factors.”
Such forward-looking statements should be regarded solely as current plans, estimates and beliefs. ARRIS Group, Inc. does not intend, and does not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of this Offer Document. Actual results may differ materially from those included within the forward-looking statements as a result of various factors including, but not limited to, those described elsewhere in this Offer Document.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
TABLE OF CONTENTS

IMPORTANT INFORMATION			1

TABLE OF CONTENTS			3

1.		SUMMARY	6

	1.1	OVERVIEW OF THE OFFER	6
	1.2	THE OFFER	6
	1.3	DESCRIPTION OF ARRIS GROUP, INC.	9
	1.4	ADDITIONAL INFORMATION	13

2.		RESPONSIBILITY FOR THE OFFER DOCUMENT	15

	2.1	STATEMENT FROM THE BOARD OF DIRECTORS OF ARRIS GROUP, INC.	15
	2.2	STATEMENT FROM THE BOARD OF ARRIS NORWAY AS	15

3.		THE OFFER	16

	3.1	THE OFFEROR	16
	3.2	THE TARGET COMPANY	16
	3.3	THE OFFER PRICE	16
	3.4	OFFER PERIOD	17
	3.5	CONDITIONS FOR COMPLETION OF THE OFFER	17
	3.6	PROCEDURES FOR ACCEPTING THE OFFER	17
	3.7	ACCEPTANCE OFFICE	18
	3.8	BLOCKING OF TENDERED SHARES	18
	3.9	IRREVOCABLE ACCEPTANCE	18
	3.10	AMENDMENTS TO THE OFFER	18
	3.11	EXPENSES	19
	3.12	FINANCING	19
	3.13	NOTICES	19
	3.14	SETTLEMENT	19
	3.15	MANDATORY OFFER REQUIREMENT	19
	3.16	COMPULSORY ACQUISITION	20
	3.17	ACQUISITION OF SHARES	20
	3.18	DELISTING OF TANDBERG TELEVISION SHARES	20
	3.19	JURISDICTION AND CHOICE OF LAW	20

4.		BACKGROUND FOR AND CONSEQUENCES OF THE OFFER	21

	4.1	BACKGROUND AND RATIONALE FOR THE OFFER	21
	4.2	THE OFFER PRICE	21
	4.3	CONTACT WITH TANDBERG TELEVISION PRIOR TO LAUNCH OF THE OFFER	22
	4.4	CONSEQUENCES OF THE OFFER	23
	4.5	INTEREST OF NATURAL AND LEGAL PERSONS INVOLVED IN THE OFFER	24
	4.6	REASONS FOR THE OFFER	24
	4.7	MANAGER	24

5.		STATEMENT FROM THE BOARD OF DIRECTORS OF TANDBERG TELEVISION	25

6.		PRESENTATION OF TANDBERG TELEVISION	27

	6.1	GENERAL	27
	6.2	FINANCIAL INFORMATION	27
	6.3	SHARE CAPITAL AND SHAREHOLDERS	28

7.		DESCRIPTION OF ARRIS	29

	7.1	GENERAL	29
	7.2	BACKGROUND AND HISTORY	29
	7.3	STRATEGY	31
	7.4	PRINCIPAL PRODUCTS	31
	7.5	SALES AND MARKETING	33
	7.6	CUSTOMERS	33
	7.7	RESEARCH AND DEVELOPMENT	34
	7.8	INTELLECTUAL PROPERTY	35
	7.9	PRODUCT SOURCING AND DISTRIBUTION	36
	7.10	EMPLOYEES	36
	7.11	CORPORATE GOVERNANCE	37
	7.12	BACKLOG	37

OFFER DOCUMENT AND INFORMATION MEMORANDUM

8.		THE MARKET	38

	8.1	INDUSTRY OVERVIEW	38
	8.2	INTERNATIONAL OPPORTUNITIES	39
	8.3	COMPETITION	40

9.		FINANCIAL INFORMATION AND OPERATING REVIEW OF ARRIS	42

	9.1	HISTORICAL FINANCIAL INFORMATION OF ARRIS	42
	9.2	FINANCIAL CONDITION	46
	9.3	SIGNIFICANT CHANGES IN FINANCIAL OR TRADING POSITION SINCE 30 SEPTEMBER 2006	70
	9.4	OTHER INFORMATION REASONABLY LIKELY TO AFFECT ARRIS’ PROSPECTS	71
	9.5	A COMPARISON OF US GAAP AND IFRS	71
	9.6	INDEPENDENT AUDITOR	75

10.		CAPITAL RESOURCES AND CAPITALIZATION OF ARRIS	76

	10.1	INFORMATION CONCERNING ARRIS’ CAPITAL RESOURCES	76
	10.2	CASH FLOW	76
	10.3	WORKING CAPITAL STATEMENT	76
	10.4	CAPITALIZATION AND INDEBTEDNESS	77
	10.5	BORROWINGS	77
	10.6	INVESTMENTS	78

11.		BOARD OF DIRECTORS, MANAGEMENT AND EMPLOYEES OF ARRIS	79

	11.1	BOARD OF DIRECTORS	79
	11.2	MANAGEMENT	80
	11.3	BOARD COMMITTEES	82
	11.4	PARTICULAR INFORMATION	82
	11.5	REMUNERATION AND BENEFITS	82
	11.6	CONFLICTS OF INTEREST	85
	11.7	EMPLOYEES	85

12.		SHARE CAPITAL AND SHAREHOLDER MATTERS OF ARRIS	86

	12.1	ISSUED SHARE CAPITAL AND SHARES	86
	12.2	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS	86
	12.3	MAJOR SHAREHOLDERS	88
	12.4	ISSUE OF ARRIS SHARES	88
	12.5	SHARES RESERVED FOR ISSUANCE UNDER ARRIS’ EQUITY COMPENSATION PLANS	89
	12.6	ARRIS SHAREHOLDER RIGHTS PLAN	89
	12.7	RELATED PARTY TRANSACTIONS	90

13.		TAXATION	91

	13.1	TAX CONSEQUENCES OF ACCEPTING THE OFFER	91
	13.2	TAXATION CONNECTED TO CAPITAL GAINS OR LOSSES FROM REALIZATION OF SHARES IN TANDBERG TELEVISION ASA	91
	13.3	NORWEGIAN TAXATION RELATED TO ARRIS GROUP, INC. SHARES	92
	13.4	U.S. FEDERAL TAXATION CONSIDERATIONS FOR NON-U.S. HOLDERS	93

14.		LEGAL ISSUES	96

	14.1	LEGAL PROCEEDINGS	96
	14.2	SIGNIFICANT AGREEMENTS ENTERED INTO AFTER 31 DECEMBER 2005	96

15.		RISK FACTORS FOR THE ARRIS SHARES	97

	15.1	GENERAL	97
	15.2	RISKS RELATED TO THE BUSINESS AND INDUSTRY IN WHICH ARRIS OPERATES	97
	15.3	RISKS RELATED TO ARRIS’ COMMON STOCK	100
	15.4	TRANSACTION RISKS	102

16.		ADDITIONAL INFORMATION	103

	16.1	APPENDICES AND DOCUMENTS ON DISPLAY	103
	16.2	STATEMENTS FROM EXPERTS REFERRED TO IN THIS OFFER DOCUMENT	103
	16.3	CONFIRMATION OF EXACT REPRODUCTION OF THIRD PARTY STATEMENTS	103
	16.4	MARKET DATA	103
	16.5	THIS OFFER DOCUMENT	103

17.		DEFINITIONS AND GLOSSARY OF TERMS	104

OFFER DOCUMENT AND INFORMATION MEMORANDUM
APPENDICES

Appendix I	Certificate of Incorporation of ARRIS Group, Inc.	A 1

Appendix II	By-laws of ARRIS Group, Inc.	A 2

Appendix III	ARRIS Group, Inc. — Audited Consolidated Balance Sheets as of 31 December 2005 and 2004 and Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for each of the years ended 31 December 2005, 2004, and 2003	A 14

Appendix IV	ARRIS Group, Inc. — Consolidated Balance Sheets as of 30 September 2006 and 31 December 2005, Consolidated Statements of Operations for the Three and Nine Month Periods Ended 30 September 2006 and 2005 and Consolidated Statements of Cash Flows for the Nine Month Periods Ended 30 September 2006 and 2005	A 46

Appendix V	Acceptance Form	A 57

OFFER DOCUMENT AND INFORMATION MEMORANDUM
1. SUMMARY
This summary must be read as an introduction, and is qualified in its entirety by the more detailed information and the Appendices appearing elsewhere in this Offer Document. Any decision to accept the Voluntary Offer and to invest in ARRIS Group, Inc. should be based on a consideration of the Offer Document as a whole, including the documents incorporated by reference.
No civil liability in respect of this summary will attach to ARRIS Group, Inc. in any Member State of the European Economic Area in which the relevant provisions of the Prospectus Directive (Directive 2003/71/EC) have been implemented unless this summary, including any translation thereof, is misleading, inaccurate or inconsistent when read together with the other parts of the Offer Document. Where a claim relating to the information contained in the Offer Document is brought before a court in such a Member State, the plaintiff may, under the national legislation of that Member State, be required to bear the costs of translating the Offer Document before the legal proceedings are initiated.
Unless ARRIS Group, Inc. indicates otherwise in this Offer Document, “ARRIS” and “the Company” refer to ARRIS Group, Inc. and its consolidated subsidiaries, unless the context otherwise requires. For the definitions of terms used throughout this Offer Document, see section 17 “Definitions and Glossary of Terms” of this Offer Document.
1.1 OVERVIEW OF THE OFFER
ARRIS hereby presents a voluntary offer to acquire all outstanding shares in TANDBERG Television ASA (“TANDBERG Television”) (the “Offer”) at a price of NOK 96 per share.
The Offer is based upon a Transaction Agreement between ARRIS and TANDBERG Television entered into on 15 January 2007 and amended on 14 February 2007 (the “Transaction Agreement”). The Transaction Agreement provides for, among other things: (i) the making of the Offer by ARRIS including the conditions for completion of the Offer, (ii) an agreement by ARRIS, if necessary, to register the shares of ARRIS Common Stock issued in the Offer under U.S. securities laws; (iii) certain covenants with respect to ARRIS and TANDBERG Television and (iv) restrictions on the ability of TANDBERG Television to further market the company.
The table below summarizes some important aspects of the Offer. The table is not complete and shareholders are encouraged to consider the more comprehensive information on the Offer in section 1.2, 3 and 4 below and other information presented in this Offer Document.

Offeror	ARRIS Norway AS, a wholly-owned subsidiary of ARRIS Group, Inc.

Offer Price	NOK 96 consisting of at least NOK 80 in cash and up to NOK 16 of new ARRIS shares

TANDBERG Television shareholders holding up to and including 700 shares will receive the full consideration of NOK 96 in cash. Shareholders holding more than 700 shares in TANDBERG Television will receive the combination of cash and new ARRIS’ shares as described above.

Offer Period	From and including 15 February 2007 to and including 15 March 2007 at 16:30 CET

Procedures for accepting the Offer	A correctly completed and signed Acceptance Form (enclosed in appendix 4 and 5 to this Offer Document) shall be sent by fax, delivered by hand or sent by mail to the Receiving Agent, Carnegie ASA;

Stranden 1A Aker Brygge, PO Box 684 Sentrum, 0106 Oslo, Norway Telephone: +47 22 00 93 00, Telefax: +47 22 00 99 60

Settlement Date	The later of 2 April 2007 and five business days following the announcement that the conditions to the Offer have been successfully met or waived

Conditions for the completion of the Offer	Please see sections 1.2.5 and 3.5 below
1.2 THE OFFER
1.2.1 Offeror
In order to realize ARRIS’ post-acquisition integration plans, ARRIS has established a structure with a Norwegian subsidiary, ARRIS Norway AS that will be the direct purchaser of the TANDBERG Television shares. However, ARRIS is obligated to ensure the due performance of the duties of ARRIS Norway AS as set out in this Offer Document, including but not limited to the due settlement of the Offer Price for Shares sold to ARRIS Norway AS in connection with the Offer. When the term “ARRIS” is used in this Offer it refers to ARRIS Group, Inc. and/or ARRIS Norway AS as the context requires.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
ARRIS Group, Inc. is a corporation incorporated in Delaware with SEC file number 000-31254. ARRIS principal business address and main office are located at 3871 Lakefield Drive, Suwanee, Georgia 30024, USA. A further presentation of ARRIS is given below under the section 7 “Description of ARRIS”. ARRIS’ shares are listed on the NASDAQ Global Select Market (Ticker: ARRS). ARRIS Norway AS is a Norwegian private limited liability company, with registered address at Stortingsgt 22, 0160 Oslo, Norway and organization number 990 903 106. ARRIS Norway AS was incorporated on Monday 5 February 2007.
As of 15 February 2007, ARRIS did not own any shares in TANDBERG Television. Nor did any related party of ARRIS, as defined by section 4-5 and section 1-4 of the Securities Trading Act, own any shares in TANDBERG Television per this date, and ARRIS has not entered into any shareholders’ agreement with other shareholders in TANDBERG Television. Neither ARRIS nor its related parties as mentioned own loans as mentioned in section 11-1 of the Limited Companies Act, nor any other financial instruments that give the right to acquire shares in TANDBERG Television.
1.2.2 Background and rationale for the Offer
ARRIS and TANDBERG Television have historically from time to time discussed commercial partnerships with the objectives of capitalizing on a shared philosophy of innovation and highly complimentary product portfolios. In mid-November 2006, TANDBERG Television and ARRIS discussed ARRIS’ possible interest in a transaction with TANDBERG Television following TANDBERG Television’s similar discussions with other potentially interested parties. The discussions that ensued underscored the strategic merits of a potential transaction between ARRIS and TANDBERG Television. Further to a detailed examination of the business by ARRIS, the discussions led to the signing of the Transaction Agreement on 15 January 2007 which provides for the recommended Offer being presented to the shareholders of TANDBERG Television.
ARRIS believes that an acquisition of TANDBERG Television best fulfills its stated objective of entering the fast growing video infrastructure market while also providing immediate market leadership in video encoding, video compression, video on demand and interactive television solutions. TANDBERG Television’s research & development capabilities and track record of innovation in areas such as MPEG 4, HDTV and IPTV are considered important long-term value drivers by ARRIS. TANDBERG Television also significantly expands ARRIS’ customer base beyond its traditional relationships with US and international cable multiple systems operators into the satellite, telecom and broadcast markets. The combined company will be uniquely positioned to provide a full portfolio of voice, video and data solutions that enable the triple play service bundle to a diversified global customer base.
1.2.3 Offer price
TANDBERG Television shareholders who accept the Offer will for each share receive NOK 96 in total consideration consisting of at least NOK 80 in cash and up to NOK 16 of new ARRIS shares (the “Offer Price”).
The Offer Price of NOK 96 reflects a 47% premium over the average closing price for the TANDBERG Television shares during the 90 trading days preceding 15 January 2007, a 34% premium over the average closing price for the TANDBERG Television shares during the 60 trading days preceding 15 January 2007 and a 26% premium over the average closing price for the TANDBERG Television shares during the 30 trading days preceding 15 January 2007.
The ARRIS shares to be issued in the Offer will be valued based upon the volume weighted average share price of ARRIS Common Stock (the “ARRIS Average Price”) on the NASDAQ Global Select Market during the ten trading days ending two trading days before settlement of this Offer ( “Settlement Date” ). As ARRIS is listed on the NASDAQ Global Select Market, its Common Stock trades in US Dollars (USD). Because the number of shares of ARRIS Common Stock to be offered is not fixed, the actual number of ARRIS shares issued in respect to each TANDBERG Television share tendered will fluctuate to ensure the value of such shares of ARRIS common stock issued will be NOK 16.00. No fraction of ARRIS Common Stock will be delivered, and the cash value of such fractional ARRIS Common Stock will be paid together with the cash consideration for each TANDBERG Television share. Prior to the Settlement Date, ARRIS shall have the right to increase the amount

OFFER DOCUMENT AND INFORMATION MEMORANDUM
of cash consideration (with a corresponding and equal reduction in the value of share consideration). The Offer values TANDBERG Television at NOK 7,731 million.
TANDBERG Television shareholders holding up to and including 700 shares will receive the full consideration of NOK 96 in cash. Shareholders holding more than 700 shares in TANDBERG Television will receive the combination of cash and new ARRIS’ shares as described above.
In no event will ARRIS be required to issue shares of its Common Stock in excess of 19.9% of its outstanding shares of Common Stock on the Settlement Date of the Offer (the “Stock Threshold”). In the event the number of shares of ARRIS Common Stock to be issued to the TANDBERG Television shareholders would exceed the Stock Threshold, then the cash amount payable for each Share will be increased by such an amount (with a corresponding decrease in the value of the stock portion of the Offer Price) such that the shares of ARRIS Common Stock issued does not exceed the Stock Threshold.
1.2.4 Offer period
The Offer can be accepted from and including 15 February 2007 to and including 15 March 2007 at 16:30 CET (“Offer Period”). ARRIS reserves the right to approve acceptances that are received after the expiration of the Offer Period, and to extend the Offer Period. Any extension of the Offer Period will be communicated prior to the expiration of the Offer Period in accordance with what is set out in the section 3.13 “Notices” below. Except in certain limited circumstances set forth in section 3.4 below, the Offer Period will not be extended beyond 31 May 2007. Acceptances of the Offer will be irrevocable, except as set forth in section 3.9 below.
1.2.5 Conditions to the Offer
Completion of the Offer is subject to the following conditions being met or waived by ARRIS:
a) Acceptance from more than 90% of the outstanding shares and votes in TANDBERG Television.
b) As of the Settlement Date of the Offer, TANDBERG Television shall not have decided or made public its intention to (i) change its share capital or number of shares, (ii) distribute any dividend or make any other distribution to its shareholders, (iii) issue any financial instrument giving its shareholders a right to call shares, or (iv) make any other decision not in the ordinary course of business that may affect the value of the TANDBERG Television shares.
c) Any necessary approvals and clearances from authorities have been obtained on terms reasonably acceptable to ARRIS, including from the US Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino (HSR) Act, and any national competition authorities which may have jurisdiction over TANDBERG Television or ARRIS or the transactions contemplated by this Offer.
d) Prior to the Settlement Date, no events have occurred that have or reasonably would be expected to have a material adverse effect on TANDBERG Television.
e) TANDBERG Television shall have complied in all material respects with all covenants set forth in the Transaction Agreement and if TANDBERG Television is in material non-compliance, such non-compliance does not prevent ARRIS from completing the Offer, provided that, upon delivery by ARRIS of notice to TANDBERG Television of a breach by TANDBERG Television of its covenants under the Transaction Agreement, TANDBERG Television shall have ten days to cure such breach (see Section 4.3 for more information regarding the covenants under the Transaction Agreement).
As soon as the conditions above have been met or waived, ARRIS will issue a notification to that effect in accordance with the section 3.14 “Settlement”.
1.2.6 Procedures for accepting the Offer
The correctly completed and signed Acceptance Form shall be sent by fax, delivered by hand or sent by mail to the Receiving Agent, Carnegie ASA, on the following address:

Carnegie ASA
Stranden 1A Aker Brygge
PO Box 684 Sentrum, 0106 Oslo
Norway
Telephone:	+47 22 00 93 00
Telefax:	+47 22 00 99 60

OFFER DOCUMENT AND INFORMATION MEMORANDUM
By delivering a duly executed Acceptance Form, the shareholder gives the Receiving Agent an authorization to block the TANDBERG Television shares to which the Acceptance Form relates, in favour of the Receiving Agent. Subject to certain conditions, the acceptance of the Offer is irrevocable, and may not be withdrawn, in whole or in part, once the Receiving Agent have received the Acceptance Form. TANDBERG Television shareholders that accept the Offer will remain the legal owners of their TANDBERG Television shares and, to the extent permitted by Norwegian law, retain voting rights and other shareholder rights related thereto until settlement has taken place. For further description of accepting the Offer, please refer section 3 herein. Shareholders who accept the Offer will not have to pay brokerage fees.
1.2.7 Amendments
ARRIS reserves the right to amend the Offer at its sole discretion at any time during the Offer Period, provided however that ARRIS may not amend the Offer in a manner which disadvantages the TANDBERG Television shareholders.
1.2.8 Financing
The total purchase price for 100% of TANDBERG Television’s shares at NOK 96 is expected to be approximately USD 1,240 million, excluding estimated transaction fees and foreign exchange hedging costs of approximately USD 80 million.
ARRIS intends to finance the transaction, including the transaction fees and related foreign exchange hedging costs, through a combination of approximately USD 575 million in new term loan facilities, approximately USD 200 million in newly issued ARRIS shares, while the remainder will be financed from existing cash balances at close. ARRIS and TANDBERG Television expect to have approximately USD 540 million and USD 130 million of net unrestricted cash balances, respectively, prior to completion of the transaction and ARRIS anticipates that it will have approximately USD 100 million of cash reserves plus a new USD 25 million revolving credit facility (undrawn at close) on completion of the transaction. The bank financing is being provided by affiliates of UBS Investment Bank pursuant to a commitment letter dated 18 January 2007 as detailed in Section 10.5.2. ARRIS expects to have approximately USD 850 million of total debt on completion of the transaction which also includes the USD 276 million senior convertible notes issued in November 2006.
1.2.9 Settlement
Settlement according to the Offer will be made in Norwegian Kroner (NOK) or in a combination of new ARRIS Common Stock and NOK as soon as reasonably possible following announcement that the conditions of the Offer have been met or waived. The Settlement Date will be the later of 2 April 2007 and five business days following the announcement that the conditions to the Offer have been successfully met or waived. ARRIS expects that the conditions of the Offer will be met on or about 15 March 2007 (subject to possible extension of the Offer Period). Settlement will take place on Central European Time.
On settlement, the relevant amount to each shareholder who accepts the Offer will be transferred to the bank account the shareholder has registered with Verdipapirsentralen (“VPS”) as the account for payment of dividends. If there are no records of such bank account, settlement will be made by issuing a bank giro or, for TANDBERG Television shareholders not resident in Norway, by cheque. The portion of the settlement that consists of ARRIS shares for up to NOK 16 shall be transferred to the TANDBERG Television shareholders’ Norwegian VPS accounts (share securities accounts). ARRIS will enter into a Registrar-Agreement with a Norwegian bank in order to facilitate the delivery of ARRIS shares. The number of ARRIS shares shall be calculated based on the volume weighted average share price of ARRIS Common Stock on the NASDAQ Global Select Market during the ten NASDAQ trading days ending two NASDAQ trading days before the Settlement Date. This volume weighted average share price will be converted into NOK based on the average of the 12:00 noon (EST), USD/NOK rate quoted by the Federal Reserve Bank of New York on the Settlement Date and for the previous nine business days. For purposes of calculating this average USD/NOK exchange rate, a “business day” means a day other than a Saturday, Sunday or on any day which the Oslo Børs is authorized or obligated to close.
For more information about the Offer, please refer to Sections 3 and 4 below.
1.3 DESCRIPTION OF ARRIS GROUP, INC.
1.3.1 Overview
ARRIS is a global communications technology company specializing in the design and engineering of broadband networks. ARRIS develops, manufactures, and supplies cable telephony, video and high-speed data

OFFER DOCUMENT AND INFORMATION MEMORANDUM
equipment, as well as outside plant construction and maintenance equipment for cable system operators. ARRIS provides products and equipment principally to the cable television market and, more specifically, to operators of multiple cable systems, or MSOs, on a worldwide basis. The Company’s products allow cable system operators and broadband service providers to deliver a full range of integrated voice, video and high speed data services to their subscribers. In addition, ARRIS is a leading supplier of infrastructure products used by cable system operators in the build-out and maintenance of hybrid fiber-coaxial, or HFC, networks.
ARRIS Group, Inc. is a corporation incorporated in United States under the laws of the State of Delaware (SEC nr. 000-31254 and IRS: 58-2588724. ARRIS’ principal business address and main office are located at 3871 Lakefield Drive, Suwanee, Georgia 30024, USA. A further presentation of ARRIS is given below in section 7 “Description of ARRIS”. ARRIS’ shares are listed on the NASDAQ Global Select Market (Ticker: ARRS).
1.3.2 Board of Directors, Senior Management and Employees of ARRIS
Board of Directors
ARRIS’ Board of Directors consists of: Robert J. Stanzione (Chairman), Alex B. Best, Harry L. Bosco, John Anderson Craig, Matthew B. Kearney, William H. Lambert and John R. Petty. For more information, please refer to section 12.1 below.
Senior Management
As of the date of this Offer Document, ARRIS’ key management team consists of: Robert J. Stanzione, Lawrence A. Margolis, David B. Potts, Ronald M. Coppock, Bryant K. Isaacs, James D. Lakin, Robert Puccini, Marc S. Geraci and Daniel Owens. For more information, please refer to Section 12.2 below.
Employees
As of 31 December 2006, ARRIS had a total of 773 employees.
1.3.3 Major Shareholders of ARRIS and related party transactions
Major shareholders of ARRIS
Based on a Schedule 13G filed with the SEC on 23 January 2007, Barclays Global Investors NA beneficially owns, directly and through it affiliates, 5,951,288 shares of ARRIS common stock, representing approximately 5.52% of ARRIS’ outstanding shares.
Based on a Schedule 13G filed with the SEC on 13 February 2007, Neuberger Berman Inc. beneficially owns, directly and through it affiliates, 6,935,893 shares of ARRIS common stock, representing approximately 6.43% of ARRIS’ outstanding shares.
Based on a Schedule 13G filed with the SEC on 14 February 2007, Vanguard Group, Inc. beneficially owns, directly and through it affiliates, 5,391,322 shares of ARRIS common stock, representing approximately 5.00% of ARRIS’ outstanding shares.
Except as described above, ARRIS does not have any shareholders that owned more than 5% of its outstanding common stock as of the date of this Offer Document.
Related party transactions
ARRIS has not entered into any related party transactions during the periods covered by the historical financial statements included in this Offer Document.
1.3.4 Selected financial information for ARRIS (Prepared in accordance with US generally accepted accounting principles, or GAAP)
The following table sets out certain selected condensed consolidated financial information of ARRIS for the full fiscal years ended 31 December 2003, 2004 and 2005, and for the nine months ended 30 September 2005 and 2006. For further financial information, please see Section 9.

US GAAP
Income statement	Unaudited	Unaudited	Audited	Audited	Audited
(USD 1,000’)	9 Months 2006	9 Months 2005	12 Months 2005	12 Months 2004	12 Months 2003

Net sales	656,980	499,082	680,417	490,041	433,986

Cost of sales	473,554	366,230	489,703	343,864	307,726
Gross margin	183,426	132,852	190,714	146,177	126,260

OFFER DOCUMENT AND INFORMATION MEMORANDUM

US GAAP
Income statement	Unaudited	Unaudited	Audited	Audited	Audited
(USD 1,000’)	9 Months 2006	9 Months 2005	12 Months 2005	12 Months 2004	12 Months 2003

Selling, general and administrative expenses	64,523	53,803	74,308	68,539	89,117
Research and development expenses	50,460	45,091	60,135	63,373	62,863
Restructuring and impairment charges	347	430	1,331	7,648	891
Amortization of intangibles	575	993	1,212	28,690	35,249
Operating expenses	115,905	100,317	136,986	168,250	188,120

Operating income (loss)	67,521	32,535	53,728	(22,073)	(61,860)

Other income (expense)	6,952	2,832	(1,940)	(8,329)	14,196
Income (loss) from continuing operations before income taxes	74,473	29,703	51,788	(30,402)	(47,664)

Income tax expense	2,562	242	513	108	—
Net income (loss) from continuing operations	71,911	29,461	51,275	(30,510)	(47,664)
Discontinued operations	124	56	208	2,114	351
Net income (loss) for the period	72,035	29,517	51,483	(28,396)	(47,313)

US GAAP	Unaudited	Unaudited	Audited	Audited	Audited
Key figures for ARRIS	30 September 2006	30 September 2005	31 December 2005	31 December 2004	31 December 2003

Earnings (loss) per share -basic (USD)	0.67	0.31	0.53	(0.33)	(0.62)

Earnings (loss) per share -diluted (USD)	0.66	0.31	0.52	(0.33)	(0.62)

Dividend per share (USD)	0	0	0	0	0

US GAAP	Unaudited	Unaudited	Audited	Audited	Audited
Balance sheet (USD 1,000’)	30 September 2006	30 September 2005	31 December 2005	31 December 2004	31 December 2003

Total non-current assets	180,331	181,932	180,783	185,456	216,756
Total current assets	449,706	305,495	348,620	265,222	235,103
Total assets	630,037	487,427	529,403	450,678	451,859

Total equity	511,478	399,231	425,717	281,301	249,381
Total non-current liabilities	17,536	16,683	18,230	91,781	138,052
Total current liabilities	101,023	71,513	85,456	77,596	64,426
Total equity and liabilities	630,037	487,427	529,403	450,678	451,859

1.3.5 Capitalization and indebtedness for ARRIS
The following table sets forth the Company’s actual capitalization as of 30 September 2006:

As of 30 September
(in USD 1,000’, except share and per share data)	2006 (unaudited)

Cash, cash equivalents and short-term investments	USD 209,971

Long-term debt, net of current portion (1)	—

Stockholders’ equity:
Preferred stock, par value USD1.00 per share, 5.0 million shares authorized, none issued and outstanding	—

Common stock, par value USD 0.01 per share; 320.0 million shares authorized, 107.8 million shares issued and outstanding	1,086
Capital in excess of par value	747,721
Accumulated deficit	(233,519)
Unrealized gain on marketable securities	1,219
Unfunded pension losses	(4,618)
Unrealized gain (loss) on derivatives	(227)
Cumulative translation adjustments	(184)

Total stockholders’ equity	511,478

Total capitalization	511,478

(1)	On 15 November 2006 ARRIS completed an offering of USD 276 million of 2.00% Convertible Senior Notes due 2026. The net proceeds of this offering after fees and expenses were USD 269 million.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
The table above should be read in conjunction with ARRIS’ consolidated financial statements and related notes included elsewhere in this Offer Document. The number of actual shares of ARRIS common stock outstanding excludes the following:
•	In November 2006, 17,153,510 shares of ARRIS common stock were reserved for issuance upon the conversion of the Company’s 2.00% Convertible Senior Notes due 2026; and

•	As of 30 September 2006, 13,534,376 shares of ARRIS common stock were available for future issuance under the Company’s equity compensation plans. Of these 13,534,376 shares, 7,693,568 shares are issuable upon exercise of options outstanding as of 30 September 2006, at a weighted average exercise price of USD 10.41 per share, of which options to purchase 5,747,399 ARRIS shares were exercisable as of that date; 1,323,632 shares of ARRIS common stock issuable upon vesting of restricted units; and 4,517,176 shares were available for future grant.
1.3.6 Summary of Risk Factors for ARRIS
Readers of this Offer Document should carefully consider all of the information contained herein and in particular the following factors, which may affect some or all of the Company’s activities and which may make an investment in ARRIS’ shares one of high risk. The list is not exhaustive. ARRIS’ actual results could differ materially from those anticipated as a result of many factors, including the summary of risk factors described below (which are described in greater detail in section 15 and risks described elsewhere in this Offer Document:
     (i) Risks related to ARRIS’ business and industry:
a.	Dependence on customers’ capital spending on broadband communications systems

b.	Market competition

c.	Risks related to loss of key customers

d.	Technological change

e.	Anti-takeover defenses could prevent an acquisition of ARRIS

f.	Newly developed products may not be successful

g.	Consolidation in the Company’s industry

h.	Dependence on contract manufacturers

i.	International demand for broadband systems designs and equipment

j.	Changes in foreign laws

k.	Currency fluctuations and currency exchange

l.	Volatile profitability

m.	Costs associated with protection of intellectual property
     (ii) Risks related to ARRIS’ common stock:
a.	Future public sales of ARRIS common stock

b.	Volatility of the share price

c.	No cash dividends to be paid

d.	Issuance of preferred shares without the approval of the Company’s shareholders

e.	Difficulties for foreign investors to enforce civil liabilities in the United States

f.	Restrictions on ability of certain U.S. shareholders of TANDBERG Television to transfer or resell ARRIS shares

g.	ARRIS’ total debts may increase as a consequence of the Offer and the planned subsequent Compulsory Acquisition
     (iii) Transaction risks:
a.	Risks of the TANDBERG Television accounting reconciliation to US GAAP on ARRIS’ share price

b.	The exchange of TANDBERG Television ASA shares for ARRIS shares may be a taxable event in relevant jurisdictions or may require an agreement to avoid the immediate recognition of gain

c.	Risks related to the acquisition of TANDBERG Television

d.	The ability to retain TANDBERG Television personnel
The materialization of these or other risk factors could have a material adverse effect on ARRIS’ business, operating results or financial condition.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
1.4 ADDITIONAL INFORMATION
1.4.1 Share capital and shareholder matters
ARRIS is a corporation incorporated under the laws of the State of Delaware, United States. ARRIS’ total stockholder equity as of 30 September 2006 was approximately USD 511.5 million divided into approximately 107.8 million shares each with a nominal value of USD 0.01 fully paid. No shares are held as treasury shares of ARRIS.
ARRIS’ authorized capital stock is 325,000,000 shares consisting of 320,000,000 shares of common stock, par value USD 0.01 per share, and 5,000,000 shares of preferred stock, par value USD 1.00 per share, in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the board of directors for each series. Please refer to Section 12 “Share Capital and Shareholder Matters of ARRIS” for a further description of the Company’s authorized and issued share capital.
ARRIS’ shares are registered with the United States Securities and Exchange Commission (the “SEC”), file number 0001141107 and are traded on the NASDAQ Global Select Market System under the symbol “ARRS.”
1.4.2 Amended and Restated Certificate of Incorporation
ARRIS’ Amended and Restated Certificate of Incorporation is included as Appendix I to this Offer Document. The Company’s purpose according to its Amended and Restated Certification of Incorporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware. The Company’s authorized capital stock consists of common stock and preferred stock.
1.4.3 Documents on display
The following documents (or copies thereof) may be inspected at www.arrisi.com:
•	Amended and Restated Certificate of Incorporation;

•	By-laws; and

•	Periodic reports, including quarterly and annual reports, and other documents filed by ARRIS Group, Inc. with the SEC for the accounting periods 2006, 2005 and 2004.
1.4.4 Statements from experts referred to in this Offer Document
ARRIS has not relied on the services of experts in the preparation of this Offer Document.
1.4.5 Third party statements
The information in this Offer Document that has been sourced from third parties has been accurately reproduced and, as far as ARRIS is aware and able to ascertain from the information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading.
1.4.6 Advisors and Auditors
Financial advisors
UBS Investment Bank, 1 Finsbury Avenue, London EC2M 2PP, United Kingdom, has acted as lead financial advisor and Carnegie ASA, P.O Box 684 Sentrum, NO-0106 Oslo, Norway, has acted as joint financial advisor to ARRIS in connection with the Offer.
Manager
The Manager for the Offer is Carnegie ASA, P.O Box 684 Sentrum, NO-0106 Oslo, Norway.
Independent Auditor
ARRIS’ independent auditor is Ernst & Young LLP. For further information, please refer to Section 9.6 below.
Legal advisors
ARRIS’ Norwegian legal counsel is Advokatfirmaet Steenstrup Stordrange DA, Box 1829 Vika, 0123 Oslo. ARRIS’ U.S. legal counsel is Troutman Sanders LLP, 600 Peachtree Street N.E., Suite 5200, Atlanta, Georgia 30308.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
1.4.7 This Offer Document
ARRIS has furnished the information in this Offer Document. The Manager make no representation or warranty, express or implied, as to the accuracy or completeness of such information, and nothing contained in this Offer Document is, or shall be relied upon as, a promise or representation by the Manager.
1.4.8 Jurisdiction and choice of law
The Offer is subject to Norwegian law. Any dispute arising out of or in connection with the Offer or the Offer Document shall be subject to the exclusive jurisdiction of the Norwegian courts with Oslo Court of First Instance as the agreed venue.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
2. RESPONSIBILITY FOR THE OFFER DOCUMENT
2.1 STATEMENT FROM THE BOARD OF DIRECTORS OF ARRIS GROUP, INC.
This Offer Document has been prepared by ARRIS to provide information to the shareholders of TANDBERG Television ASA in connection with the Voluntary Offer and the consideration consisting of both cash and ARRIS shares.
The Board of Directors of ARRIS Group, Inc. accepts responsibility for the information contained in this Offer Document. The Board of Directors hereby declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Offer Document is, to the best of our knowledge, in accordance with the facts and contains no omissions likely to affect its import.
15 February 2007
The Board of directors of ARRIS Group, Inc.

Robert J. Stanzione	Alex B. Best	Harry L. Bosco
Chairman	Board member	Board member

John Anderson Craig	Matthew B. Kearney	William H. Lambert
Board member	Board member	Board member

John R. Petty
Board member
2.2 STATEMENT FROM THE BOARD OF ARRIS NORWAY AS
This Offer Document has been prepared in order to provide TANDBERG Television ASA’s shareholders with a basis for considering the offer.
The information in the Offer Document regarding TANDBERG Television ASA is exclusively based on publicly available information. Thus, ARRIS Norway AS cannot accept any liability for the accuracy and completeness of the information in this Offer Document regarding TANDBERG Television ASA. In the opinion of ARRIS Norway AS, the information in the Offer Document regarding ARRIS Norway AS provides a correct and adequate presentation of issues when considering the Offer.
15 February 2007

Lawrence A. Margolis	Ove Marthin Granlund
Chairman	Board member

OFFER DOCUMENT AND INFORMATION MEMORANDUM
3. THE OFFER
This Offer Document has been approved by Oslo Børs according to the Norwegian securities trading act of 1997 as amended. The Offer is made to all TANDBERG Television shareholders who can legally receive this Offer Document and accept the Offer.
3.1 THE OFFEROR
ARRIS hereby presents a voluntary offer to acquire all outstanding shares in TANDBERG Television ASA.
In order to realize ARRIS’ post-acquisition integration plans, ARRIS Group, Inc. has established a structure with a Norwegian subsidiary, ARRIS Norway AS that will be the direct purchaser of the TANDBERG Television shares. However, ARRIS is obligated to ensure the due performance of the duties of ARRIS Norway AS as set out in this Offer Document, including but not limited to, the due settlement of the Offer Price for Shares sold to ARRIS Norway AS in connection with the Offer.
As of 15 February 2007, ARRIS did not own any shares in TANDBERG Television. Nor did any related party of ARRIS, as defined by cf section 4-5 cf section 1-4 of the Securities Trading Act, own any shares in TANDBERG Television per this date, and ARRIS has not entered into any shareholders’ agreement with other shareholders in TANDBERG Television. Neither ARRIS nor related parties as mentioned own loans as mentioned in section 11-1 of the Limited Companies Act, nor any other financial instruments that give the right to acquire shares in TANDBERG Television.
3.2 THE TARGET COMPANY
The target company is TANDBERG Television ASA, a company incorporated in Norway with registration number 977 234 913 and business address at Fyrstikkalleen 3, 4. Floor, entrance B, 0661 Oslo, Norway. The shares in TANDBERG Television are listed on Oslo Børs with ticker code “TAT”, and are registered in the VPS with securities code (ISIN) NO 0003070906. TANDBERG Television has a total of 80,529,876 issued shares, each share par value NOK 2.
3.3 THE OFFER PRICE
TANDBERG Television shareholders who accept the Offer will for each share receive NOK 96 in total consideration consisting of at least NOK 80 in cash and up to NOK 16 of new ARRIS shares (the “Offer Price”).
The Offer Price of NOK 96 reflects a 47% premium over the average closing price for the TANDBERG Television shares during the 90 trading days preceding 15 January 2007, a 34% premium over the average closing price for the TANDBERG Television shares during the 60 trading days preceding 15 January 2007 and a 26% premium over the average closing price for the TANDBERG Television shares during the 30 trading days preceding 15 January 2007.
The ARRIS shares to be issued in the Offer will be valued based upon the volume weighted average share price of ARRIS Common Stock (the “ARRIS Average Price”) on the NASDAQ Global Select Market during the ten trading days ending two trading days before settlement of this Offer (“Settlement Date”). As ARRIS is listed on the NASDAQ Global Select Market, its Common Stock trades in US Dollars (USD). Because the number of shares of ARRIS Common Stock to be offered is not fixed, the actual number of ARRIS shares issued in respect to each TANDBERG Television share tendered will fluctuate to ensure the value of such shares of ARRIS common stock issued will be NOK 16.00. No fraction of ARRIS Common Stock will be delivered, and the cash value of such fractional ARRIS Common Stock will be paid together with the cash consideration for each TANDBERG Television share. Prior to the Settlement Date, ARRIS shall have the right to increase the amount of cash consideration (with a corresponding and equal reduction in the value of share consideration). The Offer values TANDBERG Television at NOK 7,731 million.
TANDBERG Television shareholders holding up to and including 700 shares will receive the full consideration of NOK 96 in cash. Shareholders holding more than 700 shares in TANDBERG Television will receive the combination of cash and new ARRIS shares as described above.
In no event will ARRIS be required to issue shares of its Common Stock in excess of 19.9% of its outstanding shares of Common Stock on the Settlement Date of the Offer (the “Stock Threshold”). In the event the number of shares of ARRIS Common Stock to be issued to the TANDBERG Television shareholders would exceed the Stock Threshold, then the cash amount payable for each share will be increased by such an amount (with a

OFFER DOCUMENT AND INFORMATION MEMORANDUM
corresponding decrease in the value of the stock portion of the Offer Price) such that the shares of ARRIS Common Stock issued does not exceed the Stock Threshold.
There are at the time of this Offer Document no resolutions made regarding dividends to shareholders.
No interest compensation will be paid from the date of acceptance of the Offer by the respective TANDBERG Television shareholders until settlement occurs or the shares are returned to the accepting TANDBERG Television shareholders in the event that the conditions for the Offer are not met.
3.4 OFFER PERIOD
The Offer can be accepted from and including 15 February 2007 to and including 15 March 2007 at 16:30 CET (the “Offer Period”). ARRIS reserves the right to approve acceptances that are received after the expiration of the Offer Period, and to extend the Offer Period. Any extension of the Offer Period will be communicated in accordance with what is set out in the section 3.13 “Notices” below. The Offer Period will not be extended beyond 31 May 2007 unless further extension is necessary solely: (i) to supplement the information in this Offer Document (or to include information in a different form) or otherwise in order to comply with the filing and other requirements of securities and takeover laws applicable solely with respect to the Offer, or (ii) as a result of the failure to receive all necessary regulatory and/or governmental approvals or clearances, on terms reasonable acceptable to ARRIS, in which case the Offer Period may be extended to not later than 30 September 2007.
3.5 CONDITIONS FOR COMPLETION OF THE OFFER
Completion of the Offer is subject to the following conditions being met or waived by ARRIS:
a)	Acceptance from more than 90% of the outstanding shares and votes in TANDBERG Television;

b)	As of the Settlement Date of the Offer, TANDBERG Television shall not have decided or made public its intention to (i) change its share capital or number of shares, (ii) distribute any dividend or make any other distribution to its shareholders, (iii) issue any financial instrument giving its shareholders a right to call shares, or (iv) make any other decision not in the ordinary course of business that may affect the value of the TANDBERG Television shares.

c)	Any necessary approvals and clearances from authorities have been obtained on terms reasonably acceptable to ARRIS, including from the US Department of Justice and Federal Trade Commission under the HSR Act, and any national competition authorities which may have jurisdiction over TANDBERG Television or ARRIS or the transactions contemplated by this Offer.

d)	Prior to the Settlement Date, no events have occurred that have or reasonably would be expected to have a material adverse effect on TANDBERG Television.

e)	TANDBERG Television shall have complied in all material respects with all covenants set forth in the Transaction Agreement and if TANDBERG Television is in material non-compliance, such non-compliance does not prevent ARRIS from completing the Offer, provided that, upon delivery by ARRIS of notice to TANDBERG Television of a breach by TANDBERG Television of its covenants under the Transaction Agreement, TANDBERG Television shall have ten days to cure such breach (see Section 4.3 for more information regarding the covenants under the Transaction Agreement).
As soon as the conditions above have been met or waived, ARRIS will issue a notification to that effect in accordance with the section 3.13 “Notices” below.
3.6 PROCEDURES FOR ACCEPTING THE OFFER
Those who wish to accept the Offer must complete and sign the Acceptance Form enclosed with this Offer Document and return it to the Receiving Agent, Carnegie ASA, (see “Acceptance Office”) within the expiration of the Offer Period on 15 March 2007 at 16:30 CET (or such time that the Offer Period may be extended to). The Acceptance Form can be submitted by fax, hand delivery or by mail. As the Acceptance Form must be received by the Receiving Agent before 15 March 2007 at 16:30 CET, it is not sufficient to mail the Acceptance Form on 15 March 2007.
An acceptance of the Offer must cover all TANDBERG Television shares owned by the selling shareholder.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
Any Acceptance Form that is not correctly completed or that is received after the expiration of the Offer Period can be rejected without further notice.
TANDBERG Television shareholders who own shares registered on more than one VPS account must submit a separate Acceptance Form for each account.
TANDBERG Television shareholders who own shares registered in the name of brokers, banks, investment companies or other nominees, must contact such persons to accept the Offer. Acceptance of the Offer for shares registered in the name of an investment manager must be made by the manager on behalf of the TANDBERG Television shareholder. Shareholders who accept the Offer will not have to pay brokerage fees.
All TANDBERG Television shares sold in the Offer are to be transferred free of any encumbrances and any other third party rights whatsoever and with all shareholder rights attached to them. Any third party with registered encumbrances or other third-party rights over the relevant VPS account(s) must sign the Acceptance Form and thereby waive its rights in the shares sold in the Offer and approve the transfer of the TANDBERG Television shares to ARRIS free and clear of any such encumbrances and any other third party rights.
No confirmation of receipt of Acceptance Forms or other documents will be made on behalf of ARRIS. All notifications, documents and remittance that shall be delivered by or sent to or from the shareholders who accept the Offer (or their representatives) will be sent to or delivered by them at their own risk.
3.7 ACCEPTANCE OFFICE
The correctly completed and signed Acceptance Form shall be sent by fax, delivered by hand or sent by mail to the Receiving Agent, Carnegie ASA, on the following address:
Carnegie ASA
Stranden 1A Aker Brygge
PO Box 684 Sentrum, 0106 Oslo
Norway
Telephone: +47 22 00 93 00
Telefax: +47 22 00 99 60
3.8 BLOCKING OF TENDERED SHARES
By executing and delivering the Acceptance Form, the acceptant irrevocably authorizes the Receiving Agent to block the TANDBERG Television shares encompassed by the Acceptance in favor of the Receiving Agent on behalf of ARRIS. The TANDBERG Television shares will be transferred to a new and blocked VPS account in the name of the TANDBERG Television Shareholder. This means that no transactions relating to the TANDBERG Television Shares encompassed by the Acceptance may be undertaken after the Offer has been accepted. The blocking will only be in effect in relation to the TANDBERG Television shares encompassed by the Acceptance and will not have any affect on other securities which are registered at the same VPS account. The Receiving Agent is given irrevocable authorization to transfer the TANDBERG Television shares encompassed by the Acceptance from the acceptant’s VPS account to a VPS account in the name of ARRIS upon settlement of the Offer.
3.9 IRREVOCABLE ACCEPTANCE
Except as described below, the acceptance of the Offer is irrevocable, and may not be withdrawn, in whole or in part, once the Receiving Agent has received the Acceptance Form.
If a third party makes a competing, higher offer for all shares in TANDBERG Television before the expiration of the Offer Period, and ARRIS does not increase the Offer Price to at least the same level as the competing offer, TANDBERG Television shareholders who have accepted the Offer are free to cancel their acceptance. The right to cancel the acceptance in such an event must be exercised by informing the Manager in writing before expiration of the Offer Period, on the address set out in the section “Acceptance Office” above.
TANDBERG Television shareholders that accept the Offer will remain the legal owners of their shares and, to the extent permitted by Norwegian law, retain voting rights and other shareholder rights related thereto until settlement has taken place.
3.10 AMENDMENTS TO THE OFFER
ARRIS reserves the right to amend the Offer at its sole discretion at any time during the Offer Period, provided however that ARRIS may not amend the Offer in a manner which disadvantages the TANDBERG Television shareholders. Any amendments are binding on ARRIS once a notice is received by Oslo Børs in accordance with the section “Notices” below. Any acceptance received by the Manager is binding even if the Offer is extended

OFFER DOCUMENT AND INFORMATION MEMORANDUM
and/or the Offer is amended. TANDBERG Television shareholders who have already accepted the Offer in its original form or with previous amendments will be entitled to any benefits arising from such amendments.
3.11 EXPENSES
Shareholders who accept the Offer will not have to pay brokerage fees. ARRIS will pay costs related to the VPS that shareholders incur by accepting the Offer. ARRIS will not cover any other costs that a shareholder may incur in connection with acceptance of the Offer.
3.12 FINANCING
The total purchase price for 100% of TANDBERG Television’s shares at NOK 96 is expected to be approximately USD 1,240 million, excluding estimated transaction fees and foreign exchange hedging costs of approximately USD 80 million.
ARRIS intends to finance the transaction, including the transaction fees and related foreign exchange hedging costs, through a combination of approximately USD 575 million in new term loan facilities, approximately USD 200 million in newly issued ARRIS shares, while the remainder will be financed from existing cash balances at close. ARRIS and TANDBERG Television expect to have approximately USD 540 million and USD 130 million of net unrestricted cash balances, respectively, prior to completion of the transaction and ARRIS anticipates that it will have approximately USD 100 million of cash reserves plus a new USD 25 million revolving credit facility (undrawn at close) on completion of the transaction. The bank financing is being provided by affiliates of UBS Investment Bank pursuant to a commitment letter dated 18 January 2007 as detailed in Section 10.5.2. ARRIS expects to have approximately USD 850 million of total debt on completion of the transaction which also includes the USD 276 million senior convertible notes issued in November 2006.
3.13 NOTICES
Notices in connection with the Offer will be published by notification to the Oslo Børs. Notices will be deemed made when the Oslo Børs has published the notice. ARRIS will without undue delay notify the Oslo Børs if the conditions of the Offer are met, changed, waived or if the Offer is cancelled.
3.14 SETTLEMENT
Settlement according to the Offer will be made in Norwegian Kroner (NOK) or in a combination of new ARRIS shares and NOK as soon as reasonably possible following announcement that the conditions of the Offer have been met or waived. The Settlement Date will be the later of 2 April 2007 and five business days following the announcement that the conditions to the Offer have been successfully met or waived. ARRIS expects that the conditions of the Offer will be met on or about 15 March 2007 (subject to possible extension of the Offer Period). Settlement will take place on Central European Time.
On the Settlement Date, the relevant amount to each shareholder who accepts the Offer will be transferred to the bank account the shareholder has registered with the VPS as the account for payment of dividends. If there are no records of such bank account, settlement will be made by issuing a bank giro or, for TANDBERG Television shareholders not resident in Norway, by cheque. The portion of the settlement that consists of ARRIS shares for up to NOK 16 shall be transferred to the TANDBERG Television shareholders’ Norwegian VPS accounts (share securities accounts). ARRIS has entered into a Registrar-Agreement with DnB NOR ASA, Verdipapirservice in order to facilitate the delivery of ARRIS shares. The ARRIS Shares are registered with ISIN US 042 69Q100.4. The number of ARRIS shares shall be calculated based on the volume weighted average share price of ARRIS Common Stock on the NASDAQ Global Select Market during the ten NASDAQ trading days ending two NASDAQ trading days before the Settlement Date. This volume weighted average share price will be converted into NOK based on the average of the 12:00 noon (EST), USD/NOK rate quoted by the Federal Reserve Bank of New York on the Settlement Date and for the previous nine business days. For purposes of calculating this average USD/NOK exchange rate, a “business day” means a day other than a Saturday, Sunday or on any day which the Oslo Børs is authorized or obligated to close.
3.15 MANDATORY OFFER REQUIREMENT
If ARRIS as a result of the Offer or otherwise acquires more than 40% of the shares in TANDBERG Television, it will have an obligation under the Norwegian Securities Trading Act to make a mandatory offer for all remaining TANDBERG Television shares not owned by it. The offer price under the mandatory offer must be equal to or higher than the highest price paid or agreed to be paid by ARRIS for TANDBERG Television shares during the six month period prior to the date at which the obligation to make such a mandatory offer is triggered. If it is clear that the market price of the TANDBERG Television shares when the mandatory offer obligation is

OFFER DOCUMENT AND INFORMATION MEMORANDUM
triggered is higher than such price, the offer price under the mandatory offer is required to be at least as high as the market price.
The mandatory offer price will be a cash offer with an option for settlement of at least NOK 80 in cash and up to NOK 16 of new ARRIS shares. The number of ARRIS shares in the alternative settlement shall be calculated similar to the price in the Offer, based on the volume weighted average share price of ARRIS Common Stock on the NASDAQ Global Select Market during the ten NASDAQ trading days ending two NASDAQ trading days before the threshold for the mandatory offer (more than 40% acceptance) is reached and will use the same USD/NOK exchange rate procedure as the Offer.
As set forth in Section 3.5, ARRIS is not required to complete the Offer unless ARRIS receives more than 90% of the outstanding shares and votes in TANDBERG Television. Therefore, unless this condition is satisfied, there is no guarantee that a mandatory offer will be undertaken.
3.16 COMPULSORY ACQUISITION
If, as a result of the Offer, the ARRIS becomes the owner of TANDBERG Television shares representing more than 90% of the total number of shares issued by TANDBERG Television and TANDBERG Television shares representing more than 90% of the voting rights in TANDBERG Television’s general meeting, ARRIS will have the right (and each remaining TANDBERG Television Shareholder will have the right to require ARRIS) to commence a compulsory acquisition for cash of the TANDBERG Television shares not owned by ARRIS pursuant to section 4-25 of the Norwegian Public Limited Companies Act.
The price to be paid in such compulsory acquisition, will, in the absence of an agreement between ARRIS and the remaining TANDBERG Television shareholders, be determined in accordance with section 4-25, second and third paragraph of the Norwegian Public Limited Companies Act. According to such provisions, ARRIS shall first offer the remaining TANDBERG Television shareholders a price at which it is willing to purchase TANDBERG Television shares. If ARRIS presents the offer in writing to all of the remaining TANDBERG Television Shareholders with a known address, and the offer is announced in the Norwegian Register of Business Enterprises’ electronic information system and in a newspaper generally read at TANDBERG Television’s place of business, ARRIS may set a time limit for each TANDBERG Television shareholder to contest or refuse the offer. TANDBERG Television shareholders who have not contested such offer within the expiration of such time limit are deemed to have accepted such offer. The price to be paid to those TANDBERG Television shareholders who do not accept such offer will be determined by a Norwegian court. The Norwegian court will have full discretion with respect to evaluating the price to be paid for such TANDBERG Television shares as of the commencement of the compulsory acquisition. The consideration paid by ARRIS and accepted by the acceptants pursuant to the Offer is likely to be among the factors considered by such court.
3.17 ACQUISITION OF SHARES
ARRIS reserves the right to purchase securities of TANDBERG Television ASA otherwise than in the Offer, such as in open market or privately negotiated purchases..
3.18 DELISTING OF TANDBERG TELEVISION SHARES
In the event that the Offer is completed, ARRIS intends to propose to the general meeting of TANDBERG Television that an application be made to Oslo Børs to de-list the TANDBERG Television Shares from Oslo Børs. The making of such application would require the approval by a 2/3 majority of votes cast and the share capital represented at such general meeting.
Oslo Børs may also on its own initiative resolve to de-list the TANDBERG Television Shares, should TANDBERG Television no longer fulfill the requirements for listing.
3.19 JURISDICTION AND CHOICE OF LAW
The Offer is subject to Norwegian law. Any dispute arising out of or in connection with the Offer or the Offer Document shall be subject to the exclusive jurisdiction of the Norwegian courts with Oslo Court of First Instance as the agreed venue.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
4. BACKGROUND FOR AND CONSEQUENCES OF THE OFFER
4.1 BACKGROUND AND RATIONALE FOR THE OFFER
ARRIS and TANDBERG Television have historically from time to time discussed commercial partnerships with the objectives of capitalizing on a shared philosophy of innovation and highly complimentary product portfolios. In mid-November 2006, TANDBERG Television and ARRIS discussed ARRIS’ possible interest in a transaction with TANDBERG Television following TANDBERG Television’s similar discussions with other potentially interested parties. The discussions that ensued underscored the strategic merits of a potential transaction between ARRIS and TANDBERG Television. Further to a detailed examination of the business by ARRIS, the discussions led to the signing of the Transaction Agreement on 15 January 2007 which provides for the recommended Offer being presented to the shareholders of TANDBERG Television.
ARRIS believes that an acquisition of TANDBERG Television best fulfills its stated objective of entering the fast growing video infrastructure market while also providing immediate market leadership in video encoding, video compression, video on demand and interactive television solutions. TANDBERG Television’s research & development capabilities and track record of innovation in areas such as MPEG 4, HDTV and IPTV are considered important long-term value drivers by ARRIS. TANDBERG Television also significantly expands ARRIS’ customer base beyond its traditional relationships with US and international cable multiple systems operators into the satellite, telecom and broadcast markets. The combined company will be uniquely positioned to provide a full portfolio of voice, video and data solutions enabling the triple play service bundle to a diversified global customer base.
4.2 THE OFFER PRICE
The graph below illustrates the trading price reported by the Oslo Børs of TANDBERG Television’s shares during the 90-day trading period preceding 15 January 2007.
The Offer Price of NOK 96 reflects a 47% premium over the average closing price for the TANDBERG Television shares during the 90 trading days preceding 15 January 2007, a 34% premium over the average closing price for the TANDBERG Television shares during the 60 trading days preceding 15 January 2007 and a 26% premium over the average closing price for the TANDBERG Television shares during the 30 trading days preceding 15 January 2007.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
The Offer of NOK 96 per share consists of two components: (1) at least NOK 80 in cash and (2) up to NOK 16 of new ARRIS shares. The ARRIS Common Stock to be issued in the offer will be valued based upon the volume weighted average share price of ARRIS Common Stock on the NASDAQ Global Select Market during the ten trading days ending two trading days before settlement. Since the NASDAQ Global Select Market is a USD denominated market, the conversion rate from USD to NOK will be based upon the USD/NOK Exchange Rate.
4.3 CONTACT WITH TANDBERG TELEVISION PRIOR TO LAUNCH OF THE OFFER
Prior to the Offer, TANDBERG Television provided ARRIS the opportunity to meet with its management team in order to gain a better understanding of TANDBERG Television’s business. The discussions were spread over several weeks to allow for a thorough review of all TANDBERG Television’s contractual agreements and various historical, forward looking and other type of information.
On 15 January 2007, ARRIS and TANDBERG Television entered into a Transaction Agreement, which was subsequently amended on 14 February 2007. The Transaction Agreement provides for, among other things, the making of the Offer, covenants by ARRIS and TANDBERG as discussed below. In addition, the Transaction Agreement also includes restrictions on TANDBERG Television’s ability to further market the company, and provides for a payment to ARRIS of an USD 18 million termination fee in the event a competing offer is made for TANDBERG Television, the Transaction Agreement is terminated and an alternative transaction is consummated within 225 days of the termination of the Transaction Agreement, or if TANDBERG Television’s board of directors changes its recommendation with respect to the Offer.
The Transaction Agreement includes certain limited covenants with respect to both ARRIS and TANDBERG Television, including the following:
•	ARRIS and TANDBERG Television will cooperate to promptly make all filings required under any applicable antitrust, competition or trade regulatory laws, including, without limitation, the Hart-Scott-Rodino (HSR) Act.

•	ARRIS and TANDBERG Television will provide the other party and its representatives and advisers access, at all reasonable times after 15 January 2007 (the announcement date of the Offer) and the Settlement Date (such period being referred to as the “Interim Period”), to its respective books, contracts and records, as well as its management personnel, employees, contractors and agents. As part of this covenant, TANDBERG Television agreed to initiate and use its commercially reasonable best efforts to complete a reconciliation of its historical financial statements from International Financial Reporting Standards to US generally accepted accounting principles.

•	During the Interim Period, neither ARRIS nor TANDBERG Television will take, and will cause their respective affiliates not to take, any measures that are reasonably likely to have a material adverse effect on the satisfaction of the conditions of the Offer, as set forth in Section 3.5, including, without limitation, (i) disposing of a material portion of such party’s assets, (ii) declaring or paying any dividends or distributions, (iii) except in limited circumstances, increasing or agreeing to increase compensation payable to such party’s officers, (iv) granting or agreeing to grant any severance or termination pay except in accordance with past practice, (v) except with respect to certain annual grants to be made by ARRIS, granting or agreeing to grant shares of capital stock or securities exercisable for or convertible into shares of such party’s capital stock, or (vi) operating in a manner other than in the ordinary course of business.

•	Tandberg will assist ARRIS and its representatives and advisers in taking all steps reasonably necessary to close the financing and bank facility contemplated in the financing commitment letter provided by UBS (please see Section 10.5.2), including (i) providing all financial information required under the commitment letter with respect to TANDBERG Television, (ii) making reasonably available to prospective lenders under the bank facility senior management and advisers of TANDBERG Television for informational purposes, and (iii) assisting ARRIS in the preparation of one or more confidential memoranda to be used in connection with the syndication of the bank facility. In addition TANDBERG Television may not, without the prior consent of ARRIS, announce, syndicate or place any financing, which consent may be withheld if in the opinion of ARRIS’ adviser assisting in obtaining the financing, such financing would have a detrimental effect on the proposed syndication of ARRIS’ bank facility.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
•	ARRIS will use its commercially reasonable efforts (i) not to agree to any termination, modification or amendment of the commitment letter or violate any provision of the commitment letter, (ii) to comply with its obligations and covenants under the commitment letter and (iii) to satisfy the conditions of the commitment letter. In addition, in the event the commitment letter is terminated or any lender therein notifies ARRIS that it is not willing to provide the financing contemplated by the commitment letter, ARRIS will use its good faith and commercially reasonable efforts to obtain alternative financing prior to the termination of the Transaction Agreement.

•	Neither ARRIS nor TANDBERG Television will take any action or engage in any transaction that would reasonably be expected to have the effect of impeding or frustrating the Offer.

•	As described in Section 11.1, if the Offer is completed, ARRIS will appoint Jan Opsahl, a current TANDBERG Television director, to the board of directors of ARRIS.
As set forth in Section 3.5, it is a condition to the Offer that TANDBERG Television has complied in all material respects with these covenants, provided that, if TANDBERG Television is not in material compliance, ARRIS may only terminate the Offer if such non-compliance prevents ARRIS from completing the Offer. In addition, TANDBERG Television has ten days to cure the breach of any covenant before ARRIS could terminate the Offer.
Under the terms of the Transaction Agreement, ARRIS has agreed that, to the extent necessary, it will register with the Securities and Exchange Commission (“SEC”) the ARRIS shares issued to the TANDBERG Television shareholders so that such ARRIS shares may be resold in the U.S. following the acquisition. Pursuant to this agreement, ARRIS will file a registration statement with the SEC with respect to the ARRIS shares to be issued to certain U.S. shareholders of TANDBERG Television in the Offer (please see Section 12.4).
The Transaction Agreement also sets forth the conditions of the Offer (please see Section 1.1).
The Transaction Agreement may be terminated by either ARRIS or TANDBERG Television if the public announcement of the satisfaction of all conditions to the Offer has not been made by May 31, 2007 (the “Termination Date”), provided, however, that ARRIS shall be entitled by notice to TANDBERG Television to extend the Termination Date prior to its expiration, but not past 30 September 2007, to the extent that ARRIS concludes with the consent of TANDBERG Television, which consent will not be unreasonably withheld, that such extension is required (i) in order for ARRIS or TANDBERG Television to include additional information in the Offer Document (or to include information in a different form) or otherwise in order to comply with the filing and other requirements of securities and takeover laws, or (ii) as a result of the failure to receive all necessary approvals or clearances, on terms reasonable acceptable to ARRIS, including from the US Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino (HSR) Act, and any national competition authorities which may have jurisdiction over the parties or the Offer.
4.4 CONSEQUENCES OF THE OFFER
4.4.1 Significance for the Employees
ARRIS believes that the employees of TANDBERG Television are highly complementary to its own workforce, and as a result ARRIS does not expect the implementation of the Offer to have any significant legal, financial or work related effects for the employees of TANDBERG Television. All restricted stock of TANDBERG Television issued pursuant to restricted stock unit awards or otherwise granted under the TANDBERG Television plans that by their terms would, by its terms or by action of TANDBERG Television’s board of directors, vest upon a change in control of TANDBERG Television, will vest and be exercisable to the fullest extent set forth in such awards, and to the extent unexercised in full by the closing of the Offer, will be terminated. Any options to acquire TANDBERG Television shares that are not exercised in full by the closing of the Offer will be terminated.
4.4.2 Legal Matters
In ARRIS’ opinion, the Offer as such is not likely to have any legal consequences for TANDBERG Television.
4.4.3 Mandatory offer requirement
If ARRIS as a result of the Offer or otherwise acquires more than 40 per cent of the shares in TANDBERG Television, it will have an obligation under the Norwegian Securities Trading Act to make a mandatory offer for all remaining TANDBERG Television shares not owned by it. The offer price under the mandatory offer must be equal to or higher than the highest price paid or agreed to be paid by ARRIS for TANDBERG Television shares

OFFER DOCUMENT AND INFORMATION MEMORANDUM
during the six month period prior to the date at which the obligation to make such a mandatory offer is triggered. If it is clear that the market price of the TANDBERG Television shares when the mandatory offer obligation is triggered is higher than such price, the offer price under the mandatory offer is required to be at least as high as the market price.
The mandatory offer price will be a cash offer with an option for settlement of at least NOK 80 in cash and up to NOK 16 of new ARRIS shares. The number of ARRIS shares in the alternative settlement shall be calculated similar to the price in the Offer, based on the volume weighted average share price of ARRIS Common Stock on the NASDAQ Global Select Market during the ten NASDAQ trading days ending two NASDAQ trading days before the threshold (more than 40%) for the mandatory offer is reached and will use the same USD/NOK exchange rate procedure as the Offer.
As set forth in Section 3.5, ARRIS is not required to complete the Offer unless ARRIS receives more than 90% of the outstanding shares and votes in TANDBERG Television. Therefore, unless this condition is satisfied, there is no guarantee that a mandatory offer will be undertaken.
4.4.4 Compulsory acquisition
If, as a result of the Offer, the ARRIS becomes the owner of TANDBERG Television shares representing more than 90% of the total number of shares issued by TANDBERG Television and TANDBERG Television shares representing more than 90% of the voting rights in TANDBERG Television’s general meeting, ARRIS will have the right (and each remaining TANDBERG Television Shareholder will have the right to require ARRIS) to commence a compulsory acquisition for cash of the TANDBERG Television shares not owned by ARRIS pursuant to section 4-25 of the Norwegian Public Limited Companies Act.
The price to be paid in such compulsory acquisition, will, in the absence of an agreement between ARRIS and the remaining TANDBERG Television shareholders, be determined in accordance with section 4-25, second and third paragraph of the Norwegian Public Limited Companies Act. According to such provisions, ARRIS shall first offer the remaining TANDBERG Television shareholders a price at which it is willing to purchase TANDBERG Television shares. If ARRIS presents the offer in writing to all of the remaining TANDBERG Television Shareholders with a known address, and the offer is announced in the Norwegian Register of Business Enterprises’ electronic information system and in a newspaper generally read at TANDBERG Television’s place of business, ARRIS may set a time limit for each TANDBERG Television shareholder to contest or refuse the offer. TANDBERG Television shareholders who have not contested such offer within the expiration of such time limit are deemed to have accepted such offer. The price to be paid to those TANDBERG Television shareholders who do not accept such offer w ill be determined by a Norwegian court. The Norwegian court will have full discretion with respect to evaluating the price to be paid for such TANDBERG Television shares as of the commencement of the compulsory acquisition. The consideration paid by ARRIS and accepted by the acceptants pursuant to the Offer is likely to be among the factors considered by such court.
4.4.5 Delisting of TANDBERG Television shares
In the event that the Offer is completed, ARRIS intends to propose to the general meeting of TANDBERG Television that an application be made to Oslo Børs to de-list the TANDBERG Television Shares from Oslo Børs. The making of such application would require the approval by a 2/3 majority of votes cast and the share capital represented at such general meeting.
Oslo Børs may also on its own initiative resolve to de-list the TANDBERG Television Shares, should TANDBERG Television no longer fulfill the requirements for listing.
4.5 INTEREST OF NATURAL AND LEGAL PERSONS INVOLVED IN THE OFFER
ARRIS is not aware of any interest, including conflicting ones, which is material to the Offer.
4.6 REASONS FOR THE OFFER
The Offer is being made to acquire all outstanding shares in TANDBERG Television. For further information regarding the rationale of the Offer, please refer to Section 4.1 above.
In exchange for the issuance of ARRIS Common Stock in the Offer, ARRIS will receive TANDBERG Television shares. ARRIS will receive no further proceeds under the Offer.
4.7 MANAGER
The Manager for the Offer is Carnegie ASA, P.O Box 684 Sentrum, NO-0106 Oslo, Norway.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
5. STATEMENT FROM THE BOARD OF DIRECTORS OF TANDBERG TELEVISION
This statement is made by the Board of Directors of TANDBERG Television pursuant to sections 4-18 and 4-16 of Norwegian Securities Trading Act of 1997 in connection with the voluntary offer from ARRIS to acquire all outstanding shares in TANDBERG Television.
On 15 January 2007 TANDBERG Television and ARRIS announced that the two companies entered into the Transaction Agreement pursuant to which ARRIS, subject to certain terms and conditions, shall launch an offer to acquire all issued and outstanding shares of TANDBERG Television by making the Offer. The Offer is inter alia conditional upon certain conditions, including that ARRIS receive acceptances for shares representing more than 90% of the issued and outstanding shares of TANDBERG Television and that any necessary governmental approvals and clearances are obtained.
Prior to entering into the Transaction Agreement, the management and the Board of Directors of TANDBERG Television evaluated various strategic alternatives for TANDBERG Television and as part of that process conducted discussions with ARRIS and other potentially interested parties. TANDBERG Television has been advised by Deutsche Bank AG since 2002 in exploring strategic opportunities. Subsequent to the profit warning announced on 6 September 2006, TANDBERG Television received a number of unsolicited approaches from industry participants, and instructed Deutsche Bank AG to approach other potentially interested parties. A number of parties conducted due diligence, culminating in the receipt of competitive offers, of which ARRIS’ offer delivered the highest value to TANDBERG Television’s shareholders.
Having reviewed the competitive landscape, increasing consolidation of both customers and competitors, and the loss of business opportunities to larger competitors, the Board concluded that a combination to create a larger scale operation, at the premium offered by ARRIS, was in the best interest of its shareholders. TANDBERG Television’s Board of Directors expects that the combined company, benefiting from the resources and experience of ARRIS and TANDBERG Television jointly will create a strong platform for profitable growth with the ability to more effectively compete with larger industry participants offering an extended portfolio of voice, data and video solutions.
ARRIS’ Offer Price of NOK 96 for each TANDBERG Television share consists of at least NOK 80 in cash and up to NOK 16 in new shares of ARRIS common stock. The ARRIS common stock to be issued in the Offer will be valued based upon the volume weighted average trading price of ARRIS common stock on the NASDAQ Global Select Market during the ten trading days ending two trading days before settlement of the Tender Offer. ARRIS may increase the cash portion of the offer price at its discretion with a corresponding reduction in the value of the share consideration. The Offer Price values the aggregate of TANDBERG Television’s outstanding shares at approximately NOK 7,731 million as of 15 January 2007. Whenever a calculation in the Transaction Agreement requires that an exchange rate between NOK and United States Dollars be applied, ARRIS and TANDBERG Television agreed to use the reported exchange rate for the NOK to the U.S. Dollar quoted by the Federal Reserve Bank of New York (or such other source as the parties shall agree in writing) representing the average of ten previous 12:00 noon rates ending on the applicable business day.
The Offer Price of NOK 96 reflects a 47% premium over the average closing price for TANDBERG Television’s shares during the 90 trading days preceding 15 January 2007, a 34% premium over the average closing price for TANDBERG Television’s shares during the 60 trading days preceding 15 January 2007 and a 26% premium over the average closing price for TANDBERG Television’s shares during the 30 trading days preceding 15 January 2007.
The average closing price of TANDBERG Television’s shares from 15 January 2007 through 13 February 2007 has been NOK 98.11, equal to 2.2% above the Offer Price from ARRIS. The closing share price of TANDBERG Television as of 13 February 2007 was NOK 97 per share. To the extent that the TANDBERG Television share price remains at a premium to the Offer Price, it could be possible to sell shares in the market at a price which is higher than the price that is offered by ARRIS.
The acceptance period for the Offer is from and including 15 February to 15 March 2007 at 16.30 CET. According to the Offer Document, settlement will be made as soon as reasonably possible following announcement that the conditions of the Offer have been met or waived. Settlement will be made on the later of 2 April 2007 and the date that is five business days after the announcement that the conditions have been met or waived. Detailed information about the Offer, including the conditions of the Tender Offer, is included in this Offer Document.
A portion of the consideration to shareholders accepting the Offer will be satisfied by issuance of shares of ARRIS’ common stock, which are quoted on the NASDAQ Global Select Market in the United States. As a corporation formed in United States, ARRIS is subject to laws and regulations, certain aspects of which are different from Norwegian laws and regulations, under which TANDBERG Television currently operates.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
Provided the voluntary offer is completed successfully such that 90% of the outstanding shares are tendered, ARRIS must then proceed with a mandatory offer for the remaining shares in Tandberg Television. In such mandatory offer, ARRIS will be required to offer cash consideration at least as an alternative settlement.
TANDBERG Television shareholders should also note that in the event shareholders representing more than 90% of the shares in TANDBERG Television accept the Offer, the result will in all probability be that the TANDBERG Television shares will no longer be listed on Oslo Stock Exchange and that ARRIS will effect a compulsory acquisition of the shares of the minority shareholders.
The employees’ representative attending the board meeting of TANDBERG Television approving the Transaction Agreement voted in favour of TANDBERG Television entering into the Transaction Agreement with ARRIS. The employees have registered that ARRIS does not expect the implementation of the Offer to have any significant legal, financial or work related effects for the employees of TANDBERG Television and the employees of TANDBERG Television are positive to ARRIS as a new owner of TANDBERG Television.
It is the Board of Directors’ opinion that the Offer made for TANDBERG Television represents a compelling opportunity for the shareholders of TANDBERG Television. The Board of Directors of TANDBERG Television unanimously recommends the shareholders of TANDBERG Television to accept the Offer by ARRIS.
Such recommendation may, however, subject to the provisions of the Transaction Agreement, be withdrawn before the public announcement of the satisfaction of all conditions to the Offer if a competing offer is launched and certain other conditions are fulfilled. Since the date of the announcement of the proposed transaction with ARRIS, the Board of Directors of TANDBERG Television has not received any competing offers. In the event the recommendation is withdrawn, TANDBERG Television is, pursuant to the Transaction Agreement, required to pay a termination fee to ARRIS of USD 18 million.
The following members of the Board of Directors of TANDBERG Television hold shares in TANDBERG Television:
Jan Chr. Opsahl — 100,000 shares
Bengt Thuresson — 10,000 shares
Arne A. Jensen — 15,000 shares
Helen Karlsen — 6,052 shares
Karen Woodford — 800 shares
Furthermore, Eric Cooney, the Chief Executive Officer of TANDBERG Television, holds 155,000 shares and 150,000 restricted shares in TANDBERG Television.
The members of the Board of Directors and the Chief Executive Officer intend to accept the Offer as far as their own shares are concerned.
15 February 2007
The Board of Directors in TANDBERG Television ASA

OFFER DOCUMENT AND INFORMATION MEMORANDUM
6. PRESENTATION OF TANDBERG TELEVISION
The following section contains a brief presentation of TANDBERG Television and its operations. The information regarding TANDBERG Television in this section is based on publicly available sources, such as annual reports, quarterly financial statements, TANDBERG Television’s web-pages, etc.
ARRIS disclaims any responsibility for the accuracy or completeness of the information regarding TANDBERG Television contained in this section. For a more detailed description of the TANDBERG Television, please visit its web site: www.tandbergtv.com.
6.1 GENERAL
TANDBERG Television offers a broad suite of open standards-based products that provide the highest-quality digital TV solutions, including IPTV, HDTV, video on demand, advertising on demand, IPTV and interactive TV applications. Total annual sales in 2005 amounted to NOK 1,869 million, up 34% year-on-year.
Listed on the Oslo Stock Exchange (OSE) with the ticker TAT, TANDBERG Television employs over 700 people in the Americas, Asia, Australia, and in Europe, Middle East and Africa. With a global management headquarters in Southampton, UK, TANDBERG Television’s Asian headquarters is in Hong Kong and its Americas headquarters is in Atlanta, Georgia. Research and development takes place at engineering centers in the UK, USA and Germany. TANDBERG Television provides industry leading digital television solutions to thousands of customers in over 115 countries around the world. These customers include the world’s leading content owners, programmers, network operators and broadcasters. TANDBERG Television has a network of over 80 business partners worldwide.
TANDBERG Television is organized into three divisions according to their geographical location: Europe, Middle East, India and Africa (EMEIA); Asia and the Pacific region (APAC); and USA, Latin America and Canada (Americas). These three divisions comprise the basis for primary segment reporting. Secondary segmentation is based on a split between sales relating to the two business segments, Programmers and Distributors.
6.2 FINANCIAL INFORMATION
The table below shows TANDBERG Television’s profit and loss statement for the three months ended 31 December 2006 and 2005, respectively, and for the years 2006, 2005, 2004 and 2003.
For all periods up to and including the year ended 31 December 2004, the Group prepared its financial statements in accordance with Norwegian generally accepted accounting principles (NGAAP), and reported in Norwegian Kroner. The financial statements for the year ended 31 December 2005, were the first where TANDBERG Television was required to prepare in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU). On 7 March 2006, TANDBERG Television issued a press release restating its financial results in US dollars, from which the following data has been extracted. The financial reporting for TANDBERG Television for 2003 is in accordance with Norwegian Accounting Standards. The financial reporting in USD for TANDBERG Television for 2004, 2005 and 2006 is in accordance with IFRS.

Figures in USD million	Unaudited	Unaudited	Unaudited
(except earnings per share)	4Q 2006	4Q 2005	2006	2005	2004	2003

Operating revenues	85.3	78.5	350.3	289.8	202.3	146.9
Cost of goods sold	(36.5)	(32.8)	(147.8)	(126.6)	(103.8)	(80.3)
Operating expenses	(31.5)	(26.9)	(128.5)	(100.3)	(60.7)	(54.4)
Ordinary depreciation	(2.0)	(1.6)	(7.2)	(4.9)	(2.7)	(3.0)
Depreciation of intangible assets	(4.1)	(1.0)	(10.8)	(3.8)	(0.3)	—
Operating profit	11.2	16.2	56.0	54.2	34.8	9.2
Net financial items	0.6	1.8	3.1	5.6	(3.7)	1.3
Sale of investment in Entone	2.7	—	2.7	—	—	—
Pre-tax profit	14.5	18.0	61.8	59.8	31.1	10.5
Associate companies	—	(0.6)	5.8	(0.6)	—	—
Tax on income	(2.4)	(0.9)	(12.0)	(11.4)	1.8	10.4
Net income	12.1	16.5	55.6	47.8	32.9	20.9

Earnings per share (USD)	0.15	0.22	0.70	0.64	0.59	0.38
Earnings per share — diluted (USD)	0.15	0.22	0.69	0.64	0.58	0.38

OFFER DOCUMENT AND INFORMATION MEMORANDUM
The table below shows TANDBERG Television’s balance sheet as of 31 December 2006 and 2005, 2004 and 2003.

Figures in USD million
(unless otherwise stated)	2006	2005	2004	2003

Intangible assets	280.3	197.1	27.2	18.0
Fixed tangible assets	15.6	12.6	7.9	6.6
Investments	—	8.5	—	—
Inventory	28.4	21.4	18.5	20.6
Trade receivables	84.1	66.9	58.7	39.7
Other current assets	35.2	16.7	—	—
Cash in bank	125.2	75.1	94.9	32.3
Total assets	568.8	398.3	207.2	117.2
Paid in equity	323.8	228.1	106.3	56.7
Other equity	154.9	101.3	51.4	23.4
Non-current liabilities	23.2	13.1	14.7	7.2
Current liabilities	66.9	55.8	34.8	29.9
Total liabilities and equity	568.8	398.3	207.2	117.2

6.3 SHARE CAPITAL AND SHAREHOLDERS
6.3.1 Stock exchange listing
The TANDBERG Television shares are listed on the OBX list on OSE with the ticker symbol TAT.
6.3.2 Share capital
At the date of this Offer Document, TANDBERG Television has a share capital of NOK 161,059,752 divided into 80,529,876 shares, each with a par value of NOK 2.
6.3.3 Shareholders
The table below shows the 20 largest TANDBERG Television shareholders as of 12 February 2007.

	Shareholder	Country	Shares	Percent

1	FOLKETRYGDFONDET	NOR	6,842,800	8.50%
2	SVENSKA HANDELSBANKEN DEPOT	SWE	6,257,850	7.77%
3	FIDELITY FUNDS-EUROP. GROWTH/SICAV	LUX	4,177,790	5.19%
4	UBS AG, LONDON BRANCH	GBR	3,386,287	4.21%
5	DEUTSCHE BANK AG LONDON	GBR	3,358,033	4.17%
6	ORKLA ASA	NOR	2,894,000	3.59%
7	BARCLAYS BANK PLC	GBR	2,777,729	3.45%
8	JPMORGAN CHASE BANK	GBR	2,710,390	3.37%
9	CREDIT SUISSE SECURITIES (USA) LLC	USA	2,215,700	2.75%
10	BANK OF NEW YORK, BRUSSELS BRANCH	CYM	2,054,600	2.55%
11	JPMORGAN CHASE BANK	GBR	1,924,253	2.39%
12	STANDARD LIFE INVESTMENT FUNDS	GBR	1,878,932	2.33%
13	LEHMAN BROTHERS INTERNATL. EUROPE	GBR	1,837,693	2.28%
14	GOLDMAN SACHS INTERNATIONAL	GBR	1,813,492	2.25%
15	VITAL FORSIKRING ASA	NOR	1,584,520	1.97%
16	DFA-INTL SML CAP VAL PORT	USA	1,258,215	1.56%
17	DNB NOR BANK ASA EGENHANDELSKONTO	NOR	1,075,944	1.34%
18	SKAGEN VEKST	NOR	1,000,800	1.24%
19	VERDIPAPIRFONDET KLP AKSJENORGE	NOR	921,700	1.14%
20	SLI TREATY	GBR	917,777	1,14%

	Total 20 largest		50,888,505	63.19%

	Total shares outstanding		80,529,876	100.00%

Source: Manamind

OFFER DOCUMENT AND INFORMATION MEMORANDUM
7. DESCRIPTION OF ARRIS
7.1 GENERAL
ARRIS Group, Inc. is a corporation incorporated in the United States under the laws of the State of Delaware, with SEC file number 000-31254. Its principal business address and main office are located at 3871 Lakefield Drive, Suwanee, Georgia 30024, USA. ARRIS’ shares are listed on the NASDAQ Global Select Market (Ticker: ARRS).
ARRIS Norway AS is a Norwegian private limited liability company, with registered address at Stortingsgt 22, 0160 Oslo, Norway and organization number 990 903 106. ARRIS Norway AS was incorporated on Monday 5 February 2007.
7.2 BACKGROUND AND HISTORY
ARRIS is the successor to ANTEC Corporation. From its inception until its initial public offering in 1993, ANTEC was primarily a distributor of cable television equipment and was owned and operated by Anixter, Inc. Subsequently ANTEC completed several important strategic transactions and formed joint ventures designed to significantly expand its product offerings. In 2001, ANTEC formed a new holding company, ARRIS, and acquired Nortel Networks’ interest in Arris Interactive L.L.C., which previously had been a joint venture between ANTEC and Nortel Networks.
A synopsis of ARRIS’ evolution:
•	1969 — Anixter entered the cable industry.

•	1987 — Anixter acquired TeleWire Supply.

•	1988 — Anixter and AT&T developed the first analogue video laser transmitter for the cable industry (Laser Link I).

•	1991 — ANTEC was established.

•	1993 — ANTEC’s initial public offering.

•	1994 — ANTEC completed the acquisition of the following companies, which significantly expanded its product development and manufacturing capabilities:
•	Electronic System Products, Inc., or ESP, an engineering consulting firm with core capabilities in digital design, RF design and application specific integrated circuit development for the broadband communications industry.

•	Power Guard, Inc., a manufacturer of power supplies and high security enclosures for broadband communications networks.

•	Keptel, Inc., a designer, manufacturer and marketer of outside plant telecommunications and transmission equipment for both residential and commercial use, primarily by telephone companies.
•	1995 — ANTEC and Nortel Networks formed Arris Interactive L.L.C., focused on the development, manufacture and sale of products that enable the provision of a broad range of telephone and data services over HFC architectures; ANTEC initially owned 25% and Nortel Networks owned 75% of the Arris Interactive L.L.C. joint venture.

•	1997— ANTEC acquired TSX Corporation, which provided electronic manufacturing capabilities and expanded the Company’s product lines to include amplifiers and line extenders and enhanced laser transmitters and receivers and optical node product lines.

•	1998 — ANTEC introduced the industry’s first 1550 nm narrowcast transmitter and dense wavelength division multiplexing, or DWDM, optical transmission system.

•	1999 — The Broadband Technology Division of Nortel Networks, which was known as LANcity, was combined with Arris Interactive L.L.C., resulting in an increase in Nortel Networks’ interest in the joint venture to 81.25% while ANTEC’s interest was reduced to 18.75%.
•	ANTEC introduced the industry’s first 18-band block converter and combined that with the DWDM allowing 144 bands on a single fiber.

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•	2001 — ARRIS acquired all of Nortel Networks’ ownership interest in Arris Interactive L.L.C. in exchange for approximately 49% of the common stock of a newly formed holding company, ARRIS, and a Class B membership interest in Arris Interactive L.L.C.
•	ARRIS sold substantially all of its power product lines.
•	2002 —ARRIS acquired substantially all of the assets of Cadant, Inc., a privately held designer and manufacturer of next-generation cable modem termination systems.
•	ARRIS sold its Keptel product line.

•	ARRIS sold its Actives product line.

•	ARRIS closed its office in Andover, Massachusetts, which was primarily a product development and repair facility.

•	Nortel Networks sold 15 million shares of ARRIS through a public offering reducing their position to 22 million shares.

•	ARRIS redeemed, for cash and stock, USD 91.1 million of its convertible notes due May 2003.
•	2003 — ARRIS acquired certain assets of Atoga Systems, a Fremont, California-based developer of optical transport systems for metropolitan area networks.
•	ARRIS completed the redemption of its convertible notes due May 2003.

•	ARRIS raised USD 125 million through a private placement of convertible notes due 2008.

•	ARRIS retired, at a discount, the Class B membership interest due to Nortel Networks for USD 88.4 million.

•	ARRIS repurchased and retired 8 million shares from Nortel Networks for an aggregate purchase price of USD 30 million (taking into account the return of USD 2 million forgiven on the Class B membership interest), reducing Nortel’s position to 14 million shares.

•	ARRIS sold ESP, its engineering services product line.

•	ARRIS purchased certain assets of Com21 (including the stock of its Irish subsidiary), a designer and manufacturer of next generation cable modem termination systems.

•	Nortel Networks sold 9 million shares of ARRIS through a public offering reducing their position to 5 million shares.

•	ARRIS terminated its asset-based revolving bank credit facility.
•	2004 — ARRIS redeemed on 8 March 2004 USD 50 million of its convertible notes due 2008. In connection with the redemption, ARRIS made a make-whole interest payment that included the issuance of approximately 0.5 million common shares.
•	ARRIS closed its Fremont, CA office.
•	2005 —ARRIS redeemed the remaining USD 75.0 million of its convertible notes due 2008. The Company made a make-whole interest payment of approximately 0.3 million shares, resulting in a charge of USD 2.4 million during the second quarter 2005. As of 31 December 2005, the Notes have been fully converted and the Company had no long-term debt.

•	2006 —ARRIS completed a corporate reorganization moving all material operations to the parent company. As a result, ARRIS does not have any material subsidiaries.
•	ARRIS raised USD 276 million through a public offering of its 2.00% Convertible Senior Notes due 2026.
7.2.1 Acquisitions
In 2002, ARRIS purchased substantially all the assets and assumed certain liabilities of Cadant, Inc., a manufacturer of cable modem termination systems that had developed a leading design in the industry for enabling voice over IP telephony and high-speed data. In March 2003, ARRIS purchased certain assets of Atoga Systems, a developer of optical transport systems for metropolitan area networks. In August 2003, ARRIS purchased certain cable modem termination system-related assets of Com21, including the stock of its Irish subsidiary. These acquisitions were made to better position the Company to provide products and services to the

OFFER DOCUMENT AND INFORMATION MEMORANDUM
Company’s customers that support their growing needs in the areas of high speed data, telephony and video. Below is a more detailed description of each of these acquisitions:
Acquisition of Assets of Cadant, Inc.
In 2002, ARRIS acquired substantially all of the assets of Cadant, Inc., a privately held designer and manufacturer of next-generation cable modem termination systems. Under the terms of the transaction, ARRIS issued 5.25 million shares of its common stock and assumed approximately USD 14.9 million in liabilities in exchange for the assets. ARRIS issued 2.0 million options to purchase the Company’s common stock and 250,000 shares of restricted stock to Cadant employees. ARRIS also agreed to issue up to 2.0 million additional shares of the Company’s common stock based upon the achievement of future sales targets through 2003 for the cable modem termination systems product. These sales targets were not achieved and no additional shares of the Company’s common stock were issued.
Acquisition of Certain Assets of Atoga Systems
On 21 March, 2003, ARRIS purchased certain assets of Atoga Systems, a Fremont, California-based developer of optical transport systems for metropolitan area networks. Under the terms of the agreement, ARRIS obtained certain inventory, fixed assets, and intellectual property in consideration for approximately USD 0.4 million of cash and the assumption of certain lease obligations. Further, ARRIS retained approximately 28 employees and issued a total of 500,000 shares of restricted stock to those employees. ARRIS were not as successful in marketing these products as ARRIS originally anticipated. As a result, in 2005 ARRIS closed the Fremont location and recorded an impairment charge of approximately USD 0.2 million related to the remaining intangibles associated with these products.
Acquisition of Certain Assets of Com21
On 13 August 2003, ARRIS acquired certain cable modem termination system-related assets of Com21, including the stock of its Irish subsidiary. Under the terms of the agreement, ARRIS obtained accounts receivable, inventory, fixed assets, other current prepaid assets, and existing technology in exchange for approximately USD 2.4 million of cash, and the assumption of approximately USD 0.6 million in liabilities. The Company has retained USD 0.2 million of the cash consideration for any liabilities ARRIS may be required to pay resulting from Com21 activity prior to the acquisition date. The Company also incurred approximately USD 0.2 million of legal and professional fees associated with the transaction. ARRIS retained approximately 50 Com21 employees.
7.3 STRATEGY
ARRIS has implemented a long-term business strategy, which includes the following key elements:
•	Transition to VoIP with an “Everything IP, Everywhere” philosophy and build on current market successes

•	Leverage its current voice and data business

•	Strengthen and grow its supplies infrastructure distribution channel

•	Expand its existing product/services portfolio through internal developments, partnerships and acquisitions

•	Maintain and improve an already strong capital structure and expense structure
7.4 PRINCIPAL PRODUCTS
A broadband cable system consists of three principal components:
•	Headend. The headend is a central point in the cable system where signals are received via satellite and other sources. Interfaces that connect the Internet and public switched telephony networks are located in the headend. The headend organizes, processes and retransmits those signals through the distribution network to subscribers.

•	Distribution Network. The distribution network consists of fiber optic and coaxial cables and associated optical and electronic equipment that allocates the combined signals from the headend and transmits them throughout the cable system to network nodes.

•	Subscriber Premises. Cable drops extend from nodes to subscribers’ homes and connect to a subscriber’s television set, set-top box, telephony network interface device or high speed cable modem.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
ARRIS provides cable system operators with a comprehensive product offering. ARRIS divides its product offerings into two categories:
Broadband:
•	VoIP telephony products, including a cable modem termination system (CMTS)

•	High-speed data products, including CMTS

•	Video / IP headend products
Supplies & Customer Premises Equipment (CPE):
•	Infrastructure products for fiber optic or coaxial networks built under or above ground, including cable and strand, vaults, conduit, drop materials, tools, connectors, and test equipment

•	VoIP telephony CPE, embedded multimedia terminal adapters (EMTA)

•	High-speed data CPE, cable modems
Voice over IP and Data Products
Headend—The heart of a Voice over IP headend is a CMTS. A CMTS, along with a call agent, a gateway, and provisioning systems provide the ability to integrate the Public-Switched Telephone Network, or PSTN and high-speed data services over a HFC network. The CMTS provides the software and hardware to allow IP traffic from the Internet or traffic used in VoIP telephony to be converted for use on HFC networks. It is also responsible for initializing and monitoring all cable modems and EMTAs connected to the HFC network. ARRIS provides two products, the Cadant C4™ CMTS and the Cadant C3™ CMTS, used in the cable operator’s headend that provide VoIP and high-speed data services to residential or business subscribers.
Subscriber Premises—Subscriber premises equipment includes Data Over Cable Service Interface Specification (DOCSIS) 2.0 certified cable modems for high-speed data applications as well as Euro-DOCSIS certified versions and PacketCable Certified EMTAs for VoIP applications in both DOCSIS and Euro-DOCSIS networks. The PacketCable solution builds on DOCSIS 2.0 and its quality of service enhancements to support lifeline telephony deployed over HFC networks. ARRIS’ Touchstone™ product line provides carrier-grade performance to enable operators to provide all data, telephony and video services on the same network using common equipment. The Touchstone™ product line consists of the Touchstone™ CM450 series of cable modems, the Touchstone™ TM402 and TM502 series of telephony modems for indoor applications and the Touchstone™ Telephony Port TP40x for outdoor deployments.
Video/IP Products
Headend—ARRIS markets its Video / IP headend equipment under the Keystone™ brand name. The first Keystone product for the headend is the Keystone D5™ Universal QAM Modulator. The Keystone™ D5 converts digital video and IP data into radio frequency signals that can be transmitted on the cable service providers’ HFC plant. The Keystone™ D5 is compatible with DOCSIS 2.0 cable modems and Moving Picture Experts Group-2, or MPEG-2, set top boxes. It is a highly dense device with 48 channels in two rack units (3.5 inches) of rack space. Each channel is capable of transmitting up to 10 TV signals or up to 40 Mbps of data. The Keystone D5 is ideal for service providers deploying video on demand service where many unicast channels are required. The Keystone™ D5 is also forward compatible with emerging modular CMTS (M-CMTS™) standards being developed by CableLabs. A cable service provider can deploy the Keystone™ D5 Universal QAM Modulator today for MPEG-2 digital video applications and convert it to modular CMTS and IPTV applications in the future.
Constant Bit Rate Products
Historically, ARRIS has offered a number of constant bit rate products. These CBR products have included, for headend equipment, products under the brand name Cornerstone™ Voice, and for subscriber premises, products marketed under the brand name Cornerstone™ Voice Port™. Since 2004, ARRIS’ customers have been migrating from CBR to VoIP. ARRIS expects that CBR product revenues will continue to decline as end of life purchase orders are anticipated to be completed in 2007.
Cable Plant Infrastructure Products
ARRIS offers a variety of products that are used by MSOs to build and maintain their cable plants. The Company’s products are complemented by its extensive channel-to-market infrastructure, which is focused on providing efficient delivery of products from stocking or drop-ship locations.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
ARRIS believes the strength of its product portfolio is the broad offering of trusted name-brand products and strategic proprietary product lines and the Company’s experience in distribution. ARRIS’ name-brand products are manufactured to its specifications by manufacturing partners. These products include taps, line passives, house passives and premises installation equipment marketed under the Regal brand name; MONARCH™ aerial and underground plant construction products and enclosures; Digicon premium F-connectors; and FiberTel fiber optic connectivity devices and accessories. Through its product selection, ARRIS is able to address substantially all broadband infrastructure applications, including fiber optics, outside plant construction, drop and premises installation, and signal acquisition and distribution.
ARRIS also resell products from hundreds of strategic supplier-partners, which include widely recognized brands to small specialty manufacturers. Through its strategic supplier-partners, ARRIS also supplies ancillary products like tools and safety equipment, testing devices and specialty electronics.
ARRIS’ customers benefit from its inventory management and logistics capabilities and services. These services range from just-in-time delivery, product “kitting,” specialized electronic interfaces, and customized reporting, to more complex and comprehensive supply chain management solutions. These services complement the Company’s product offerings with advanced channel-to-market and logistics capabilities, extensive product bundling opportunities, and an ability to deliver carrier-grade infrastructure solutions in the passive transmission portions of the network. The depth and breadth of ARRIS’ inventory and service capabilities enable the Company to provide its customers with single supplier flexibility.
7.5 SALES AND MARKETING
ARRIS is positioned to serve customers worldwide with both a strong sales force organization and supporting sales engineering team. The Company’s sales engineering team can assist customers in system design and specification and can promptly be on site to resolve any problems that may arise during the course of a project. ARRIS maintains sales offices in Colorado, Georgia and Pennsylvania in the United States, and in Chile, Hong Kong, Ireland, Japan, Korea, the Netherlands, and Spain. Additionally, ARRIS has partnership agreements in various countries and regions with value-added resellers, or VARs, which extend ARRIS’ sales presence into markets without established sales offices. ARRIS also maintains an inside sales group that is responsible for regular phone contact, prompt order entry, timely and accurate delivery, and effective sales administration for the many changes frequently required in any substantial rebuild or upgrade activity.
ARRIS’ marketing and product management teams focus on each of the various product categories and work with the Company’s engineers and various technology partners on new products and product enhancements. These teams are responsible for inventory levels and pricing, delivery requirements, analysis of market demand, and product positioning and advertising.
ARRIS is committed to providing superior levels of customer service by incorporating innovative customer-centric strategies and processes supported by business systems designed to deliver differentiating product support and value-added services. ARRIS has implemented advanced customer relationship management programs to bring additional value to its customers and provide significant value to the Company’s operations management. Through these information systems, ARRIS can provide its customers with product information ranging from operational manuals to the latest in order processing information. Through on-going development and refinement, these programs will help to improve the Company’s productivity and enable the Company to further improve its customer-focused services.
7.6 CUSTOMERS
The vast majority of the Company’s sales are to cable system operators worldwide. As the U.S. cable industry continued a trend toward consolidation, the six largest MSOs controlled over 87% of the U.S. cable market (according to Dataxis in the third quarter 2006), thereby making the Company’s sales to those MSOs critical to ARRIS’ success.
The Company’s sales are substantially dependent upon a system operator’s selection of ARRIS’ equipment, demand for increased broadband services by subscribers, and general capital expenditure levels by system operators.
The Company’s four largest customers (including their affiliates, as applicable) are Comcast, Cox Communications, Liberty Media International, and Time-Warner Cable. Over the past year, the affiliates included in the Company’s revenues from these customers have changed as a result of mergers and acquisitions. Therefore, the revenue for ARRIS’ customers for prior periods has been adjusted to include, on a comparable basis for all periods presented, the affiliates currently understood to be under common control. ARRIS’ sales to these customers for the nine months ended 30 September 2006 and for the years ended 31 December 2005, 2004 and 2003 were:

OFFER DOCUMENT AND INFORMATION MEMORANDUM

	Nine months ended	Years ended 31 December
(USD in million)	30 September 2006	2005	2004	2003

Comcast	248.0	163.3	126.2	153.7
% of sales	37.8%	24.0%	25.8%	35.4%

Cox Communications	73.5	116.7	106.3	104.3
% of sales	11.2%	17.2%	21.7%	24.0%

Liberty Media International	70.1	104.4	84.9	46.1
% of sales	10.7%	15.3%	17.3%	10.6%

Time Warner Cable	57.8	72.3	32.5	14.1
% of sales	8.8%	10.6%	6.6%	3.2%

No other customer provided more than 10% of total sales for the nine months ended 30 September 2006 or years ended 31 December 2005, 2004 or 2003.
ARRIS has executed general purchase agreements (GPAs) with each of these four large customers which detail the commercial terms and conditions. These GPAs do not obligate the customer to a specific volume of business. The vast majority of the Company’s sales, whether to customers with general purchase agreements or otherwise, result from periodic purchase orders. A summary of the status of the GPAs with Comcast, Cox Communications, Liberty Media International and Time Warner Cable, Inc. follows:
Comcast. In 2005, ARRIS extended its nonexclusive agreements with Comcast to supply Cadant C4 CMTS equipment and to sell cable television supplies for two-year terms which expires at various dates in 2007. Included in the C4 CMTS purchase agreement is a service level agreement.
Cox Communications. ARRIS has sold product to Cox Communications under a series of nonexclusive agreements since 1998. ARRIS continues to sell products to Cox Communications although the current agreement expired on 1 January 2007. There have been no material changes in Cox Communications’ purchases of ARRIS products since the expiration and ARRIS and Cox Communications are reviewing the prior terms in anticipation of renewing the agreement for another year. The agreement comprehensively provided for the supply of all ARRIS products and services and provided that ARRIS Touchstone™ Telephony Modems were to be offered at favorable pricing based on similarly situated customers that purchase equal or lesser volumes of the same type product.
Liberty Media International. ARRIS has a nonexclusive agreement with Liberty Media International to supply its entire line of products for a three-year term expiring in April 2007. Commercial terms include a requirement to supply product based on Liberty’s forecasts (updated quarterly) and most favorable pricing as compared to similarly-situated companies.
Time Warner Cable, Inc. ARRIS supplies Time Warner Cable ARRIS Touchstone™ Telephony Modems products. The agreement to supply Touchstone™ Telephony Modems to Time Warner cable expires 31 December 2007. The agreement to supply Cadant® C4 CMTS to Time Warner Cable expires 31 December 2008; shipments commenced in the third quarter of 2006.
7.7 RESEARCH AND DEVELOPMENT
ARRIS is committed to the development of new technology and rapid innovation in the evolving broadband market. New products are developed in its research and development laboratories in Suwanee, Georgia; Cork, Ireland; and Lisle, Illinois. ARRIS forms strategic alliances with world-class producers and suppliers of complementary technology to provide “best-in-class” technologies focused on “time-to-market” solutions.
Research and development expenses in 2005, 2004, and 2003 were approximately USD 60.1 million, USD 63.4 million, and USD 62.9 million, respectively. These costs include allocated common costs associated with information technologies and facilities.
ARRIS believes that its future success depends on its rapid adoption and implementation of broadband local access industry specifications, as well as rapid innovation and introduction of technologies that provide service and performance differentiation. To that end, ARRIS believes that the Cadant® C4 CMTS product line continues to lead the industry in areas such as fault tolerance, wire-speed throughput and routing, and density. The Cadant® C3 CMTS is designed for small to mid-size operators who are looking for a CMTS that delivers

OFFER DOCUMENT AND INFORMATION MEMORANDUM
superior RF performance while only occupying one rack unit of space for delivering high-speed data services, including Virtual Private Network or VPN services. The Touchstone™ product line offers a wide-range of DOCSIS, Euro-DOCSIS and PacketCable certified products, including Touchstone Cable Modems, Touchstone Telephony Modems and Touchstone Telephony Ports. The Keystone D5 Universal QAM Modulator, which began shipping in sample volumes in the fourth quarter of 2005, is the first dense edge QAM to provide a forward path to the modular CMTS of the future. These products are continuously being enhanced to include innovations that improve subscriber experience and help control the MSOs’ operational expenditures.
The following trends impact the Company’s current product development activities:
•	Continued development and acceptance of open standards for delivering voice, video and data;

•	Widespread deployment of VoIP;

•	Continued increase in peer-to-peer services accelerating demand for new services requiring intensive, high-touch processing and sophisticated management techniques;

•	Increasing demand for higher speed broadband connections to the home;

•	The rapid adoption of video on demand and switched digital video services;

•	Expanded deployment of high definition video channels;

•	Innovations in video encode/decode technology making possible very low bit rate, high quality video streaming; and

•	Continued silicon integration and chip fabrication technology innovations are making possible very low cost, multi-functional broadband consumer devices, integrating not only telephony but wireless and video decompression and digital rights management functionality.
As a result, ARRIS’ product development activities are directed, primarily, in the following areas:
•	Rapid development and delivery of Cadant® C4 and C3 CMTS features, including DOCSIS 2.0 and 3.0, DOCSIS Set-top Gateway or DSG and PacketCable Multimedia support, Layer 3 routing enhancements, packet inspection and filtering features, security enhancements, and increased downstream/upstream density;

•	Expanding the range of next-generation, lithium-ion-based Touchstone Telephony Modem EMTAs to include formats to meet country and MSO specific performance and powering requirements;

•	Product cost reductions;

•	Development of network and client technologies to address the emerging worldwide market opportunities in next generation video and multimedia delivery (video over IP and PacketCable multimedia), as embodied in CableLabs DOCSIS 3.0 and M-CMTS standards including 100Mbps wideband cable modem service; and

•	Development of switched digital video features on the D5 Universal QAM Modulator.
7.7.1 Alliances and Co-operations
In order to enhance the Company’s offering to MSOs, in particular, in relation to their move into VoIP, ARRIS performs interoperability testing with a wide variety of key components for other manufacturers, including call management servers, media gateways, central office switches, video on demand servers, and cable modems. Such testing enables the Company to assure its customers of complete compatibility between the Company’s products and products produced by these other manufacturers.
7.8 INTELLECTUAL PROPERTY
ARRIS has an aggressive program for protecting its intellectual property. As of 16 January 2007, the program consists of maintaining ARRIS’ portfolio of 86 issued patents (both U.S. and foreign) and pursuing patent protection on new inventions (currently more than 141 U.S. patent applications and U.S. provisional patent applications are pending plus 31 pending foreign applications). In ARRIS’ effort to pursue new patents, it has created a process whereby employees may submit ideas of inventions for review by management. The review process evaluates each submission for novelty, detectability, and commercial value. Patent applications are filed on the inventions that meet the criteria. ARRIS has 45 registered or pending trademarks.
ARRIS’ patents and patent applications generally are in the areas of telecommunications hardware and software and related technologies. ARRIS’ recent research and development has led to a number of patent applications in

OFFER DOCUMENT AND INFORMATION MEMORANDUM
technology related to DOCSIS. ARRIS’ January 2002 purchase of the assets of Cadant® resulted in the acquisition of 19 U.S. patent applications, seven Patent Convention Treaty (PCT) applications, five trademark applications, one U.S. registered trademark and five registered copyrights. The Cadant® patents are in the area of CMTS. ARRIS’ March 2003 purchase of the assets of Atoga Systems resulted in the acquisition of five U.S. patent applications, which also have been filed as PCT applications. ARRIS’ Atoga patents are in the area of network traffic flow. In August 2003, ARRIS acquired various assets of Com21, Inc. Included in those assets were 16 issued U.S. patents plus 18 U.S. patent applications. The Com21 patents cover a wide range of technologies, including wide area networks, fiber and cable systems, automated teller machine networks and CMTS. In 2005, ARRIS acquired assets of coaXmedia, Inc. including seven currently pending U.S. patent applications, primarily in the field of providing broadband access in a multi-user environment.
For technology that is not owned by us, ARRIS has a program for obtaining appropriate licenses with the industry leaders to ensure that the strongest possible patents support the licensed technology. In addition, ARRIS has formed strategic relationships with leading technology companies that will provide the Company with early access to technology and will help keep the Company at the forefront of its industry.
ARRIS has a program for protecting and developing trademarks. This program consists of procedures for the use of current trademarks and for the development of new trademarks. This program is designed to ensure that its employees properly use those trademarks and any new trademarks that are expected to develop strong brand loyalty and name recognition. This is intended to protect the Company’s trademarks from dilution or cancellation.
7.9 PRODUCT SOURCING AND DISTRIBUTION
The Company’s product sourcing strategy centers on the use of well known, highly reputable, contract manufacturers to perform the manufacturing tasks. The largest contract manufacturers are Solectron, Mitsumi, Plexus Services Corporation, Flextronics, and ASUSTeK Computer Inc. The facilities owned and operated by these contract manufacturers for the production of the Company’s products are located in China, Ireland, Mexico, the Philippines, and the United States.
ARRIS has negotiated comprehensive manufacturing agreements with each of these companies. Depending on the product, ARRIS provides these vendors with a 6-month or 12-month rolling, non-binding forecast, and ARRIS typically has a minimum of 60 days of purchase orders placed with them for product. Purchase orders for delivery within 60 days are generally not cancelable. Purchase orders with delivery past 60 days generally may be cancelled with penalties in accordance with each vendor’s terms. Each contract manufacturer provides the Company with at least an 18-month warranty.
ARRIS distributes a substantial number of products that are not designed or trademarked by the Company in order to provide its customers with a comprehensive product offering. For instance, ARRIS distributes hardware and installation products that are distributed through regional warehouses in North Carolina, California, Japan, and the Netherlands and through drop shipments from its contract manufacturers located throughout the world.
Components for the ARRIS’ CMTS Product Line
Broadcom provides several DOCSIS components in the Company’s cable modem termination system, or CMTS, product line. ARRIS also make extensive use of Field Programmable Gate Arrays or FPGAs, components in its C4 CMTS.
Components for the Company’s Customer Premises Equipment Products
Texas Instruments and Microtune provide components used in some of ARRIS’ customer premises equipment, or CPE, products (i.e., EMTAs and cable modems). The Company’s agreements with Texas Instruments include technology licensing and component purchases. Several of the Company’s competitors have similar agreements with Texas Instruments for these components.
In addition, ARRIS purchases software for operating network and security systems or sub-systems, and a variety of routing protocols from different suppliers under standard commercial terms, including source code buy-out arrangements.
Although alternate supply and technology arrangements similar to the above are available or could be arranged, an interruption with any of the above companies could have a material impact on ARRIS’ business.
7.10 EMPLOYEES
As of 31 December 2006, ARRIS had 773 full-time employees. ARRIS believes that the Company have maintained a strong relationship with its employees. Its future success depends, in part, on its ability to attract and retain key executive, marketing, engineering and sales personnel. Competition for qualified personnel in the

OFFER DOCUMENT AND INFORMATION MEMORANDUM
cable industry is intense, and the loss of certain key personnel could have a material adverse effect on the Company. ARRIS has entered into employment contracts with its key executive officers and have confidentiality agreements with substantially all of its employees. ARRIS also has long-term incentive programs that are intended to provide substantial incentives for its key employees to remain with the Company.
7.11 CORPORATE GOVERNANCE
ARRIS complies with the corporate governance standards applicable to companies listed on the NASDAQ Global Select Market.
7.12 BACKLOG
ARRIS’ backlog consists of unfilled customer orders believed to be firm and long-term contracts that have not been completed. With respect to long-term contracts, ARRIS includes in its backlog only amounts representing orders currently released for production or, in specific instances, the amount ARRIS expects to be released in the succeeding 12 months. The amount contained in backlog for any contract or order may not be the total amount of the contract or order. The amount of backlog at any given time does not reflect expected revenues for any fiscal period. ARRIS’ backlog at 30 September 2006 was approximately USD 122.0 million, at 31 December 2005 was approximately USD 166.5 million, at 31 December 2004 was approximately USD 75.6 million and at 31 December 2003 was approximately USD 53.0 million.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
8. THE MARKET
8.1 INDUSTRY OVERVIEW
ARRIS develops and supplies equipment and technology for cable system operators and other broadband service providers worldwide that allows them to deliver a full range of integrated voice, video and data services to their subscribers. Further, ARRIS is a leading supplier of infrastructure products used by cable system operators in the build-out and maintenance of hybrid fiber-coaxial, or HFC, networks.
ARRIS provides its products and equipment principally to the cable television market and, more specifically, to operators of multiple cable systems, or MSOs, on a worldwide basis. In recent years, the technology used in cable systems has evolved significantly. Historically, cable systems offered only one-way analog video service. Due to technological advancements and large investments in infrastructure upgrades, these systems have evolved to become two-way broadband systems delivering high-speed, high-volume, interactive services. MSOs have over the years aggressively upgraded their networks to cost-effectively support and deliver enhanced video, voice and data services. As a result, cable operators have been able to use broadband systems to increase their revenues by offering enhanced interactive subscriber services, such as high-speed data, telephony, digital video and video on demand, and to effectively compete against other broadband communications technologies, such as digital subscriber line (DSL), local multiport distribution service, direct broadcast satellite, fiber to the home, and fixed wireless. Delivery of enhanced services also has helped MSOs offset slowing basic video subscriber growth, reduce their subscriber churn and compete against alternative video providers; in particular, direct broadcast satellite, or DBS.
A key factor supporting the growth of broadband systems is the powerful growth of the Internet. Rapid growth in the number of Internet users, their desire for ever higher internet access speeds, and more high-volume interactive services has created demand for the Company’s products. Another key factor supporting the growth of broadband systems is the evolution of video services being offered to consumers. Video on demand, high definition television and switched digital video are three key video services expanding the use of MSOs’ broadband systems. The increase in volume and complexity of the signals transmitted through the network and emerging competitive pressures from telephone companies with digital subscriber line and fiber to the premises offerings are pushing cable operators to deploy new technologies as they evolve. Further, cable operators are looking for products and technologies that are flexible, cost effective, easily deployable and scalable to meet future demand. Because the technologies are evolving and the services delivered are growing in complexity and volume, cable operators need equipment that provides the necessary technical capability at a reasonable cost at the time of initial deployment and the flexibility later to accommodate technological advances and network expansion.
Capital spending by MSOs on their networks has shifted over the past several years. MSOs have largely completed the upgrades and re-builds required to support advanced services and are now in the process of enabling those services. As a result, spending has shifted away from HFC plant equipment and materials to head-end and customer premises equipment that enable high speed data, telephony, and digital video services. Global capital spending by cable operators declined to a low of USD 25 billion in 2003 but grew to an estimated USD 28 billion in 2004 and USD 32 billion in 2005 because of increased spending on telephony, high speed data, and digital video driven by competitive pressures. Spending on this type of equipment is expected to continue to grow for the foreseeable future (Infonetics Research, Canadian Imperial Bank of Commerce, ARRIS estimates). Also, maintenance and extension spending has grown steadily, and is expected to continue growing because of the installed base of the more sophisticated equipment required to support the advanced services.
One of the fastest growing services is cable telephony. The data below is Yankee Group’s 2005 estimates for the U.S. market, and illustrates the expected growth in subscribers for this service. ARRIS expects that the international market for cable telephony should experience similar growth.

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Source: Yankee Group 2005, Estimates for the US market
Cable telephony allows cable operators to offer their customers local and long distance residential telephone service. It is presently offered by cable operators using two distinct technologies: constant bit rate, or CBR, technology and PacketCable® certified internet protocol, or IP, technology. CBR technology utilizes the switched-circuit technology currently used in traditional phone networks. This is a proven carrier-class telephony solution that enables operators to directly compete with incumbent telephone carriers with voice services and class features, which include caller ID, call waiting and three-party conferencing. PacketCable® certified Voice over IP, or Cable VoIP, permits cable operators to utilize the ubiquitous IP protocol to deliver toll-quality cable telephony. IP provides an extremely cost effective mechanism to the cable operators to provide voice services. Due to the significant value a bundled voice, video and data service offers a cable operator, and the rapid maturation of the VoIP technology in 2003 and 2004; 2005 was a breakout year for deployment of IP based voice services. By the end of the third quarter of 2006, Infonetics reported that there were (number of subscribers worldwide) VoIP subscribers served by cable worldwide. The wide reception within the cable operators of this technology could potentially cannibalize the deployment of data-only cable modems because the customer premises devices that support VoIP also offer high speed data access. ARRIS is a leading supplier of both head-end and customer premises equipment for VoIP services over cable.
Data and VoIP services are governed by a set of technical specifications promulgated by CableLabs® in North America and tComLabs® in Europe. While the specifications developed by these two bodies necessarily differ in a few details in order to accommodate the differences in HFC network architectures between North America and Europe, a significant feature set is common. The primary data standard specification for cable operators in North America is entitled DOCSIS®. Release 2.0 of this specification is the current governing standard for data services in North America. The parallel release for European operators is Euro-DOCSIS Release 2.0. DOCSIS 2.0 builds upon the capabilities of DOCSIS 1.1 and adds additional throughput in the upstream portion of the cable plant—from the consumer out to the Internet. In addition to the DOCSIS standards that govern data transmission, CableLabs has defined the PacketCable™ specifications for VoIP. This specification defines the interfaces between network elements such as cable modem termination systems, or CMTSs, multimedia terminal adapters, or MTAs, gateways and call management servers to provide high quality IP telephony service over the HFC network.
To date, MSOs have offered digital television signals to subscribers using proprietary technologies offered by a limited set of vendors, led principally by Cisco and Motorola. The technologies that have enabled high-speed data and VoIP across the cable plant are, with modification, also applicable to video. MSOs are beginning to investigate Video over IP as an alternative and are engaging the vendor community, including ARRIS, in discussions. The advantage to the operator is to migrate to one common backbone/technology for all services, and to eliminate proprietary video technology. ARRIS is actively developing products to compete in the emerging Video over IP market.
8.2 INTERNATIONAL OPPORTUNITIES
ARRIS sells its products primarily in the United States. ARRIS’ international revenue is generated from Asia Pacific, Europe, Latin America and Canada. The Asia Pacific market primarily includes China, Japan, Korea, Singapore, and Taiwan. The European market primarily includes Austria, Belgium, France, Germany, the Netherlands, Norway, Poland, Portugal, Spain, Sweden and Switzerland. The Latin American market primarily

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includes Argentina, Brazil, Chile, Mexico, and Puerto Rico. Sales to international customers were approximately 27.1%, 25.2% and 18.9% of total sales for 2005, 2004 and 2003, respectively.
ARRIS continue to strategically invest in worldwide marketing and sales efforts, which have yielded some promising results in several regions. ARRIS currently maintains international sales offices in Chile, Hong Kong, Ireland, Japan, Korea, the Netherlands and Spain.
8.3 COMPETITION
All aspects of ARRIS’ business are highly competitive. The broadband communications industry itself is dynamic, requiring companies to react quickly and capitalize on change. ARRIS must retain skilled and experienced personnel, as well as deploy substantial resources to meet the changing demands of the industry. ARRIS competes with national, regional and local manufacturers, distributors and wholesalers including some companies that are larger than ARRIS. The Company’s major competitors include:
•	Big Band Networks;

•	Cisco Systems, Inc.;

•	Motorola, Inc.; and

•	TVC Communications, Inc.
Various manufacturers, who are suppliers to the Company of Supplies & CPE, also sell directly, as well as through other distributors, into the cable marketplace. In addition, because of the convergence of the cable, telecommunications and computer industries and rapid technological development, new competitors may enter the cable market.
Since the introduction in 1996 of the Cornerstone® Voice product line, the Company’s customers have deployed over 4.5 million lines, giving the Company approximately two-thirds of the overall CBR cable telephony market. During 2006 the Company began to phase out this product and migrate our customers to VoIP. The Company anticipates that CBR product revenues will decline to a sustaining service business over the next several quarters as our customers complete their transition to voice over IP. One of the principal growth markets for ARRIS is the high speed data access market into which ARRIS sells cable modem termination systems, or, which is the headend product for data and VoIP services. The largest provider of CMTS products is Cisco, which took an early lead in the initial deployment of data-only CMTS products. Cisco is expected to defend its position via both upgrades to existing products and the introduction of new products. Cisco continues to be a major competitor in data-only CMTS markets. Cisco had not previously developed a carrier-grade telephony CMTS product, but has recently begun to market that capability. Motorola and Big Band Networks have been emphasizing routing and carrier-grade performance for their CMTS. During 2005, ARRIS believes the Company has garnered additional market share in the newer generation CMTS products that enable both data and carrier-grade telephony deployments. Consolidation in the CMTS market continued in 2005. During 2005, Terayon exited the CMTS business. The Company’s C4 CMTS with its differentiating features, fault tolerance, wire-speed throughput and routing, and density continued to grow its market share in 2006 as cable subscribers continued to demand higher data speeds and VoIP deployments increased dramatically.
The customer premises business consists of cable modems and voice over IP enabled modems (EMTAs). Motorola is the market leader in cable modems. This position provides them with volume advantages in manufacturing, distribution and marketing expense. Motorola also was successful in gaining an early leader status in EMTA sales at MSOs that were the first to deploy VoIP. However, as this market accelerated, ARRIS gained significant share. ARRIS competes on product performance and its telephony experience and integration capabilities. Scientific-Atlanta also has had some success in the cable modem market. Both Cisco and Terayon also have EMTA products and compete in this market. The EMTA market grew dramatically in 2005 and again in 2006 as VoIP deployments accelerated. ARRIS is a relatively small competitor in the cable modem market, but has a significantly larger share of the EMTA market. Specifically, ARRIS maintained number one EMTA market share throughout 2005 and 2006 and had over 50% of the world market in the third quarter of 2006 according to Infonetics Research “Broadband CPE Quarterly Worldwide Market Share and Forecasts for 3Q06”.
In the supplies distribution business ARRIS competes with national distributors, like TVC Communications, Inc., and with several local and regional distributors. Product breadth, price, availability and service are the principal competitive advantages in the supply business.
Some of the Company’s competitors, notably Cisco and Motorola, are larger companies with greater financial resources and product breadth than ARRIS. This may enable them to bundle products or be able to market and price products more aggressively than ARRIS can.

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ARRIS’ products are marketed with emphasis on quality, and are competitively priced. Product reliability and performance, superior and responsive technical and administrative support, and breadth of product offerings are key criteria for competition. Technological innovations and speed to market are additional competitive factors.

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9. FINANCIAL INFORMATION AND OPERATING REVIEW OF ARRIS
9.1 HISTORICAL FINANCIAL INFORMATION OF ARRIS
9.1.1 Summary of significant accounting policies
ARRIS’ accounting and financial reporting policies are in conformity with U.S. generally accepted accounting principles (US GAAP). The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management has discussed the development and selection of the critical accounting estimates communicated below with the audit committee of the Board of Directors and the audit committee has reviewed its related disclosures herein. The Company’s critical accounting estimates have not changed in any material respect nor has the Company adopted any new critical policies during the nine months ended 30 September 2006.
Revenue Recognition
The Company’s revenue recognition policies are in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, and SAB No. 104, Revenue Recognition, as issued by the Securities and Exchange Commission and other applicable guidance.
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectibility is reasonably assured and all other significant obligations have been fulfilled. Revenue from the provision of services is recognized at the time of completion, delivery or performance of the service. Contracts and customer purchase orders generally are used to determine the existence of an arrangement. Shipping documents, proof of delivery and customer acceptance (when applicable) are used to verify delivery. ARRIS assesses whether an amount due from a customer is fixed and determinable based on the terms of the agreement with the customer, including, but not limited to, the payment terms associated with the transaction. ARRIS assesses collection based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer. If at the time of sale ARRIS determines that collection of an amount due is not reasonably assured, ARRIS defers recognition of revenue until such time that collection becomes reasonably assured.
ARRIS resells software developed by outside third parties as well as internally developed software. Software sold by ARRIS does not require significant production, modification or customization. ARRIS recognizes software license revenue and product revenue for certain products where software is more than an incidental component of the hardware, in accordance with Statement of Position No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9, Software Revenue Recognition, With Respect to Certain Transactions.
ARRIS’ internal costs as well as external costs incurred in developing software are charged to expense as research and development expense until technological feasibility has been established for the product, in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. As the time period between the establishment of technological feasibility and general release of internally developed software to its customers is generally very limited, no material development costs are incurred during this period and, therefore, no such costs have been capitalized to date.
Certain transactions also include multiple deliverables or elements for the sale of hardware, licensed software, maintenance/support and professional services. Accounting principles for arrangements involving multiple elements require the Company to allocate the arrangement fee to each respective element based on its relative fair value, and recognize the revenue for each element as the specific recognition criteria are met. The determination of the fair value of the elements, which is based on a variety of factors including the amount ARRIS charges other customers for the products or services, price lists or other relevant information, requires judgment by management. Changes to the elements in an arrangement and the Company’s ability to establish vendor-specific objective evidence for the elements could affect the timing of the recognition of the underlying revenue. Maintenance is offered as a separate element. Maintenance revenue, which is generally billed in advance, is deferred and recognized ratably over the term of the related contract.
Generally, revenue is deferred if certain circumstances exist, including but not limited to the following:
•	when undelivered products or services that are essential to the functionality of the delivered product, or are required under the terms of the contract to be delivered concurrently exist, revenue is deferred until such undelivered products or services are delivered, or

•	when final acceptance of the product is specified by the customer, revenue is deferred until the acceptance criteria have been met.

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At 31 December 2005 and 2004, ARRIS had deferred revenue of USD 1.7 million and USD 0.5 million, respectively, related to shipments made to customers whereby the customer has the right of return in addition to deferrals related to various customer service agreements.
Allowance for Doubtful Accounts and Sales Returns
ARRIS establishes a reserve for doubtful accounts based upon its historical experience in collecting accounts receivable. A majority of the Company’s accounts receivable are from a few large cable system operators, either with investment rated debt outstanding or with substantial financial resources, and have very favorable payment histories. Unlike businesses with relatively small individual accounts receivable from a large number of customers, if ARRIS was to have a collectibility problem with one of the Company’s major customers, it is possible the reserve that ARRIS has established will not be sufficient. ARRIS calculates its reserve for uncollectible accounts using a model that considers customer payment history, recent customer press releases, bankruptcy filings, if any, Dun & Bradstreet reports, and financial statement reviews. The Company’s calculation is reviewed by management to assess whether additional research is necessary, and if complete, whether there needs to be an adjustment to the reserve for uncollectible accounts. The reserve is established through a charge to the provision and represents amounts of current and past due customer receivable balances which management estimates may not be collected. In the past several years, two of ARRIS’ major customers encountered significant financial difficulty due to the industry downturn and tightening financial markets. At the end of 2005, the Company believes that it does not have a major customer that is in a financially distressed position.
ARRIS also establishes a reserve for sales returns and allowances. The reserve is an estimate of the impact of potential returns based upon historic trends.
ARRIS’ reserves for uncollectible accounts and sales returns and allowances were USD 3.7 million and USD 3.8 million as of 31 December 2005 and 2004, respectively.
Inventory Valuation
Inventory is reflected in ARRIS’ financial statements at the lower of average, approximating first-in, first-out, cost or market value.
The table below sets forth inventory balances at 31 December:

Figures in USD million	2005	2004

Gross inventory	129.1	111.4
Reserves	(15.2)	(18.8)
Net inventory	113.9	92.6

ARRIS continuously evaluates future usage of product and where supply exceeds demand, ARRIS may establish a reserve. In reviewing inventory valuations, ARRIS also reviews for obsolete items. This requires the Company to estimate future usage, which, in an industry where rapid technological changes and significant variations in capital spending by system operators are prevalent, is difficult. As a result, to the extent that ARRIS has overestimated future usage of inventory, the value of that inventory on its financial statements may be overstated. When the Company believes that it has overestimated its future usage, the Company adjusts for that overstatement through an increase in cost of sales in the period identified as the inventory is written down to its net realizable value. Inherent in the Company’s valuations are certain management judgments and estimates, including markdowns, shrinkage, manufacturing schedules, possible alternative uses and future sales forecasts, which can significantly impact ending inventory valuation and gross margin. The methodologies utilized by the Company in its application of the above methods are consistent for all periods presented.
The Company, to assist in assessing the proper valuation of inventory, conducts annual physical inventory counts at all ARRIS locations.
Warranty
ARRIS offers warranties of various lengths to its customers depending on product specifics and agreement terms with the customers. ARRIS provides, by a current charge to cost of sales in the period in which the related revenue is recognized, an estimate of future warranty obligations. The estimate is based upon historical experience. The embedded product base, failure rates, cost to repair and warranty periods are used as a basis for calculating the estimate. ARRIS also provides, via a charge to current cost of sales, estimated expected costs associated with non-recurring product failures. In the event of a significant non-recurring product failure, the amount of the reserve may not be sufficient. To the extent that other non-recurring warranty claims occur in the future, the reserves that ARRIS has established may not be sufficient, cost of sales may have been understated,

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and a charge against future costs of sales may be necessary. Information regarding the changes in ARRIS’ aggregate product warranty liabilities was as follows:

In USD thousands	2005	2004

Balance at 1 January	5,453	4,633
Accruals related to warranties (including changes in estimates)	6,881	5,343
Settlements made (in cash or in kind)	(3,855)	(4,523)
Balance at 31 December	8,479	5,453

The year over year change in the reserve balance reflects both increased reserves and usage of the Company’s on-going warranty claims. It also reflects the additions, usages and adjustments attributable to non-recurring product issues. ARRIS reviews and updates its estimates, with respect to the non-recurring product issues on a routine basis.
Stock-Based Compensation
ARRIS elected to early adopt SFAS No. 123R, Share-Based Payment in the third quarter of 2005 using the modified prospective method. SFAS No. 123R, Share-Based Payment requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on the fair value on the date of grant. The Company determines fair value of such awards using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates certain assumptions, such as risk-free interest rate, expected volatility, and expected life of options, in order to arrive at a fair value estimate.
9.1.2 Audit of historical financial information
The Company’s historical financial information for 2005, 2004 and 2003 has been audited by Ernst & Young LLP.
9.1.3 Consolidated statements of income for ARRIS (Prepared in accordance with US GAAP)

Based on US GAAP	Unaudited	Unaudited	Unaudited	Unaudited	Audited	Audited	Audited
(Figures in USD 1,000’)	3Q 2006	3Q 2005	9 Months 2006	9 Months 2005	12 Months 2005	12 Months 2004	12 Months 2003

Net sales	228,646	200,957	656,980	499,082	680,417	490,041	433,986

Cost of sales	165,467	145,979	473,554	366,230	489,703	343,864	307,726

Gross margin	63,179	54,978	183,426	132,852	190,714	146,177	126,260
Selling, general and administrative expenses	21,524	20,070	64,523	53,803	74,308	68,539	89,117
Research and development expenses	16,066	15,954	50,460	45,091	60,135	63,373	62,863
Restructuring and impairment charges	4	34	347	430	1,331	7,648	891
Amortization of intangibles	138	218	575	993	1,212	28,690	35,249
Operating expenses	37,732	36,276	115,905	100,317	136,986	168,250	188,120

Operating income (loss)	25,447	18,702	67,521	32,535	53,728	(22,073)	(61,860)

Other income (expense)	2,428	455	6,952	2,832	(1,940)	(8,329)	14,196

Income (loss) from continuing operations before income taxes	27,875	19,157	74,473	29,703	51,788	(30,402)	(47,664)
Income tax expense	1,328	307	2,562	242	513	108	—
Net income (loss) from continuing operations	26,547	18,850	71,911	29,461	51,275	(30,510)	(47,664)
Discontinued operations	15	(30)	124	56	208	2,114	351
Net Income (loss) for the period	26,562	18,820	72,035	29,517	51,483	(28,396)	(47,313)

OFFER DOCUMENT AND INFORMATION MEMORANDUM

Based on US GAAP	Unaudited	Unaudited	Audited	Audited	Audited
Key figures for ARRIS	30 September 2006	30 September 2005	31 December 2005	31 December 2004	31 December 2003

Earnings (loss) per share — basic (USD)	0.67	0.31	0.53	(0.33)	(0.62)
Earnings (loss) per share — diluted (USD)	0.66	0.31	0.52	(0.33)	(0.62)
Dividend per share (USD)	—	—	—	—	—

9.1.4 Consolidated historical balance sheet for ARRIS (Prepared in accordance with US GAAP)

	Unaudited	Unaudited	Audited	Audited	Audited
(Figures in USD 1,000’)	30 September 2006	30 September 2005	31 December 2005	31 December 2004	31 December 2003

ASSETS
Goodwill	150,569	150,569	150,569	150,569	150,569
Intangibles, net	345	1,138	920	1,672	30,362
Property, plant and equipment, net	25,338	26,483	25,557	27,125	25,376
Investments	3,438	3,347	3,321	3,620	5,504
Other non-current assets	641	395	416	2,470	4,945
Total non-current assets	180,331	181,932	180,783	185,456	216,756

Current assets
Inventories, net	101,062	90,122	113,909	92,636	78,562
Trade accounts receivables, net	120,740	95,791	83,540	55,661	56,344
Other receivables	5,621	887	286	420	1,280
Short term investments at fair value	30,000	46,250	54,250	78,000	10,000
Other current assets	6,186	20,198	15,276	9,416	7,900
Cash and cash equivalents	179,971	48,194	75,286	25,072	74,882
Restricted cash	6,126	4,053	6,073	4,017	6,135
Total current assets	449,706	305,495	348,620	265,222	235,103

Total assets	630,037	487,427	529,403	450,678	451,859

	Unaudited	Unaudited	Audited	Audited	Audited
(Figures in USD 1,000’)	30 September 2006	September 2005	31 December 2005	31 December 2004	31 December 2003

EQUITY AND LIABILITIES
Equity
Common stock	1,086	1,065	1,069	889	773
Capital in excess of par value	747,721	727,249	732,405	644,838	586,008
Other equity items	(3,810)	(1,563)	(2,202)	(7,388)	(8,758)
Accumulated deficit	(233,519)	(327,520)	(305,555)	(357,038)	(328,642)
Total equity	511,478	399,231	425,717	281,301	249,381

Non-current liabilities
Pension liability	11,947	11,040	12,636	10,933	8,813
Interest bearing debt	—	—	—	75,000	125,092
Other non-current liabilities	5,589	5,643	5,594	5,848	4,147
Total non-current liabilities	17,536	16,683	18,230	91,781	138,052

Current liabilities
Trade accounts payable	44,440	25,602	35,920	30,640	24,389
Accrued compensation, benefits and related taxes	19,630	16,083	20,424	14,845	4,267

OFFER DOCUMENT AND INFORMATION MEMORANDUM

	Unaudited	Unaudited	Audited	Audited	Audited
(Figures in USD 1,000’)	30 September 2006	September 2005	31 December 2005	31 December 2004	31 December 2003

Accrued warranty	8,582	6,724	8,479	5,453	—
Current portion of long term debt	—	—	—	—	1,073
Other accrued liabilities	28,371	23,104	20,633	26,658	34,697
Total current liabilities	101,023	71,513	85,456	77,596	64,426

Total equity and liabilities	630,037	487,427	529,403	450,678	451,859

9.1.5 Consolidated historical statement of cash flow for ARRIS (Prepared in accordance with US GAAP)

	Unaudited	Unaudited	Unaudited	Unaudited	Audited	Audited	Audited
(Figures in USD 1,000’)	3Q 2006	3Q 2005	9 Months 2006	9 Months 2005	12 Months 2005	12 Months 2004	12 Months 2003

Net cash flow from operating activities	14,217	(6,953)	77,209	(9,104)	25,458	21,532	14,895
Net cash flow from investing activities	(3,136)	(48,921)	17,192	23,919	13,859	(77,575)	(17,326)
Net cash flow from financing activities	1,716	6,874	10,284	8,307	10,897	6,233	(21,096)
Cash and cash equivalents at beginning of period	167,174	97,194	75,286	25,072	25,072	74,882	98,409
Cash and cash equivalents at end of period	179,971	48,194	179,971	48,194	75,286	25,072	74,882
Net change in cash	12,797	(49,000)	104,685	23,122	50,214	(49,810)	(23,527)

9.1.6 Consolidated historical statement of changes in equity for ARRIS (Prepared in accordance with US GAAP)

	Unaudited	Unaudited	Audited	Audited	Audited
(Figures in USD 1,000’)	9 months 2006	9 months 2005	12 Months 2005	12 Months 2004	12 Months 2003

Equity at beginning of period	425,717	281,301	281,301	249,381	320,390

Comprehensive income (loss)	70,427	30,776	52,103	(30,564)	(46,941)
Compensation under stock award plan	7,068	4,342	6,915	2,826	3,370
Repurchase of Nortel shares	—	—	—	—	(28,000)
Common stock returned	—	—	—	—	(684)
Issuance of common stock in conversion of 4 1 / 2% notes due 2008, net of write-off of associated deferred finance fees	—	75,714	75,714	52,767	—
Issuance of common stock and other	7,728	7,098	9,684	6,891	1,246
Tax benefit related to exercise of stock options	538	—	—	—	—
Equity at end of period	511,478	399,231	425,717	281,301	249,381

9.2 FINANCIAL CONDITION
9.2.1 Management’s discussion and analysis of financial condition and results of operations for the year ended 31 December 2005
Industry Conditions
The Company’s performance is largely dependent on capital spending for constructing, rebuilding, maintaining and upgrading broadband communications systems necessary for the provision of new voice, data, and video services. The cable market has evolved and changed significantly over the past few years. Key developments that have or may impact the Company include:
Increase in Spending by MSOs on New Revenue-Generating Services

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While reducing overall capital expenditures, MSOs have increased their expenditures on equipment, which allows them to create new revenue-generating opportunities, including high-speed data, telephony and digital video. ARRIS anticipates future increases in expenditures by the MSOs on new technologies, which allow them to capitalize on these opportunities.
Cable Operator Demand of Open Standards for Equipment and Services Related to High-Speed Data, Telephony and, Digital Video
Each of the key new revenue-generating services (high-speed data, telephony and digital video) was originally made available to the MSOs by various companies using proprietary products; however, next-generation products are being developed and deployed in compliance with open standards established by the cable industry:
•	High-speed data was offered, most significantly by ARRIS (LANcity), Motorola and Terayon, using proprietary cable modem termination systems and cable modems. In the United States, the MSOs founded CableLabs to create an open standard architecture for high-speed data defined in the Data Over Cable Service Interface Specification (DOCSIS). The initial version of this architecture was introduced in 1999. Subsequently, a second version, DOCSIS 2.0, was introduced in 2001, which is today’s standard. ARRIS and its competitors responded to the creation of these standards, by replacing its proprietary high-speed data products with DOCSIS-compliant products. Similar open standards exist in Europe.

•	Telephony was first offered, most significantly by ARRIS, Motorola, ADC and Tellabs, using proprietary constant bit rate, or CBR, headend and network interface units. ARRIS continues to sell CBR equipment; however, ARRIS experienced a reduction in sales of this product in 2005 and expect a further decline in 2006 as cable operators supplant CBR telephony with Voice over IP (VoIP) telephony technology. The MSOs, through CableLabs, have created an open architecture for VoIP telephony called PacketCable. ARRIS anticipates that the majority of new telephony deployments will use this open architecture. ARRIS and its competitors responded to the creation of this new standard with PacketCable-compliant products.

•	Digital Video was first offered, most significantly by Motorola, Scientific-Atlanta and Pace, using proprietary set-top boxes. In 1997, CableLabs, at the direction of the MSOs, introduced a standard for open architecture, secure interactive digital television known as OpenCable™. More recently, in 2005, certain MSOs, in particular Comcast, Time Warner and Cox Communications, began the development of standards for a Next Generation Network Architecture (NGNA), which, among other things, will drive an open standards architecture for IP Video. In the latter half of 2005, the NGNA initiative was transferred to CableLabs. Subsequently, CableLabs began the development of a third generation DOCSIS standard (DOCSIS 3.0) and a definition of a next generation cable modem termination architecture known as Modular CMTS (M-CMTS). Together DOCSIS 3.0 and M-CMTS embody the concepts of the NGNA vision. ARRIS is actively participating in the development of the DOCSIS 3.0 and M-CMTS standards and are developing and marketing products based on these new standards.
ARRIS expects that MSOs will continue to create and demand open interfaces for all services in the future.
ARRIS also expects that MSOs will seek to offer other new services in the future. For example:
•	Some MSOs have expressed interest in offering bundled wireless telephony as part of their product offering. This product known as Fixed Mobile Convergence (FMC) will allow cable subscribers to use mobile phones in their homes, connecting to the MSOs’ VoIP network in the home and roam from the home VoIP network to the cellular network outside of the home and back seamlessly. ARRIS is exploring products and technologies to support this new offering.

•	Some MSOs are increasing their focus on expanding their service offerings to businesses. ARRIS is exploring products and technologies to support the MSOs expansion into this market segment.
Consolidation of the Company’s Customer Base
Consolidation of the Company’s customers has, and may in the future, affect their purchases of the Company’s products. In the fourth quarter of 2002, Comcast completed its purchase of AT&T Broadband. Since the acquisition, ARRIS has not shipped material quantities of CBR telephony product to Comcast as its focus turned to video and high-speed data operations. In 2004, Liberty Media International increased its holdings in international properties making them one of the largest MSOs in the world. As a result, ARRIS entered into a global Master Purchase agreement with Liberty and its affiliates for all ARRIS products. In 2004, Adelphia Communications announced that, as part of its bankruptcy proceedings, it planned to sell its cable properties. In 2005, Adelphia announced that it would seek court approval to sell its cable properties to Time Warner and

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Comcast, with the closing of those sales to occur in 2006. It is possible that the sale of properties may have an impact on the Company’s future sales. Time Warner and Comcast historically have been among the Company’s larger customers.
It also is possible that other customer consolidations may occur that could have an impact on future sales of the Company’s products.
Decline in Spending by the MSOs on “Two-Way Plant Upgrades”
A significant portion of the MSOs have completed, or are nearing completion of, their “two-way” plant upgrade programs. ARRIS, as well as its competitors (in particular, Cisco, Motorola and TVC), has sold significant amounts of equipment to the MSOs over the past five years in support of their upgrade programs.
These sales were predominately of the Company’s Supplies & CPE products as well as its former Transmission, Optical and Outside Plant products.
Results of Operations
Overview
Key accomplishments in 2005 included:
•	ARRIS achieved top EMTA market share with over 40% of the world market in 2005 according to Infonetics Research.

•	The introduction of the fifth generation of the Company’s EMTAs, including cost reduced versions.

•	The 500-series Touchstone EMTAs achieved both DOCSIS and EuroDOCSIS 2.0 certification.

•	Cost reductions within the CMTS product family.

•	Continued work on the Keystone D5 Digital Multimedia Termination System product, which is expected to be commercially available in the first half of 2006. This new product recently has undergone interoperability testing with several video on demand systems and is currently in trial with customers.

•	The Cadant® C4 CMTS achieved Euro-DOCSIS 2.0 certification.

•	Continued work on a multi-line EMTA for use by customers in multi-dwelling units (“MDUs”) and businesses. ARRIS expects to launch this product in the first half of 2006.

•	Continued work on a session initiated protocol (“SIP”) based version of the Company’s EMTA for Eastern European and Asian customers.

•	Demonstration of the FlexPathTM wideband technology enabling delivery of over 100Mbps to the subscriber over standard cable plant. FlexPath is currently being evaluated by an Asian customer and will be commercially available in the first half of 2006.
Through the Company’s work at CableLabs on the DOCSIS 3.0 and Modular CMTS standards ARRIS has developed a Next Generation Architecture. In 2006, based on the technology of the Company’s flagship C4 CMTS and D5 Digital Multimedia Termination System, (Universal QAM Modulator), ARRIS expects to commence the development of components which, when added to the existing installed base should enable MSOs to cost effectively upgrade their networks to these new standards without the need to replace the existing equipment. These new products are expected to cost effectively enable such advanced features as:
•	Wideband data services which are at parity with telco-provided fiber to the home

•	IPTV

•	High definition video on demand
Below is a table that shows the Company’s key operating data as a percentage of sales. Following the table is a detailed description of the major factors impacting the year over year changes of the key lines of the Company’s results of operations.
Key Operating Data (as a percentage of net sales)

	Years Ended 31 December
	2005	2004	2003

Net sales	100.0%	100.0%	100.0%
Cost of sales	72.0	70.2	70.9

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	Years Ended 31 December
	2005	2004	2003

Gross margin	28.0	29.8	29.1
Operating expenses:
Selling, general, and administrative expenses	10.9	14.0	20.6
Research and development expenses	8.8	12.9	14.5
Restructuring and impairment charges	0.2	1.6	0.2
Amortization of intangibles	0.2	5.9	8.1

Operating income (loss)	7.9	(4.5)	(14.3)
Other (income) expense:
Interest expense	0.3	1.0	2.4
Membership interest	—	—	0.6
Loss (gain) on debt retirement	0.3	0.9	(6.0)
Loss (gain) on investments	—	0.3	0.3
Gain on foreign currency	—	(0.3)	(0.5)
Other expense (income), net	(0.3)	(0.2)	—

Income (loss) from continuing operations before income taxes	7.6	(6.2)	(11.0)
Income tax expense (benefit)	—	—	—

Net income (loss) from continuing operations	7.6	(6.2)	(11.0)
Gain (loss) from discontinued operations	—	0.4	0.1
Net income (loss)	7.6%	(5.8)%	(10.9)%

Comparison of Operations for 2005, 2004 and 2003
Net Sales
The table below sets forth the Company’s net sales for the three years ended 31 December 2005, 2004 and 2003, for each of its product categories (in USD million except percentages):

	Net Sales			Increase (Decrease) Between Periods
	For the Years Ended 31 December			2005 vs. 2004		2004 vs. 2003
	2005	2004	2003	USD	%	USD	%

Product Category:
Broadband	315.1	300.2	289.6	14.9	5.0	10.6	3.7
Supplies & CPE	365.3	189.8	144.4	175.5	92.5	45.4	31.4
Total sales	680.4	490.0	434.0	190.4	38.9	56.0	12.9

The table below sets forth the Company’s domestic and international sales for the three years ended 31 December 2005, 2004 and 2003 (in USD million except percentages):

	Net Sales			Increase (Decrease) Between Periods
	For the Years Ended 31 December			2005 vs. 2004		2004 vs. 2003
	2005	2004	2003	USD	%	USD	%

Domestic	495.8	366.4	351.9	129.4	35.3	14.5	4.1

International:
Asia Pacific	51.1	48.0	36.8	3.1	6.5	11.2	30.4
Europe	67.4	46.2	27.2	21.2	45.9	19.0	69.9
Latin America	25.0	18.2	8.0	6.8	37.4	10.2	127.5
Canada	41.1	11.2	10.1	29.9	267.0	1.1	10.9

Total International	184.6	123.6	82.1	61.0	49.4	41.5	50.5
Total	680.4	490.0	434.0	190.4	38.9	56.0	12.9

Broadband Net Sales 2005 vs. 2004: During 2005, sales of the Company’s Broadband products increased by USD 14.9 million or 5.0% as compared to 2004.
•	Sales of the Company’s CMTS product line increased year over year. A significant portion of the increase relates to sales to new customers for this product line, most notably Charter Communications.

•	As anticipated, sales of the Company’s CBR voice product declined year over year. Two factors led to the decline. First, the product line is approaching end of life and as a result the Company’s customers, in particular Cox Communications and Jupiter, have reduced their purchases as they transition to VoIP. Second, ARRIS reduced the price of the product in 2005. ARRIS expects a further decline in the sales of the Company’s CBR product line in 2006 as customers, in particular Cox Communications and Jupiter transition to VoIP.

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Supplies & CPE Net Sales 2005 vs. 2004: Supplies & CPE product revenue increased by approximately USD 175.5 million or 92.5% in 2005 as compared to 2004.
•	The increase reflects substantial growth in VoIP demand from the Company’s customers as they began to rollout VoIP in volume in 2006, as a result they purchased more EMTAs.

•	The increase in sales was broad based and included sales to many new customers.

•	ARRIS believes sales of EMTAs will be robust in 2006.
Broadband Net Sales 2004 vs. 2003: During 2004, sales of the Broadband products increased by USD 10.6 million or 3.7% as compared to 2003. The following factors contributed to this increase:
•	Sales of the CMTS product line increased year over year. A significant portion of this increase is attributable to an increase in sales to Liberty Media International (including its affiliates).

•	As anticipated, sales of the CBR voice products in 2004 declined from 2003. However, ARRIS continued to have steady sales of CBR product to Cox Communications and Jcomm.
Supplies & CPE Net Sales 2004 vs. 2003: Supplies & CPE product revenue increased by approximately USD 45.4 million or 31.4% in 2004 as compared to 2003.
•	Included in the Supplies & CPE product category is DOCSIS cable modems and EMTAs. Sales of these products increased significantly in 2004. A significant portion of the increase is attributable to the ramp in sales of the EMTAs, as operators began to deploy VoIP.

•	Supplies & CPE product revenue internationally increased by USD 23.5 million in 2004 as compared to 2003, primarily due to an increase in sales of cable modems and EMTAs to the Company’s international customers.

•	Domestically, sales of the Supplies & CPE products increased by USD 21.9 million. A substantial portion of this increase is related to sales of EMTAs, most notably to Time-Warner Cable.
Gross Margin
The table below sets forth the gross margin for the three years ended 31 December 2005, 2004 and 2003, for each of the Company’s product categories (in USD million except percentages):

	Gross Margin			Increase (Decrease) Between Periods
	For the Years Ended 31 December			2005 vs. 2004		2004 vs. 2003
	2005	2004	2003	USD	%	USD	%

Product Category:
Broadband	122.1	120.7	110.1	1.4	1.2	10.6	9.6
Supplies & CPE	68.6	25.5	16.2	43.1	169.0	9.3	57.4

Total	190.7	146.2	126.3	44.5	30.4	19.9	15.8

The table below sets forth the Company’s gross margin percentages for the three years ended 31 December 2005, 2004 and 2003, for each of its product categories:

	Gross Margin %			Percentage Point Increase
	For the Years Ended 31 December			(Decrease) Between Periods
	2005	2004	2003	2005 vs. 2004	2004 vs. 2003

Product Category:
Broadband	38.8%	40.2%	38.0%	(1.4)	2.2
Supplies & CPE	18.8%	13.4%	11.2%	5.4	2.2
Total	28.0%	29.8%	29.1%	(1.8)	0.7

Broadband Gross Margin 2005 vs. 2004: The increase in Broadband gross margin dollars and the decrease in percentages in 2005 as compared to 2004 were related to the following factors:
•	The increase in gross margin dollars year over year is a result of the USD 14.9 million increase in sales.

•	The decrease in the gross margin percentage year over year primarily reflects price reductions related to the CBR product line.

•	In 2005, ARRIS recorded USD 2.9 million of inventory reserves versus USD 2.7 million in 2004.

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Supplies & CPE Gross Margin 2005 vs. 2004: The increase in Supplies & CPE gross margin dollars and percentages in 2005 as compared to 2004 was related to the following factors:
•	The increase in gross margin dollars year over year is a result of the USD 175.5 million increase in sales.

•	Product cost reductions positively impacted gross margin percentage year over year.

•	In 2005, ARRIS recorded USD 2.0 million of inventory reserves versus USD 2.9 million in 2004.
Broadband Gross Margin 2004 vs. 2003: The increase in Broadband gross margin dollars and percentages in 2004 as compared to 2003 was related to the following factors:
•	Gross margin dollars were impacted by year-over-year increases in revenues.

•	Product cost reduction programs were implemented in the second half of 2003, which helped contribute to an increase in margins.

•	In 2004, ARRIS recorded USD 2.7 million of inventory reserves versus USD 5.6 million in 2003.

•	In the third and fourth quarters of 2004, the Broadband gross margin percentages were 41.5% and 34.6%, respectively, reduced from the first half of 2004. The decrease is the result of costs associated with the introduction of the DOCSIS 2.0 CMTS, including higher initial product costs as ARRIS launched the product and a change in product mix, more specifically, lower sales of its higher margin CBR products.
Supplies & CPE Gross Margin 2004 vs. 2003: The increase in Supplies & CPE gross margin dollars and percentages in 2004 as compared to 2003 was related to the following factors:
•	The increase in revenues year-over-year significantly impacted gross margin dollars. This was predominantly related to an increase in sales of EMTAs.

•	In 2004, ARRIS recorded USD 2.9 million of inventory reserves versus USD 6.4 million in 2003.
In the fourth quarter of 2005 the Company’s overall gross margin percentage was 31.9%, up from the third quarter 2005 level of 27.4% and the fourth quarter 2004 level of 26.1%. The increase reflected a shift in product mix (higher concentration of Broadband sales as a result of lower sales of EMTAs) and the achievement of product cost reductions. In the first quarter of 2006 ARRIS anticipates a decline in gross margin percentage to a range of approximately 27% to 29%. The decline reflects a shift in product mix (higher concentration of EMTAs) and anticipated price reductions. The Company’s overall gross margins are very dependent upon, amongst other factors, achievement of planned cost reductions, product mix, and price reductions granted to customers.
Operating Expenses
The table below provides detail regarding the Company’s operating expenses (in USD million except percentages):

	Operating Expenses			Increase (Decrease) Between Periods
	For the Years Ended 31 December			2005 vs. 2004		2004 vs. 2003
	2005	2004	2003	USD	%	USD	%

Selling, general, & administrative	74.4	68.6	89.1	5.8	8.5	(20.5)	(23.0)
Research & development	60.1	63.4	62.9	(3.3)	(5.2)	0.5	0.8
Restructuring & impairment	1.3	7.6	0.9	(6.3)	(82.9)	6.7	744.4
Amortization of intangibles	1.2	28.7	35.2	(27.5)	(95.8)	(6.5)	(18.5)

Total	137.0	168.3	188.1	(31.3)	(18.6)	(19.8)	(10.5)

Selling, General, and Administrative, or SG&A, Expenses:
2005 vs. 2004: Several factors contributed to the increase year over year:
•	In the third quarter of 2005, ARRIS chose to early adopt the provisions of SFAS No. 123R, Share-Based Payment. Prior to adoption, we followed the provisions of APB Opinion No. 25 Accounting for Stock Issued to Employees, and recorded non-cash compensation expense related to restricted stock

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grants and stock options subject to variable accounting. Year over year non-cash compensation costs increased by USD 3.6 million, predominantly as a result of SFAS No. 123R, Share-Based Payment.
•	Variable compensation costs (bonuses) increased by USD 2.1 million year over year reflecting the Company’s strong business performance relative to targets established by the Company’s board of directors.
2004 vs. 2003: Several factors contributed to the reduction year over year:
•	Legal fees and settlement costs decreased significantly in 2004. In 2003, ARRIS incurred approximately USD 5.0 million of settlement/legal expenses associated with patent litigation that ultimately was settled.

•	In 2003, ARRIS recorded USD 2.2 million associated with the write-off of customer relations software.

•	In 2003, ARRIS incurred USD 1.4 million of costs associated with the disposal of ESP.

•	The impact of previously implemented cost reduction programs led to lower operating expenses, offset by higher employee incentive accruals.

•	Reserves for doubtful accounts decreased year over year primarily as a result of lower year over year requirements for Cabovisao of USD 4.9 million, net of a gain of USD 1.5 million from the sale of the receivable to a third party.

•	Included in the SG&A expenses for 2004 and 2003 are severance costs of USD 0.4 million and USD 1.1 million, respectively.
Research & Development Expenses: Included in the Company’s R&D expenses are costs directly associated with its development efforts (people, facilities, materials, etc.) and reasonable allocations of the Company’s information technology and facility costs.
2005 vs. 2004: Several factors contributed to the USD 3.3 million reduction year over year:
•	For the majority of 2004, ARRIS continued to invest in certain products related to the Atoga product line, including a R&D center in Fremont, California. In late 2004, ARRIS closed the facility and severed 28 employees. In 2005, there were no expenditures related to this facility and employees. The resulting year over year decrease was approximately USD 4.1 million.

•	In the second quarter of 2005, there was a benefit of approximately USD 1.2 million representing funding received from a customer related to development work that ARRIS performed for it over an 18 month period. The expenses related to the project were charged to research and development in the periods in which they were performed. The customer provided progress payments over the respective time period. The receipt of the cash was recorded as a liability until ARRIS completed the work and the customer accepted it. The customer accepted the work in the second quarter of 2005, at which time the payments were offset against research and development expense.

•	Partially offsetting the above decreases were year over year increases related to variable compensation (bonuses) and non- cash equity compensation expenses upon adoption of SFAS No. 123R, Share-Based Payment of approximately USD 2.9 million.
2004 vs. 2003: R&D expenses increased USD 0.5 million year over year, or less than one percent. The primary focus in research & development expenditures in 2004 and 2003 was on products that allow MSOs to garner new revenues, in particular, high-speed data, VoIP, and Video over IP. Major development efforts in 2004 and 2003 included work on the following: CMTS (C4, C3, D5), CPE (DOCSIS modems & EMTAs), Atoga product suite, product cost reductions, and new initiatives (including VoIP).
Restructuring and Impairment Charges: During 2005, ARRIS recorded restructuring and impairment charges of USD 1.3 million which predominately relates to changes in estimates related to real estate leases associated with the previous consolidation of certain facilities.
During 2004, ARRIS consolidated two facilities in Georgia, giving the Company the ability to house many of its core technology, marketing, and corporate headquarter functions in a single building. This consolidation resulted in a restructuring charge of USD 6.2 million. Also during 2004, ARRIS adjusted its reserves related to previously closed facilities. This adjustment was due to a change in estimates and resulted in a restructuring charge of approximately USD 1.1 million. Lastly, the Company’s office in Fremont, California was closed at the end of 2004. This resulted in a restructuring charge of USD 0.3 million, of which USD 0.2 million related to severance charges and USD 0.1 million related to lease commitments.

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During 2003, ARRIS evaluated the restructuring accruals related to previously closed facilities. Upon final review, ARRIS recorded additional restructuring charges of USD 0.9 million during the year ended 31 December 2003 as a result of a change to the initial estimates used.
Impairment of Goodwill: On an annual basis, ARRIS reviews its goodwill based upon its own analysis and an independent valuation. The valuation is determined using a combination of the income and market approaches on an invested capital basis, which is the market value of equity plus interest-bearing debt. Independent valuations were performed in the fourth quarters of 2005, 2004, and 2003, and no impairment was indicated.
Amortization of Intangibles: The Company’s intangibles amortization expense represents amortization of existing technology acquired as a result of the Arris Interactive L.L.C. acquisition in 2001, the Cadant, Inc. acquisition in 2002, the Atoga and Com21 acquisitions in 2003 and the cXm Broadband LLC acquisition in 2005. As of August 2004, the intangibles with respect to the Arris Interactive L.L.C. acquisition were fully amortized, and as of January 2005, the intangibles associated with Cadant, Inc. were fully amortized.
Other Expense (Income):
The table below provides detail regarding the Company’s other expense (income) (in USD million):

	Other Expense (Income)
	For the Years Ended 31 December			Increase (Decrease) Between Periods
	2005	2004	2003	2005 vs. 2004	2004 vs. 2003

Interest expense	2.1	5.0	10.4	(2.9)	(5.4)
Membership interest	—	—	2.4	—	(2.4)
Loss (gain) on debt retirement	2.4	4.4	(26.2)	(2.0)	30.6
Loss on investments and notes receivable	0.1	1.3	1.4	(1.2)	(0.1)
Gain on foreign currency	(0.1)	(1.3)	(2.4)	1.2	1.1
Interest income	(3.1)	(1.5)	(0.4)	(1.6)	(1.1)
Other expense (income)	0.5	0.4	0.6	0.1	(0.2)

Total expense (income)	1.9	8.3	(14.2)	(6.4)	(22.5)

Interest Expense: Interest expense reflects the amortization of deferred finance fees, and the interest paid on the Company’s convertible subordinated notes and capital leases.
Membership Interest Expense: In conjunction with the acquisition of Arris Interactive L.L.C. in August 2001, ARRIS issued to Nortel Networks a subordinated redeemable Class B membership interest in Arris Interactive L.L.C. with a face amount of USD 100.0 million. This membership interest earned a return of 10% per annum, compounded annually. During the first quarter 2003, ARRIS redeemed the entire Class B membership interest in Arris Interactive L.L.C. held by Nortel Networks, at a discount, at which point the membership interest ceased.
Loss (Gain) on Debt Retirement: During 2004, ARRIS called USD 50.0 million of the Notes due 2008 for redemption, and holders of the Notes elected to convert the Notes into 10.0 million shares of common stock rather than have the notes redeemed. Under the indenture’s terms for redemptions, ARRIS made a make-whole interest payment of approximately 0.5 million common shares, resulting in a charge of USD 4.4 million during the first quarter of 2004.
In May 2005, ARRIS called the remaining USD 75.0 million of the Notes for redemption and the holders of the Notes elected to convert the notes into 15.0 million shares of common stock rather than have the Notes redeemed. Under the indenture’s terms for redemptions, ARRIS made a make-whole interest payment of approximately 0.3 million shares resulting in a charge of USD 2.4 million during the second quarter of 2005. As of 31 December 2005, the Notes have been fully converted and the Company has no long term debt.
The net gain on debt retirement of USD 26.2 million in 2003 consists of two transactions:
•	During the first quarter 2003, ARRIS redeemed the entire Class B membership interest in Arris Interactive L.L.C. held by Nortel Networks for approximately USD 88.4 million. This discounted redemption resulted in a gain of approximately USD 28.5 million during the first quarter of 2003.

•	During the fourth quarter 2003, ARRIS chose to cancel its credit facility, which was due to expire in August 2004. As a result, ARRIS wrote off approximately USD 2.3 million of unamortized finance fees related to the facility upon cancellation.
Loss on Investments and Notes Receivable: ARRIS holds certain investments in the common stock of publicly-traded companies, a number of non-marketable equity securities, and an investment in a rabbi trust associated with the Company’s deferred compensation plan. For further discussion on the classification and the accounting treatment of these investments, see the Investments section within Financial Liquidity and Capital Resources

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contained herein. During the years ended 31 December 2005, 2004 and 2003, ARRIS recorded net losses related to these investments of USD 0.1 million, USD 1.3 million, and USD 1.4 million, respectively.
During 2004, ARRIS recorded a charge of USD 0.1 million in relation to a short-term note receivable that ARRIS deemed to be fully impaired. The note, which was due from an unrelated private company, became due in October 2004, and the company was unable to repay the note.
Gain in Foreign Currency: During 2005, 2004 and 2003, ARRIS recorded foreign currency gains related to its international customers whose receivables and collections are denominated in their local currency. ARRIS has implemented a hedging strategy to mitigate the monetary exchange fluctuations from the time of invoice to the time of payment, and has occasionally entered into forward contracts based on a percentage of expected foreign currency receipts.
Income Tax Expense: In 2005, ARRIS recorded USD 0.5 million of income tax expense for foreign taxes and Alternative Minimum Tax in the United States. As ARRIS was in a cumulative net loss position for tax purposes, it had sufficient net operating loss carryforwards to offset its taxable income.
In 2004, ARRIS recorded income tax expense of USD 0.1 million related to foreign income taxes. As ARRIS was in a cumulative loss position for tax purposes, the Company did not incur income tax expense (benefit) during 2003.
Discontinued Operations: In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, certain product lines have been accounted for as discontinued operations upon their disposal in 2002 and historical results have been reclassified accordingly.
During 2003, ARRIS reduced its accruals for vendor liabilities, warranty issues, and other estimated costs related to disposals by USD 4.8 million. This adjustment was the result of settling certain vendor liabilities for amounts less than originally anticipated and changes to its original estimated disposal costs. Also during 2003, ARRIS increased its accrual by USD 4.4 million for restructuring liabilities associated with the discontinued operations of the manufacturing facilities as a result of changes in estimates. The net result of the above transactions in 2003 was a gain of USD 0.4 million in discontinued operations.
During 2004, ARRIS recorded income from discontinued operations of approximately USD 1.8 million with respect to the discontinued product lines as a result of changes in estimates related to real estate, vendor liabilities, and other accruals. Additionally, ARRIS recognized a partial recovery of USD 0.9 million with respect to inventory previously written off associated with an Argentinean customer, of which approximately USD 0.3 million related to the discontinued operations of Actives and Keptel. The net result of the above transactions in 2004 was a gain of USD 2.1 million in discontinued operations.
In 2005, ARRIS recorded income of USD 0.2 million related to its reserves for discontinued operations. These adjustments were the result of the resolution of various vendor liabilities, taxes and other costs.
Financial Liquidity and Capital Resources
Overview
As highlighted earlier, one of the Company’s key strategies is to maintain and improve its capital structure. The key metrics ARRIS focuses on are summarized in the table below:
Liquidity & Capital Resources Data

	Year Ended 31 December
(in USD million, except DSO and Turns)	2005	2004	2003

Key Working Capital Items
Cash provided by operating activities	25.5	21.5	14.9
Cash, cash equivalents, and short-term investments	129.5	103.1	84.9
Accounts Receivable, net	83.5	55.7	56.3
-Days Sales Outstanding (Full Year)	37	42	58
Inventory	113.9	92.6	78.6
- Turns (Full Year)	4.7	4.0	3.4

Key Debt Items
Convertible Notes due 2008	—	75.0	125.0
Capital Expenditures	9.6	10.2	5.9
Shares Owned by Nortel	—	3.2	5.0
% Owned by Nortel	0.0%	3.6%	6.6%

In managing the Company’s liquidity and capital structure, ARRIS has been and is focused on key goals, and ARRIS has and will continue in the future to implement actions to achieve them. They include:

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•	Liquidity—ensure that ARRIS has sufficient cash resources or other short term liquidity to manage day to day operations

•	2008 Notes — implement a plan to retire the notes; which was ultimately accomplished in 2005 and 2004 through redemptions

•	2003 Notes — implement a plan to retire the notes; which was ultimately accomplished in 2002 and 2003 through a combination of cash redemptions (USD 99.6 million) and a share exchange offer (USD 15.4 million)

•	Nortel Class B Membership Interest in Arris Interactive L.L.C. — implement a plan to retire the debt; which was ultimately accomplished in 2003 at a significant discount

•	Growth — implement a plan to ensure that ARRIS has adequate capital resources, or access thereto, to execute acquisitions

•	Overhang — implement a plan to reduce the overhang on the Company’s stock caused by Nortel Networks holdings; at the end of 2005 Nortel no longer held shares in ARRIS
Below is a description of key actions taken and an explanation as to their potential impact:
Inventory & Accounts Receivable Programs: ARRIS uses turns to evaluate inventory management and days sales outstanding, or DSOs, to evaluate accounts receivable management. From the table above, you will note improvements, particularly as evidenced by the 2005 turns of 4.7 and DSOs of 37 days. Both inventory and accounts receivable increased year over year as a result of the growth in the Company’s revenues.
Looking forward, ARRIS does not anticipate a further reduction in DSOs. It is possible that DSOs may increase, particularly if the international component of ARRIS’ business increases as customers internationally typically have longer payment terms. Inventory turns may modestly improve in the future.
2008 Notes & Nortel Debt/Shares: In June 2002, ARRIS entered into an option agreement with Nortel Networks pursuant to which ARRIS was entitled to retire the Class B membership interest in Arris Interactive L.L.C. held by Nortel Networks at a substantial discount and repurchase up to 16.0 million shares. The agreement had an expiration date of 30 June 2003. In addition, ARRIS obtained from Nortel Networks an agreement to forgive approximately USD 5.9 million of the return on the membership interest if ARRIS redeemed it prior to 31 March 2003. In the first quarter of 2003, ARRIS had substantially completed the retirement of the notes due 2003, and had sufficient funds to retire the balance and maintain sufficient liquidity for the business. ARRIS investigated options to raise capital to take advantage of the agreement with Nortel Networks and in March 2003, ARRIS raised USD 125.0 million through the private placement of convertible notes. The terms were at market and are described elsewhere. ARRIS used USD 88.4 million of the proceeds of the notes issuance to retire the membership interest of USD 116.9 million, representing a USD 28.5 million discount. ARRIS also used the funds to repurchase and retire 8.0 million shares for USD 30.0 million (including USD 2.0 million for the reduction in the forgiveness of the return on the membership interest described elsewhere). On the date of the repurchase, the closing fair market value of the shares was approximately USD 32.0 million (based on a closing stock price of USD 4.01).
Redemption of the 2008 Notes: In February 2004, ARRIS’ stock price had risen to the levels required under the indenture where ARRIS was entitled to redeem, in full or in part, the Notes due 2008. At that time, ARRIS gave notice of a partial redemption of USD 50.0 million (with a “make whole” payment, described elsewhere, to be paid in stock). All redeemed note holders chose to convert their notes into stock, resulting in the issuance of 10.0 million shares of ARRIS common stock.
In May 2005, ARRIS’ stock price had risen to the levels required under the indenture where ARRIS was entitled to redeem, in full or in part, the balance of the Notes. ARRIS called the remaining USD 75.0 million of the Notes for redemption and the holders of the Notes elected to convert the notes into 15.0 million shares of common stock rather than have the Notes redeemed. ARRIS made a make-whole interest payment of approximately 0.3 million shares resulting in a charge of USD 2.4 million during the second quarter 2005.
Contractual Obligations
Following is a summary of ARRIS’ contractual obligations as of 31 December 2005:

	Payments due by period
Contractual Obligations (in	Less than			More than
USD million)	1 Year	1-3 Years	3-5 Years	5 Years	Total

Operating leases (1)	6.9	10.7	9.5	4.8	31.9
Sublease income	(0.6)	(0.3)	—	—	(0.9)
Purchase obligations (2)	122.7	—	—	—	122.7
Total contractual obligations	129.0	10.4	9.5	4.8	153.7

(1)	Includes leases which are reflected in restructuring accruals on the consolidated balance sheets.

(2)	Represents obligations under agreements with non-cancelable terms to purchase goods or services. The agreements are enforceable and legally binding, and specify terms, including quantities to be purchased and the timing of the purchase.

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Off-Balance Sheet Arrangements
The Company does not have any off-balance sheet arrangements.
Cash Flow
Below is a table setting forth the key lines of ARRIS’ Consolidated Statements of Cash Flows:

(in USD million)	2005	2004	2003

Cash provided by operating activities	25.5	21.5	14.9
Cash provided by (used in) investing activities	13.9	(77.6)	(17.3)
Cash provided by (used in) financing activities	10.9	6.2	(21.1)
Net increase (decrease) in cash	50.2	(49.8)	(23.5)

Operating Activities: Below are the key line items affecting cash from operating activities:

(in USD million)	2005	2004	2003

Net income (loss) after non-cash adjustments	72.9	17.5	(4.8)
(Increase)/Decrease in accounts receivable	(27.2)	1.2	17.0
(Increase)/Decrease in inventory	(20.9)	(14.1)	26.2
All other — net	0.7	16.9	(23.5)
Cash provided by operating activities	25.5	21.5	14.9

•	As described above, net income improved significantly year over year, resulting in an improvement in cash from operating activities.

•	Inventory increased in 2005 as a result of increased demand and inventory planning. Inventory increased in 2004, as expected, primarily to accommodate a change in contract manufacturers in the fourth quarter of 2004 and to build a pipeline of EMTAs. Inventory turns for 2005 were 4.7 as compared to 2004 turns of 4.0.

•	Accounts receivables increased in 2005 as a result of higher revenues. In 2003, ARRIS generated USD 17.0 million of cash flow from accounts receivable. This was facilitated by collection of accounts associated with the sale of non-core product lines in late 2002 and a strong management focus on collections. The 2005 DSO was 37 days as compared to the 2004 DSO of 42 days.

•	While ARRIS believes that the Company may be able to further improve its working capital position, future cash flow from operating activities will be more dependent on net income after adjustment for non-cash items.
Investing Activities: Below are the key line items affecting investing activities:

(in USD million)	2005	2004	2003

Capital expenditures	(9.6)	(10.2)	(5.9)
Acquisitions/other	(0.2)	—	(3.2)
Purchases of short-term investments	(59.3)	(107.8)	(10.0)
Disposals of short-term investments	83.0	39.8	—
Proceeds from sale of investments	—	0.6	—
Proceeds from sale of product lines	—	—	1.8
Cash provided by (used in) investing activities	13.9	(77.6)	(17.3)

Capital Expenditures: Capital expenditures are mainly for test equipment, laboratory equipment, and computing equipment. ARRIS anticipates investing approximately USD 10.0 to USD 12.0 million in 2006.
Acquisitions/Other: This represents cash investments ARRIS has made in various acquisitions including Com21, Atoga, and cXm Broadband.
Purchases and Disposals of Short-Term Investments: This represents purchases and disposals of auction rate securities held as short-term investments.

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Proceeds from Sale of Investments: This represents the cash proceeds ARRIS received from the liquidation of excess assets from deferred compensation plan.
Proceeds from Sale of Product Lines: This represents the remaining cash proceeds ARRIS received from the sale of Actives product line.
Financing Activities: Below are the key items affecting ARRIS’ financing activities:

(in USD million)	2005	2004	2003

Retirement of 2003 notes	—	—	(23.9)
Payments on notes payable	—	(1.2)	(0.7)
Payments on capital leases	—	—	(2.1)
Redemption of preferred membership interest	—	—	(88.4)
Borrowing under 2008 notes	—	—	125.0
Borrowing under notes payable	—	—	1.6
Proceeds from issuance of common stock	10.9	7.4	1.2
Repurchase of common stock and stock units	—	—	(28.0)
Deferred financing fees paid	—	—	(5.8)
Cash provided by (used in) financing activities	10.9	6.2	(21.1)

As can be seen from the above table, ARRIS has substantially refinanced its capital structure over the past three years. ARRIS eliminated the 2003 Notes and Class B Membership Interest. ARRIS did so using cash from operating activities, sale of non-core product lines and the issuance of USD 125.0 million through the 2008 notes offering.
In 2004, ARRIS converted USD 50.0 million of its 4 1/2% convertible subordinated notes due 2008 in exchange for common stock. In connection with the redemption, ARRIS made a make-whole interest payment that included the issuance of approximately 0.5 million common shares valued at approximately USD 4.4 million which is reflected as a loss on debt retirement in the first quarter of 2004. Additionally, ARRIS wrote off approximately USD 1.6 million of deferred finance fees related to the notes in the first quarter of 2004.
In 2005, ARRIS converted the remaining USD 75.0 million of the Notes into 15.0 million shares of common stock rather than have the Notes redeemed. The Company made a make-whole interest payment of approximately 0.3 million shares resulting in a charge of USD 2.4 million during the second quarter of 2005. As of 31 December 2005, the Notes have been fully converted and the Company has no long term debt.
Sales of common stock represent the proceeds ARRIS received as a result of exercise of stock options.
Interest Rates
As of 31 December 2005, ARRIS did not have any floating rate indebtedness or outstanding interest rate swap agreements.
Foreign Currency
A significant portion of the products are manufactured or assembled in Mexico, Taiwan, China, the Philippines, and other foreign countries. Sales into international markets have been and are expected in the future to be an important part of ARRIS’ business. These foreign operations are subject to the usual risks inherent in conducting business abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions and taxation by foreign governments, nationalization, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws.
ARRIS has certain international customers who are billed in their local currency. ARRIS uses a hedging strategy and enters into forward or currency option contracts based on a percentage of expected foreign currency receipts. The percentage can vary, based on the predictability of cash receipts. ARRIS routinely review its accounts receivable in foreign currency and periodically initiates forward or option contracts when appropriate.
Financial Instruments
In the ordinary course of business, ARRIS, from time to time, will enter into financing arrangements with customers. These financial instruments include letters of credit, commitments to extend credit and guarantees of debt. These agreements could include the granting of extended payment terms that result in longer collection periods for accounts receivable and slower cash inflows from operations and/or could result in the deferral of revenue. As of 31 December 2005 and 2004, ARRIS had approximately USD 6.1 million and USD 4.0 million, respectively, outstanding under letters of credit which were cash collateralized. The cash collateral is held in the form of restricted cash.
Short-Term Investments

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ARRIS holds short-term investments consisting of debt securities classified as available-for-sale, which are stated at estimated fair value. These debt securities include U.S. treasury notes, state and municipal bonds, asset-backed securities, auction rate securities, corporate bonds, commercial paper, and certificates of deposit. These investments are on deposit with a major financial institution.
Investments
ARRIS held certain investments in the common stock of publicly-traded companies that were classified as trading securities. The remaining shares of common stock were sold during 2003 and the investment was USD 0 at 31 December 2005 and 2004. Changes in the market value of these securities and gains or losses on related sales of these securities were recognized in income and resulted in a gain of USD 0.1 million in 2003.
ARRIS held certain investments in the common stock of publicly-traded companies which were classified as available for sale. Changes in the market value of these securities are typically recorded in other comprehensive income. These securities are also subject to a periodic impairment review, which requires significant judgment. Because these investments had been below their cost basis for a period greater than six months, impairment charges of USD 1.4 million and USD 0.4 million were recorded during the years ended 31 December 2004 and 2003, respectively. As of 31 December 2005 and 2004, the carrying value of these investments was USD 0.
In addition, ARRIS holds a number of non-marketable equity securities totaling approximately USD 32 thousand and USD 827 thousand at 31 December 2005 and 2004, respectively, which are classified as available for sale. The non-marketable equity securities are subject to a periodic impairment review, which requires significant judgment as there are no open-market valuations. During the years ended 31 December 2005 and 2004, ARRIS recorded charges of approximately USD 0.2 million and USD 0.1 million, respectively, in relation to non-marketable equity securities deemed to be impaired based on various factors. During the year ended 31 December 2003, ARRIS recorded an impairment charge of USD 1.1 million in relation to an investment in a start-up company, which raised a new round of financing at a substantial discount in early July 2003.
During the third quarter of 2004, ARRIS recorded a charge of USD 0.1 million in relation to a short-term note receivable that ARRIS deemed to be fully impaired. The note, which was due from an unrelated private company, became due in October 2004, and the company has been unable to repay the note.
As of 31 December 2004, ARRIS held a non-marketable equity security of USD 0.6 million (included in the total of USD 0.8 million described above) and a short-term note receivable of USD 0.5 million from a private company. Late in 2004, the investee was unsuccessful in attempts to raise additional funds to finance its business. On 31 January 2005, ARRIS foreclosed on the note receivable. This was a joint proceeding with the other major note holder of the private company. A new L.L.C. was formed with the other major note holder, of which ARRIS held a 25% interest. In March 2005, ARRIS and the other note holder agreed to ARRIS’ acquisition of the other note holder’s interest in the L.L.C. This transaction closed on 1 April, 2005, and the product line was integrated into ARRIS in the second quarter 2005.
ARRIS offered a deferred compensation arrangement, which allowed certain employees to defer a portion of their earnings and defer the related income taxes. These deferred earnings are invested in a so-called “rabbi trust,” and are accounted for in accordance with Emerging Issues Task Force Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested. A rabbi trust is a funding vehicle used to protect deferred compensation benefits from various events (but not from bankruptcy or insolvency). The investment in the rabbi trust is classified as an investment on the balance sheet. During 2004, ARRIS withdrew the excess of the deferred compensation assets over the plan’s liabilities. A portion of the assets were liquidated, which resulted in a realized gain of approximately USD 0.3 million. At 31 December 2005 and 2004, ARRIS had an accumulated unrealized gain related to the rabbi trust of approximately USD 1.1 million and USD 0.7 million, respectively, included in other comprehensive income.
Capital Expenditures
Capital expenditures are made at a level designed to support the strategic and operating needs of the business. ARRIS’ capital expenditures were USD 9.6 million in 2005 as compared to USD 10.2 million in 2004 and USD 5.9 million in 2003. ARRIS had no significant commitments for capital expenditures at 31 December 2005. Management expects to invest approximately USD 10.0 million to USD 12.0 million in capital expenditures for the year 2006.
Net Operating Loss Carryforwards
As of 31 December 2005, ARRIS had net operating loss, or NOL, carryforwards for domestic and foreign income tax purposes of approximately USD 114.3 million and USD 18.2 million, respectively. The federal NOLs expire through 2024. Foreign NOLs related to an Irish subsidiary in the amount of USD 18.2 million have an indefinite life and can only be used to offset Irish income. The tax benefit associated with the federal NOLs is

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offset by a full valuation allowance, in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. ARRIS continually reviews the adequacy of the valuation allowance and recognize the benefits only as reassessment indicates that it is more likely than not that the benefits will be realized. ARRIS generated taxable income for the first time in several years in 2005. If this trend of profitability continues, it is possible that ARRIS may reverse the valuation allowance recorded on its net deferred tax assets.
The availability of tax benefits of NOL carryforwards to reduce ARRIS’ federal and state income tax liability is subject to various limitations under the Internal Revenue Code. The availability of tax benefits of NOL carryforwards to reduce ARRIS’ foreign income tax liability is subject to the various tax provisions of the respective countries.
Defined Benefit Pension Plans
ARRIS sponsors two non-contributory defined benefit pension plans, a qualified and nonqualified plan available to a limited group of employees, which cover the Company’s U.S. employees. As of 1 January 2000 ARRIS froze the defined qualified pension plan benefits. The U.S. pension plan benefit formulas generally provide for payments to retired employees based upon their length of service and compensation as defined in the plans. The plans are accounted for in accordance with SFAS No. 87, Employers’ Accounting for Pensions, which requires that amounts recognized in the financial statements be determined on an actuarial basis. Disclosures are made in accordance with SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The actuarial measurement includes estimates and assumptions relating to the discount rate used to measure the plan liabilities.
The investment strategies of the plans place a high priority on benefit security. The plans invest conservatively so as not to expose assets to depreciation in adverse markets. The plans’ strategy also places a high priority on earning a rate of return greater than the annual inflation rate along with maintaining average market results. The plan has targeted asset diversification across different asset classes and markets to take advantage of economic environments and to also act as a risk minimizer by dampening the portfolio’s volatility.
30 September is the measurement date used for the 2005, 2004 and 2003 reporting years.
The weighted-average actuarial assumptions used to determine the benefit obligations for the three years presented are set forth below:

	2005	2004	2003

Assumed discount rate for active participants	5.50%	6.00%	6.00%
Assumed discount rate for inactive participants	5.75%	6.00%	6.00%
Rates of compensation increase	3.75%	5.94%	6.00%

The weighted-average actuarial assumptions used to determine the net periodic benefit costs are set forth below:

	2005	2004	2003

Assumed discount rate for active participants	6.00%	6.00%	6.75%
Assumed discount rate for inactive participants	6.00%	6.00%	6.50%
Rates of compensation increase	5.94%	5.94%	6.00%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%

The expected long-term rate of return on assets is derived using the building block approach which includes assumptions for the long term inflation rate, real return, and equity risk premiums.
As of 31 December 2005, the expected benefit payments related to the Company’s defined benefit pension plans were as follows (in USD thousands):

2006	509
2007	597
2008	742
2009	804
2010	1,195
2011 — 2015	7,724

Adoption of SFAS No. 123R, Share-Based Payment
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No.

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95, Statement of Cash Flows. SFAS 123R is effective for public companies for interim or annual periods beginning after 15 June 2005. As revised, this statement requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value. ARRIS chose to early adopt SFAS 123R on 1 July 2005 using the modified prospective method. Prior to the adoption date, ARRIS used the intrinsic value method for valuing its awards of stock options and restricted stock and recorded the related compensation expense, if any, in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations.
Prior to the adoption of SFAS No. 123R, ARRIS used the Black-Scholes option valuation model to estimate the fair value of an option on the date of grant for pro forma purposes. Upon adoption of SFAS No. 123R, ARRIS elected to continue to use the Black-Scholes model; however, it engaged an independent third party to assist the Company in determining the Black-Scholes weighted average inputs utilized in the valuation of options granted subsequent to 1 July, 2005. Prior to the adoption of SFAS No. 123R, the Company estimated the expected volatility exclusively on historical stock prices of ARRIS common stock over a period of time. Under SFAS No. 123R, the volatility factors are based upon a combination of historical volatility over a period of time and estimates of implied volatility based on traded option contracts on ARRIS common stock. The change in estimating volatility was made because the Company felt that the inclusion of the implied volatility factor was a more accurate estimate of the stock’s future performance. The expected term of the awards granted are based upon a weighted average life of exercise activity of the grantee population. The risk-free interest rate is based upon the U.S. treasury strip yield at the grant date, using a remaining term equal to the expected life. The expected dividend yield is 0%, as the Company has not paid cash dividends on its common stock since its inception. In calculating the stock compensation expense, ARRIS applies an estimated post-vesting forfeiture rate based upon historical rates.
In May 2005, the ARRIS Board of Directors approved the acceleration of outstanding options with exercise prices equal to USD 9.06 and above. All of these options were “out-of-the-money” at the time of acceleration, as the closing stock price on 5 May 2005 was USD 7.67. The acceleration covered options to purchase approximately 1.4 million shares of common stock, but did not involve any options held by directors or executive officers. The purpose of the acceleration was to reduce the expense that would be associated with these options in accordance with the provisions of SFAS No. 123R, Share-Based Payment, once adopted. The acceleration resulted in incremental stock-based employee compensation of approximately USD 5.7 million in the pro forma expense for the second quarter 2005.
In 2003, the Company offered to all eligible employees the opportunity to exchange certain outstanding stock options for restricted shares of ARRIS common stock. The Company’s Board of Directors and its eight most highly compensated executive officers during 2002 were not eligible to participate in the offer. Employees tendered approximately 76% of the options eligible to be exchanged under the program and ARRIS cancelled options to purchase approximately 4.7 million shares of common stock and granted approximately 1.5 million restricted shares in exchange. The Company recorded a fixed compensation expense equal to the fair market value of the shares of restricted stock granted through the offer; this cost is being amortized over the four-year vesting period for the restricted shares. Prior to the adoption of SFAS No. 123R, all eligible options that were not tendered for exchange were subject to variable accounting. The variable accounting charge fluctuated in accordance with the market price of the ARRIS common stock at the end of each accounting period until such stock options were exercised, forfeited, or expire unexercised. In accordance with SFAS No. 123R, an equity award that previously was accounted for as a variable award under APB No. 25 should no longer be accounted for as a variable award. As of 1 July 2005, the grant-date fair value is used to recognize compensation cost for these options.
As of 31 December 2005, there was approximately USD 12.4 million of total unrecognized compensation cost related to unvested share-based awards granted under the Company’s incentive plans. This compensation cost is expected to be recognized over a weighted-average period of 2.1 years.
9.2.2 Management’s discussion and analysis of financial condition and results of operations, three and nine months ended 30 September 2006
Overview
Below is a summary of some of key highlights and trends for the three and nine months ended 30 September 2006:
•	Sales, net income, cash from operating activities and earnings per share have improved significantly as compared to the same period in 2005.

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	Nine months ended 30 September
(in USD million)	2006	2005	Increase

Sales	657.0	499.1	157.9
Net income	72.0	29.5	42.5
Cash provided by (used in) operating activities	77.2	(9.1)	86.3

•	The VoIP market continued to grow as MSOs continued their rollout of IP telephony. ARRIS leveraged its existing market position in IP-based telephony with product offerings to increase sales of both EMTA and CMTS products.

•	ARRIS expects demand for CMTS products will continue to increase in future periods as new services and competition between the Company’s customers and their competitors intensifies the need to provide ever faster download speeds requiring added CMTS capacity and features.

•	In the third quarter of 2006, ARRIS announced that ARRIS commenced shipping C4 CMTS to Time Warner, a key new account for this product.

•	ARRIS experienced substantial growth in EMTA unit sales and revenues year over year and ARRIS anticipates continued growth in the fourth quarter of 2006. The rate of future growth for EMTA sales is expected to be lower than what ARRIS has experienced to date as many of the Company’s customers have now passed through the initial launch stage. The ultimate level of sales of EMTAs will be affected by, but not limited to, such factors as the success customers have marketing IP telephony to their subscribers in the future, the success customers have retaining their IP telephony subscribers in the future, competitive factors affecting the Company’s market share including price, and the timing and success of new product introductions.

•	Sales of CBR products, consistent with the expectation that ARRIS previously disclosed, decreased significantly year over year and quarter over quarter as this product line nears the end of its life. ARRIS anticipates sales of CBR products to further decline in 2007 as end of life purchase orders are expected to be substantially fulfilled.

•	Gross margin percentage in the third quarter of 2006 was 27.6%, which compares to 29.0% in the second quarter of 2006. The decrease, consistent with the expectation that ARRIS previously disclosed, reflects a change in product mix as ARRIS sold less CBR product (which earns a higher than the company average gross margin) and more EMTAs (which earn a lower than the company average gross margin). Partially offsetting the mix impact was an increase in margins related to the EMTA products as ARRIS sold more of its new cost reduced product. ARRIS anticipates that its gross margins as a percent of sales will improve in the fourth quarter of 2006 as compared to the third quarter as ARRIS expects to sell proportionately more of its cost reduced 500-series EMTAs (which earn higher gross margins than the 400-series). The ultimate result is dependent upon several factors including, but not limited to: product mix, attainment of cost reductions, and competitive price pressure.

•	ARRIS anticipates that it will utilize all, or the vast majority, of its non-equity compensation related federal and state net operating losses (“NOLs”) in 2006. As a result, ARRIS expects that in 2007 the Company will begin to record income tax expense at a full rate of approximately 38.5%. Depending upon its actual results for 2006, it is possible ARRIS may have insufficient non-equity compensation related NOLs to shelter all of its 2006 income. As a result, ARRIS may incur a higher tax expense in the fourth quarter of 2006 than predicted.

•	In the fourth quarter of 2006, ARRIS will be further analyzing the valuation allowance the Company recorded to reduce its deferred tax assets to zero. ARRIS first recorded a valuation allowance in 2001 and have continued to adjust it so that the current value of its deferred tax assets remains zero. At the end of 2005, ARRIS continued to be in a three year cumulative loss position. The projected income for the full year 2006 is expected to result in a three year cumulative positive net income position entering 2007. As a result, ARRIS anticipates that the Company may reverse a significant portion of its valuation allowance in the fourth quarter of 2006. At the end of the third quarter 2006, the valuation allowance was approximately USD 65.0 million. For further detail, see Income Taxes section below.
Comparison of Operations for the Three and Nine Months Ended 30 September 2006 and 2005
Net Sales
The table below sets forth the Company’s net sales for the three and nine months ended 30 September 2006 and 2005, for each of the product categories:

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	Net Sales				Increase Between 2006 and 2005
	Three months		Nine months		Three months		Nine months
	ended 30 September		ended 30 September		ended 30 September		ended 30 September
(in USD million)	2006	2005	2006	2005	USD	%	USD	%

Product Category:
Broadband	87.6	81.3	271.8	222.2	6.3	7.7	49.6	22.3
Supplies & CPE	141.0	119.7	385.2	276.9	21.3	17.8	108.3	39.1
Total sales	228.6	201.0	657.0	499.1	27.6	13.7	157.9	31.6

The table below sets forth the Company’s domestic and international sales for the three and nine months ended 30 September 2006 and 2005:

	Net Sales				Increase Between 2006 and 2005
	Three months		Nine months		Three months		Nine months
	ended 30 September		ended 30 September		ended 30 September		ended 30 September
(in USD million)	2006	2005	2006	2005	USD	%	USD	%

Domestic	174.2	148.6	493.5	366.8	25.6	17.2	126.7	34.5
International	54.4	52.4	163.5	132.3	2.0	3.8	31.2	23.6
Total sales	228.6	201.0	657.0	499.1	27.6	13.7	157.9	31.6

Broadband Net Sales 2006 vs. 2005: During the three and nine months ended 30 September 2006, sales of the Broadband products increased by approximately 7.7% and 22.3%, respectively, as compared to the same periods from the prior year. These increases in Broadband sales resulted from several components:
•	Sales of the CMTS product increased in the three and nine months ended 30 September 2006 as compared to the same periods in 2005; most notable was an increase in CMTS volume to Comcast, among various other customers. It is also noteworthy that ARRIS continued to gain acceptance by new customers for the Company’s flagship C4 CMTS. In the third quarter, 2006 ARRIS began shipping the C4 to Time Warner Cable.

•	Sales of the Company’s CBR voice products were down in the third quarter of 2006 as compared to the third quarter 2005 and also declined for the first nine months of 2006, as compared to the same period in 2005 as customers migrate to the Company’s newer VoIP products.
Sales of Broadband products in the third quarter 2006 declined by USD 11.2 million from the second quarter 2006. As expected, ARRIS sold less CBR product which was partially offset by increased sales of CMTS equipment. ARRIS expects sales of CBR products will continue to decline in the fourth quarter of 2006 and during 2007 as customers complete their last time purchases of CBR products and the business migrates to a sustaining service business.
Supplies & CPE Net Sales 2006 vs. 2005: Supplies & CPE product sales increased by approximately 17.8% and 39.1% in the three and nine month periods ended 30 September 2006, as compared to the same periods in 2005. These increases reflect:
•	Increased sales of EMTA product as operators ramped up deployment of VoIP. In the three and nine months ended 30 September 2006, ARRIS sold 1.3 million and 3.5 million EMTAs, respectively, in comparison to approximately 0.9 million and 1.8 million in the three and nine months 2005, respectively.
Consolidated Backlog and Book-to-Bill Ratio
The order backlog was USD 122.0 million and book-to-bill ratio was 0.88 in the third quarter 2006, both of which declined modestly from the second quarter 2006. Two factors are contributing to this decline. First, ARRIS continues to fulfill orders which span multiple quarters for last time buys of the Company’s CBR product. Second, ARRIS continues to observe a shortening of the lead times for orders.
Gross Margin
The table below sets forth the Company’s gross margin for the three and nine months ended 30 September 2006 and 2005, for each of its product categories:

	Gross Margin				Increase (Decrease) Between 2006 and 2005
	Three months		Nine months		Three months		Nine months
	ended 30 September		ended 30 September		ended 30 September		ended 30 September
(in USD million)	2006	2005	2006	2005	USD	%	USD	%

Product Category:
Broadband	40.5	28.4	124.8	81.9	12.1	42.6	42.9	52.4
Supplies & CPE	22.7	26.6	58.6	51.0	(3.9)	(14.7)	7.6	14.9
Total	63.2	55.0	183.4	132.9	8.2	14.9	50.5	38.0

OFFER DOCUMENT AND INFORMATION MEMORANDUM
The table below sets forth the Company’s gross margin percentages for the three and nine months ended 30 September 2006 and 2005, for each of its product categories:

	Gross Margin %				Increase (Decrease) Between 2006 and 2005
	Three months		Nine months		Three months	Nine months
	ended 30 September		ended 30 September		ended 30 September	ended 30 September
	2006	2005	2006	2005	Percentage Points

Product Category:
Broadband	46.2%	34.9%	45.9%	36.8%	11.3	9.1
Supplies & CPE	16.1%	22.2%	15.2%	18.4%	(6.1)	(3.2)
Total	27.6%	27.4%	27.9%	26.6%	0.2	1.3

Broadband Gross Margin 2006 vs. 2005: The increase in Broadband gross margin dollars and percentages for the three and nine months ended 30 September 2006 was related primarily to the following factors:
•	Gross margin dollars were affected by the quarter-over-quarter and year-over-year increase in Broadband sales, in particular CMTS sales.

•	Gross margin percentages on Broadband products, in particular on CMTS products, increased as a result of product cost reductions. In the first half of 2005, the next generation DOCSIS 2.0 CMTS was in the process of being cost reduced. The initial margin percentages for this product were lower than historical margins due to higher initial product costs.
Despite the increases mentioned above, gross margin dollars of USD 40.5 million in the third quarter 2006 declined as compared to the second quarter 2006 gross margin dollars of USD 45.4 million. This decrease was the result of the decline in sales quarter over quarter, primarily due to the phase-out of the Company’s legacy CBR equipment.
Supplies & CPE Gross Margin 2006 vs. 2005: Supplies & CPE gross margin dollars for the three months ended 30 September 2006 decreased as compared to the same period in 2005; however, the year-to-date period in 2006

OFFER DOCUMENT AND INFORMATION MEMORANDUM
represented an increase over the gross margin dollars in 2005. These changes in gross margin dollars were related to the following factors:
•	Despite the increase in sales volume of EMTAs in the third quarter 2006 as compared to 2005, the gross margin dollars were negatively impacted by the mix of specific models of EMTAs sold, resulting in a lower gross margin percentage year over year.

•	The significant increase in sales of EMTAs in the nine months ended 30 September 2006 as compared to the same period in 2005 resulted in the year-over-year increase in gross margin dollars.
Supplies & CPE gross margin percentages for the three and nine months ended 30 September 2006 decreased as compared to the same periods in 2005 as a result of the higher mix of EMTA sales in 2006. As previously disclosed, in late 2005 and early 2006 ARRIS negotiated long term contracts with some major customers. In order to secure these contracts, ARRIS elected to reduce the price of its 400-series EMTA in advance of the availability of the 500-series cost-reduced EMTA. This had the effect of suppressing the Supplies & CPE gross margin percentage in the first nine months of 2006. Commencing in the third quarter of 2006, as ARRIS began to replace shipments of the 400-series product with the lower cost 500-series product, its gross margin percentage began to improve. ARRIS anticipates a substantially larger portion of the shipment in the fourth quarter will be the 500-series. Virtually all EMTA product shipped in the first quarter of 2007 is expected to be 500-series.
Gross margin dollars and percentages in the Supplies & CPE category in the third quarter 2006 increased sequentially over the second quarter 2006 as the proportion of 500-series EMTAs increased in the sales mix. Third quarter 2006 gross margin dollars increased by USD 4.4 million, as the gross margin percentage increased by 1.0 percentage point as compared to the second quarter of 2006.
Operating Expenses
The table below provides detail regarding the Company’s operating expenses:

	Operating Expenses				Increase (Decrease) Between 2006 and 2005
	Three months		Nine months		Three months		Nine months
	ended 30 September		ended 30 September		ended 30 September		ended 30 September
(in USD million)	2006	2005	2006	2005	USD	%	USD	%

SG&A	21.5	20.1	64.5	53.8	1.4	7.0	10.7	19.9
Research & development	16.1	16.0	50.5	45.1	0.1	0.6	5.4	12.0
Restructuring & impairment	0.0	0.0	0.3	0.4	0.0	0.0	(0.1)	(25.0)
Amortization of intangibles	0.1	0.2	0.6	1.0	(0.1)	(50.0)	(0.4)	(40.0)
Total	37.7	36.3	115.9	100.3	1.4	3.9	15.6	15.6

Selling, General, and Administrative, or SG&A, Expenses: The increase in SG&A expense for the three and nine months ended 30 September 2006 includes:
•	Equity compensation expense associated with the adoption of SFAS No. 123R beginning 1 July 2005.

•	Higher variable compensation related to an increase in commissions, bonuses, slightly higher staffing level, taxes and other fringe benefits.

•	Higher legal and accounting professional fees.

•	Partially offsetting these increases was a reduction in bad debt expense related to the recovery of previously written off receivables. This contributed to lower expenses of USD 1.6 million for the nine months ended 30 September 2006 as compared to the same period in 2005.
Research & Development Expenses: The increase in R&D expense for the three and nine months ended 30 September 2006 includes:
•	Technology licensing fees of USD 2.4 million during the second quarter 2006. As discussed below, this fee was related to a joint development project on Fixed Mobile Convergence with UTStarcom.

•	Higher variable compensation related to an increase in bonuses, slightly higher staffing level, taxes and other fringe benefits.

•	Included in the year-to-date 2005 expenses was a benefit of approximately USD 1.2 million representing funding received from a customer related to development work that ARRIS performed for

OFFER DOCUMENT AND INFORMATION MEMORANDUM
the customer over the preceding 18 months. The expense incurred to perform the work was charged to research and development in the periods it was performed. The customer provided progress payments over the time period. The payments were recorded as a liability until the work was completed and no contingency existed for the potential return of the payments to the customer. This occurred in the second quarter 2005, at which time the payments were recognized as an offset to research and development expense.
ARRIS continues to aggressively invest in research and development. The primary focus is on products that allow MSOs to capture new revenues, in particular, high-speed data, VoIP, and Video over IP. ARRIS also continues to place emphasis on reducing product costs.
ARRIS has invested USD 50.5 million in research and development through the first nine months of 2006. Key products ARRIS launched this year include: Keystone D5 Digital Multimedia Termination System, two multiline EMTAs, a T1/E1 MTA, and FlexPath wideband products including a wideband modem. In the second quarter, ARRIS completed the introduction of the 500-series EMTA, including versions that fully comply with European Union mandated hazardous materials standards known as RoHS.
In addition, ARRIS commenced development of its next generation DOCSIS 3.0 and Modular CMTS products to be introduced over the next two years. These new products will comply with the latest CableLabs standards and provide many advanced features such as wideband data services (> 100 Mbps) and a variety of commercial services. These products will be backward compatible with the current C4 CMTS platform, affording the current C4 customers investment protection as they upgrade to advanced capabilities through simple card replacements. This will enable the Company to mine its installed base as these new products become available.
In April 2006, ARRIS announced that the Company entered into a joint development, licensing and supply agreement with UTStarcom that will enable the fourth component of the quadruple play for cable MSOs worldwide. The joint solution will allow customers with Wi-Fi enabled handsets to seamlessly roam between their cellular and Wi-Fi connections, or a service commonly referred to as fixed mobile convergence, or FMC. As part of this agreement, ARRIS expects to invest up to USD 5.0 million in license fees over three years to acquire certain technologies. In the second quarter of 2006, ARRIS recognized R&D expense of approximately USD 2.4 million related to this agreement, with the remaining license fees expected to be expensed in 2007 and 2008.
Restructuring and Impairment Charges
On a quarterly basis, ARRIS reviews its existing restructuring accruals and make adjustments if necessary. As a result of these evaluations, the Company recorded an increase to a restructuring accrual of USD 4 thousand and USD 347 thousand during the three and nine months ended 30 September 2006, respectively, which compares to an increase of USD 34 thousand and USD 430 thousand, respectively, during the same periods in 2005. These adjustments were primarily related to changes in estimates associated with real estate leases.
Amortization of Intangibles
Intangibles amortization expense for the three and nine months ended 30 September 2006 was USD 0.1 million and USD 0.6 million, respectively, and compares to expense of USD 0.2 million and USD 1.0 million, respectively, for the same periods in 2005. The intangible expense represents the amortization of existing technology acquired as a result of the Com21 acquisition in the third quarter 2003 and the cXm Broadband acquisition in the second quarter 2005.
Other Expense (Income):
Interest Expense
Interest expense for the three and nine months ended 30 September 2006 was immaterial as the Company remained long-term debt-free through nine months ended 30 September 2006. This compares to interest expense of USD 0.0 million and USD 2.0 million for the three and nine months ended 30 September 2005, respectively, which was related to the USD 75.0 million of convertible subordinated notes (“Notes”) that were outstanding until the second quarter 2005.
Loss on Debt Retirement
In May 2005, the Company called the remaining USD 75.0 million of the Notes for redemption and the holders of the Notes elected to convert the notes into 15.0 million shares of common stock rather than have the Notes redeemed. The Company made a make-whole interest payment of approximately 0.3 million shares resulting in a charge of USD 2.4 million during the second quarter 2005.
Loss (Gain) in Foreign Currency

OFFER DOCUMENT AND INFORMATION MEMORANDUM
During the three and nine months ended 30 September 2006, ARRIS recorded foreign currency losses (gains) of approximately USD 0.2 million and USD (0.9) million, respectively, and compares to losses of USD 0.3 million and USD 0.1 million, respectively, for the same periods in 2005. The losses (gains) are primarily driven by the fluctuation of the value of the euro as compared to the U.S. dollar, as ARRIS had several European customers whose receivables and revenues are denominated in euros. ARRIS has implemented a hedging strategy to mitigate the monetary exchange fluctuations, and have entered into forward contracts based on forecasted Euro-denominated sales.
Interest Income
Interest income during the three and nine months ended 30 September 2006 was USD 2.8 million and USD 6.4 million, respectively. During the same periods in 2005, interest income was USD 0.8 million and USD 2.1 million, respectively. The income reflects interest earned on cash, cash equivalents and short term investments, which increased year over year by approximately USD 115.6 million, thus resulting in higher interest income.
Other Expense
Other expense for the three and nine months ended 30 September 2006 was USD 0.1 million and USD 0.3 million, respectively. During the same periods in 2005, the other expense was approximately USD 0.1 million and USD 0.4 million, respectively.
Income Taxes
The Company records its quarterly income tax provision in accordance with APB 28, Interim Financial Reporting and FIN 18, Accounting for Income Taxes in Interim Periods. In accordance with these standards, the Company determines its current income tax provision based upon a comparison of its year-to-date actual results to its estimated results for the calendar year. The Company determines its deferred tax provision, prior to its assessment of changes to its valuation allowance, based upon the actual change in its deferred tax assets for the period.
As of 30 September 2006, the Company continued to maintain a full valuation allowance on its net deferred tax assets. The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only as the reassessment indicates that it is more likely than not that the deferred tax assets will be recognized in accordance with SFAS No. 109, Accounting for Income Taxes. At the end of 2005, ARRIS continued to be in a three year cumulative loss position and as such, it was not considered likely that ARRIS would be able to recover these deferred tax assets in the foreseeable future. Applying such standard as of 30 September 2006, the Company does not believe it is more likely than not that the deferred tax assets will be recognized. In reaching this determination, the Company believes that its history of cumulative losses over the past three calendar years outweighs other positive evidence that it is more likely than not that the Company’s deferred tax assets will be recognized. Should the Company meet its current projections for the fourth quarter 2006, it will enter 2007 with cumulative profits for the preceding three calendar years. As a result, sufficient evidence may exist at year end 2006 to conclude that it is more likely than not that the Company will recognize the future benefit of its deferred tax assets. Except for that portion of the Company’s valuation allowance related to net operating loss carryforwards resulting from stock option exercises and restricted stock award deductions (collectively, “share-based payments”), the treatment of which is more fully described below, the release of the valuation allowance in connection with a change in judgment with respect to the recovery of a particular deferred tax asset will be recorded as a benefit to the Company’s income tax provision.
As of 31 December 2005, the Company’s total federal net operating loss carryforwards of USD 114.3 million included tax deductions of approximately USD 26.1 million related to share-based payments. The income tax benefits associated with the recognition of the share-based payment portion of the net operating loss carryforward will be credited to stockholders’ equity when such portion of the net operating loss carryforwards is utilized. The portion of the net operating loss carryforwards related to share-based payments will be utilized after all other deductions comprising the total net operating loss carryover are utilized.
Hypothetically, if the Company were to continue to generate taxable income at the same rate that it did in the first nine months of 2006, the Company would begin to pay tax, on a cash basis, at an effective rate of about 38.5% at some point during the first half of 2007. Further, in computing income tax expense under the guidance of SFAS No. 109, the benefit of the net operating losses, excluding those attributable to share-based payments, are to be fully utilized before the benefit of any share-based payments is utilized. The benefit of the net operating losses not related to share-based payments are recorded as a component of the income tax provision, while the benefit of the share-based payments are recorded as an increase in stockholders’ equity. As a result, the Company would begin to record income tax expense at an effective rate of about 38.5% before it has utilized all of its net operating losses on a cash tax basis, most likely in the first quarter of 2007.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
Financial Liquidity and Capital Resources
Overview
One of the Company’s key strategies is to maintain and improve its capital structure. The key metrics ARRIS focuses on are summarized in the table below:
Liquidity & Capital Resources Data

	Nine months ended 30 September
(in USD million, except DSO and turns)	2006	2005

Key Working Capital Items
Cash provided by (used in) operating activities	77.2	(9.1)
Cash, cash equivalents, and short-term investments	210.0	94.4
Accounts receivable, net	120.7	95.8
Days Sales Outstanding (“DSOs”), annualized	43.0	42.0
Inventory	101.1	90.1
Inventory turns, annualized	5.9	5.3

OFFER DOCUMENT AND INFORMATION MEMORANDUM
Inventory & Accounts Receivable
ARRIS places a strong emphasis on working capital management, particularly with respect to accounts receivable and inventory. The Company uses turns to evaluate inventory management and days sales outstanding, or DSOs, to evaluate accounts receivable management.
The accounts receivable absolute dollars and DSOs increased year-over-year and quarter-over-quarter as a result of higher sales and proportionately more sales occurring later in the quarter and therefore not due from the Company’s customers at 30 September 2006. ARRIS believes that this trend may continue.
Summary of Current Liquidity Position and Potential for Future Capital Raising
ARRIS believes that its current liquidity position, including approximately USD 210.0 million of cash, cash equivalents, and short-term investments on hand as of 30 September 2006, together with the prospects for continued generation of cash from operations, are adequate for its short- and medium-term business needs. However, a key part of its overall long-term strategy is likely to involve additional acquisitions, and ARRIS regularly reviews acquisition opportunities. Either in order to be prepared to make acquisitions generally, or in connection with particular acquisitions, the Company may raise capital through private or public share, debt or convertible debt offerings. ARRIS believes that the Company has the ability to access the capital markets upon commercially reasonable terms.
Commitments
The contractual obligations are disclosed in the Annual Report on Form 10-K for the year ended 31 December 2005 (see Appendix 2). There has been no material change to the Company’s contractual obligations during the first nine months of 2006.
Cash Flow
Below is a table setting forth the key line items of the Consolidated Statements of Cash Flows:

	For the Nine Months Ended 30 September
(in USD million)	2006	2005

Cash provided by (used in) operating activities	77.2	(9.1)
Cash provided by investing activities	17.2	23.9
Cash provided by financing activities	10.3	8.3
Net increase in cash and cash equivalents	104.7	23.1

Operating Activities: Below are the key line items affecting cash from operating activities:

	For the Nine Months Ended 30 September
(in USD million)	2006	2005

Net income after non-cash adjustments	84.5	45.6
(Increase)/Decrease in accounts receivable	(37.5)	(39.5)
(Increase)/Decrease in inventory	12.8	2.8
All other — net	17.4	(18.0)
Cash provided by (used in) operating activities	77.2	(9.1)

Investing Activities: Below are the key line items affecting investing activities:

	For the Nine Months Ended 30 September
(in USD million)	2006	2005

Capital expenditures	(7.1)	(7.6)
Purchases of short-term investments	(51.9)	(51.3)
Disposals of short-term investments	76.2	83.0
Other	—	(0.2)
Cash provided by investing activities	17.2	23.9

Capital Expenditures: Capital expenditures are mainly for test equipment and computing equipment. ARRIS anticipates investing an aggregate of approximately USD 10.0 million in fiscal year 2006.
Purchases/Disposals of Short-Term Investments: This represents purchases and disposals of auction rate securities held as short-term investments.
Other : This represents cash investments the Company made in 2005 in cXm Broadband, a private company.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
Financing Activities: Below are the key line items affecting the Company’s financing activities:

	For the Nine Months Ended 30 September
(in USD million)	2006	2005

Excess tax benefits from stock-based compensation plans	0.5	—
Proceeds from issuance of stock and other	9.8	8.3
Cash provided by financing activities	10.3	8.3

Cash provided from financing activities for periods presented is primarily related to the exercise of stock options by employees.
Interest Rates
As of 30 September 2006 and 2005, ARRIS did not have any floating rate indebtedness or outstanding interest rate swap agreements.
Foreign Currency
A significant portion of the Company’s products are manufactured or assembled in Mexico, Taiwan, China, the Philippines, and other foreign countries. The sales into international markets have been and are expected in the future to be an important part of the Company’s business. These foreign operations are subject to the usual risks inherent in conducting business abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions and taxation by foreign governments, nationalization, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws.
ARRIS has certain international customers who are billed in their local currency. ARRIS uses a hedging strategy and enter into forward or currency option contracts based on forecasted Euro-denominated sales.
As of 30 September 2006, ARRIS had 7.4 million euros of option contracts outstanding that expire in 2006 and 8.8 million euros of option contracts that expire in 2007. During the third quarter of 2006, ARRIS recognized a net loss of USD 0.2 million related to option contracts expiring in the quarter.
Financial Instruments
In the ordinary course of business, ARRIS, from time to time, will enter into financing arrangements, such as letters of credit, with customers. These agreements could include the granting of extended payment terms that result in longer collection periods for accounts receivable and slower cash inflows from operations and/or could result in the deferral of revenue.
ARRIS executes letters of credit in favor of certain landlords and vendors to guarantee performance on lease and insurance contracts. As of 30 September 2006 and 31 December 2005, ARRIS had approximately USD 4.1 million outstanding at the end of each period under letters of credit that were cash collateralized. The cash collateral is reported as restricted cash. Additionally, ARRIS has a cash collateral account agreement with its financial institution of USD 2.0 million as of 30 September 2006 and 31 December 2005, as security against potential losses with respect to the Company’s foreign currency hedging activities.
Short-Term Investments
ARRIS holds short-term investments consisting of debt securities classified as available-for-sale, which are stated at estimated fair value. These debt securities include U.S. treasury notes, state and municipal bonds, asset-backed securities, auction rate securities, corporate bonds, commercial paper, and certificates of deposit. These investments are on deposit with a major financial institution.
Investments
ARRIS offered a deferred compensation arrangement, which allowed certain employees to defer a portion of their earnings and defer the related income taxes. As of 31 December 2004, the plan was frozen and no further contributions are allowed. The deferred earnings are invested in a “rabbi trust,” and are accounted for in accordance with Emerging Issues Task Force Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested. A rabbi trust is a funding vehicle used to protect deferred compensation benefits from various events (but not from bankruptcy or insolvency). At 30 September 2006 and 31 December 2005, ARRIS had an accumulated unrealized gain related to the rabbi trust of approximately USD 1.2 million and USD 1.1 million, respectively, included in other comprehensive income.
Capital Expenditures
Capital expenditures are made at a level designed to support the strategic and operating needs of the business. ARRIS’ capital expenditures were USD 7.1 million in the first nine months of 2006 as compared to USD 7.6

OFFER DOCUMENT AND INFORMATION MEMORANDUM
million during the same period in 2005. ARRIS had no significant commitments for capital expenditures at 30 September 2006. Management expects to invest an aggregate of approximately USD 10.0 million in capital expenditures for the fiscal year 2006.
Adoption of SFAS No. 123R, Share-Based Payment
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R is effective for public companies for interim or annual periods beginning after 15 June 2005. As revised, this statement requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value. ARRIS early adopted SFAS 123R on July 1, 2005, using the modified prospective method. Prior to the adoption date, ARRIS used the intrinsic value method for valuing its awards of stock options and restricted stock and recorded the related compensation expense, if any, in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations.
Prior to the adoption of SFAS No. 123R, ARRIS used the Black-Scholes option valuation model to estimate the fair value of an option on the date of grant for pro forma purposes. Upon adoption of SFAS No. 123R, ARRIS continued to use the Black-Scholes model; however, ARRIS engaged an independent third party to assist the Company in determining the Black-Scholes weighted average inputs utilized in the valuation of options granted subsequent to 1 July 2005. Prior to the adoption of SFAS No. 123R, the, ARRIS estimated the expected volatility based exclusively on historical stock prices of ARRIS common stock over a period of time. Under SFAS No. 123R, the volatility factors are based upon a combination of historical volatility over a period of time and estimates of implied volatility based on traded option contracts on ARRIS common stock. The change in estimating volatility was made because the Company felt that the inclusion of the implied volatility factor was a more accurate estimate of the stock’s future performance. The expected term of the awards granted are based upon a weighted average life of exercise activity of the grantee population. The risk-free interest rate is based upon the U.S. treasury strip yield at the grant date, using a remaining term equal to the expected life. The expected dividend yield is 0%, as ARRIS has not paid cash dividends on its common stock since its inception. In calculating the stock compensation expense, ARRIS applies an estimated pre-vesting forfeiture rate based upon historical rates.
In May 2005, the ARRIS Board of Directors approved the acceleration of outstanding options with exercise prices equal to USD 9.06 and above. All of these options were “out-of-the-money” at the time of acceleration, as the closing stock price on 5 May 2005 was USD 7.67. The acceleration covered options to purchase approximately 1.4 million shares of common stock, but did not involve any options held by directors or executive officers. The purpose of the acceleration was to reduce the expense that would be associated with these options in accordance with the provisions of SFAS No. 123R, Share-Based Payment, once adopted. The acceleration resulted in incremental stock-based employee compensation of approximately USD 5.7 million in the pro forma expense for the nine months ended 30 September 2005.
As of 30 September 2006, there was approximately USD 17.7 million of total unrecognized compensation cost related to unvested share-based awards granted under the Company’s incentive plans. This compensation cost is expected to be recognized over a weighted-average period of 2.8 years.
9.3 SIGNIFICANT CHANGES IN FINANCIAL OR TRADING POSITION SINCE 30 SEPTEMBER 2006
Since the release of the Form 10-Q for the period ending 30 September 2006, ARRIS issued USD 276.0 million of 2% convertible senior notes due 2026 (“Notes due 2026”) on 6 November 2006. The Notes due 2026 are convertible, at the option of the holder, at any time prior to maturity based on an initial conversion rate of 62.1504 shares, into cash up to the principal amount and, if applicable, shares of ARRIS common stock , cash or a combination thereof. The Notes due 2026 will pay interest semi-annually, based on an annual rate of 2%, on 15 May and 15 November of each year, commencing 15 May 2007. The Company may redeem the Notes due 2026 at any time on or after 15 November 2013, plus accrued and unpaid interest subject to certain conditions. As of 31 December 2006, there was USD 276.0 million of the Notes due 2026 outstanding.
There are no events that have significantly changed ARRIS’ financial and/or trading position since the last financial period included in this Offer Document (nine months ended 30 September 2006).

OFFER DOCUMENT AND INFORMATION MEMORANDUM
9.4 OTHER INFORMATION REASONABLY LIKELY TO AFFECT ARRIS’ PROSPECTS
With the exception of those set out in section 9 “Financial information and operating review of ARRIS” and section 15 “Risk Factors” ARRIS is not aware of any specific and significant trends, uncertainties, commitments or events that can reasonably be expected to have a material effect on its prospectus.
9.5 A COMPARISON OF US GAAP AND IFRS
ARRIS prepares its financial statements in accordance with US generally accepted accounting principles (GAAP). TANDBERG Television prepares its financial statements in accordance with International Financial Reporting Standards (IFRS).
As of this Offer Document, a reconciliation of TANDBERG Television’s financial information has not been completed. This reconciliation is expected to be completed post-closing of the transaction in accordance with SEC filing deadlines however, no assurances can be provided that the reconciliation will be completed by such deadlines. An analysis has therefore not been performed in relation to specific differences between IFRS consolidated financial information and US GAAP consolidated financial information for ARRIS and TANDBERG Television. As a result, the impact of the reconciliation of TANDBERG Television financials is not clear and as such only a general summary of potential differences between US GAAP and IFRS has been prepared. This summary is general in nature and not complete.
9.5.1 Presentation
IFRS and US GAAP both require a full set of financial statements to include a balance sheet, income statement, statement of changes in equity, cash flow statement, accounting policies and notes. However, there are differences between IFRS and US GAAP in the layout of each primary financial statement and the classification of individual items within those statements.
9.5.2 Revenue recognition
The approaches to revenue recognition under both IFRS and US GAAP recognize revenue based on the earnings process and the realization principle. The differences lie in the detailed rules set down in US GAAP.
IAS 18 Revenue contains general principles for revenue recognition and illustrative examples of specific transactions. In contrast to this, under US GAAP there are many individual pronouncements that cover particular categories of transactions or particular industries. Additionally, the SEC has set out its views on the principles of revenue recognition in SAB 101 and 104 Revenue Recognition in Financial Statements, providing SEC registrants with further guidance.
The US rules are prescriptive and often apply only to industry-specific cases; in addition, these detailed rules often contain exceptions for particular types of transactions. Under US GAAP, meeting a list of detailed criteria will often decide whether/when revenue may be recognized or not, rather than applying general principles. Consequently, where differences do arise between IFRS and US GAAP, they will occur more as a result of application of detailed US GAAP rules than as a result of a fundamentally different approach to whether revenues should be recognized.

IFRS	Potential differences	US GAAP

IAS 18 recognition	Multiple element accounting requires increased supporting evidence under US GAAP	EITF No. 00-21

	Licensing, selling, leasing or otherwise marketing computer software etc has specific US standard	SOP 97-2

	Arrangements to deliver modified software systems has specific US standard	ARB 45 SOP 81-1

9.5.3 Share options
Since the publication of IFRS 2 Share-based Payment and the revision to SFAS 123 Accounting for Stock-Based Compensation, which eliminated the alternative of using the APB 25 Accounting for Stock Issued to Employees intrinsic value based method, IFRS and US GAAP have similar requirements for accounting for share-based payment. However, despite the objective of convergence, there are still a few areas of difference between IFRS and US GAAP.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
Differences have arisen because the standards have been applied for the first time in different reporting periods, or because of differences in transitional provisions. There are also some other differences not outlined further here.

IFRS	Potential differences	US GAAP

IFRS 2	IFRS 2 transition exemption for equity instruments granted before 7 November 2002 not available under US GAAP	SFAS 123R (APB 25 for earlier periods)

	National insurance on share based payments only recognized on exercise under US GAAP	EITF No. 00-16

9.5.4 Research and development expenses
The major difference between IFRS and US GAAP for the treatment of research and development costs is that IAS 38 requires some development costs to be capitalized, whereas SFAS 2 Accounting for Research and Development Costs requires most development costs to be expensed as incurred. The treatment of certain computer software development costs is addressed separately by SFAS 86 Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed and SOP 98-1 Accounting for the costs to develop or obtain software for internal use.
IAS 38 addresses the treatment of research costs and development costs separately. The costs of research must be expensed as they are incurred. When the technical and economic feasibility of a project can be demonstrated, and further prescribed conditions are satisfied, the costs of the development of the project must be capitalized.
SFAS 2 requires general research and development costs that are not covered by separate standards to be expensed as they are incurred. Therefore, there is a potentially large category of development costs that must be expensed when preparing an IFRS to US GAAP reconciliation.

IFRS	Potential differences	US GAAP

IAS 38	All R&D costs except for software costs to be expensed under US GAAP	SFAS 2

	Computer software development costs has specific US standard	SFAS 86

	Costs of developing software for internal use has specific US standard	SOP 98-1

9.5.5 Business combinations
All business combinations within the scope of the relevant standards under both US GAAP and IFRS are accounted for using the purchase method as set out in SFAS 141 and IFRS 3, respectively. The basic principles of the purchase method in the two standards are similar, although there are significant differences in detail.
IFRS 3 requires identifiable assets (other than intangible assets) and liabilities (other than contingent liabilities) to be recognized separately on acquisition, if (1) it is probable that there will be an associated inflow of future economic benefits to the acquirer (for an asset) or an outflow of resources in order to settle the obligation (for a liability) and (2) the fair values can be reliably measured. Intangible assets and contingent liabilities are recognized separately where their fair values can be measured reliably.
SFAS 141 requires the cost of an acquired entity to be allocated to all identifiable assets acquired and liabilities assumed in a business combination based on their estimated fair values at the date of acquisition.
Goodwill represents the difference between the cost of the business combination and the acquirer’s interest in the fair value of the identifiable assets acquired and liabilities assumed.
Goodwill under both IFRS and US GAAP is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. However, there are substantial differences in approach to impairment measurement under IFRS and US GAAP (see Section 9.5.6).
Under IFRS 3, the acquirer should recognize liabilities for terminating or reducing the activities of the acquiree as part of allocating the cost of the combination only when the acquiree has, at the acquisition date, an existing liability for restructuring recognized in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets (see Chapter 3 section 3). The acquiree should not recognize liabilities for future losses or other costs expected to be incurred as a result of the combination.
US GAAP allows the acquirer’s intentions to be taken into account to an extent when measuring the liabilities acquired with a business, with the result that certain restructuring provisions may also be recognized in the acquired balance sheet under US GAAP.

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The other principal areas where differences occur are:
•	Intangible assets

•	In process research and development

•	Pre-acquisition contingent liabilities

•	Deferred taxation

•	Minority interests
Differences have also arisen because the standards have been applied for the first time in different reporting periods, or because of differences in transitional provisions. There are some other differences not outlined further here.

IFRS	Potential differences	US GAAP

IFRS 3	Criteria to determine date of acquisition differs under US GAAP	SFAS 141

	Measurement of consideration part financed by issue of shares	EITF No. 99-12

	Acquisition accounting differences:	SFAS 141

	• Accounting for intangible assets acquired	EITF No. 95-3

• Providing for exit activities of the acquired entity

	On IFRS transition no requirement to apply IFRS 3 to business combinations prior to transition date. No such exemption under US GAAP.	SFAS 141 APB 16

	Acquisitions of variable interest entities	FIN 46R SFAS 13 EITF No. 01-08

9.5.6 Impairment
It is a well established principle under both IFRS and US GAAP that an asset must be reviewed for impairment under certain circumstances. Furthermore, if that asset is found to be impaired, it should be written down to its recoverable amount. However, despite this similarity in the overall approach, accounting for impairment can give rise to significant differences in practice.
IAS 36 Impairment of Assets is the relevant standard under IFRS and should be applied to most types of assets, with some exceptions that include inventories, deferred tax assets and financial instruments. Under US GAAP, there are two standards:
•	SFAS 142 Goodwill and Other Intangible Assets deals with accounting for the impairment of goodwill and other non-amortized intangible assets; and

•	SFAS 144 Accounting for the Impairment or Disposal of Long-Lived Assets deals with accounting for impairment of other tangible and intangible fixed assets.
For assets other than goodwill that are subject to amortization, IFRS and US GAAP require an impairment review to be carried out if events or changes in circumstance indicate that an asset’s carrying amount may not be recoverable. The examples of indicators of impairment given in IAS 36 are similar to those in SFAS 144.
If indicators of impairment are present, an impairment review must be carried out for the purposes of both IFRS and US GAAP. However, an impairment may well be recognized at different times under IFRS and US GAAP. The IAS 36 methodology for carrying out an impairment review is a two-stage process that requires the reporting entity to consider first whether indicators of impairment are present and, if they are, to compare the asset’s carrying amount directly to its recoverable amount — defined as the higher of an asset’s fair value less costs to sell and its value in use.
Under IFRS, the value in use calculation involves discounting the expected future cash flows to be generated by the asset to their net present value. SFAS 144 requires a three-stage impairment review process: having determined that indicators of impairment are present, a recoverability test must be performed by comparing the estimated sum of undiscounted cash flows attributable to the asset with its carrying amount. Only if the asset fails this recoverability test will the amount of the impairment be calculated by comparing the asset’s carrying amount to its fair value.
Under SFAS 142, goodwill and other intangible assets with an indefinite life are not amortized, but are reviewed annually for impairment. The method of carrying out the impairment review prescribed by SFAS 142 is complex and somewhat different from that required by IAS 36.
Under IFRS, an entity must assess at each reporting date whether there are indicators that an impairment loss may have reversed and, where this is the case, it should estimate the asset’s recoverable amount. IAS 36 requires

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an impairment charge to be reversed for an asset other than goodwill but only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. US GAAP prohibits the reversal of an impairment loss (except for long lived assets held for sale when there has been subsequent recovery after the impairment).

IFRS	Potential differences	US GAAP

IAS 36	Recoverability test under US GAAP must be performed by comparing the estimated sum of undiscounted cash flows attributable to the asset with its carrying amount	SFAS 144

	US GAAP prohibits the reversal of an impairment loss (except for long lived assets held for sale when there has been subsequent recovery after the impairment)	SFAS 144

9.5.7 Provisions
IAS 37 Provisions, Contingent Liabilities and Contingent Assets contains broad principles that must be applied in relation to accounting for provisions and further guidance on accounting for restructuring costs. US GAAP has no equivalent general standards on provisions, but has several standards on specific topics. SFAS 143 Accounting for Asset Retirement Obligations brings US GAAP closer to IAS 37 in the treatment of the costs of dismantling an asset and SFAS 146 Accounting for the Costs Associated with Exit or Disposal Activities deals with the accounting treatment for individual costs often associated with restructurings. The FASB has also issued a number of Interpretations and EITF Abstracts. The US standard that deals with provisions in general is SFAS 5 Accounting for Contingencies.
IAS 37 requires the time value of money to be taken into account when making a provision. In contrast, US GAAP only permits a provision to be discounted where the amount of the liability and the timing of payments are fixed or reliably determinable, or where the obligation is a fair value obligation (e.g. an asset retirement obligation under SFAS 143).

IFRS	Potential differences	US GAAP

IAS 37	US GAAP only permits a provision to be discounted where the amount of the liability and the timing of payments are fixed or reliably determinable, or where the obligation is a fair value obligation	SAB 5B

9.5.8 Pensions
The approaches of IFRS and US GAAP to accounting for pension schemes are similar. Differences have arisen because the standards have been applied for the first time in different reporting periods, or because of differences in transitional provisions. There are also some other differences not outlined further here.

IFRS	Potential differences	US GAAP

IAS 19	On IFRS transition date companies may have recognized cumulative actuarial gains and losses, treatment not available under US GAAP	SFAS 87 SFAS 158

9.5.9 Taxation
The broad principle of both IAS 12 Income Taxes and SFAS 109 Accounting for Income Taxes is that a deferred tax liability or asset should be recognized for all temporary differences, with some exceptions.
Unlike IAS 12, SFAS 109 has no exemption from the requirement to provide for deferred tax on initial recognition of an asset or liability in a transaction that is not a business combination and at the time of the transaction affects neither accounting profit nor taxable profit. This could cause a significant difference in the deferred tax provision required by SFAS 109 compared to IAS 12.
If as a result of a business combination, an acquirer considers it probable that it will recover its own deferred tax asset that was not recognized before the business combination, IAS 12 would require the acquirer to recognize a deferred tax asset and a credit to income. SFAS 109 requires the reduction in the acquirer’s valuation allowance be accounted for as part of the business combination, impacting goodwill rather than income.
A different treatment is required by IFRS and US GAAP also if a deferred tax asset that was not recognized on acquisition is subsequently recognized. SFAS 109 requires the tax benefit to be recognized by: first, reducing to zero any goodwill related to the acquisition; secondly, reducing to zero any other non-current intangible assets acquired; and thirdly, reducing income tax expense in the income statement. Under IAS 12, the tax benefit is recognized as a credit to deferred tax in the income statement. In addition, the carrying amount of goodwill is adjusted to what it would have been if the deferred tax asset had been recognized on acquisition. However, this

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should not result in the creation of negative goodwill. The reduction in the carrying amount of goodwill is under IFRS recognized as an expense in the appropriate line in the income statement.

IFRS	Potential differences	USGAAP

IAS 12	Deferred tax asset that was not recognized on acquisition is subsequently recognized	SFAS 109

9.5.10 Currency translations
Both SFAS 52 and IAS 21 require that an entity’s assets, liabilities and results of operations should be measured and reported in its functional currency, and provide extensive rules on how to identify it. The concept of an entity’s functional currency is broadly the same under both IFRS and US GAAP.
On the disposal of a foreign operation, the cumulative amount of foreign currency translation differences relating to that foreign operation is recognized in profit and loss when the gain or loss on disposal is recognized. For a partial disposal, only the proportionate share of the related cumulative translation differences is included in the gain or loss.
Differences have also arisen because the standards have been applied for the first time in different reporting periods, or because of differences in transitional provisions.

IFRS	Potential differences	USGAAP

IAS 21	On IFRS transition date companies may have removed previously recognized cumulative foreign translation differences relating to foreign operations, treatment not available under US GAAP	IAS 21

9.5.11 Other differences
Other areas where there could be potential differences include:
•	Consolidated financial statements

•	Associates and joint ventures

•	Property, plant and equipment

•	Investment properties

•	Capitalization of borrowing costs

•	Financial instruments

•	Inventory and long-term contracts

•	Leasing

•	Government grants

•	Segment reporting

•	Post-employment benefits other than pensions

•	Earnings per share

•	Cash flow statements

•	Related party transactions

•	Derivatives
9.6 INDEPENDENT AUDITOR
The Company’s auditor is Ernst & Young LLP, 600 Peachtree Street, NE, Suite 2800, Atlanta, Georgia, USA 30308. Ernst & Young LLP is an independent public accounting firm registered with the U.S. Public Company Accounting Oversight Board.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
10. CAPITAL RESOURCES AND CAPITALIZATION OF ARRIS
This chapter describes the capital resources and capitalization of ARRIS.
10.1 INFORMATION CONCERNING ARRIS’ CAPITAL RESOURCES
10.1.1 Short-Term Funding
As of 30 September 2006, ARRIS had approximately USD 210 million in cash, cash equivalents and short-term investments and no significant indebtedness. Subsequently the Company raised an additional USD 276 million through the issuance of 2% convertible senior notes due 2026 in order to facilitate future acquisitions.
At current exchange rates, the acquisition of the TANDBERG Television shares will require approximately USD 1.294 billion in funds. Allowing for the cash on hand following the issuance of the convertible senior notes, and also allowing for routine liquidity needs, ARRIS will need to borrow an additional USD 520 million. The Company has entered into a Commitment Letter with UBS to provide this funding.
10.1.2 Long-Term Funding
The long-term funding of ARRIS consists of equity and interest-bearing debt. Stockholders’ equity as of 30 September 2006 was USD 511.5 million. There was no significant indebtedness as of 30 September 2006, although ARRIS issued USD 276 million face amount 2% convertible senior notes due 2026 in November 2006. Interest expense for the first nine months of 2006 was not significant.
Following the Offer, ARRIS expects to have interest-bearing debt of approximately USD 796 million and interest expense of approximately USD 47.2 million per year.
10.1.3 Restrictions on the Use of Capital Resources
ARRIS’ existing indebtedness does not contain any material affirmative or negative covenants. The loan facility that ARRIS will enter into in connection with the Offer will contain a broad range of covenants described further in Section 11.5 below.
10.1.4 Anticipated Sources of Funds Needed to Fulfill Commitment
ARRIS has received a Commitment Letter from UBS Loan Finance LLC to provide the cash portion of the Offer. This commitment is described further in Section 10.5.2. The commitment contemplates that ARRIS will enter into a credit facility with UBS Loan Finance LLC prior to the settlement of the Offer.
10.2 CASH FLOW
ARRIS’ ongoing operations generate positive cash flow from operations. For the nine months ended 30 September 2006, ARRIS had cash flow from operating activities of approximately USD 77 million. For the nine months ended 30 September 2006, TANDBERG Television had cash flow from operating activities of approximately USD 36 million. For further information about ARRIS’ cash-flows, see section 9.2.
ARRIS expects the combined business to generate similar cash flows in the future.
10.3 WORKING CAPITAL STATEMENT
ARRIS places a strong emphasis on working capital management, particularly with respect to accounts receivable and inventory. The Company uses turns to evaluate inventory management and days sales outstanding, or DSOs, to evaluate accounts receivable management.
The Company’s accounts receivable absolute dollars and DSOs increased year-over-year and quarter-over-quarter as a result of higher sales and proportionately more sales occurring later in the quarter and therefore not due from its customers at 30 September 2006. ARRIS believes this trend may continue.
ARRIS believes that its current liquidity position, including approximately USD 210.0 million of cash, cash equivalents, and short-term investments on hand as of 30 September 2006, together with the prospects for continued generation of cash from operations is sufficient for the Company’s present requirements.

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10.4 CAPITALIZATION AND INDEBTEDNESS
The following table sets forth the Company’s actual capitalization as of 30 September 2006:

As of 30 September 2006
(in USD thousands, except share and per share data)	(unaudited)

Cash, cash equivalents and short-term investments	209,971

Long-term debt, net of current portion (1)	—

Stockholders’ equity:
Preferred stock, par value USD1.00 per share, 5.0 million shares authorized, none issued and outstanding	—
Common stock, par value USD0.01 per share; 320.0 million shares authorized, 107.8 million shares issued and outstanding	1,086
Capital in excess of par value	747,721
Accumulated deficit	(233,519)
Unrealized gain on marketable securities	1,219
Unfunded pension losses	(4,618)
Unrealized gain (loss) on derivatives	(227)
Cumulative translation adjustments	(184)

Total stockholders’ equity	511,478

(1)	On 15 November 2006 ARRIS completed an offering of USD 276 million of 2.00% Convertible Senior Notes due 2026.
The table above should be read in conjunction with the Company’s consolidated financial statements and related notes incorporated by reference in this Offer Document. The number of actual shares of ARRIS common stock outstanding excludes the following:
•	In November 2006, 17,153,510 shares of ARRIS common stock was reserved for issuance upon the conversion of the Company’s 2.00% Convertible Senior Notes due 2026; and

•	As of 30 September 2006, 13,534,376 shares of ARRIS common stock was available for future issuance under the Company’s equity compensation plans. Of these 13,534,376 shares, 7,693,568 shares are issuable upon exercise of options outstanding as of 30 September 2006, at a weighted average exercise price of USD 10.41 per share, of which options to purchase 5,747,399 ARRIS shares were exercisable as of that date; 1,323,632 shares of ARRIS common stock issuable upon vesting of restricted units; and 4,517,176 shares were available for future grant.
10.5 BORROWINGS
10.5.1 Existing indebtedness
ARRIS’ only outstanding indebtedness as of 15 February is pursuant to its USD 276 million 2.00% convertible senior notes due 2026 (the “Notes”), which were issued pursuant to an indenture between ARRIS and The Bank of New York Trust Company, N.A., as trustee. The Notes bear interest at a rate of 2.00% per annum, commencing on 13 November 2006. Interest on the Notes is payable semi-annually in arrears on 15 May and 15 November of each year, beginning on 15 May 2007. The notes will mature on 15 November 2026 unless earlier redeemed, repurchased or converted.
Holders may convert the Notes if prior to 15 November 2025: (1) during any calendar quarter after the calendar quarter ending 31 December 2006 (and only during such calendar quarter), the closing sale price of ARRIS’ common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any five consecutive trading day period (the “note measurement period”) in which the average trading price per USD 1,000 principal amount of Notes was equal to or less than 98% of the average conversion value of the Notes during the note measurement period; (3) upon the occurrence of specified corporate transactions; and (4) if ARRIS has called the Notes for redemption.
In addition, holders may convert their Notes at any time from, and including, 15 October 2013, to, and including, 15 November 2013, and at any time from, and including, 15 November 2025, to, and including, the close of business on the business day immediately preceding the maturity date for the Notes.
Upon conversion, holders of Notes will receive cash and, if applicable, shares of ARRIS’ common stock, or a combination thereof (at ARRIS’ election), based on the sum of the “daily settlement amounts” described in the Indenture for the 20 consecutive trading days that begin on, and include, the third trading day after the day the Notes are tendered for conversion, subject to certain exceptions set forth in the Indenture.

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The initial conversion rate for the Notes, subject to adjustment, is 62.1504 shares of ARRIS’ common stock per USD 1,000 principal amount of Notes (which represents an initial conversion price of approximately USD 16.09 per share of ARRIS’ common stock). A holder that surrenders Notes for conversion in connection with a “make-whole fundamental change,” as defined in the Indenture, that occurs before 15 November 2013 may in certain circumstances be entitled to an increased conversion rate.
On or after 15 November 2013, ARRIS may at any time, redeem the Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest.
On each of 15 November 2013, 15 November 2016 and 15 November 2021, holders of the Notes may require ARRIS to purchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest. Holders may also require ARRIS to repurchase all or a portion of their Notes upon a fundamental change, as defined in the Indenture, at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest.
The Notes are senior unsecured obligations of ARRIS and rank equally with all of ARRIS’ existing and future senior unsecured indebtedness and will be structurally subordinated to all of its future secured indebtedness. In addition, the Notes will be effectively subordinated to all existing and future liabilities of ARRIS’ subsidiaries, including trade payables.
10.5.2 Additional anticipated indebtedness
ARRIS has entered into a commitment letter with UBS Loan Finance LLC and UBS Securities LLC pursuant to which UBS Loan Finance LLC will, if certain conditions are met, provide the financing necessary for the Offer.
Under the terms of the commitment letter, ARRIS intends to enter into (1) a USD 575 million term loan and (2) a USD 25 million revolving credit facility. The term loan facility matures six years from the closing date, and the revolving credit facility matures five years from the closing date. The term loan facility will amortize in equal quarterly installments in an annual amount equal to 1% of the original principal amount. In addition, ARRIS is required to prepay the term loan facility in an amount equal to (a) 100% of the net cash proceeds received from the sale or other disposition of all or any part of the assets of ARRIS or any of its subsidiaries after the closing date other than sales of inventory in the ordinary course of business and other exceptions to be agreed, and subject to reinvestment rights to be agreed, (b) 100% of the net cash proceeds received by ARRIS or any of its subsidiaries from the issuance of debt or preferred stock after the closing date, other than exceptions to be agreed, (c) 100% of all casualty and condemnation proceeds received by ARRIS or any of its subsidiaries, subject to reinvestment rights to be agreed, (d) 50% of excess cash flow of ARRIS and its subsidiaries (to be defined in a manner to be agreed) and (e) 100% of all amounts in the Escrow Account after six weeks after the closing date of the Offer. At ARRIS’ option, loans will bear interest based on the Base Rate or LIBOR plus, in both cases, an applicable interest margin based on market conditions at the time the bank facility is entered into. The bank facility will be secured by substantially all of the assets of ARRIS and its U.S. subsidiaries except that only 65% of the equity interests in any foreign subsidiaries will be pledged. The bank facility will contain customary representations and warranties, affirmative covenants and negative covenants, including limitations with respect to certain transactions, payment of dividends, indebtedness, loans and investments, liens and similar matters. It also will contain financial covenants including a minimum interest coverage ratio and a maximum leverage ratio. The bank facility will also contain customary closing conditions including a minimum post-closing cash balance, the completion of the Offer (as described in section 3.5) and the absence of any material adverse changes.
ARRIS anticipates that after the consummation of the transaction it will have approximately USD 100 million in cash reserves and a line of credit of USD 25 million for operation of the combined businesses. It is further anticipated that the ARRIS debt after the transaction will be approximately USD 850 million which includes a USD 276 million of senior convertible notes issued in November 2006 and new term loans described in section 3.12.
10.6 INVESTMENTS
ARRIS does not have any material investments.

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11. BOARD OF DIRECTORS, MANAGEMENT AND EMPLOYEES OF ARRIS
11.1 BOARD OF DIRECTORS
The Board of Directors in ARRIS consists of seven members. The directors are elected for service periods of one year. Directors may be re-elected and there is no limit on the number of terms that any one director may serve. All of ARRIS directors were re-elected in 2006. Re-election of all directors is due on the annual general meeting of the shareholders in 2007. In addition to the directors listed below, ARRIS has agreed that if the Offer is completed, they will increase the size of the board of directors to eight members and appoint Jan Opsahl, a current TANDBERG Television director, to the board.

Name	Age	Director since	ARRIS Board Committee

Alex. B Best	65	2003	Compensation Committee and Nominating Committee
Harry L. Bosco	61	2002	Audit Committee and Nominating Committee
John Anderson Craig	64	1998	Audit Committee and Compensation Committee
Matthew B. Kearney	66	2003	Audit Committee
William H. Lambert	70	1997	Compensation Committee (Chair) and Nominating Committee
John R. Petty	76	1993	Audit Committee (Chair) and Nominating Committee. Mr. Petty is also the lead independent director.
Robert J. Stanzione	58	1998	None

Alex. B Best:
Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000. Mr. Best is also a Director at Concurrent Computer Corporation.
Harry L. Bosco:
Since 2000, Mr. Bosco has served as the Chief Executive Officer, President and a Director of OpNext, Inc., an optical component company privately owned by Hitachi Ltd. and Clarity Partners. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.
John Anderson Craig:
Mr. Craig is a business consultant. From 1999 through 2000, Mr. Craig was Chief Marketing Officer of Nortel Networks, Inc. From 1981 to 1999, he held numerous senior management positions within Northern Telecom Inc., now known as Nortel Networks Inc. Mr. Craig is also a director at Bell Canada International and CAE, Inc.
Matthew B. Kearney:
Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from 1993 through 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.
William H. Lambert:
Mr. Lambert served as the Chairman, President and Chief Executive Officer of TSX Corporation, from 1988 to 1997. TSX Corporation was acquired by ARRIS in 1997. Mr. Lambert is retired and has been a private investor since 1998.
John R. Petty:
Mr. Petty is the Chairman and CEO of TECSEC Incorporated, a data security company. Mr. Petty also serves as the Chairman of Federal National Payables, Inc., Federal National Commercial, Inc., and Federal National Services, Inc., since 1992. Mr. Petty has been a private investor since 1988.
Robert J. Stanzione:
Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation. Mr. Stanzione has

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served as a director of Symmetricon, Inc. since May 2005. Mr. Stanzione also serves on the boards of the National Cable & Telecommunications Association (NCTA) and the Georgia Cystic Fibrosis Foundation.
11.2 MANAGEMENT
The following table sets forth the name, age as of 15 February 2007, and position of ARRIS’ executive officers.

Name	Age	Position

Robert J. Stanzione	58	Chief Executive Officer, Chairman of the Board
Lawrence A. Margolis	59	Executive Vice President, Strategic Planning, Administration, Chief Counsel, and Secretary
David B. Potts	49	Executive Vice President, Chief Financial Officer and Chief Information Officer
Ronald M. Coppock	52	President, ARRIS Worldwide Sales
Bryant K. Isaacs	47	President, New Business Ventures
James D. Lakin	63	President, Broadband
Robert Puccini	45	President, TeleWire Supply
Marc S. Geraci	53	Vice President, Treasurer
Daniel Owens	36	Vice President, Controller

Robert J. Stanzione: See above under 11.1
Lawrence A. Margolis has been Executive Vice President, Strategic Planning, Administration, and Chief Counsel since March 2004 and has served as the Secretary of ARRIS since 1992. Mr. Margolis was the Chief Financial Officer from 1992 to March 2004. Prior to joining ARRIS, Mr. Margolis was Vice President, General Counsel and Secretary of Anixter, Inc., a global communications products distribution company, from 1986 to 1992 and General Counsel and Secretary of Anixter from 1984 to 1986. Prior to 1984, he was a partner at the law firm of Schiff Hardin & Waite.
David B. Potts has been the Chief Financial Officer since March 2004, and has been Chief Information Officer since the acquisition of Arris Interactive L.L.C. in August 2001. Prior to being named Chief Financial Officer in 2004, Mr. Potts was the Senior Vice President of Finance. Before joining ARRIS, he was Chief Financial Officer of Arris Interactive L.L.C. from 1995 through 2001. From 1984 through 1995, Mr. Potts held various executive management positions with Nortel Networks including Vice President and Chief Financial Officer of Bell Northern Research in Ottawa and Vice President of Mergers and Acquisitions in Toronto. Prior to Nortel Networks, Mr. Potts was with Touche Ross in Toronto. Mr. Potts is a member of the Institute of Chartered Accountants in Canada.
Ronald M. Coppock has been President of ARRIS Worldwide Sales since November 2003. Prior to his current role, Mr. Coppock was President of International Sales since January 1997 and was formerly Vice President International Sales and Marketing for TSX Corporation. Mr. Coppock has been in the cable television and satellite communications industry for over 20 years, having held senior management positions with Scientific-Atlanta, Pioneer Communications and Oak Communications. Mr. Coppock is an active member of the American Marketing Association, Kappa Alpha Order, Cystic Fibrosis Foundation Board, and the Auburn University Alumni Action Committee.
Bryant K. Isaacs has been President of ARRIS New Business Ventures since December 2002. Prior to the sale of the Actives product line, Mr. Isaacs was President of ARRIS Network Technologies since September 2000. Prior to joining ARRIS, he was Founder and General Manager of Lucent Technologies’ Wireless Communications Networking Division in Atlanta from 1997 to 2000. From 1995 through 1997, Mr. Isaacs held the position of Vice President of Digital Network Systems for General Instrument Corporation where he was responsible for developing international business strategies and products for digital video broadcasting systems.
James D. Lakin has been President of ARRIS Broadband since the acquisition of Arris Interactive L.L.C. in August 2001. From October 2000 through August 2001, he was President and Chief Operating Officer of Arris Interactive L.L.C. From November 1995 until October 2000, Mr. Lakin was Chief Marketing Officer of Arris Interactive L.L.C. Prior to 1995 he held various executive positions with Compression Labs, Inc. and its successor General Instrument Corporation.
Robert Puccini has been President of ARRIS TeleWire Supply since 1999. Prior to his appointment to President, Mr. Puccini served as Chief Financial Officer of TeleWire for two years and has served as Vice President,

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Project Management for ARRIS’ AT&T account. Mr. Puccini brings 20 years of experience in the cable television industry to ARRIS TeleWire Supply. He has held various accounting and controller positions within the former Anixter and ANTEC Corporations. Mr. Puccini is a CPA.
Marc S. Geraci has been Vice President, Treasurer of ARRIS since January 2003 and has been with ARRIS and the former ANTEC Corporation since 1994. He began with ARRIS as Controller for the International Sales Group and in 1997 was named Chief Financial Officer of that group. Prior to joining ARRIS, he was a broker/dealer on the Pacific Stock Exchange in San Francisco for eleven years and, prior to that, in public accounting in Chicago for four years. Mr. Geraci is a CPA.
Daniel Owens has been Vice President, Controller of ARRIS since August 2005. From 1999 to 2005, he held various accounting positions, including Vice President of Finance. at InterCept, Inc. Mr. Owens began his career in public accounting at Ernst & Young LLP. Mr. Owens is a CPA.
Employment contracts
ARRIS has entered into employment agreements with Messrs. Stanzione, Margolis, Coppock, Isaacs, Lakin, Potts and Puccini. The employment agreements obligate these officers to continue to serve ARRIS and for ARRIS to continue to employ these officers until the employment agreements are terminated by the required prior notice or for cause or good reason as defined in the employment agreements or until the employment agreements expire. In the case of Messrs. Stanzione and Margolis, the agreements expire when they reach the ages of 62 and 65, respectively. For Messrs. Coppock, Isaacs, Lakin, Potts and Puccini, the agreements have a one year term that is automatically extended by one day for each day of service under such agreement, provided that, with the exception of Mr. Lakin’s agreement, the agreements terminate when such officer reaches the age of 65. The employment agreements provide for minimum salaries equal to the current base salaries for the officers, establish target bonuses of 60% of such officer’s base salary and permit ARRIS, at its discretion, to pay up to 200% of the target bonus amount.
Termination of employment
If the employment agreements are terminated without cause by ARRIS or with good reason by the executive, the employment agreements provide for the vesting of restricted stock grants and options to purchase shares of Common Stock and for the continuation of employment benefits (including salaries and bonuses) for three years in the case of Mr. Stanzione, two years in the case of Messrs. Margolis and Potts, and one year in the case of the other officers. The employment agreements prohibit each officer from working for a competitor for a defined period (nine months for Messrs. Coppock, Isaacs, Lakin, Potts and Puccini and three years and two years, respectively, for Messrs. Stanzione and Margolis) while receiving these benefits from ARRIS. Mr. Stanzione has agreed to serve as a consultant to ARRIS during the period he is receiving these benefits.
Change of control
If following a change of control of ARRIS, Messrs. Stanzione, Margolis, Coppock, Isaacs, Lakin, Potts or Puccini terminates their employment agreement for good reason, or ARRIS (or its successor) terminates such employment agreement for any reason other than cause, death or disability then each of these officers will be entitled to a cash payment equal to (i) in the case of Messrs. Coppock, Isaacs, Puccini and Lakin, one times such officer’s base salary and average bonus for the prior two years; (ii) in the case of Mr. Potts, two times his base salary and average bonus for the prior two years; and (iii) in the case of Messrs. Stanzione and Margolis, they will be entitled to the continuation of their respective base salaries and bonus for a period of three years and two years, respectively. In addition, each of these officers is also eligible to receive a continuation of employment benefits and all restricted stock grants and options to purchase shares of Common Stock will become fully vested. Generally, under these employment agreements, a change of control occurs, subject to certain exceptions, if any person becomes, directly or indirectly, the beneficial owner of securities representing more than 30% (25% with respect to the agreements for Messrs. Stanzione and Margolis) of the combined voting power of ARRIS’ then outstanding voting securities, or if substantially all ARRIS’ assets are sold or a comparable transaction occurs, or if certain changes in composition of the ARRIS Board of Directors occurs.
Special retirement provisions
ARRIS has agreed to establish a supplemental retirement plan for Mr. Stanzione that, together with ARRIS’ other pension plans will provide Mr. Stanzione at age 62 a monthly single life annuity of approximately 50% of his final average compensation. His final average compensation is defined as one-twelfth of his then annual salary plus one-twelfth of his then typical annual bonus. His then typical annual bonus shall be the annual average of the three highest full year bonuses for the five full years (or such lesser number of years) after 2001.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
If Mr. Stanzione terminates his employment prior to age 62 because of a change of control, he is guaranteed that his total pension benefits from ARRIS will not be less than USD 33,333 a month.
11.3 BOARD COMMITTEES
The ARRIS Board of Directors has three committees: Audit, Compensation, and Nominating and Corporate Governance. The charters for all three committees are located on the Company’s website at www.arrisi.com. The Board believes that each of its members, with the exception of Mr. Stanzione, is independent, as defined by the SEC and NASDAQ rules. Additionally, the Board has identified Matthew Kearney and John Petty as audit committee financial experts, as defined by the SEC.
11.4 PARTICULAR INFORMATION
During the last five years preceding the date of this Offer Document, no member of the Board of Directors or the senior management has:
•	Any convictions in relation to indictable offences or convictions in relation to fraudulent offences;

•	Received any official public incrimination and/or sanctions by any statutory or regulatory authorities (including designated professional bodies) or ever been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company; or

•	Been declared bankrupt or been associated with any bankruptcy, receivership or liquidation in his capacity as a founder, director or senior manager of a company.
11.5 REMUNERATION AND BENEFITS
11.5.1 Compensation of Directors
The following tables set forth information about the compensation paid to the non-employee Board of Directors and Committee Members for the last fiscal year.

(in USD)	As of 1 July 2004	As of 1 July 2005	Paid in 2005

Annual Retainer — non-employee Board of Directors
Cash	23,000	30,000	26,500
Stock Units (1)	23,000	50,000	36,500
Total Retainer	46,000	80,000	63,000

Annual Retainer — Committees
Audit Committee Chair	10,000	10,000	10,000
Audit Committee Member	2,500	5,000	3,750
Compensation Committee Chair	2,500	7,500	5,000
Nominating Committee Chair	2,500	5,000	3,750

(1)	This dollar amount represents the value of the underlying shares on the date of grant.

(in USD)	As of 1 July 2004	As of 1 July 2005

Meeting Fees — non-employee Board of Directors
Board Meeting in person	2,000	2,000
Board Meeting by phone	1,000	2,000
Board Meeting scheduled in person but member elects participation via teleconference	500	1,000

Meeting Fees — Committees
Committee Meeting in person	1,000	1,000
Committee Meeting by phone	500	1,000
Committee Meeting scheduled in person but member elects participation via teleconference	500	500

OFFER DOCUMENT AND INFORMATION MEMORANDUM
11.5.2 Executive compensation
The following tables set forth information about the compensation paid to the Company’s Chief Executive Officer and the four most highly compensated Company executive officers for the last fiscal year.

	Annual Compensation			Long Term Compensation Awards
				Restricted Stock	Securities		All Other
				Awards (USD)	Under-lying		Compensation
Name and Principal Position	Year	Salary (USD )	Bonus (USD )	(2)(3)	Awards(#)	LTIP Payouts (USD)	(USD) (1)

Robert J. Stanzione Chief Executive Officer	2005	600,000	1,200,000	664,299	106,182	—	6,398

Lawrence A. Margolis Executive Vice President of Strategic Planning, Administration, and Chief Counsel	2005	346,750	418,800	233,511	37,325	—	4,700

James D. Lakin President, Broadband	2005	289,923	234,400	233,511	37,325	—	5,597

David B. Potts Executive Vice President, Chief Financial Officer, Chief Information Officer	2005	289,750	219,750	233,511	37,325	—	5,588

Ronald M. Coppock President, Worldwide Sales	2005	248,250	200,800	209,352	33,463	—	1,200

(1)	Represents contributions by the Company to a supplemental savings plan and a life insurance plan.

(2)	The restricted shares vest in equal thirds annually commencing with the first anniversary of the grant. All of the restricted shares remained outstanding and unvested at year end and represent all of the unvested restricted shares of the named individuals. The number of shares granted during 2005 and remaining unvested at year end which correspond to the values set forth in the table are 103,152 shares for Mr. Stanzione, 36,260 shares each for Mr. Margolis, Mr. Lakin and Mr. Potts, and 32,508 shares for Mr. Coppock.

(3)	The restricted shares are performance-based and were subject to reduction to zero based upon the 2005 achievement of annual revenue at or above predetermined varying goals. During 2005, the Company’s revenues were USD 680.4 million, a 39% improvement over the previous year. This level of revenue exceeded the relevant performance goals and allowed the restricted shares to “earn out” at the maximum levels shown above without reduction. The maximum level achieved was 150% of the target level of shares.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable
			% of Total Options			Value at Assumed Annual
	Number of Securities		Granted to			Rates of Stock Price
	Underlying Options		Employees in Fiscal	Exercise or Base		Appreciation for Option Term (2)
Name	Granted(#)		Year	Price (USD/ share)	Date of Expiration	5% (USD)	10% (USD)

Robert J. Stanzione	106,182	(1)	10.2%	6.44	4/18/2012	281,368	652,883
Lawrence A. Margolis	37,325	(1)	3.6%	6.44	4/18/2012	98,906	229,501
James D. Lakin	37,325	(1)	3.6%	6.44	4/18/2012	98,906	229,501
David B. Potts	37,325	(1)	3.6%	6.44	4/18/2012	98,906	229,501
Ronald M. Coppock	33,463	(1)	3.2%	6.44	4/18/2012	88,673	205,754

(1)	The options vest in fourths beginning on the anniversary of the date of grant.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant, which is seven years, assuming the fair market price of the Common Stock on the date of grant (the average of the high and low on the date of grant) appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are for presentation purposes only and are not predictions of future stock prices.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

			Number of Securities Underlying		Value of Unexercised In-the-
	Shares Acquired		Unexercised Options at FY End (#)		Money Options at FY End (USD)
	on Exercise (#)	Value Realized (USD)	Exercisable/ Unexercisable		Exercisable/ Unexercisable (1)

Robert J. Stanzione	443,333	2,751,110	1,455,015/	417,834	1,446,524/	1,640,235
Lawrence A. Margolis	146,000	1,194,568	408,740/	177,585	908,174/	709,417
James D. Lakin	170,000	1,007,906	184,290/	168,035	156,121/	685,256
David B. Potts	156,663	918,451	142,177/	163,485	127,100/	668,095

(1)	The value of the unexercised options was calculated using the difference between the option exercise price and the fiscal year-end fair market value (the average of the high and the low stock price on December 30, 2005) of USD 9.52 per share, multiplied by the number of shares underlying the option.
Pension plan

Remuneration			Years of Service
(figures in USD)	10	15	20	25	30	35

200,000	390	585	780	975	1,170	1,170
250,000	6,890	10,335	13,780	17,225	20,670	20,670
300,000	13,390	20,085	26,780	33,475	40,170	40,170
350,000	19,890	29,835	39,780	49,725	59,670	59,670
400,000	26,390	39,585	52,780	65,975	79,170	79,170
450,000	32,890	49,335	65,780	82,225	98,670	98,670
500,000	39,390	59,085	78,780	98,475	118,170	118,170
550,000	45,890	68,835	91,780	114,725	137,670	137,670
600,000	52,390	78,585	104,780	130,975	157,170	157,170
650,000	58,890	88,335	117,780	147,225	176,670	176,670
700,000	65,390	98,085	130,780	163,475	196,170	196,170
750,000	71,890	107,835	143,780	179,725	215,670	215,670

OFFER DOCUMENT AND INFORMATION MEMORANDUM
The amounts in the table above illustrate annual straight-line annuity amounts (which are not reduced for Social Security benefits) which would be payable upon retirement at age 65 in 2005 under the Company’s unfunded supplementary defined benefit pension plan. The benefits are determined by the average of the five highest consecutive years of salary and bonus during an employee’s last ten years of service. Bonus is attributable to the year in which it is paid not the year for which it is accrued. Thus, the covered remuneration for 2005 was the salary for 2005 and the bonus accrued for 2004 in the “Summary Compensation Table.” In 1999, ARRIS adopted changes in its retirement plans that enabled participants to elect to freeze their benefits in the previous funded pension plan as of 31 December 1999, in exchange for better matching contributions in the future by the Company under its 401(k) savings plan and supplemental savings plan; however, ARRIS suspended 401(k) and deferred compensation matching contributions in 2003. In 2004 and 2005, ARRIS reinstated a partial matching contribution to the 401(k) savings plan. The defined benefit plan was frozen for all participants in 2003. Messrs. Stanzione, Margolis, and Coppock elected to freeze their benefits in the funded pension plan and upon retirement at age sixty-five would be entitled to an annual benefit of USD 8,013, USD 36,242, and USD 6,327, respectively. As of 31 December 2005, Messrs. Stanzione, Margolis, Lakin, Potts and Coppock have approximately 30 (actual service tripled pursuant to employment agreement), 23, 9, 10 and 9 years of service, respectively. Messrs. Stanzione, Margolis, Lakin, Potts and Coppock, continue to participate in the Company’s unfunded supplementary pension plan that provides benefits based on the remuneration that is in excess of the remuneration that the federal tax rules permit to be considered in determining benefits under the funded pension plan, which was USD 210,000 in 2005.
The following table sets forth, as of 15 February 2007, certain information with respect to shares of ARRIS common stock that may be deemed beneficially owned by each of the directors and the officers named in the “Summary Compensation Table” set forth in Section 11.

			Shares that may be
			acquired
			under options and
Name of Beneficial	Shares beneficially	Percentage of	unvested restricted
Owner (1)	owned	outstanding shares	shares

Alex B. Best	22,500	*	1,900
Harry L. Bosco	22,800	*	1,900
J. A. Ian Craig	42,500	*	11,900
Matthew B. Kearney	22,500	*	1,900
William H. Lambert	40,750	*	11,900
John R. Petty	42,100	*	19,400
Robert J. Stanzione	111,832	*	1,695,694
Lawrence A. Margolis	78,860	*	572,350
James D. Lakin	62,902	*	272,353
David B. Potts	48,891	*	286,690
Ron Coppock	20,949	*	333,248

*	Less than 1%
11.6 CONFLICTS OF INTEREST
No director or executive officer of ARRIS has a conflict on interest between the duties owed by such person to ARRIS and the private interests of such person.
11.7 EMPLOYEES
As of 31 December 2006, ARRIS had 773 full-time employees. The average headcount for the years 2003, 2004, and 2005 was 867 employees, 770 employees, and 734 employees, respectively. ARRIS believes that the Company has maintained a strong relationship with its employees. ARRIS’ future success depends, in part, on its ability to attract and retain key executive, marketing, engineering and sales personnel. Competition for qualified personnel in the cable industry is intense, and the loss of certain key personnel could have a material adverse effect on the Company. ARRIS has entered into employment contracts with its key executive officers and have confidentiality agreements with substantially all of its employees. ARRIS also has long-term incentive programs that are intended to provide substantial incentives for its key employees to remain with the Company.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
12. SHARE CAPITAL AND SHAREHOLDER MATTERS OF ARRIS
12.1 ISSUED SHARE CAPITAL AND SHARES
ARRIS authorized capital stock is 325,000,000 shares consisting of 320,000,000 shares of common stock, par value USD 0.01 per share, and 5,000,000 shares of preferred stock, par value USD 1.00 per share, in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the board of directors for each series. The following summary description of certain provisions of the Company’s Amended and Restated Certificate of Incorporation and the By-laws does not purport to be complete and is qualified in its entirety by reference to said provisions. No shares are held as treasury shares of ARRIS.
Below is an overview of the development in the share capital from 1 January 2003 to 31 December 2006.

	Change in number of
	Shares in the	Nominal value per	Number of Shares	Total sharecapital
Date	period	share (USD)	outstanding	(USD)

1 January 2003	—	0.01	82,683,726	826,837.26
31 December 2003	(7,166,920) *	0.01	75,516,806	755,168.06
31 December 2004	12,329,747	0.01	87,846,553	878,465.53
31 December 2005	17,766,833	0.01	105,613,386	1,056,133.86
31 December 2006	2,452,783	0.01	108,066,169	1,080,661.69

*	In 2003 ARRIS repurchased and retired 8,000,000 shares.
12.2 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS
ARRIS’ Amended and Restated Certificate of Incorporation is included as Appendix I to this Offer Document. The summary of the Amended and Restated Certificate of Incorporation and By-laws set out below is given for general background information purposes, but should not be construed as legal advice. Each shareholder is responsible to seek separate legal advice to the extent necessary.
ARRIS is a corporation organized in the United States under the laws of the State of Delaware and is subject to the provisions of the Delaware General Corporation Law (the “DGCL”). Pursuant to Article Third of ARRIS’ Amended and Restated Certificate of Incorporation, ARRIS is permitted to engage in activity that would be lawful under the DGCL.
12.2.1 Directors and Officers
Pursuant to ARRIS’ by-laws, the size of the board of directors of ARRIS is determined from time to time by resolution of the directors or shareholders of ARRIS, provided that such number may not be less than one. Directors are elected on an annual basis by the shareholders of ARRIS and serve for a term of one year and until their successors have been elected and qualified. Currently, ARRIS’ board consists of seven directors. However, under the terms of the Transaction Agreement, following successful completion of the Offer, the ARRIS board will be expanded to eight members and Jan Opsahl, a current member of the TANDBERG Television board, will be elected to fill the vacancy.
Officers of ARRIS are appointed by and serve at the pleasure of the ARRIS board of directors. Pursuant to ARRIS’ by-laws, ARRIS must have a president, a secretary and a treasurer, but is permitted to have such other officers with such titles as is approved by the board of directors.
Pursuant to the provisions of the DGCL, ARRIS has adopted provisions in its Amended and Restated Certificate of Incorporation and By-laws which required the Company to indemnify the Company’s officers and directors to the fullest extent permitted by law, and eliminate the personal liability of the directors to ARRIS or its shareholders for monetary damages for breach of their duty of due care except (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including Federal securities laws. ARRIS believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as directors and officers..

OFFER DOCUMENT AND INFORMATION MEMORANDUM
12.2.2 Authorized Capital Stock
ARRIS’ Amended and Restated Certificate of Incorporation provides for a total of 325,000,000 shares of capital stock, consisting of 320,000,000 shares of common stock, par value USD 0.01 per share, and 5,000,000 shares of preferred stock, par value USD 1.00 per share.
Holders of ARRIS common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of ARRIS common stock are entitled to receive ratably ARRIS’ net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of ARRIS common stock have no preemptive, subscription, redemption or conversion rights.
The outstanding shares of common stock are, and the shares of common stock issuable in the Offer will be when issued, duly authorized, validly issued, fully paid and non-assessable.
The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue.
The 5,000,000 shares of preferred stock may be issued in one or more series with such preferences and voting rights as the ARRIS board of directors, without further approval by the shareholders, may determine. ARRIS has no shares of preferred stock issued and outstanding. However, in connection with the adoption of the ARRIS Shareholder Rights Plan described below, ARRIS has designated 320,000 shares of preferred stock as Series A Participating Preferred Stock.
12.2.3 Amendment of Amended and Restated Certificate of Incorporation or By-laws
Pursuant to the DGCL, additional amendments to ARRIS’ Amended and Restated Certificate of Incorporation must be approved by the ARRIS shareholders. In addition, under the DGCL and the terms of ARRIS’ by-laws, the by-laws may be amended by actions of the ARRIS board of directors or its shareholders.
Please see section 12.5 for more information regarding the Series A Participating Preferred Stock.
12.2.4 Meetings of the Shareholders of ARRIS
ARRIS is required under the DGCL and its by-laws to have an annual meeting of its shareholders. The annual meeting is held on a date and at a time fixed by the ARRIS board of directors and may be held at any location, in or outside the state of Delaware in the U.S. as is determined by the ARRIS board. All shareholders of ARRIS as of the record date set for such annual meeting are entitled to notice of and to attend and vote at the annual meeting. Pursuant to ARRIS’ by-laws, special meetings of the ARRIS shareholders may only be called by the directors of ARRIS or by an officer of ARRIS upon instruction of the directors. For business to be conducted at any annual or special meeting, holders of at least a majority of the outstanding ARRIS shares must be present in person or by proxy at such meeting.
Under the DGCL, the record date for an annual or special meeting of shareholders is set by the ARRIS board of directors and may not be more than 60 days or less than 10 days before the date of the meeting.
12.2.5 Provisions that may Delay, Defer or Prevent a Change in Control of ARRIS
Under Section 203 of the DGCL (“Section 203”) certain “business combinations” between a Delaware corporation, such as ARRIS, whose stock generally is publicly traded or held of record by more than 2,000 shareholders and an “interested stockholder” are prohibited for a three-year period following the date that such shareholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (ARRIS has not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested shareholder, (iii) upon consummation of the transaction that made it an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or

OFFER DOCUMENT AND INFORMATION MEMORANDUM
vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested shareholder, transactions with an interested shareholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested shareholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those shareholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that shareholder.
As described in section 12.2.3, the board of directors of ARRIS, without shareholder approval, may designate and issue up to 5,000,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of ARRIS.
ARRIS has also adopted a Shareholder Rights Plan that could also have the effect of delaying, deferring or preventing a change in control of ARRIS. See section 12.6 for more information on the Shareholder Rights Plan.
12.2.6 Payment of Dividends to Norwegian VPS registered shareholders
ARRIS has entered into a Registrar-Agreement with DnB NOR ASA, Verdipapirservice. The ARRIS shares are registered with ISIN US 042 69Q100.4. The share consideration (ARRIS shares) in the Offer will be transferred to the VPS accounts of the accepting parties at the Settlement Date.
With respect to any later payment of dividends declared by ARRIS, it should be noted that due to agreements between US corporations and the US tax authorities, such dividends may not be paid out by the registrar for such US corporation through the Norwegian VPS. As a result, any payment of dividends, if and when declared by ARRIS, will be paid out directly from ARRIS to its shareholders as of the relevant record date for the dividend. The list of shareholders per the record date for any dividend declared will be provided to ARRIS by the registrar of its common stock.
12.3 MAJOR SHAREHOLDERS
Based on a Schedule 13G filed with the SEC on 23 January 2007, Barclays Global Investors NA beneficially owns, directly and through it affiliates 5,951,288 shares of ARRIS common stock, representing approximately 5.52% of ARRIS’ outstanding shares.
Based on a Schedule 13G filed with the SEC on 13 February 2007, Neuberger Berman Inc. beneficially owns, directly and through it affiliates, 6,935,893 shares of ARRIS common stock, representing approximately 6.43% of ARRIS’ outstanding shares.
Based on a Schedule 13G filed with the SEC on 14 February 2007, Vanguard Group, Inc. beneficially owns, directly and through it affiliates, 5,391,322 shares of ARRIS common stock, representing approximately 5.00% of ARRIS’ outstanding shares.
Except as described above, ARRIS does not have any shareholders that owned more than 5% of its outstanding common stock as of the date of this Offer Document.
Pursuant to Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended, any person who acquires more than 5% of ARRIS’ outstanding shares is required, within 10 days of such acquisition, to send to ARRIS and file with the SEC a notice that includes, among other things, information regarding the background and identity of the person or persons holding such shares, the source of funds used in making the purchases, whether or not such securities were acquired with an intent to acquire control of ARRIS, and the number of shares of ARRIS common stock beneficially owned or to which such person has the right to acquire.
12.4 ISSUE OF ARRIS SHARES
The ARRIS board of directors has reserved for issuance the shares of ARRIS common stock to be issued to the TANDBERG Television shareholders in the Offer. No further action is required to be taken by the ARRIS board

OFFER DOCUMENT AND INFORMATION MEMORANDUM
of directors or the shareholders of ARRIS with respect to the shares of ARRIS common stock to be issued in the Offer. The shares of ARRIS common stock to be issued in the Offer will be issued on the Settlement Date. Except as described below with respect to certain U.S. holders, shareholders of TANDBERG Television that receive shares of ARRIS common stock in the Offer and who are not affiliates of ARRIS may freely trade their shares of ARRIS common stock upon completion of the Offer. The term “affiliate” generally means each person who is an executive officer, director or 10% shareholder of ARRIS after the Offer. ARRIS believes that no current shareholder of TANDBERG Television, other than Jan Opsahl, who will be appointed as a director of ARRIS after the Offer, will be an affiliate of ARRIS as a result of the Offer.
U.S. shareholders of TANDBERG Television who acquired their TANDBERG Television shares directly from TANDBERG Television, as opposed to purchasing the shares on the open market, will not be able to resell or transfer the shares of ARRIS common stock they receive in the Offer in the U.S. unless such ARRIS shares are subsequently registered by ARRIS under U.S. securities laws or they are sold or transferred pursuant to a valid exemption under U.S. securities laws. ARRIS has agreed to register its shares of common stock issued to these U.S. holders of TANDBERG Television shares for resale in the U.S. ARRIS will file a registration statement with the SEC as soon as practicable after the Settlement Date, but in no event later than three business days after the completion of the reconciliation of TANDBERG Television’s historical financial statements from IFRS to GAAP required by the SEC. ARRIS expects the registration statement to become effective immediately upon filing with the SEC. In the event ARRIS does not qualify under SEC rules and regulations for an automatically effective registration statement, ARRIS has agreed to cause such registration statement to become effective as promptly as possible. Under the rules and regulations of the SEC, the required reconciliation of TANDBERG Television’s historical financial statements is required to be completed within 75 days of the Settlement Date. As a result, it is likely that the registration statement will not be filed and effective for resale of the ARRIS shares by these shareholders in the U.S. until at least 75 days after the Settlement Date and, therefore, certain U.S. holders of TANDBERG Television shares may be unable to resell in the U.S. the shares of ARRIS common stock they receive in the Offer immediately after the Settlement Date. ARRIS has agreed to maintain the effectiveness of such registration statement until such time as the shares of ARRIS common stock covered by the registration statement have been sold or otherwise disposed of by the holders thereof.
12.5 SHARES RESERVED FOR ISSUANCE UNDER ARRIS’ EQUITY COMPENSATION PLANS
ARRIS has reserved approximately 13.5 million shares for issuance under ARRIS’ equity compensation plans. Each of the plans provides for the issuance of equity awards, including stock options (including incentive stock options), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, and dividend equivalent rights, and reload options to purchase additional shares if shares are delivered in payment of any other option. All directors, officers and employees of ARRIS are eligible to receive awards under the ARRIS Stock Incentive Plans. The ARRIS 2001 Employee Stock Purchase Plan is available to all ARRIS employees and permits the employees to purchase shares of ARRIS Common Stock at a discount to the then current market price.
12.6 ARRIS SHAREHOLDER RIGHTS PLAN
Each share of ARRIS common stock issued and outstanding prior to a distribution date under ARRIS’ Rights Agreement, dated as of 3 October 2002, between ARRIS and The Bank of New York, as rights agent (the “Rights Agreement”), includes one right, which right entitles the registered holder to purchase from ARRIS one one-thousandth of a share of Series A Participating Preferred Stock, par value USD 0.01 per share, at a purchase price of USD 37.00, subject to adjustment.
Initially, the rights will be attached to all common stock certificates representing ARRIS shares then outstanding and no separate rights certificates will be distributed. The rights will separate from the common stock and a distribution date will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has (subject to certain exceptions) acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of ARRIS common stock, other than as a result of repurchases of stock by ARRIS (such person, subject to certain exceptions, an “acquiring person”), or (ii) ten business days (or such later date as the ARRIS board shall determine) following (x) the commencement of a tender offer or exchange offer that, if successfully completed, would result in a person or group becoming an acquiring person of such outstanding shares of ARRIS common stock or (y) the date of the public announcement of the interest of any person or group (subject to certain exceptions) to commence a tender offer or exchange offer that, if successfully completed, would result in the person becoming an acquiring person of such outstanding shares of ARRIS common stock.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
The rights agreement provides that, until the distribution date (or the earlier expiration or redemption of the rights), ARRIS will issue one new right for each share of common stock issued by ARRIS after the record date, including the shares issued to the TANDBERG television shareholders in the Offer. The rights are not exercisable until the distribution date and will expire at the close of business on 3 October 2012, unless earlier redeemed by ARRIS.
Each share of Series A Participating Preferred Stock purchasable upon exercise of the rights will have a preferential dividend equal to 1,000 times the aggregate per share amount of all cash dividends declared on the ARRIS common stock, and 1,000 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of common stock or a subdivision of the outstanding common stock) declared on the shares of common stock. In the event of ARRIS’ liquidation, dissolution or winding up, the holders of the Series A Participating Preferred Stock will be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount distributed per share to each holder of shares of ARRIS common stock plus any accrued and unpaid dividends on the Series A Participating Preferred Stock. In the event of any merger, consolidation, combination or other transaction in which shares of ARRIS common stock are exchanged, each share of Series A Participating Preferred Stock will be similarly exchanged in an amount per share equal to 1,000 times the amount and type of consideration received per share of ARRIS common stock. The rights of the shares of Series A Participating Preferred Stock as to dividends and liquidation, and in the event of a merger or consolidation, are protected by antidilution provisions.
In the event a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, ARRIS common stock (or, in certain circumstances, cash, property or other securities of ARRIS) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void.
In the event that, at any time following the stock acquisition date, (i) ARRIS is acquired in a merger or other business combination transaction in which ARRIS is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of ARRIS’ assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which previously have been voided) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.
At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding ARRIS common stock, ARRIS’ board may exchange the rights (other than rights owned by the person or group which have become void), in whole or in part, at an exchange ratio of one share of ARRIS common stock per right (subject to adjustment). At any time prior to ten business days following the stock acquisition date, ARRIS’ board may redeem the rights in whole, but not in part, at a price of USD 0.001 per right (payable in cash, ARRIS common stock or other consideration deemed appropriate by the board). Immediately upon the action of the board ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the USD 0.001 redemption price.
The rights are intended to protect ARRIS’ shareholders in the event of an unfair or coercive offer to acquire ARRIS and to provide ARRIS’ board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire ARRIS without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offer or willing to make an offer at a fair price and determined by ARRIS’ board of directors. The rights should not interfere with any merger or other business combination approved by ARRIS’ board of directors.
12.7 RELATED PARTY TRANSACTIONS
ARRIS has not entered into any related party transactions during the periods covered by the historical financial statements included in this Offer Document.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
13. TAXATION
The following is a summary of certain Norwegian tax consequences for TANDBERG Television Shareholders accepting the Offer who are resident in Norway for tax purposes. This summary is based on applicable rules and regulations as of the date of this Offer Document. The summary is solely intended to provide general guidelines and does not address all aspects that may be relevant to TANDBERG Television Shareholders. The tax treatment of each TANDBERG Television Shareholder may depend on the TANDBERG Television Shareholder’s specific situation. TANDBERG Television Shareholders are urged to seek advice from their own tax consultants in order to determine the particular tax consequences to them from their acceptance of the Offer and the relevance or effect of any domestic or foreign tax laws or treaties.
13.1 TAX CONSEQUENCES OF ACCEPTING THE OFFER
13.1.1 Introduction
The Offer consists of two elements:
1.	The receipt of cash in exchange for shares in TANDBERG Television ASA resulting in capital gains or losses (see section 13.2 herein).

2.	The receipt of ARRIS Common Stock in exchange for shares in TANDBERG Television ASA resulting in a position as shareholder in ARRIS Group, Inc (see section 13.3 herein).
Any shareholder that accepts the Offer will therefore be subject to tax consequences from both elements.
13.2 TAXATION CONNECTED TO CAPITAL GAINS OR LOSSES FROM REALIZATION OF SHARES IN TANDBERG TELEVISION ASA
13.2.1 Shareholders who are resident in Norway
Corporate Shareholders
Norwegian Corporate Shareholders (i.e. limited liability companies and similar entities) are not subject to tax on capital gains derived from realization of shares in companies resident within the EEA, while losses suffered from such realizations are not tax deductible. Costs incurred in connection with the purchase and sale of such shares are not tax deductible. Thus, a Norwegian Corporate Shareholder accepting the Offer will not be taxed on capital gains on the TANDBERG Television ASA shares, while losses on the TANDBERG Television ASA shares are not tax deductible.
Individual Shareholders
Norwegian individual shareholders are taxable in Norway for capital gains on the realization of shares, and have a corresponding right to deduct losses. This applies irrespective of how long the shares have been owned by the individual shareholder and irrespective of how many shares that are realized. Gains are taxable as ordinary income in the year of realization, and losses can be deducted from ordinary income in the year of realization. The current tax rate for ordinary income is 28%. Under current tax rules, gain or loss is calculated per share, as the difference between the consideration received and the tax base of the share. The tax base of each share is based on the individual shareholder’s purchase price for the share, adjusted for RISK-adjustments up to and including the 2005 income year. (The RISK-method was the Norwegian method for avoiding double taxation of a company’s profits and a shareholder’s gain on the shares, effective until and including the 2005 income year.) According to information obtained from the RISK register, the RISK-amount per TANDBERG Television ASA Share for the income years 2004 and 2005 was NOK 0.
Costs, such as broker’s fees paid by a TANDBERG Television ASA Shareholder in connection with the acquisition or disposal of TANDBERG Television ASA shares can be deducted from the seller’s income in the year the disposal takes place. If the TANDBERG Television ASA Shareholder holds TANDBERG Television ASA shares that were acquired at different times the TANDBERG Television ASA shares that were acquired first are considered to be the shares first realized (FIFO principle).
Thus, a Norwegian individual shareholder accepting the Offer will be taxed on capital gains on the TANDBERG Television ASA shares, while losses on the TANDBERG Television ASA shares will be tax deductible.
If an individual shareholder disposes of shares acquired at different times, the shares that were first acquired will be deemed as first sold (the “FIFO”-principle) upon calculating taxable gain or loss. Costs incurred in connection with the purchase and sale of shares may be deducted in the year of sale.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
13.2.2 Shareholders who are not resident in Norway
Taxation in Norway
Gains from the sale or other disposal of shares by a Non-resident Shareholder will not be subject to tax in Norway unless the Non-resident Shareholder is an individual holding the shares in connection with a business carried on or managed from Norway.
From the year 2007, moving from Norway will be regarded as realization of shares for tax purposes. This means that gains and losses will be calculated and taxed in the moving year. If the resident moves to another state within the EEA or to a state holding a tax treaty with Norway, the resident can be grated a tax credit. If the shares are not realized within five years after the resident moved from Norway, the tax can be remitted. In the same time period any loss will be deductible provided that the resident has moved to another EEA-state. The loss will be calculated at the time of moving, but settled at the time of actual realization. This rule does not apply if the gain does not exceed NOK 500,000.
Taxation in other jurisdictions
Generally capital gains upon disposal of shares are taxable in many jurisdictions. However, as the shareholder receives shares in ARRIS Group, Inc. in exchange for shares in TANDBERG Television ASA, special restructuring provisions might apply. Restructuring provisions can either exempt the gain from tax liability or give the TANDBERG Television ASA Shareholder an opportunity to defer the tax liability until the shareholders disposes of the shares in ARRIS Group, Inc.
Restructuring provisions differ from jurisdiction to jurisdiction, and must be subject to closer review based on each individual TANDBERG Television ASA Shareholder’s situation.
Recommendation to the TANDBERG Television ASA Shareholders
ARRIS strongly advise the TANDBERG Television ASA Shareholders to clarify their tax position with tax advisors in their respective jurisdictions. Since a possible exemption from tax liability according to special restructuring provisions might depend on certain formal requirements being safeguarded, the TANDBERG Television ASA Shareholders should make the necessary steps in order to clarify their tax position without delay.
13.2.3 Excise duty on the transfer of the shares
No duties are currently imposed in Norway on the transfer of shares.
13.3 NORWEGIAN TAXATION RELATED TO ARRIS GROUP, INC. SHARES
13.3.1 Taxation on dividends
Corporate Shareholders
Norwegian Corporate Shareholders (i.e. limited liability companies and similar entities) are subject to Norwegian Tax on dividends from companies outside the EEA (28% flat tax rate), unless the Norwegian Corporate Shareholder owns at least 10% of the shares and has at least 10% of the votes for a period of two years including the time the dividend was declared.
A risk-free return of the investment (see the Shareholder Model below) is not granted for corporate shareholders.
Individual Shareholders
Dividends distributed to Norwegian Individual Shareholders are taxable under the so-called Shareholder Model. The shareholders model implies that dividends exceeding a risk-free return on the investment (the cost base of the shares) are taxed as general income (28% flat tax rate) when distributed to personal shareholders. If the dividend for one year is less than the calculated risk-free interest, the surplus tax free amount can be carried forward to be offset against dividends distributed a later year, or against any capital gain (set off against losses are not allowed) from the alienation of the same share. For 2006 the risk-free interest rate was 2.1%.
13.3.2 Withholding taxes on dividend distributions
Dividends paid by ARRIS Group, Inc to corporate shareholders or to individual shareholders which are tax resident in Norway, will be subject to withholding taxes in the USA. The current U.S. withholding tax rate is 15%. According to the current tax treaty between Norway and the USA, the Norwegian taxpayer shall be eligible a deduction from the Norwegian tax on the capital, equaling the amount of tax paid in the USA.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
13.3.3 Taxation on capital gains or losses on disposal of shares
Corporate Shareholders
Norwegian Corporate Shareholders (i.e. limited liability companies and similar entities) are subject to Norwegian Tax on capital gains derived from realization of shares in companies resident outside the EEA, unless the Norwegian Corporate Shareholder owns at least 10% of the shares and has at least 10% of the votes for a period of two years prior to the time of realization.
Norwegian Corporate Shareholders have a right to deduct losses from realization of shares in companies’ resident outside the EEA as long as the company owns less than 10% of the shares and has less than 10% of the votes including shares belonging to entities closely related to the shareholder, such as a daughter company. There is no two-year requirement regarding the right to deduct losses.
Individual Shareholders
Norwegian Individual Shareholders are taxable in Norway for capital gains on the realization of shares, and have a corresponding right to deduct losses. This applies irrespectively of how long the shares have been owned by the individual shareholder and irrespectively of how many shares that are realized.
Rules applying to both Corporate Shareholder and Individual Shareholders
Gains are taxable as general income in the year of realization, and losses can be deduced from general income in the year of realization (tax rate for general income is 28%). Under current tax rules, gain or losses is calculated per share, as the difference between the consideration received and the tax base of the share. The tax base of each share is based on the individual shareholder’s purchase price for the share. Surplus tax free amount relating to the Shareholder Model (only applying to Norwegian Individual Shareholders), may be deducted from a capital gain on the same share, but may not lead to or increase a deductible loss.
13.3.4 Net wealth tax
The value of shares is taken into account for net wealth purposes in Norway. The marginal tax rate is currently 1.1%.
Listed shares are valued at 80% of the quoted value at 1 January in the assessment year. In the budget proposal for 2007, the Government has proposed that listed shares shall be valued at 85% as from 2007 income year.
Norwegian Corporate Shareholders (i.e. limited liability companies and similar entities) are not subject to net wealth tax.
13.4 U.S. FEDERAL TAXATION CONSIDERATIONS FOR NON-U.S. HOLDERS
This following is a general summary of material U.S. federal income and estate considerations with respect to the purchase, ownership and disposition of ARRIS common stock if you become a beneficial owner of common stock in the Offer and are a non-U.S. holder. A “non-U.S. holder” means a person (other than a partnership) that is not for U.S. federal income tax purposes any of the following:
•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States or any political subdivision of or in the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust existed on 20 August 1996, was treated as a U.S. person on 19 August 1996 and elected to be treated as a U.S. person.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ARRIS common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding ARRIS common stock, you should consult your own tax advisor regarding the U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares of ARRIS.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you become a beneficial owner subject to special treatment under U.S. income tax laws, including a former U.S. citizen or resident.
This summary does not discuss any aspect of state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, judicial opinions, published positions of the U.S. Internal Revenue Service (“IRS”) and other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended, and should not be construed, as tax advice.
Prospective non-U.S. purchasers are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations with respect to purchasing, holding and disposing of any shares of ARRIS common stock
13.4.1 Dividends
In general, any distributions of cash or property made by ARRIS make to you with respect to the ARRIS common stock owned by you that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross dividend amount, unless you are eligible for an exemption from, or a reduced rate of, withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such exemption or reduced rate (usually on an IRS Form W-8BEN or other applicable form). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from ARRIS’ current or accumulated earnings and profits as determined under the Code. Any distribution that exceeds ARRIS’ current and accumulated earnings and profits will be treated first as a distribution that reduces your tax basis in ARRIS Common Stock owned by you and, to the extent it exceeds your basis, as capital gain from the disposition of ARRIS Common Stock owned by you.
In addition, dividends ARRIS pays to you that are effectively connected with your conduct of a trade or business within the United States, or, if you are entitled to benefits under an applicable tax treaty, dividends that are effectively connected with such a trade or business and also attributable to a U.S. permanent establishment maintained by you, generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30%, or a lower rate specified by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business but that, under an applicable income tax treaty, are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.
13.4.2 Sale or other disposition of ARRIS common stock
You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of ARRIS common stock owned by you unless:
•	the gain is effectively connected with your conduct of a trade or business within the United States and, if you are entitled to benefits under an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment maintained by you;

•	you are an individual, you own ARRIS common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition or you are otherwise deemed a resident of the U.S. for Federal income purposes in the year of sale or disposition, and you are not eligible for relief under an applicable income tax treaty; or

•	ARRIS’ common stock constitutes a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).
ARRIS’ common stock will constitute a U.S. real property interest under FIRPTA if ARRIS is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes. ARRIS may currently be, have been in the past or may become in the future a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, even if ARRIS was a U.S. real property holding corporation under FIRPTA, gain arising from a disposition of ARRIS common stock still would not be subject to FIRPTA tax if the shares were considered under applicable Treasury regulations to be regularly traded on an established securities market, such as the Nasdaq Global Select Market, and you did not own, actually or constructively, more than 5% of the total fair market value of ARRIS common stock at any time during the shorter of the five year period ending on the date of disposition or your holding period.
Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
If you are a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain. If the gain from the sale or disposition of your ARRIS common stock is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment maintained by you in the United States, your gain may be exempt from U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 15% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.
13.4.3 Federal estate tax
ARRIS common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
13.4.4 Information reporting and backup withholding
ARRIS must report annually to the IRS and to you the amount of dividends or other distributions ARRIS pays to you and the tax withheld from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reporting those distributions and amounts withheld may also be made available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.
The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons currently at a rate of 28% of the gross amount. You will not be subject to backup withholding tax on dividends you receive on ARRIS common stock owned by you if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-U.S. person (and ARRIS does not have actual knowledge or reason to know that you are a U.S. person) or if you are a corporation or one of several types of entities and organizations that qualify for an exemption.
Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of ARRIS common stock owned by you outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell shares owned by you through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also backup withhold at a rate of 28% of that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-U.S. person (and the broker does not have actual knowledge or reason to know that you are a U.S. person) or you are a corporation or one of several types of entities and organizations that qualify for an exemption. If the appropriate certification is not provided, the amount of proceeds paid to you will be subject to information reporting, and may be subject to backup withholding, if you sell common stock owned by you outside the United States through the non-U.S. office of a U.S. broker or a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States.
Any amounts withheld with respect to ARRIS common stock owned by you under the backup withholding rules will be credited against your U.S. federal income tax liability and may entitle you to a refund, if the required information is furnished in a timely manner to the IRS.
The preceding discussion of certain U.S. federal income tax and estate considerations is for general information only. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of any of ARRIS’ common stock.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
14. LEGAL ISSUES
14.1 LEGAL PROCEEDINGS
From time to time, ARRIS is involved in claims, disputes, litigation or legal proceedings incident to the ordinary course of its business, such as employment matters, environmental proceedings, contractual disputes and intellectual property disputes. Except as described below, ARRIS is not part to or has not been part to, during a period covering the previous 12 months, any governmental, legal or arbitration proceedings, including such proceedings which are pending or threatened of which ARRIS is aware, which may have, or have had in the recent past, significant effects on ARRIS’ financial position or profitability.
Currently, ARRIS is a party in two related proceedings pending in federal court in Texas and California. ARRIS has sought to clarify its intellectual property rights to the following four United States Patents: No. Re 35,774 (revised no. 5,347,304); No. 5,586,121; No. 5,818, 845; and No. 5,828,655 (the “Patents”). In both suits, ARRIS is seeking that the court declares that it has a nonexclusive license to, and has the ability to gain ownership rights in, the Patents. ARRIS’ allegations are based on the provisions of a 11 January 1999, license agreement (“License Agreement”) between the Patents’ former owner, Hybrid Networks, Inc. (“HNI”), and ARRIS’ predecessor in interest, Com21, Inc. (“Com21”). The License Agreement, which bound both parties’ successors, provided Com21 with a nonexclusive license to use, and a right-of-first-refusal to purchase the Patents. Subsequently, ARRIS purchased certain assets of Com21, including all of Com21’s IP assets for the cable modem termination systems business, which, ARRIS has now alleged, includes the rights under the License Agreement. Thus, ARRIS has argued in both cases that it has succeeded to Com21’s licensing and ownership rights to the Patents under the terms of the License Agreement. HNI has sued or has made other claims against other customers of ours, and these customers either have or are expected to request indemnification from us.
The cases are summarized as follows:
Hybrid Patents, Inc. v. Charter Communications, Inc., Case No. 2:05-CV-436 (E.D. Tex). Charter Communications, Inc. (“Charter”) is one of ARRIS’ customers, in ARRIS’ business of selling cable modem termination systems. Hybrid Patents, Inc. (“Hybrid Patents”) claims that it succeeded in interest as owner of the Patents from HNI. On 13 September 2005, Hybrid Patents sued Charter in this case for infringement of the Patents. Charter responded by bringing a third-party claim for indemnification against ARRIS and nine of Charter’s other suppliers, alleging that ARRIS and/or the other suppliers were responsible for any infringement due to products which infringed the Patents that any or all of them sold to Charter. After ARRIS answered, and filed a third-party claim against Hybrid Patents in which ARRIS asserted its rights to the Patents, Hybrid Patents brought a third-party claim for direct and contributory patent infringement against ARRIS. ARRIS has denied, and will continue to deny, that it is liable for any patent infringement claims. The Texas court is currently considering a motion to transfer the case to the California jurisdiction, brought by Charter and ARRIS.
ARRIS International, Inc. v. Hybrid Patents, Inc., Hybrid Networks, Inc., HYBR Wireless Industries, Inc., London Pacific Life & Annuity Company, and Carol Wu, Trustee of the Estate of Com21, Inc. , Case No. 03-54533MM, Chapter 7, Adversary Proceeding in Bankruptcy, Adv. No. 06-5098MM (Bankr. N.D. Cal.). ARRIS brought this claim after learning that its customer, Charter, was being sued for infringement of the Patents in Texas, but before being joined as a party in the Texas litigation. In this suit, ARRIS seeks that the bankruptcy court declare that Com21 passed all of its rights under the License Agreement to its successor in interest, ARRIS, and that ARRIS thus has a nonexclusive license to, and ownership rights in, the Patents. The court is currently considering a motion to dismiss the case, and a motion to transfer the case to the Texas jurisdiction, brought by Hybrid Patents, HYBR Wireless Industries, Inc., and London Pacific Life & Annuity Company.
14.2 SIGNIFICANT AGREEMENTS ENTERED INTO AFTER 31 DECEMBER 2005
On 13 November 2006, ARRIS entered into an Indenture with The Bank of New York, as trustee, in connection with the public sale of 2.00% convertible senior notes due 2026. Please see Section 11.5.1 for more information regarding the notes.
On 15 January 2007, ARRIS entered into the Transaction Agreement with TANDBERG Television, which agreement was subsequently amended on 14 February 2007. Please see section 4.3 for more information regarding the Transaction Agreement.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
15. RISK FACTORS FOR THE ARRIS SHARES
15.1 GENERAL
TANDBERG Television shareholders who accept the Offer may receive share(s) in ARRIS Group, Inc.
Tendering shareholders in TANDBERG Television should therefore consider, among other things, the risk factors set out in this Offer Document before making an investment decision. The risks described below are not exhaustive as additional risks not presently known to the Company or which ARRIS currently deems immaterial may also impair the Company’s business operations and adversely affect the price of ARRIS’ shares. If any of the following risks actually materialize, ARRIS’ business, financial position and operating results could be materially and adversely affected.
The delivery of this Offer Document does not, at any time, imply that any information contained herein is correct or complete at any time subsequent to the date hereof. There may have been changes in matters affecting the Company subsequent to the date of this Offer Document. In accordance with Section 5-15 of the Securities Trading Act, any new circumstance, material error, or inaccuracy which may have significance for the assessment of the ARRIS shares, and which is brought to light between the publication of this Offer Document and the expiration of the Offer Period or the admission to trading, shall appear in a supplement to this Offer Document. The supplement shall be approved in accordance with section 5-7 of the Securities Trading Act and be published without unfounded delay in accordance with section 5-19 of the Securities Trading Act.
An investment in ARRIS’ shares is suitable only for investors who understand the risk factors associated with this type of investment and who can afford a loss of all or part of their investment. Such information is presented as of the date hereof and is subject to change, completion or amendment without notice.
15.2 RISKS RELATED TO THE BUSINESS AND INDUSTRY IN WHICH ARRIS OPERATES
15.2.1 Dependence on customer’s capital spending
ARRIS’ performance has been largely dependent on customers’ capital spending for constructing, rebuilding, maintaining or upgrading broadband communications systems. Capital spending in the telecommunications industry is cyclical. A variety of factors will affect the amount of capital spending, and therefore, the Company’s sales and profits, including:
•	General economic conditions;

•	Availability and cost of capital;

•	Other demands and opportunities for capital;

•	Regulations;

•	Demands for network services;

•	Competition and technology;

•	Real or perceived trends or uncertainties in these factors; and

•	Acceptance of new services offered by its customers.
Developments in the industry and in the capital markets over the past several years reduced access to funding for the Company’s customers in the past and caused delays in the timing and scale of deployments of its equipment, as well as the postponement or cancellation of certain projects by customers. In addition, ARRIS and other vendors received notification from several customers that they were canceling projects, scaling back projects or delaying orders to allow them to reduce inventory levels which were in excess of their then current deployment requirements.
Several of the Company’s customers have accumulated significant levels of debt. In addition, the bankruptcy filing of Adelphia in June 2002 has further heightened concerns in the financial markets about the domestic cable industry. This concern, coupled with the current uncertainty and volatility in the capital markets, has affected the market values of domestic cable operators and may restrict their access to capital. Even if the financial health of the Company’s customers improves, ARRIS cannot assure you that these customers will be in a position to purchase new equipment at levels the Company have seen in the past.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
15.2.2 Competitive markets
The markets for broadband communication systems are extremely competitive and dynamic, requiring the companies that compete in these markets to react quickly and capitalize on change. This will require the Company to retain skilled and experienced personnel as well as deploy substantial resources toward meeting the ever-changing demands of the industry. ARRIS competes with national and international manufacturers, distributors and wholesalers including many companies larger than ARRIS. Major competitors include:
•	Big Band Networks;

•	Cisco Systems, Inc.;

•	Motorola, Inc.; and

•	TVC Communications, Inc.
The rapid technological changes occurring in the broadband markets may lead to the entry of new competitors, including those with substantially greater resources than ARRIS’. Because the markets in which ARRIS competes are characterized by rapid growth and, in some cases, low barriers to entry, smaller niche market companies and start-up ventures also may become principal competitors in the future. Actions by existing competitors and the entry of new competitors may have an adverse effect on the Company’s sales and profitability. The broadband communications industry is further characterized by rapid technological change. In the future, technological advances could lead to the obsolescence of some of the current products, which could have a material adverse effect on business.
Further, many of the Company’s larger competitors are in a better position to withstand any significant reduction in capital spending by customers in these markets. They often have broader product lines and market focus and therefore will not be as susceptible to downturns in a particular market. In addition, several of the Company’s competitors have been in operation longer than ARRIS has been, and therefore they have more long-standing and established relationships with domestic and foreign broadband service users. ARRIS may not be able to compete successfully in the future, and competition may harm business.
15.2.3 Dependence on key customers
The Company’s four largest customers (including their affiliates, as applicable) are Comcast, Cox Communications, Liberty Media International, and Time-Warner Cable. For the nine months ended 30 September 2006, sales to Comcast accounted for approximately 37.8%, sales to Cox Communications accounted for approximately 11.2% of total revenues, sales to Liberty Media International accounted for approximately 10.7%, and sales to Time-Warner Cable accounted for approximately 8.8%. The loss of any of these customers, or one of the other large customers, or a significant reduction in the products or services provided to any of them would have a material adverse impact on business.
15.2.4 Products are subject to rapid technological change
The broadband products ARRIS sells are subject to continuous technological evolution. Further, the cable industry has and will continue to demand a move towards open standards. The move towards open standards is expected to increase the number of MSOs who will offer new services, in particular, telephony. This trend also is expected to increase the number of competitors and drive capital costs per subscriber deployed down. These factors may adversely impact both the Company’s future revenues and margins.
15.2.5 Anti-takeover could delay or prevent an acquisition
On 3 October 2002, the Board of Directors approved the adoption of a shareholder rights plan (commonly known as a “poison pill”). This plan is not intended to prevent a takeover, but is intended to protect and maximize the value of shareholders’ interests. This plan could make it more difficult for a third party to acquire the Company or may delay that process.
15.2.6 Products under development
Rapidly changing technologies, evolving industry standards, frequent new product introductions and relatively short product life cycles characterize the markets for the Company’s products. The technology applications that ARRIS is currently developing may not ultimately be successful. Even if the products in development are successfully brought to market, they may not be widely used or the Company may not be able to successfully exploit these technology applications. To compete successfully, ARRIS must quickly design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, ARRIS may not be able to successfully develop or introduce these products if its products:

OFFER DOCUMENT AND INFORMATION MEMORANDUM
•	are not cost-effective;

•	are not brought to market in a timely manner;

•	fail to achieve market acceptance; or

•	fail to meet industry certification standards.
Furthermore, ARRIS’ competitors may develop similar or alternative new technology applications that, if successful, could have a material adverse effect on us. The Company’s strategic alliances are based on business relationships that have not been the subject of written agreements expressly providing for the alliance to continue for a significant period of time. The loss of a strategic partner could have a material adverse effect on the progress of new products under development with that partner.
15.2.7 Consolidation in the industry
The telecommunications industry has experienced the consolidation of many industry participants, and this trend may continue. For instance, in November 2005, Cox Communications announced a definitive agreement to sell some of its cable television systems to Cebridge Connections. Also, in April 2005, Adelphia announced that its assets were going to be acquired by Comcast and Time Warner; this transaction was completed in July 2006. When consolidations occur, it is possible that the acquirer will not continue using the same suppliers, thereby possibly resulting in an immediate or future elimination of sales opportunities for the Company or its competitors, depending upon who had the business initially. Consolidations also could result in delays in purchasing decisions by the merged businesses. The purchasing decisions of the merged companies could have a material adverse effect on business.
Mergers among the supplier base also have increased, and this trend may continue. For example, in the fourth quarter of 2005, Cisco Systems, Inc. and Scientific-Atlanta, Inc. announced that Cisco would acquire Scientific-Atlanta. The acquisition was completed in February of 2006. Larger combined companies with pooled capital resources may be able to provide solution alternatives with which ARRIS would be put at a disadvantage to compete. The larger breadth of product offerings by these consolidated suppliers could result in customers electing to trim their supplier base for the advantages of one-stop shopping solutions for all of their product needs. Consolidation of the supplier base could have a material adverse effect on business.
15.2.8 Dependence on contract manufacturers
Many components, subassemblies and modules necessary for the manufacture or integration of the Company’s products are obtained from a sole supplier or a limited group of suppliers. The reliance on sole or limited suppliers, particularly foreign suppliers, and the reliance on subcontractors involves several risks including a potential inability to obtain an adequate supply of required components, subassemblies or modules and reduced control over pricing, quality and timely delivery of components, subassemblies or modules. Historically, ARRIS has not generally maintained long-term agreements with any of its suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstance that would require the Company to seek alternative sources of supply could affect the Company’s ability to ship products on a timely basis. Any inability to reliably ship products on time could damage relationships with current and prospective customers and harm business.
15.2.9 International operations
Sales of broadband communications equipment into international markets are an important part of ARRIS’ business. The entire line of its products is marketed and made available to existing and potential international customers. In addition, United States broadband system designs and equipment are increasingly being employed in international markets, where market penetration is relatively lower than in the United States. While international operations are expected to comprise an integral part of the Company’s future business, international markets may no longer continue to develop at the current rate, or at all. ARRIS may fail to receive additional contracts to supply equipment in these markets.
A significant portion of the Company’s products are manufactured or assembled in China, Ireland, Mexico, the Philippines, Taiwan, and other countries outside of the United States. The governments of the foreign countries in which the Company’s products are manufactured may pass laws that impair the Company’s operations, such as laws that impose exorbitant tax obligations or nationalize these manufacturing facilities.
15.2.10 Risks relating to currency fluctuations and currency exchange
ARRIS may encounter difficulties in converting its earnings from international operations to U.S. dollars for use in the United States. These obstacles may include problems moving funds out of the countries in which the funds

OFFER DOCUMENT AND INFORMATION MEMORANDUM
were earned and difficulties in collecting accounts receivable in foreign countries where the usual accounts receivable payment cycle is longer.
ARRIS is exposed to various market risk factors such as fluctuating interest rates and changes in foreign currency rates. These risk factors can impact the Company’s results of operations, cash flows and financial position. ARRIS manages these risks through regular operating and financing activities and periodically uses derivative financial instruments such as foreign exchange forward contracts. There can be no assurance that the Company’s risk management strategies will be effective.
15.2.11 Profit volatility
ARRIS has experienced several years with significant operating losses. Although ARRIS has been profitable in the past, the Company may not be profitable or meet the level of expectations of the investment community in the future, which could have a material adverse impact on the Company’s share price. In addition, the Company’s operating results may be adversely affected by the timing of sales or a shift in its product mix.
15.2.12 Protection of intellectual property
ARRIS’ future success depends in part upon its proprietary technology, product development, technological expertise and distribution channels. The Company cannot predict whether it can protect its technology or whether competitors can develop similar technology independently. ARRIS has received and may continue to receive from third parties, including some of its competitors, notices claiming that the Company has infringed upon third-party patents or other proprietary rights. ARRIS is currently a party in proceedings in federal court and in Texas, in which one of its customers has been sued for patent infringement and has sued ARRIS and several other suppliers for indemnification. ARRIS may become involved in similar litigation involving other customers. Any of these claims, whether with or without merit, could result in costly litigation, divert the time, attention and resources of ARRIS management, delay its product shipments, or require the Company to enter into royalty or licensing agreements. If a claim of product infringement against ARRIS is successful and the Company fails to obtain a license or develop non-infringing technology, its business and operating results could be materially and adversely affected.
15.3 RISKS RELATED TO ARRIS’ COMMON STOCK
15.3.1 Future sales of common stock or equity-related securities
Sales of significant amounts of ARRIS’ common stock or equity-related securities in the public market, any issuance of equity securities after this offering, or the perception that such sales or issuances will occur, could adversely affect prevailing trading prices of the Company’s common stock and could impair its ability to raise capital through future offerings of equity or equity-related securities and could dilute the interests of the Company’s existing shareholders. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of ARRIS’ common stock.
15.3.2 Price of ARRIS common stock
The price of the Company’s common stock on the NASDAQ Global Select Market constantly changes. ARRIS expects that the market price of its common stock will continue to fluctuate. The market price of ARRIS common stock may fluctuate in response to numerous factors, many of which are beyond the Company’s control. These factors include the following:
•	Actual or anticipated fluctuations in its operating results;

•	Changes in expectations as to its future financial performance, including financial estimates by securities analysts and investors;

•	The operating and stock performance of its competitors;

•	Announcements by the Company or its competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Changes in interest rates;

•	The announcement of enforcement actions or investigations against ARRIS or its competitors or other negative publicity relating to the Company or its industry;

•	Changes in GAAP, laws, regulations or the interpretations thereof that affect its various business activities and segments;

OFFER DOCUMENT AND INFORMATION MEMORANDUM
•	Investor perceptions of ARRIS and the industries and markets in which the Company operate;

•	General domestic or international economic, market and political conditions;

•	Additions or departures of key personnel; and

•	Future sales of ARRIS’ common stock.
In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of the ARRIS common stock, regardless of its actual operating performance. In addition, shareholders may initiate securities class action lawsuits if the market price of ARRIS stock drops significantly, which may cause the Company to incur substantial costs and could divert the time and attention of ARRIS management. These factors, among others, could significantly depress the trading price of ARRIS common stock.
15.3.3 No dividends
ARRIS currently intends to continue their policy of retaining earnings to finance the growth of its business. As a result, ARRIS does not anticipate paying cash dividends on their common stock in the foreseeable future. Because ARRIS does not anticipate paying cash dividends for the foreseeable future, holders of its common stock will not realize a return on their investment unless the trading price of ARRIS common stock appreciates, which ARRIS cannot assure.
15.3.4 Ability to issue preferred shares
ARRIS’ common shares may be subordinate to classes of preferred shares issued in the future in the payment of dividends and other distributions made with respect to common shares, including distributions upon liquidation or dissolution. The Company’s Amended and Restated Certificate of Incorporation permits the board of directors to issue preferred shares without first obtaining shareholder approval. If ARRIS issues preferred shares, these additional securities may have dividend or liquidation preferences senior to the common shares. If ARRIS issues convertible preferred shares, a subsequent conversion may dilute the current common shareholders’ interest.
15.3.5 Foreign investors
ARRIS is organized under the laws of the State of Delaware, United States. The rights of holders of ARRIS shares are governed by Delaware law and by the Company’s Amended and Restated Certificate of Incorporation. These rights may differ from the rights of shareholders in other jurisdictions. As a result, it may, among other things, not be possible for non-U.S. investors to affect service of process on the Company or its directors in the investor’s own jurisdiction, or to enforce against them judgments obtained in non-U.S. courts.
15.3.6 Restrictions on ability of certain U.S. shareholders of TANDBERG Television to transfer or resell
ARRIS’ shares are being offered and sold pursuant to an exemption from registration under the U.S. and applicable state securities laws. Therefore, its shares may only be transferred or resold in the U.S. in a transaction registered under or exempt from the registration requirements of the applicable securities laws. Generally, shareholders of TANDBERG Television who receive ARRIS shares in the Offer will be able to freely trade such shares in the U.S. immediately following the Offer. However, certain U.S. shareholders of TANDBERG Television that acquired their TANDBERG Television shares directly from TANDBERG Television, as opposed to purchasing the shares on the open market, will not be able to resell or transfer the shares of ARRIS common stock they receive in the Offer in the U.S. unless such ARRIS shares are subsequently registered by ARRIS under U.S. securities laws or they are sold or transferred pursuant to a valid exemption under U.S. securities laws. Although ARRIS has agreed to file a registration statement for the resale of such shares, as a result of the necessary reconciliation of TANDBERG Television’s historical financial information from IFRS to GAAP required by the SEC, it is not anticipated that the registration statement will be available for the resale of those shares until at least 75 days after the Settlement Date. As a result, certain U.S. shareholders of TANDBERG Television may be required to bear the risk of their investment in ARRIS common stock until the registration statement is filed with the SEC and effective.
15.3.7 Increase in total debt
The Company’s debt will increase significantly as a result of cash payments under the Offer as further described in Section 3.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
15.4 TRANSACTION RISKS
15.4.1 Reconciliation of TANDBERG Television’s financial statements to US GAAP
ARRIS’ financial statements have been prepared in accordance with U.S. generally accepted accounting principles, referred to as U.S. GAAP and TANDBERG Television’s financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS. Because of the differences between IFRS and U.S. GAAP, including, for example, differences in software revenue recognition, TANDBERG Television’s historical financial results when reconciled to U.S. GAAP may show material differences for each of the respective periods presented as compared to IFRS. As a result, with respect to historical financial information and future financial results immediately following the completion of the acquisition, ARRIS may not be able to immediately recognize all of the revenues that would be recognized by TANDBERG Television under IFRS, which may have an adverse effect on ARRIS financial results and could negatively impact the market price of ARRIS common stock on the NASDAQ Global Select Market.
15.4.2 The exchange of TANDBERG Television shares to ARRIS may be a taxable event in relevant jurisdictions
Transfer of TANDBERG Television ASA shares to the Company under the Offer may be treated as either tax-free or taxable transactions depending on the applicable tax jurisdiction and other factors including the type of shareholder and the size of the shareholding. Please refer to Section 14 for a summary of the tax consequences for TANDBERG Television ASA shareholders accepting the Offer who are resident in Norway for tax purposes.
15.4.3 Acquisition risk related to TANDBERG Television
ARRIS will incur substantial indebtedness in order to finance this acquisition, which will require substantial payments in the future. Post transaction, ARRIS will have debt of approximately USD 836 million including the convertible bond and will have limited cash balances. Any unexpected changes in the market conditions may reduce ARRIS’ ability to pay down the debt in a timely manner or access the capital markets for further refinancing. ARRIS may not be able to generate sufficient cash flows to support the debt structure in the future. Additionally, ARRIS will issue common stock or other securities to pay for this acquisition, in which event the acquisition may ultimately prove to be dilutive to ARRIS’ current shareholders.
Other risks attendant to this acquisition, include the possibility that ARRIS has overvalued the assets to be purchased, that ARRIS will not be able to successfully integrate the acquired business or assets, and that ARRIS will not be able to produce the expected level of profitability from the acquired business or assets. As a result, the impact of any acquisition on ARRIS’ future performance may not be as favourable as expected and actually may be adverse.
15.4.4 The ability to retain TANDBERG Television personnel
Competition for qualified personnel is intense, and following completion of the Offer, ARRIS may not be successful in retaining key executives, marketing, engineering, technical support and sales personnel of TANDBERG Television, which could impact ARRIS’ ability to successfully integrate and grow TANDBERG Television’s operations. The future success of the ARRIS will depend, to a significant extent, on the ability of the management to operate effectively. In the past, competitors and others have attempted to recruit ARRIS employees and in the future, their attempts may continue. The loss of services of any key TANDBERG Television personnel, or the inability to attract and retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical professionals, could negatively affect ARRIS’ business.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
16. ADDITIONAL INFORMATION
16.1 APPENDICES AND DOCUMENTS ON DISPLAY
16.1.1 Appendices
This Offer Document has five appendices as listed below.

Appendix I	Certificate of Incorporation of ARRIS Group, Inc.	A 1

Appendix II	By-laws of ARRIS Group, Inc.	A 2

Appendix III	ARRIS Group, Inc. — Audited Consolidated Balance Sheets as of 31 December 2005 and 2004 and Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for each of the years ended 31 December 2005, 2004, and 2003	A 14

Appendix IV	ARRIS Group, Inc. — Consolidated Balance Sheets as of 30 September 2006 and 31 December 2005, Consolidated Statements of Operations for the Three and Nine Month Periods Ended 30 September 2006 and 2005 and Consolidated Statements of Cash Flows for the Nine Month Periods Ended 30 September 2006 and 2005	A 46

Appendix V	Acceptance Form	A 57
16.1.2 Documents on display
The following documents (or copies thereof) may be inspected at www.arrisi.com:
•	The Amended and Restated Certificate of Incorporation of ARRIS Group, Inc.

•	The By-laws of ARRIS Group, Inc., and,

•	Periodic reports, including quarterly and annual reports, and other documents filed by ARRIS Group, Inc. with the SEC for the accounting periods 2006, 2005 and 2004.
16.2 STATEMENTS FROM EXPERTS REFERRED TO IN THIS OFFER DOCUMENT
ARRIS has not relied on the services of experts in the preparation of this Offer Document.
16.3 CONFIRMATION OF EXACT REPRODUCTION OF THIRD PARTY STATEMENTS
ARRIS confirms that all information in this Offer Document which has been sourced from a third party has been accurately reproduced and that as far as ARRIS is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.
16.4 MARKET DATA
All references to market data, industry statistics and industry forecasts in this Offer Document consist of estimates compiled by industry professionals, organizations, analysts or publicly available information. Industry publications generally state that their information is obtained from sources they believe reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. ARRIS has not independently verified such information and therefore cannot guarantee its accuracy and completeness. The information in this Offer Document that has been sourced from third parties has been accurately reproduced and, as far as ARRIS is aware and able to ascertain from the information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading. In this Offer Document, ARRIS makes certain statements regarding its own competitive position and market leadership. ARRIS believes these statements to be true based on market data and industry statistics.
16.5 THIS OFFER DOCUMENT
ARRIS has furnished the information in this Offer Document. The Manager make no representation or warranty, express or implied, as to the accuracy or completeness of such information, and nothing contained in this Offer Document is, or shall be relied upon as, a promise or representation by the Manager.

OFFER DOCUMENT AND INFORMATION MEMORANDUM
17. DEFINITIONS AND GLOSSARY OF TERMS
Unless stated otherwise in this Offer Document or the context so requires, capitalized terms used in this Offer Document shall have the meanings given to such terms in this chapter. These definitions also apply to the pages preceding this chapter.

Definitions:

Acceptance	The acceptance of the Offer by a TANDBERG Television Shareholder.

Acceptance Form	The form of acceptance to be distributed to and used by TANDBERG Television shareholders when accepting the Offer. The Acceptance Form is attached as Appendix V to this Offer Document.

APB	Accounting Principles Board

ARB	Accounting Research Bulletins

ARRIS	ARRIS Group, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

ARRIS Shares	Common Stock in ARRIS Group, Inc, as listed on the NASDAQ Global Select Market.

ARRIS Average Price	The volume weighted average trading price of ARRIS Common Stock on the NASDAQ Global Select Market during the ten trading days ending two trading days before Settlement Date.

Business Day	Any day except a Saturday, Sunday or any other day on which commercial banking institutions in Norway are authorized to close.

Board or Board of Directors	The Board of Directors of ARRIS Group, Inc

Carnegie	Carnegie ASA

CET	Central European Time

Commitment Letter	A commitment letter from UBS Loan Finance LLC to provide the cash portion of the Offer

Common Stock	Common Stock of ARRIS Group, Inc. listed on the NASDAQ Global Select Market

Company or the Group	ARRIS Group, Inc. and its subsidiaries.

EITF	Emerging Issues Task Force

FIN	FASB Interpretations

Financial advisors	Carnegie ASA and UBS Investment Bank

Hart-Scott-Rodino (HSR) Act	The Hart-Scott Rodino Antitrust Improvements Act of 1976

IAS	International Accounting Standards

Manager	Carnegie ASA

NOK or Norwegian Kroner	The lawful currency of Norway

NGAAP	Norwegian Generally Accepted Accounted Principles; accounting principles generally accepted in Norway.

Oslo Børs	Oslo Børs ASA (translated: Oslo Stock Exchange).

OFFER DOCUMENT AND INFORMATION MEMORANDUM

OEM	Original Equipment Manufacturer

Offer (or Voluntary Offer)	The offer by ARRIS made through its Norwegian subsidiary, ARRIS Norway AS, to acquire all outstanding shares in TANDBERG Television as described in this Offer Document.

Offer Document	This document, dated 15 February 2007

Offer Period	The period between 15 February 2007 and 15 March 2007 at 16:30 CET, however subject to extensions by ARRIS

Offer Price	For each TANDBERG Television share a total consideration of NOK 96 consisting of at least 80 NOK in cash and up to 16 NOK of ARRIS Shares.

The ARRIS Shares to be issued in the Offer will be valued based upon the volume weighted average share price of ARRIS Common Stock on the NASDAQ Global Select Market during the ten trading days ending two trading days before Settlement Date. No fraction of ARRIS Shares will be delivered, and the cash value of such fractional ARRIS Shares will be paid together with the cash consideration for each TANDBERG-Television share.

Prior to the Settlement Date, ARRIS shall have the right to increase the amount of cash consideration (with a corresponding and equal reduction in the value of share consideration).

Receiving Agent	Carnegie ASA

SAB	Staff Accounting Bulletins

Securities Act	The United States Securities Act of 1933.

Securities Trading Act	The Securities Trading Act of 19 June 1997 no. 79 (“Verdipapirhandelloven”).

SEC	Securities and Exchange Commission

Settlement Date	Actual date of settlement the TANDBERG Television shares, e.g. payment of cash consideration and delivery of share consideration (ARRIS Shares)

SFAS	Statement of Financial Accounting Standards

STA	Securities Trading Act of 19 June 1997 No. 79.

Stock Exchange Regulations	The Stock Exchange Regulations of 17 January 1994 no. 30, last amended by Regulation of 20 December 2006 no. 1562 (“Børsforskriften”).

Stock Threshold	In no event will ARRIS be required to issue shares of its Common Stock in excess of 19.9% of its outstanding shares of Common Stock on the date of settlement of the Offer. The cash consideration will be increased in case the threshold of 19.9% of ARRIS’ outstanding shares of Common Stock is reached.

TANDBERG Television	TANDBERG Television ASA

TANDBERG Television shares	Shares in TANDBERG Television ASA

TANDBERG Television Shareholder	A holder of TANDBERG Television shares

UBS	Union Bank of Switzerland AG and any of its subsidiaries

OFFER DOCUMENT AND INFORMATION MEMORANDUM

UBS Investment Bank	Investment Banking subsidiary of UBS

US GAAP	Unites States Generally Accepted Accounting Principles; Accounting principles generally accepted in US.

USD/NOK Exchange Rate	USD converted into NOK based on the average of ten previous CET 12:00 noon rates ending on the second day before Settlement Date quoted by the Federal Reserve Bank of New York.

U.S. Securities Act	The U.S. Securities Act of 1933, as amended.

USD	American dollar, the lawful currency of USA.

VAR	Value Added Reseller

Vp.no	Securities number in the Norwegian Registry of Securities (VPS).

VPS	The Norwegian Central Securities Depository (Verdipapirsentralen).

VPS account	An account with VPS for the registration of holdings of securities.

Glossary of terms:

Acronym	Terminology

CAM	Cable Access Module

CBR	Constant Bit Rate

CLEC	Competitive Local Exchange Carrier

CMTS	Cable Modem Termination System

CPE	Customer Premises Equipment

DBS	Digital Broadcast Satellite

DMTS	Digital Multimedia Termination System

DOCSIS	Data Over Cable Service Interface Specification

DSG	DOCSIS Set-Top Gateway

DSL	Digital Subscriber Line

EMTA	Embedded Multimedia Terminal Adapters

HDT	Host Digital Terminal

HDTV	High Definition Television

HFC	Hybrid Fiber-Coaxial

ILEC	Incumbent Local Exchange Carrier

IP	Internet Protocol

IPTV	Internet Protocol Television

Mbps	Megabits per Second

MPEG-2	Moving Picture Experts Group, Standard No. 2

OFFER DOCUMENT AND INFORMATION MEMORANDUM

MPEG—4	Moving Picture Experts Group, Standard No. 4

M-CMTS	Modular CMTS

MSO	Multiple Systems Operator

MTA	Multimedia Terminal Adapter

NGNA	Next Generation Network Architecture

NIU	Network Interface Units

PCT	Patent Convention Treaty

QAM	Quadrature Amplitude Modulation

RF	Radio Frequency

VoIP	Voice over Internet Protocol

VPN	Virtual Private Network

APPENDICES
Appendix I: Certificate of Incorporation of ARRIS Group, Inc.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ARRIS GROUP, INC.
(as amended through July 17, 2001)
FIRST: The name of the corporation (hereinafter called the “corporation”) is ARRIS Group, Inc.
SECOND: The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware is Corporation Service Company;
THIRD: The purpose of the corporation is to engage in any lawful act or activity for which the corporation may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of stock of all classes which the corporation shall have authority to issue is three hundred twenty-five million (325,000,000) consisting of three hundred twenty million (320,000,000) shares of common stock, par value USD 0.01 per share, and five million (5,000,000) shares of preferred stock, par value USD 1.00 per share.
FIFTH: The board of directors of the corporation may, by resolution, from time to time issue in one or more series any unissued shares of preferred stock and may fix, or alter in one or more respects from time to time before issuance of such shares, the number and designation of any series, liquidation and dividend rights, preference rights, voting rights, redemption rights, conversion rights, and any other rights and qualifications, limitations or restrictions of, and the terms of any purchase, retirement, or sinking fund which may be provided for, such shares of preferred stock.
SIXTH: The Corporation is to have perpetual existence.
SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.
EIGHTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article EIGHTH.

APPENDICES
Appendix II: By-laws of ARRIS Group, Inc.
BYLAWS
OF
Arris Group, Inc.
(a Delaware corporation and formerly known as Broadband Parent Corporation)
as adopted on June 14, 2001
ARTICLE I
STOCKHOLDERS
     1. CERTIFICATES REPRESENTING STOCK. Certificates representing stock in the corporation shall be signed by, or in the name of, the corporation by the Chairman or Vice- Chairman of the Board of Directors, if any, or by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation. Any or all the signatures on any such certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
          Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.
          The corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of the lost, stolen, or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.
     2. UNCERTIFICATED SHARES. Subject to any conditions imposed by the General Corporation Law, the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the corporation shall be uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the corporation shall send to the registered owner thereof any written notice prescribed by the General Corporation Law.
     3. FRACTIONAL SHARE INTERESTS. The corporation may, but shall not be required to, issue fractions of a share. If the corporation does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in

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cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.
     4. STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the corporation shall be made only on the stock ledger of this corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and, in the case of shares represented by certificates, on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.
     5. RECORD DATE FOR STOCKHOLDERS. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Direction is required by the General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by

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hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
     6. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term “share” or “shares” or “share of stock” or “shares of stock” or “stockholder” or “stockholders” refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, except as any provision of law may otherwise require.
     7. STOCKHOLDER MEETINGS.
          —TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.
          —PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the directors may, from time to time, fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the corporation in the State of Delaware.
          —CALL. Annual meetings and special meetings may be called by the directors or by any officer instructed by the directors to call the meeting.

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          —NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date, and hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the corporation may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. The notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by the General Corporation Law. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at his record address or at such other address which he may have furnished by request in writing to the Secretary of the corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States Mail. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned meeting time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.
          —STOCKHOLDER LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote at any meeting of stockholders.
          —CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting — the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

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          —PROXY REPRESENTATION. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.
          —INSPECTORS. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of the inspectors at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question, or matter determined by him or them and execute a certificate of any fact found by him or them. Except as otherwise required by subsection (e) of Section 231 of the General Corporation Law, the provisions of that Section shall not apply to the corporation.
          —QUORUM. The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum.
          —VOTING. Each share of stock shall entitle the holders thereof to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of the certificate of incorporation and these Bylaws. In the election of directors, and for any other action, voting need not be by ballot.
     8. STOCKHOLDER ACTION WITHOUT MEETINGS. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting or stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing,

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setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law.
ARTICLE II
DIRECTORS
     1. FUNCTIONS AND DEFINITION. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directions of the corporation. The Board of Directors shall have the authority to fix the compensation of the members thereof. The use of the phrase “whole board” herein refers to the total number of directors which the corporation would have if there were no vacancies.
     2. QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The initial Board of Directors shall consist of three persons. Thereafter the number of directors constituting the whole board shall be at least one. Subject to the foregoing limitation and except for the first Board of Directors, such number may be fixed from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be three. The number of the directors may be increased or decreased by action of the stockholders or of the directors.
     3. ELECTION AND TERM. The first Board of Directors, unless the members thereof shall have been named in the certificate of incorporation, shall be elected by the incorporator or incorporators and shall hold office until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon written notice to the corporation. Thereafter, directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Except as the General Corporation Law may otherwise require, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause or without cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.
     4. MEETINGS.
          —TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

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          —PLACE. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.
          —CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, or the President, or of a majority of the directors in office.
          —NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. Notice need not be given to any director or to any member of a committee of directors who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when he attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.
          —QUORUM AND ACTION. A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the whole Board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these By-laws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors.
          Any member or members of the Board of Directors or of any committee designated by the Board, may participate in a meeting of the Board, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.
          —CHAIRMAN OF THE MEETING. The Chairman of the Executive Committee of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the President, if present and acting, or any other director chosen by the Board, shall preside.
     5. REMOVAL OF DIRECTORS. Except as may otherwise be provided by the General Corporation Law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

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     6. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation with the exception of any authority and delegation of which is prohibited by Section 141 of the General Corporation Law, and may authorize the seal of the Corporation to be affixed to all papers which may require it.
     7. WRITTEN ACTION. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.
ARTICLE III
OFFICERS
     The officers of the corporation shall consist of a President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, an Executive Vice President, one or more other Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers with such titles as the resolution of the Board of Directors choosing them shall designate. Except as may otherwise be provided in the resolution of the Board of Directors choosing him, no officer need be a director. Any number of offices may be held by the same person, as the directors may determine.
     Unless otherwise provided in the resolution choosing him, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor shall have been chosen and qualified.
     All officers of the corporation shall have such authority and perform such duties in the management and operation of the corporation as shall be prescribed in the resolutions of the Board of Directors designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith. The Secretary or an Assistant Secretary of the corporation shall record all of the proceedings of all meetings and actions in writing of stockholders, directors, and committees of directors, and shall exercise such additional authority and perform such additional duties as the Board shall assign to him. Any officer may be removed, with or without cause, by the Board of Directors. Any vacancy in any office may be filled by the Board of Directors.

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ARTICLE IV
CORPORATE SEAL
     The corporate seal shall be in such form as the Board of Directors shall prescribe.
ARTICLE V
FISCAL YEAR
     The fiscal year of the corporation shall be fixed, and shall be subject to the change, by the Board of Directors.
ARTICLE VI
CONTROL OVER BY-LAWS
     Subject to the provisions of the certificate of incorporation and the provisions of the General Corporation Law, the power to amend, alter, or repeal these By-laws and to adopt new By-laws may be exercised by the Board of Directors or by the stockholders.
ARTICLE VII
INDEMNIFICATION
     1. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this Article VII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     2. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this Article VII, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation against expenses (including attorneys’ fees) actually and

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reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     3. AUTHORIZATION OF INDEMNIFICATION. Any indemnification under this Article VII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director and officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or Section 2, of this Article VII, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.
     4. GOOD FAITH DEFINED. For purposes of any determination under Section 3 of this Article VII, a person shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if his or her action is based on the records or books of account of the corporation or another enterprise, or on information supplied to him or her by the officers of the corporation or another enterprise in the course of their duties, or in the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise. The term “another enterprise” as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VII, as the case may be.
     5. INDEMNIFICATION BY A COURT. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer in

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the circumstances because he or she has met the applicable standards of conduct set forth in Sections 1 and 2 of this Article VII, as the case may be. Notice of any application for indemnification pursuant to this Section 5 shall be given to the corporation promptly upon the filing of such application.
     6. EMPLOYEES AND AGENTS. The corporation may, but shall not be required to, provide the benefit of any indemnity provided by the above provisions to any employee or agent of the corporation, including a director or officer of the corporation who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
     7. EXPENSES PAYABLE IN ADVANCE. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding may be paid, but shall not be required to be paid, by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (secured as may be requested by the corporation) by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Article VII.
     8. NON-EXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article VII, but whom the corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.
     9. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power of the obligation to indemnify him against such liability under the provisions of this Article VII.
     10. MEANING OF “CORPORATION” FOR PURPOSES OF ARTICLE VII. For purposes of this Article VII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this

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Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
     11. SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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Appendix III: ARRIS Group, Inc. — Audited Consolidated Balance Sheets as of 31 December 2005 and 2004 and Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for each of the years ended 31 December 2005, 2004, and 2003
APPENDIX III
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
ARRIS Group, Inc.
We have audited the accompanying consolidated balance sheets of ARRIS Group, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of ARRIS’ management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARRIS Group, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 2 of the Notes to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2005.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of ARRIS Group, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2006 expressed an unqualified opinion thereon.

/S/ ERNST & YOUNG LLP
Atlanta, Georgia
March 15, 2006

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APPENDIX III
ARRIS GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$75,286	$25,072
Short-term investments, at fair value	54,250	78,000

Total cash, cash equivalents and short-term investments	129,536	103,072
Restricted cash	6,073	4,017
Accounts receivable (net of allowances for doubtful accounts of $3,729 in 2005 and $3,829 in 2004)	83,540	55,661
Other receivables	286	420
Inventories	113,909	92,636
Other current assets	15,276	9,416

Total current assets	348,620	265,222
Property, plain and equipment (net of accumulated depreciation of $69,309 in 2005 and $61,146 in 2004)	25,557	27,125
Goodwill	150,569	150,569
Intangibles (net of accumulated amortization of $106,200 in 2005 and $105,446 in 2004)	920	1,672
Investments	3,321	3,620
Other assets	416	2,470

	$529,403	$450,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,920	$30,640
Accrued compensation, benefits and related taxes	20,424	14,845
Accrued warranty	8,479	5,453
Other accrued liabilities	20,633	26,658

Total current liabilities	85,456	77,596
Long-term debt, net of current portion	—	75,000
Accrued pension	12,636	10,933
Other long-term liabilities	5,594	5,848

Total liabilities	103,686	169,377
Stockholders’ equity:
Preferred stock, par value $1.00 per share, 5.0 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 320.0 million shares authorized; 105.6 million and 87.7 million shares issued and outstanding in 2005 and 2004, respectively	1,069	889
Capital in excess of par value	732,405	644,838
Accumulated deficit	(305,555)	(357,038)
Unrealized gain on marketable securities	1,077	706
Unearned compensation	—	(4,566)
Unfunded pension losses	(4,618)	(3,345)
Unrealized gain on derivatives	1,523	—
Cumulative translation adjustments	(184)	(183)

Total stockholders’equity	425,717	281,301

	$529,403	$450,678

See accompanying notes to the consolidated financial statements.
2

APPENDICES
APPENDIX III
ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2005	2004	2003
	(in thousands, except per share data)

Net sales	$680,417	$490,0??	$433,9?
Cost of sales	489,703	343,8??	307,7

Gross margin	190,714	146,1??	126,2??
Gross margin %	28.0%	29.8%	29.1%

Operating expenses:
Selling, general, and administrative expenses	74,308	68,5??	89,1??
Research and development expenses	60,135	63,3??	62,8??
Restructuring and impairment charges	1,331	7,6??	891
Amortization of intangibles	1,212	28,6??	35,2??

	136,986	168,2??	188,1??

Operating income (loss)	53,728	(22,0???	(61,8???
Other expense (income):
Interest expense	2,101	5,0??	10,4??
Membership interest	—	—	2,4??
Loss (gain) on debt retirement	2,372	4,4??	(26,1???
Loss on investments and notes receivable	146	1,3??	1,4??
Gain on foreign currency	(65)	(1,3???	(2,3???
Interest income	(3,100)	(1,525)	(414)
Other expense (income), net	486	423	468

Income (loss) from continuing operations before income taxes	51,788	(30,4???	(47,6???
Income tax expense	513	108	—

Net income (loss) from continuing operations	51,275	(30,5???	(47,6???

Discontinued Operations:
Income (loss) from discontinued operations (including a net gain on disposals of $0.2 million and $2.1 million and a net loss of $0.4 million for the years ended December 31, 2005, 2004, and 2003, respectively)	208	2.1	351

Net income (loss)	$51,483	$(28,3???	$(47,3???

Net income (loss) per common share basic:
Income (loss) from continuing operations	$0.53	$(0.36)	$(0.62)
Income (loss) from discontinued operations	—	0.02	—

Net income (loss)	$0.53	$(0.33)	$(0.62)

Net income (loss) per common share diluted:
Income (loss) from continuing operations	$0.52	$(0.36)	$(0.62)
Income (loss) from discontinued operations	—	0.02	—

Net income (loss)	$0.52	$(0.33)	$(0.62)

Weighted average common shares basic	96,581	85,2??	76,8??

Weighted average common shares diluted	98,264	85,2??	76,8??

See accompanying notes to the consolidated financial statements.
3

APPENDICES
APPENDIX III
ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
	(in thousands)

Operating activities:
Net income (loss)	$51,483	$(28,396)	$(47,313)
Adjustments to reconcile net (loss) income to net cash provided by (used in) Operating activities:
Depreciation	10,529	10,395	16,145
Amortization of intangibles	1,212	28,690	35,249
Amortization of deferred finance fees	305	690	4,621
Stock compensation expense	6,915	2,826	3,370
Provision for doubtful accounts	(438)	(543)	7,906
Gain on sale of receivable	—	—	(1,477)
Loss on disposal of fixed assets	202	182	252
Loss on investments and notes receivable	206	1,320	1,436
Cash proceeds from sale of trading securities	—	—	226
Impairment of long-lived assets	291	—	—
Loss (gain) on debt retirement	2,372	4,406	(26,164)
Loss on sale of product line	—	—	1,365
Gain on discontinued product lines	(208)	(2,114)	(351)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(27,191)	1,226	16,992
Other receivables	134	860	1,874
Inventories	(20,963)	(14,074)	26,210
Accounts payable and accrued liabilities	7,348	15,510	(24,156)
Accrued membership interest	—	—	2,418
Other, net	(6,739)	554	(3,708)

Net cash provided by operating activities	25,458	21,532	14,895

Investing activities:
Purchases of short-term investments	(59,250)	(107,750)	(10,000)
Sales of short-term investments	83,032	39,750	—
Purchases of property, plant and equipment	(9,617)	(10,167)	(5,916)
Cash proceeds from sale of property, plant, and equipment	42	—	—
Cash proceeds from sale of Actives product line	—	—	1,800
Cash paid for acquisition, net of cash acquired	(89)	(50)	(3,005)
Cash paid for disposal of product line	—	—	(231)
Cash proceeds from sale of investment	—	642	—
Other	(259)	—	26

Net cash provided by (used in) investing activities	13,859	(77,575)	(17,326)
See accompanying notes to the consolidated financial statements.

4

APPENDICES
APPENDIX III
ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
Financing activities
Proceeds from issuance of common stock	$10,897	$7,410	$1,249
Proceeds from issuance of debt	—	—	126,597
Redemption of preferred membership interest	—	—	(88,430)
Repurchase and retirement of common stock	—	—	(28,000)
Payments on capital lease obligations	—	(14)	(2,130)
Payments on debt obligations	—	(1,163)	(24,585)
Deferred financing costs paid	—	—	(5,797)

Net cash provided by (used in) financing activities	10,897	6,233	(21,096)
Net increase (decrease) in cash and cash equivalents	50,214	(49,810)	(23,527)
Cash and cash equivalents at beginning of year	25,072	74,882	98,409

Cash and cash equivalents at end of year	$75,286	$25,072	$74,882

Noncash investing and financing activities:
Net tangible assets acquired, excluding cash	$799	$—	$2,267
Net liabilities assumed	(76)	50	(1,903)
Intangible assets acquired, including goodwill	691	—	2,641
Investment in acquired company	(1,325)	—	—

Cash paid for acquisition, net of cash acquired	$89	$50	$3,005

Landlord funded leasehold improvements	$—	$785	$2,314

Equity issued in exchange for 4½% convertible subordinated notes due 2008	$75,000	$50,000	$—

Equity issued for make-whole interest payment - 4½% convertible subordinated notes due 2008	$2,372	$4,406	$—

Supplemental cash flow information
Interest paid during the year	$2,766	$4,642	$4,387

Income taxes paid during the year	$859	$335	$293

See accompanying notes to the consolidated financial statements.
5

APPENDICES
APPENDIX III
ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Unrealized
		Capital in		(Loss) Gain		Unfunded	Unrealized	Cumulative
	Common	Excess of	Accumulated	on Marketable	Unearned	Pension	Gain on	Translation
	Stock	Par Value	Deficit	Securities	Compensation	Losses	Derivatives	Adjustments	Total
				(in thousands)

Balance January 1, 2003	$831	$603,563	$(281,329)	$227	$(1,649)	$(1,219)	$—	$(34)	$320,390

Comprehensive income (loss):

Net income (loss)	—	—	(47,313)	—	—	—	—	—	(47,313)
Unrealized gain on marketable securities	—	—	—	544	—	—	—	—	544
Minimum liability on unfunded pension	—	—	—	—	—	(74)	—	—	(74)

Translation adjustment	—	—	—	—	—	—	—	(98)	(98)

Comprehensive income (loss):	—	—	—	—	—	—	—	—	(46,941)
Shares granted under option exchange program	14	(7,623)	—	—	(7,637)	—	—	—	—
Shares granted under stock award plan	2	706	—	—	(708)	—	—	—	—

Compensation under stock award plan	—	—	—	—	3,370	—	—	—	3,370
Repurchase of Noted Shares	(80)	(27,920)	—	—	—	—	—	—	(28,000)
Forfeiture of restricted Stock	(1)	(674)	—	—	675	—	—	—	—
Issuance of restricted stock — Atoga	5	2,150	—	—	(2,155)	—	—	—	—
Common stock returned — Cadant	(1)	(683)	—	—	—	—	—	—	(684)
Issuance of common stock and other	3	1,243	—	—	—	—	—	—	1,246

Balance, December 31, 2003	$773	$586,008	$(328,642)	$771	$(8,104)	$(1,293)	—	$(132)	$249,381

Comprehensive income (loss):

Net income (loss)	—	—	(28,396)	—	—	—	—	—	(28,396)
Unrealized loss on marketable securities	—	—	—	(65)	—	—	—	—	(65)
Minimum liability on unfunded pension adjustment	—	—	—	—	—	(2,052)	—	—	(2,052)
Translation adjustment	—	—	—	—	—	—	—	(51)	(51)
Comprehensive income (loss):									(30,564)
Shares granted under stock award plan	1	530	—	—	(531)	—	—	—	—
Compensation under stock award plan	—	—	—	—	2,826	—	—	—	2,826
Forteiture of restricted stock	(3)	(1,237)	—	—	1,240	—	—	—	—
Issuance of common stock in conversion of 4½% notes due 2008, net of write-off of assocaited deferred finance fees	105	52,662	—	—	—	—	—	—	52,767
Issuance of common stock and other	13	6,875	—	—	3	—	—	—	6,891

Balance, December 31, 2004	$889	$644,838	$(357,038)	$706	$(4,566)	$(3,345)	—	$(183)	$281,301

See accompanying notes to the consolidated financial statements.
6

APPENDICES
APPENDIX III
ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Unrealized
		Capital in		(Loss) Gain on		Unfunded	Unrealized	Cumulative
	Common	Excess of	Accumulated	Marketable	Unearned	Pension	Gain on	Translation
	Stock	Par Value	Deficit	Securities	Compensation	Losses	Derivatives	Adjustments	Total
	(in thousands)

Balance, December 31, 2004	$889	$644,838	$(357,038)	$706	$(4,566)	$(3,345)	—	$(183)	$281,301

Comprehensive income (loss):
Net income (loss):	—	—	51,483	—	—	—	—	—	51,483
Unrealized gain on marketable Securities	—	—	—	371	—	—	—	—	371
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	1,523
Minimum liability on unfunded pension adjustment	—	—	—	—	—	(1,273)	—	—	(1,273)
Translation adjustment	—	—	—	—	—	—	—	(1)	(1)
Comprehensive income(loss)									52,103
Shares granted under stock award plan	7	4,822	—	—	(4,829)	—	—	—	—
Compensation under stock award plan	—	4,928	—	—	1,987	—	—	—	6,915
Forfeiture of restricted stock		(174)	—	—	(174)	—	—	—	—
Issuance of common stock in conversion of 4½% notes due 2008, net of write-off of associated deferred finance fees	153	75,561	—	—	—	—	—	—	75,714
Issuance of common stock and other	20	10,542	—	—	(878)	—	—	—	9,684
Adoption of SFAS No. 123R	—	(8,112)	—	—	8,112	—	—	—	—

Balance, December 31, 2005	$1,069	$732,405	$(305,555)	$1,077	$—	$(4,618)	$1,523	$(184)	$425,717

See accompanying notes to the consolidated financial statements.
7

APPENDICES
APPENDIX III
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Organization and Basis of Presentation
ARRIS Group, Inc. (together with its consolidated subsidiaries, except as the context otherwise indicates, “ARRIS” or the “Company”), is an international communications technology company, headquartered in Suwanee, Georgia. ARRIS operates in one business segment, Communications, providing a range of customers with network and system products and services, primarily hybrid fiber-coax networks and systems, for the communications industry. ARRIS is a leading developer, manufacturer and supplier of telephony, data, video, construction, rebuild and maintenance equipment for the broadband communications industry. The Company provides its customers with products and services that enable reliable, high-speed, two-way broadband transmission of video, telephony, and data.
Note 2. Summary of Significant Accounting Policies
(a) Consolidation
The consolidated financial statements include the accounts of ARRIS after elimination of intercompany transactions.
(b) Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
(c) Reclassifications
Certain prior year amounts have been reclassified to conform to the current year’s financial statement presentation.
(d) Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates fair value. During 2005, 2004 and 2003, ARRIS recorded interest income of $3.1 million, $1.5 million, and $0.4 million respectively.
(e) Short-Term Investments
The Company’s short-term investments consist of debt securities classified as available-for-sale, which are stated at estimated fair value. These debt securities include U.S. treasury notes, state and municipal bonds, asset-backed securities, auction rate securities, corporate bunds, commercial paper, and certificates of deposit. These investments generally have long-term maturities of 15 to 30 years, but have certain characteristics of short-term investments due to an interest rate setting mechanism and the ability to liquidate them through an auction process that occurs on intervals of 28 or 35 days. Therefore, the Company has classified these investments as short-term and as available-for-sale due to management’s intent. These investments are on deposit with a major financial institution.
(f) Inventories
Inventories are stated at the lower of average cost, approximating first-in, first-out, or market. The cast of finished goods is comprised of material, labor, and overhead.
(g) Investments
The Company held certain investments in the common stock of publicly-traded companies, which were classified as trading securities. The remaining shares of common stock were sold during 2003 and the investment was $0 at December 31, 2005 and 2004. Changes in the market value of these securities and gains or losses on related sales of these securities were recognized in income and resulted in a gain of $0.l million in 2003.
The Company holds certain investments in the common stock of publicly-traded companies which were classified as available for sale. Changes in the market value of these securities are typically recorded in other comprehensive income. These securities are also subject to a periodic impairment review, which requires significant judgment. Because these investments had been below their cost basis for a period greater than six months, impairment charges of $1.4 million and $0.4 million were recorded during the years ended December 31, 2004 and 2003, respectively. As of December 31, 2005 and 2004, the carrying value of these investments was $0.
8

APPENDICES
APPENDIX III
In addition, ARRIS holds non-marketable equity securities totaling approximately $32 thousand and $827 thousand at December 31, 2005 and 2004, respectively, which are classified as available for sale. The non-marketable equity securities are subject to a periodic impairment review, which requires significant judgment as there are no open-market valuations. During the years ended December 31, 2005 and 2004, the Company recorded charges of approximately $0.2 million and $0.1 million, respectively, in relation to non-marketable equity securities deemed to be impaired based on various factors. During the year ended December 31, 2003, ARRIS recorded an impairment charge of $l.l million in relation to an investment in a start-up company, which raised a new round of financing at a substantial discount in early July 2003.
During the third quarter of 2004, the Company recorded a charge of $0.1 million in relation to a short-term note receivable that if deemed to be fully impaired. The note, which was due from an unrelated private company, became due in October 2004, and the company has been unable to repay the note.
As of December 31, 2004, ARRIS held a non-marketable equity security of $0.6 million (included in the total of $0.8 million described above) and a short-term note receivable of $0.5 million from a private company. Late in 2004, the investee was unsuccessful in attempts to raise additional funds to finance its business. On January 31, 2005, ARRIS foreclosed on the note receivable. This was a joint proceeding with the other major note holder of the private company. A new company, cXm Broadband L.L.C., was formed with the other major note holder, of which ARRIS held a 25% interest. In March 2005, ARRIS and the other note holder agreed in principle to ARRIS’ acquisition of the other note holder’s interest in the L.L.C. This transaction closed on April 1, 2005, and the product line was integrated into ARRIS in the second quarter 2005.
The Company offers a deferred compensation arrangement, which allows certain employees to defer a portion of their earnings and defer the related income taxes. These deferred earnings are invested in a “rabbi trust,” and are accounted for in accordance with Emerging Issues Task Force Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested. A rabbi trust is a funding vehicle used to protect deferred compensation benefits from various events (but not from bankruptcy or insolvency). The investment in the rabbi trust is classified as an investment on our balance sheet. During the fourth quarter of 2004, ARRIS withdrew the excess of the deferred compensation assets over the plan’s liabilities. A portion of the assets were liquidated, and resulted in a realized gain of approximately $0.3 million. At December, 31, 2005 and 2004, ARRIS had an accumulated unrealized gain related to the rabbi trust of approximately $1.1 million and $0.7 million, respectively, included in other comprehensive income.
(h) Revenue Recognition
ARRIS’ revenue recognition policies are in accordance with Staff Accounting Bulletin (‘“SAB”) No. 101, Revenue Recognition in Financial Statements, and SAB No. 104, Revenue Recognition, as issued by the Securities and Exchange Commission and other applicable guidance.
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectibility is reasonably assured and all other significant obligations have been fulfilled. Revenue from services provided is recognized at the time of completion, delivery or performance of the service. Contracts and customer purchase orders generally are used to determine the existence of an arrangement. Shipping documents, proof of delivery and customer acceptance (when applicable) are used to verify delivery. The Company assesses whether an amount due from a customer is fixed or determinable based upon the terms of the agreement with the customer, including, but not limited to, the payment terms associated with the transaction. ARRIS assesses collection based on a number of factors, including past transaction history and credit-worthiness of the customer. If the Company determines that collection of an amount due is not reasonably assured, if defers recognition of revenue until such time that collection becomes reasonably assured.
The Company resells software developed by outside third parties as well as internally developed software. Software sold by ARRIS does not require significant production, modification or customization. The Company recognises software license revenue, and product revenue for certain products where software is more than an incidental component of the hardware, in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition (“SOP 97-2”), as amended by SOP No. 98-9, Software Recognition, With Respect to Certain Transactions (“SOP 98-9”).
ARRIS’ internal costs as well as external costs incurred in developing software are charged to expense as research and development expense until technological feasibility has been established for the product, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. As the time period between the establishment of technological feasibility and general release of internally developed software to its customers is generally short, no material development costs are incurred during this period and, therefore, no such costs have been capitalized to date.
Certain transactions also include multiple deliverables or elements for the sale of hardware, licensed software, maintenance/support and professional services. Accounting principles for arrangements involving multiple elements require the Company to allocate the arrangement fee to each respective element based on its relative fair value, and recognize the revenue for each element as the specific
9

APPENDICES
APPENDIX III
recognition criteria are met. The determination of the fair value of the elements, which is based on a variety of factors including the amount ARRIS charges other customers for the product or services, price lists or other relevant information, requires judgment by management. Changes to the elements in an arrangement and the Company’s ability to establish vendor-specific objective evidence for the elements could affect the timing of the recognition of the underlying revenue. Maintenance is offered as a separate element. Maintenance revenue, which is generally billed in advance, is deferred and recognized ratably over the term of the related contract.
Generally, revenue is deferred if certain circumstances exist, including but not limited to the following:
•	when undelivered products or services that are essential to the functionality of the delivered product, or are required under the terms of the contract to be delivered concurrently exist, revenue is deferred until such undelivered products or services are delivered, or

•	when final acceptance of the product is required by the customer, revenue is deferred until the acceptance criteria have been met.
At December 31, 2005 and 2004, the Company had deferred revenue of $1.7 million and $0.5 million, respectively, related to shipments made to customers whereby the customer has the right of return in addition to deferrals related to various customer service agreements.
(i) Shipping and Handling Fees
Shipping and handling costs for the years ended December 31, 2005, 2004, and 2003 were approximately $4.9 million, $4.3 million and $3.4 million, respectively, and are classified in net sales and cost of sales.
(j) Depreciation of Property, Plant and Equipment
The Company provides for depreciation of property, plant and equipment on the straight-line basis over estimated useful lives of 25 to 40 years for buildings and improvements, 3 to 10 years for machinery and equipment, and the shorter of the term of the lease or useful life for leasehold improvements. Included in depreciation expense is the amortization of landlord funded tenant improvements which amounted to $0.6 million in 2005. Depreciation expense for the years ended December 31, 2005, 2004, and 2003 was approximately $10.5 million, $10.4 million and $16.1 million, respectively.
(k) Goodwill and Long-Lived Assets
Goodwill relates to the excess of cost over the fair value of net assets resulting from an acquisition. On an annual basis, our goodwill is reviewed based upon management’s analysis and includes an independent valuation. These valuations based upon management’s analysis were performed in the fourth quarters of 2005, 2004, and 2003, and no impairment was indicated.
As of December 31, 2005, the financial statements included intangibles of $0.9 million, net of accumulated amortization of $106.2 million. As of December 31, 2004, the financial statements included intangibles of $1.7 million, net of accumulated amortization of $105.4 million. These intangibles are primarily related to the existing technology acquired from Arris Interactive L.L.C. in 2001, from Cadant, Inc. in 2002, from Com21 in 2003, and cXm Broadband LLC in 2005, each with an amortization period of three years, approximating their estimated useful lives. The intangibles related to Arris Interactive L.L.C. were fully amortized in August 2004, and the intangibles related to Cadant, Inc. were fully amortized in January 2005. The valuation process to determine the fair market values of the existing technology by management included valuations by an outside valuation service. The values assigned were calculated using an income approach utilizing the cash flow expected to be generated by these technologies.
(l) Advertising and Sales Promotion
Advertising and sales promotion costs are expensed as incurred. Advertising expense was approximately $0.3 million, $0.3 million and $0.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.
(m) Research and Development
Research and development (“R&D”) costs are expensed as incurred. ARRIS’ research and development expenditures for the years ended December 31, 2005, 2004 and 2003 were approximately $60.1 million, $63.4 million and $62.9 million, respectively. The expenditures include compensation costs, materials, other direct expenses, and allocated costs of information technology, telecom, and facilities.
(n) Warranty
ARRIS provides warranties of various lengths to customers based on the specific product and the terms of individual agreements. For further discussion, see Note 4, Guarantees.
10

APPENDICES
APPENDIX III
(o) Income Taxes
ARRIS uses the liability method of accounting for income taxes, which requires recognition of temporary differences between financial statement and income tax bases of assets and liabilities, measured by enacted tax rates. The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only as reassessment indicates that it is more likely than not that the deferred tax assets will be realized.
(p) Foreign Currency
The financial position and operating results of ARRIS’ foreign operations are consolidated using the U.S. dollar as the functional currency. All balance sheet accounts of foreign subsidiaries are translated at the current exchange rate at the end of the accounting period with the exception of fixed assets, common stock, and retained earnings, which are translated at historical cost. Income statement items are translated at average currency exchange rates. The resulting translation adjustment is recorded as a gain or loss on foreign currency in the Company’s Consolidated Statement of Operations. The overall foreign currency loss (gain) includes the effect of the fluctuation of foreign currency cash and receivables balances and derivative contracts. The loss (gain) in foreign currency also reflects the losses (gains) associated with the ineffective derivative contracts the Company had outstanding. The loss (gain) in foreign currency for the year ended December 31, 2005 was $(0.1) million. During the year ended December 31, 2004, the loss (gain) in foreign currency was approximately $(1.3) million.
The Company has certain international customers who are billed in their local currency. From time to time the Company enters into forward exchange contracts to hedge certain portions of forecasted sales and the resulting cash flows denominated in foreign currencies. Beginning in the third quarter of 2005, where applicable, the Company designated contracts as effective cash flow hedges and accounted for them as hedges in accordance with SFAS No. l33, Accounting for Derivative Instruments and Hedging Activities. The effective portion of the change in the fair value of contracts which have been designated as cash flow hedges, are reported in other comprehensive income until the contract expires or the hedge is deemed to be no longer effective. Upon expiry of the hedge, the cumulative gain or loss recorded in other comprehensive income is reclassified in the applicable income statement line. Any ineffective or non-designated portion of the change in fair value of these instruments is recognized as gain or loss on foreign currency in the applicable period.
As of December 31, 2005, the Company had forward contracts outstanding totaling 31.5 million euros which expire between January 2006 and September 2006. As of December 31, 2005 the Company has recorded an unrealized gain of $1.5 million in other comprehensive income related to these contracts. During 2005 the company recognized net gains of $2.3 million related to ineffective hedges, which is recorded in gain or loss on foreign currency discussed above. The company also recognized gains of $0.3 million on effective hedges that were recorded with the corresponding sales. As of December 31, 2004, no forward contracts were outstanding. As of December 31, 2003, the Company had one put option contract outstanding; however, the market value of the contract was $0.0 million. The Company recorded a loss of approximately $0.2 million during the fourth quarter 2005 related to this contract.
(q) Stock-Based Compensation
The Company elected to early adopt the fair value recognition provisions of SFAS No. 123R, Share-Based Payment on July 1, 2005, using the modified prospective approach. Prior to the adoption date, ARRIS used the intrinsic value method for valuing its awards of stock options and restricted stock and recorded the related compensation expense, if any, in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. See Note 17, Stock-Based Compensation for further discussion of the Company’s significant accounting policies related to stock based compensation.
11

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APPENDIX III
(r) Concentrations of Credit Risk
Financial instruments that potentially subject ARRIS to concentrations of credit risk consist principally of cash, cash equivalents and short-term investments, and accounts receivable. ARRIS places its temporary cash investments with high credit quality financial institutions. Concentrations with respect to accounts receivable occur as the Company sells primarily to large, well-established companies including companies outside of the United States. The Company’s credit policy generally docs not require collateral from its customers. ARRIS closely monitors extensions of credit to other parties and, where necessary, utilizes common financial instruments to mitigate risk or requires cash on delivery terms. Overall financial strategies and the effect of using a hedge are reviewed periodically. When deemed uncollectible, accounts receivable balances are written off against the allowance for doubtful accounts.
ARRIS’ customers have been impacted in the past by several factors, including an industry downturn and tightening of access to capital, As described elsewhere, the market which the Company serves is characterized by a small number of large customers creating a concentration of risk. As a result, the Company has incurred significant charges related to uncollectible accounts related to large customers. The Company incurred an overall $15.9 million charge related to its Adelphia receivable in 2002 as a result of their bankruptcy filings. Further, in 2003 and 2002, the Company incurred overall charges totaling $10.8 million related to Cabovisao. Cabovisao is a Portugal-based customer who owed the Company approximately $20.6 million in accounts receivable at the end of the third quarter 2003, all of which was past due. Cabovisao and its parent company, Csii, filed for court-supervised restructuring and recapitalization in Canada and are in the process of restructuring their financing. The Company’s analysis of the allowance for doubtful accounts at the end of 2005 resulted in a net reduction in expense of $0.4 million for the year. The mix of the Company’s accounts receivable at December 31, 2005 was weighted heavily toward high quality accounts from a credit perspective. This, coupled with strong fourth quarter collections, resulted in a reduction in the reserve when applying ARRIS’ reserve methodology.
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
•	Cash, cash equivalents, and short-term investments: The carrying amount reported in the balance sheet for cash, cash equivalents, and short-term investments approximates their fair values.

•	Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair values. The Company establishes a reserve for doubtful accounts based upon its historical experience in collecting accounts receivable.

•	Marketable securities: The fair values for trading and available-for-sale equity securities are based on quoted market prices.

•	Non-marketable securities: Non-marketable equity securities are subject to a periodic impairment review: however, there are no open-market valuations, and the impairment analysis requires significant judgment. This analysis includes assessment of the investee’s financial condition, the business outlook for its products and technology, its projected results and cash flow, recent rounds of financing, and the likelihood of obtaining subsequent rounds of financing.

•	Long-term debt: The fair value of the Company’s convertible subordinated debt is based on its quoted market price and totaled approximately $0.0 million and $117.0 million at December 31, 2005 and 2004, respectively.

•	Foreign exchange contracts: The fair values of the Company’s foreign currency contracts and are estimated based on dealer quotes, quoted market prices of comparable contracts adjusted through interpolation where necessary, maturity differences or if there are no relevant comparable contracts on pricing models or formulas by using current assumptions. As of December 31, 2005, ARRIS had 31.5 million euros in option collars outstanding, the fair value of which was $1.5 million. As of December 31, 2004, no contracts were outstanding.
Note 3. Impact of Recently Issued Accounting Standards
In June 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have an impact on the consolidated financial statements.
In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which requires all companies to measure compensation cost for all share-based payments at fair value. ARRIS elected to early adopt SFAS No. 123R on July 1, 2005, using the modified prospective
12

APPENDICES
APPENDIX III
approach. Under the modified prospective method, the fair value recognition provisions apply only to new awards or awards modified after July 1, 2005. Additionally, the fair value of existing unvested awards at the date of adoption is recorded in compensation expense over the remaining requisite service period. Prior to the adoption of SFAS No. 123R, the Company recognized stock award forfeitures as they occured. In accordance with SFAS No. 123R, ARRIS has changed its accounting policy as of July 1, 2005 from the actual forfeiture method to an estimate of expected forfeitures in calculating compensation expense. The cumulative effect of this change in accounting principle was immaterial.
In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. The standard requires that nonmonetary asset exchanges should be recorded and measured at the fair value of the assets exchanged, with certain exceptions. Productive assets must be accounted for at fair value, rather than at carryover basis, unless neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or the transactions lack commercial substance. SFAS No. 153 states that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective on January 1, 2006. ARRIS does not expect the adoption of SFAS No. 153 to have a material impact on its results of operations.
In November 2004, the FASB issued SFAS No. 151, Inventory Costs — An Amendment of ARB No. 43, Chapter 4. SFAS No. 151 requires that abnormal amounts of idle facility expense, freight, handling costs, and waste material be recognized as current period expense. Further, the standard requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective on January 1, 2006. ARRIS does not expect the adoption of SFAS No. 151 to have a material impact on its results of operations.
Note 4. Guarantees
Warranty
ARRIS provides warranties of various lengths to customers based on the specific product and the terms of individual agreements. The Company provides for the estimated cost of product warranties based on historical trends, the embedded base of product in the field, failure rates, and repair costs at the time revenue is recognized. Expenses related to product defects and unusual product warranty problems are recorded in the period that the problem is identified. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its suppliers, the estimated warranty obligation could be affected by changes in ongoing product failure rates, material usage and service delivery costs incurred in correcting a product failure, as well as specific product failures outside of ARRIS’ baseline experience. If actual product failure rates, material usage or service delivery costs differ from estimates, revisions (which could be material) would be recorded against the warranty liability. ARRIS evaluates its warranty obligations on an individual product basis.
The Company offers extended warranties and support service agreements on certain products. Revenue from these agreements is deferred at the time of the sale and recognized on a straight-line basis over the contract period. Costs of services performed under these types of contracts are charged to expense as incurred, which approximates the timing of the revenue stream.
Information regarding the changes in ARRIS’ aggregate product warranty liabilities for the year ending December 31, 2005 and 2004 was as follows (in thousands):

	2005	2004
January 1,	$5,453	$4,633
Accruals related to warranties (including changes in estimates)	6,881	5,343
Settlements made (in cash or in kind)	(3,855)	(4,523)

Balance at December 31,	$8,479	$5,453

13

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APPENDIX III
Note 5. Business Acquisitions
Acquisition of cXm Broadband
On April 1, 2005, the Company acquired the remaining 75%of the membership interest of cXm Broadband L.L.C., an entity that was accounted for under the equity method of accounting from January 31, 2005 through March 31, 2005 as ARRIS held a 25% ownership stake in the company. ARRIS decided to acquire the remaining membership interest in order to expand its existing Broadband product portfolio and to penetrate the Korean market for high-speed data access into multi-dwelling units. ARRIS acquired the remaining ownership percentage from the other shareholder for cash and the assumption of certain liabilities of $0.2 million. The allocated purchase price also includes the Company’s existing $1.3 million equity investment in the L.L.C.
The following is a summary of the purchase price allocation to record our purchase of the net assets of cXm Broadband and is based upon an independent valuation of the assets. The purchase price was equal to the net tangible and intangible assets acquired (in thousands):

Cash paid to other shareholder	$67
Acquisition costs	22
Equity investment balance	1,325
Assumption of certain liabilities of cXm Broadband	76

Adjusted purchase price	$1,490

Allocation of purchase price:
Net tangible assets acquired	$799
Existing technology and customer value (to be amortized over 3 years)	691

Total allocated purchase price	$1,490

Acquisition of Certain Assets of Com21
On August 13, 2003, the Company completed the acquisition of certain cable modem termination system (“CMTS”) related assets of Com21, including the stock of its Irish subsidiary. Under the terms of the agreement, ARRIS obtained accounts receivable, inventory, fixed assets, other current prepaid assets, and existing technology in exchange for approximately $2.4 million of cash, of which $2.2 million has been paid, and the assumption of approximately $0.7 million in liabilities. The Company has retained $0.2 million of the cash consideration for any liabilities ARRIS may be required to pay resulting from Com21 activity prior to the acquisition date. The Company also incurred approximately $0.2 million of legal and professional fees associated with the transaction. ARRIS retained approximately 50 Com21 employees. The Company completed this acquisition because it believed that the newly acquired product line, along with the existing product offerings of ARRIS, would allow the Company to reach smaller scale cable systems domestically and internationally.
The following is a summary of the purchase price allocation to record ARRIS’ purchase of certain assets of Com21, including the stock of the Irish subsidiary of Com21. The purchase price was equal to the net tangible and intangible assets acquired (in thousands):

Cash paid to Com21	$2,213
Cash retainer	115
Acquisition costs	163
Assumption of certain liabilities of Com21	691

Adjusted purchase price.	$3,182

Allocation of purchase price:
Net tangible assets acquired	$1,253
Existing technology (to be amortized over 3 years)	1,929

Total allocated purchase price	$3,182

Acquisition of Certain Assets of Atoga Systems
On March 21, 2003, ARRIS purchased certain assets of Atoga Systems, a Fremont, California-based developer of optical transport systems for metropolitan area networks. The Company decided to undertake this transaction to expand its existing Broadband product portfolio.
14

APPENDICES
APPENDIX III
Under the terms of the agreement, ARRIS obtained certain inventory, fixed assets, and existing technology in exchange for approximately $0.4 million of cash and the assumption of certain lease obligations. Further, the Company retained 28 employees and issued a total of 500,000 shares of restricted stock to those employees. The value of the restricted stock was recognized as compensation expense over the related vesting period.
During the fourth quarter of 2004, the Company announced that it would close its office in Fremont, California, which previously housed Atoga Systems. The marketing and support for certain products acquired as part of the Atoga Systems acquisition were transferred to other locations. The closure resulted in a restructuring charge of $0.3 million related to lease commitments and severance charges.
During 2005, a decrease in expected future cash flows related to the Atoga product line indicated that the long-lived assets associated with these products may be impaired. As a result, ARRIS analyzed the fair value of those assets, using the expected cash flow approach, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The resulting analysis indicated that the remaining intangibles of $0.2 million and fixed assets of $0.1 million were fully impaired and a charge of approximately $0.3 million was recorded in the first quarter 2005.
The following is a summary of the purchase price allocation to record ARRIS’ purchase price of the assets and certain liabilities of Atoga Systems (in thousands):

Cash paid to Atoga Systems	$434
Acquisition costs	106
Assumption of certain liabilities of Atoga Systems	1,162

Adjusted purchase price	$1,702

Allocation of purchase price:
Net tangible assets acquired	$1,013
Existing technology (to be amortized over 3 years)	689

Total allocated purchase price	$1,702

Note 6. Discontinued Operations
During 2004, the Company recognized a partial recovery with respect to inventory previously written off associated with an Argentinean customer. Of the total gain of $0.9 million, approximately $0.3 million related to operations discontinued in prior years. Also during 2004, the Company recorded income from discontinued operations of $0.8 million with respect to these prior operations as a result of changes in estimates related to real estate, vendor liabilities, and other accruals. During 2005, the Company recorded income of $0.2 million related to its reserves for discontinued operations. These adjustments were the result of the resolution of various vendor liabilities and other costs. As of December 31, 2005, the balance of the accrual was approximately $24 thousand that relates to severance and other miscellaneous costs. The remaining payments are expected to be made in 2006.
Note 7. Business Divestiture — Electronic System Products (“ESP”)
On August 18, 2003, ARRIS sold its engineering consulting services product line, known as ESP, to an unrelated third party. The agreement involved the transfer of net assets of approximately $1.3 million, which included accounts receivable, fixed assets, an investment, and other assets attributable to the product line. Further, the transaction provided for the transfer of approximately 30 employees. Additionally, the Company incurred approximately $0.1 million of related closure costs, primarily legal and professional fees associated with the closing. ARRIS recognized a loss on the sale of approximately $1.4 million during the third quarter 2003. The ESP product line contributed revenue of approximately $1.3 million during the twelve-month period ended December 31, 2003 (approximately 7 months of operations).
Note 8. Restructuring and Impairment Charges
The Company’s restructuring activities, are accounted for in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities.
On December 31, 2004, the Company announced that it would close its office in Fremont, California, which previously housed Atoga Systems. The marketing and support for certain products acquired as part of the Atoga Systems acquisition were transferred to other locations. The Company decided to close the office in order to reduce operating costs through consolidations of its facilities. The closure affected seven employees. In connection with these actions, the Company recorded a net charge of approximately $0.3 million in the fourth quarter of 2004, which included approximately $0.1 million related to remaining lease payments and $0.2 million of severance charges.
15

APPENDICES
APPENDIX III
During the first quarter of 2004, ARRIS consolidated two facilities in Georgia, giving the Company the ability to house many of its core technology, marketing, and corporate headquarter functions in a single building. This consolidation resulted in a restructuring charge of $6.2 million in the first quarter of 2004 related to lease commitments and the write-off of leasehold improvements and other fixed assets. During 2005 and 2004, the Company increased its accrual by $0.7 million and $0.2 million, respectively as a result of changes in estimates. As of December 31, 2005, approximately $3.l million related to the lease commitments remained in the restructuring accrual to be paid. ARRIS expects the remaining payments to be made by the second quarter of 2009 (end of lease). Below is a table which summarizes the activity in the restructuring reserve (in millions):

	Writedown of
	Leasehold
	improvements	Lease commitments	Total
Balance as of December 31, 2003	$—	$—	$—
2004 Provision	1.1	5.1	6.2
Non-cash expense	(1.1)	—	(1.1)
2004 payments	—	(1.2)	(1.2)
Adjustments to accrual	—	0.2	0.2

Balance as of December 31, 2004	—	4.1	4.1
2005 payments	—	(1.7)	(1.7)
Adjustments to accrual	—	0.7	0.7

Balance as of December 31, 2005	$—	$3.1	$3.1

On October 30, 2002, the Company announced that it would close its office in Andover, Massachusetts, which was primarily a product development and repair facility. The Company decided to close the office in order to reduce operating costs through consolidation of its facilities. The closure affected approximately 75 employees. In connection with these actions, the Company recorded a net charge of approximately $7.1 million in the fourth quarter of 2002. Included in this restructuring charge was approximately $2.2 million related to remaining lease payments, $2.7 million of fixed asset write-offs, $2.2 million of severance, and $0.5 million of other costs, net of a reduction of a bonus accrual related to the severed employees of $0.5 million. During the second quarter 2005, the Company satisfied the remaining lease payments. Below is a table that summarizes the activity in the restructing reserve (in millions):

	Lease Commitments	Employee Servance	Other Costs	Total
Balance as of December 31, 2002	$2.2	$2.1	$0.5	$4.8
2003 payments	(1.2)	(1.9)	—	(3.1)
Adjustments to accrual	—	(0.2)	(0.5)	(0.7)

Balance as of December 31, 2003	1.0	—	—	1.0
2004 payments	(0.7)	—	—	(0.7)

Balance as of December 31, 2004	0.3	—	—	0.3
2005 payments	(0.4)	—	—	(0.4)
2005 adjustments to accrual	0.1	—	—	0.1

Balance as of December 31, 2005	$—	$—	$—	$—

In the third quarter of 2001, the Company announced a restructuring plan to outsource the functions of most of its manufacturing facilities. This decision to reorganize was due in part to the ongoing weakness in industry spending patterns. Also during the third quarter of 2001, the Company reserved for lease commitments related to an excess facility in Atlanta. As a result of market conditions at that time, ARRIS had downsized and the facility was vacant. As of December 3l, 2005, the remaining $0.4 mi1lion balance in the restructuring reserve related to lease terminations and other shutdown costs. The remaining costs are expected to be expended by the end of 2006 (end of lease).
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APPENDICES
APPENDIX III
Below is a table that summarizes the activity in the accrual account (in millions):

	Lease Commitments &
	Other Costs	Employee Serevance	Total
Balance as of December 31, 2002	$2.0	$0.8	$2.8
2003 payments	(2.5)	(0.5)	(0.3)
2003 adjustments to accural	5.0	(0.2)	4.8

Balance as of December 31, 2003	4.5	0.1	4.6
2004 payments	(3.1)	—	(3.1)
2004 adjustments to accural	0.1	(0.1)	—

Balance as of December 31, 2004	1.5	—	1.5
2005 payments	(1.0)	—	(1.0)
2005 adjustments to accural	(0.1)	—	(0.1)

Balance as of December 31, 2005	$0.4	$—	$0.4

Note 9. Inventories
Inventories are stated at the lower of average, approximating first-in, first-out, cost of market. The components of inventory are as follows, net of reserves (in thousands):

	December 31,
	2005	2004
Raw material	$788	$1.4
Finished goods	113.1	91.4

Total inventories	$113.9	$92.6

Note 10. Property, Plant and Equipment
Property, plant and equipment, at cost, consisted of the following (in thousands):

	December 31,
	2005	2004
Land	$1,822	$1,822
Buildings and leasehold improvements	11,126	11,828
Machinery and equipment	81,918	74,621

	94,866	88,271
Less: Accumulated depreciation	(69,309)	(61,146)

Total property, plant and equipment, net	$25,557	$27,125

Note 11. Goodwill and Intangible Assets
The Company’s goodwill are reviewed annually for impairment or more frequently if impairment indicators arise. The annual valuation is performed during the fourth quarter of each year and is based upon management’s analysis including an independent valuation. Separable intangible assets that are not deemed to have an indefinite life are amortized over their useful lives. Each of the Company’s intangible assets has an amortization period of three years.
The Company’s goodwill is reviewed on an annual basis. The review is based upon managements analysis including an independent valuation. The annual valuation was performed during the fourth quarters of 2003, 2004 and 2005 and no impairment was indicated. The carrying amount of goodwill for the both years ended December 31, 2005 and 2004 was $150.6 million.
During the first quarter 2005, a decrease in expected future cash flows related to the Atoga product line indicated that the long-lived assets associated with these products may be impaired. As a result, the Company analyzed the fair value of those assets, using the expected cash flow approach in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The resulting analysis indicated that the remaining intangibles of $0.2 million were fully impaired and were written off in the first quarter 2005.
17

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APPENDIX III
The gross carrying amount and accumulated amortization of the Company’s intangible assets, other than goodwill, as of December 31, 2005 and December 31, 2004 are as follows (in thousands):

	December 31, 2005			December 31, 2004
	Gross	Accumulated	Net	Gross	Accumulated	Net
	Amount	Amortization	Book Value	Amount	Amortization	Book Value

Existing technology acquired:
Arris interactive L.L.C	$51,500	$(51,500)	$—	$51,500	$(51,500)	$—
Cadant, Inc	53,000	(53,000)	—	53,000	(52,661)	339
Atoga Systems	—	—	—	689	(401)	288
Com21	1,929	(1,527)	402	1,929	(884)	1,045
cXm Broadband	691	(173)	518	—	—	—

Total	$107,120	$(106,200)	$920	$107,118	$(105,446)	$1,672

Amortization expense recorded on the intangible assets listed in the above table for the years ended December 31, 2005, 2004, and 2003 was $1.2 million, $28.7 million, and $35.2 million, respectively. The estimated total amortization expense for each of the next five fiscal years is as follows (in thousands):

2006	$632
2007	$230
2008	$58
2009	$—
2010	$—
Note 12. Long-Term Obligations
Long term obligations consist of the following (in thousands):

	December 31,
	2005	2004
Other long-term liabilities	$18,230	$16,781
4½% convertible subordinated notes due 2008	—	75,000

Total debt, membership interest, and other liabilities	$18,230	$91,781

On March 18, 2003, the Company issued $125.0 million of 4½% convertible subordinated notes due 2008 (“Notes”). The Notes were convertible, at the option of the holder, at any time prior to maturity, into the Company’s common stock at a conversion price of $5.00 per share, subject to adjustment. In February 2004, the Company called $50.0 million of the Notes for redemption, and the holders of the called Notes elected to convert those Notes into an aggregate of $10.0 million shares of common stock rather than have the Notes redeemed. The Company also made a make-whole interest payment of approximately 0.5 million common shares, resulting in a charge of $4.4 million during the first quarter of 2004. In May 2005, the Company called the remaining $75.0 million of the Notes for redemption, and the holders of the Notes elected to convert the notes into 15.0 million shares of common stock rather than have the Notes redeemed. The Company made a make-whole interest payment of approximately 0.3 million shares, resulting in a charge of $2.4 million during the second quarter 2005. As of December 31, 2005, the Notes have been fully converted and the Company has no long-term debt.
As of December 31, 2005 and December 31, 2004, the Company had approximately $6.1 million and $4.0 million, respectively, outstanding under letters of credit, which are cash collateralized and classified as restricted cash on the Consolidated Balance Sheets.
In connection with the acquisition of Arris Interactive L.L.C. in August 2001, Nortel Networks exchanged its ownership interest in Arris Interactive L.L.C. for ARRIS common stock and a subordinated redeemable Class B membership interest in Arris Interactive L.L.C. with a face amount of $100.0 million. In June 2002, the Company entered into an option agreement with Nortel Networks that permitted ARRIS to redeem the Class B membership interest in Arris Interactive L.L.C. at a discount of 21% prior to June 30, 2O03. To further induce the Company to redeem the Class B membership interest, Nortel Networks offered to forgive approximately $5.9 million of the amount owed to Nortel Networks if the Company redeemed it prior to March 31, 2003. During the first quarter of 2003, the Company redeemed the Class B membership interest. This transaction resulted in a gain of approximately $28.5 million that was recorded in operations in accordance with SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13. and Technical Corrections.
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APPENDIX III
As of December 31, 2005, the Company had approximately $18.2 million of other long-term liabilities, which included $12.6 million related to its accrued pension, $3.2 million related to its deferred compensation obligations, $2.3 million related to landlord funded leasehold improvements, and $0.1 million related to security deposits received. As of December 31, 2004, the Company had approximately $16.8 million of other long-term liabilities, which included $10.9 million related to its accured pension, $3.0 million related to its deferred compensation obligations, $2.8 million related to landlord funded leasehold improvements, and $0.1 million related to security deposits received.
The Company has not paid cash dividends on its common stock since its inception. In 2002, to implement its shareholder rights plan, the Company’s board of directors declared a dividend consisting of one right for each share of its common stock outstanding. Each right represents the right to purchase one-thousandth of a share of its Series A Participating Preferred Stock and becomes exercisable only if a person or group acquires beneficial ownership of 15% or more of its common stock or announces a tender or exchange offer for 15% or more of its common stock or under other similar circumstances.
Note 13. Common Stock
The following shares of Common Stock have been reserved for future issuance:

	December 31,
	2005	2004	2003
Convertible subordinated notes	—	15,000,000	25,000,000
Stock options, stock units, and restricted stock	15,242,459	17,393,845	15,080,470
Employee stock purchase plan	684,121	865,994	1,049,312
Liberty Media options	84,927	302,076	854,341

Total	16,011,507	33,561,915	41,984,123

19

APPENDICES
APPENDIX III
Note 14. Earnings Per Share
The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the periods indicated (in thousands except per share data):

	For the Years Ended December 31,
	2005	2004	2003
Basic:
Income (loss) from continuing operations	$51,275	$(30,510)	$(47,664)
Income (loss) from discontinued operations	208	2,114	351

Net income (loss)	$51,483	$(28,396)	$(47,313)

Weighted average shares outstanding	99,581	85,283	76,839
Basic earnings (loss) per share	$0,53	$(0,33)	$(0.62)

Diluted:
Income (loss) from continuing operations	$51,275	$(30?	$(47,664)
Income (loss) from discontinued operations	208	2?	351

Net income (loss)	$51,483	$(28?	$(47,313)

Weighted average shares outstanding	96,581	85?	76,839
Net effect of dilutive stock options	1,683	—	—

Total	98,264	85?	79,839

Diluted earnings (loss) per share	$0.52	$(0.33)	$(0.62)

The 4½% convertible subordinated notes due 2003 and due 2008 were antidilutive for all periods presented. The effects of the options and warrants were not presented for all periods as the Company incurred net losses during those periods and inclusion of these securities would be antidilutive.
Note 15. Income Taxes
Income tax expense (benefit) consisted of the following (in thousand):

	Year Ended December 31,
	2005	2004	2003
Current — Federal	$885	$—	$—
State	(163)	—	—
Foreign	(209)	108	—

	513	108	—

Deferred — Federal	—	—	—
State	—	—	—
Foreign	—	—	—

	—	—	—

	$513	$108	$—

For the year ended December 31, 2005, ARRIS is subject to the alternative minimum tax (“AMT”). For 2005, ARRIS has recorded a current federal AMT provision of $885,000. Although ARRIS has AMT net operating loss carryforwards in excess of its AMT tax base, the U.S. federal income tax law limits the amount of the current utilization of AMT NOL carryovers to 90% of the AMT tax base. The payment of AMT, however, results in an AMT credit that may be carried forward to offset ARRIS regular income tax liability when and if ARRIS is subject to the regular income tax in the future. ARRIS has recorded a full valuation allowance against its AMT credit carryforward.
For 2005 the Company recorded a current state income tax benefit related to state income tax refunds received in excess of anticipated amounts. The Company also recorded a foreign income tax provision of approximately $139 thousand that is reduced by a benefit of $348 thousand from the release of reserves related to foreign jurisdiction tax audits that were settled during the year.
20

APPENDICES
APPENDIX III
A reconciliation of the Statutory Federal tax rate 35% and the effective rates is as follows:

	Years Ended December 31,
	2005	2004	2003

Statutory Federal income tax expenses (benefit)	35.0%	(35.0)%	(35.0)%

Effect of:
State income taxes, net of Federal benefit	1.7%	(3.3)%	(3.3)%
Differences between U.S. and foreign income tax rates	(0.3)%	0.4%	0.0%

Meals and entertainment	0.4%	0.8%	0.5%
Increase in valuation allowance	0.0%	37.5%	59.0%
Utilization of Net Operating Loss Carryforwards	(36.3)%	0.0%	0.0%
Gain on debt retirement	0.0%	0.0%	(21.1)%

Other, net	0.5%	0.0%	0.0%

Other, net	1.0%	0.4%	0.0%

Deferred income taxes reflects the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of ARRIS’ net deferred tax assets (liabilities) were as follows (in thousands):

	December 31,
	2005	2004
Current deferred tax assets:
Inventory costs	$5,487	$8,162
Current portion net operating loss carryforwards	27,226	—
Merger, disposal, and restructuring related reserves	447	1,348
Allowance for uncollectible accounts	669	943
Other, principally operating expenses	17,703	15,661

Total current deferred tax assets	51,532	26,114

Non-current deferred tax assets:
Federal/state net operating loss carryforwards	18,208	59,509
Federal capital loss carryforwards	5,671	5,316
Foreign net operating loss carryforwards	2,184	5,191
Federal AMT Credit	885	—
Pension and deferred compensation	5,902	5,344
Goodwill	1,047	1,334
Plant and equipment, depreciation and basis Differences	2,114	2,763

Total long-term deferred tax assets	36,011	76,457

Non-current deferred tax liabilities:
Purchased technology	(341)	(638)

Total long-term deferred tax liabilities	(341)	(638)

Net deferred tax assets	87,202	101,933
Valuation allowance on deferred tax assets	(87,202)	(101,933)

Net deferred tax assets	$—	$—

ARRIS established a valuation allowance in accordance with the provisions of SFAS No.109, Accounting for Income Taxes. The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only as reassessment indicates that it is more likely than not that the deferred tax assets will be realized. ARRIS generated taxable income for the first time in several years in 2005. If this trend of profitability continues, it is possible that ARRIS may reverse the valuation allowance recorded on its net deferred tax assets.
21

APPENDICES
APPENDIX III
As of December 31, 2005, ARRIS had U.K. federal net operating loss carryovers of approximately $114.3 that will expire over various years ranging from 2008-2024. As of December 31, 2005 ARRIS also has State NOLs in all states where it files a state income tax return available to offset future taxable income. The amounts available vary by state due to the apportionment of the Company’s income and the expiration of these NOLs follow the applicable state law. A foreign NOL of $18.2 million relates to ARRIS’ Irish subsidiary and has an indefinite life. Given the close operating relationship between the Irish subsidiary and the Company as a whole, ARRIS has recorded a full valuation allowance on this NOL notwithstanding its indefinite life.
As of December 31, 2005 the federal net operating loss carryforward includes $26.1 million related to the exercise of employee stock options and restricted stock. Any benefit resulting from the utilization of this portion of the net operating loss carryforward will be credited directly to additional paid in capital to the extent expense was not recorded in book income.
ARRIS’ ability to use federal and state net operating loss carryforwards to reduce future taxable income is subject to restrictions attributable to equity transactions that resulted in a change of ownership during its 2001 and 2004 tax years as defined in internal Revenue Code Section 382. ARRIS does not expect that the limitations placed on its NOLs as a result of these changes in ownership will result in the expiration of its NOL carryforwards. However, future equity transactions could limit the utilization of its existing NOLs.
As of December 31, 2005 the Company had U.S. capital loss carryforwards of approximately $15.2 million that expire from 2007 through 2010.
ARRIS intends to indefinitely reinvest the undistributed earnings of its foreign subsidiaries. Accordingly, no deferred taxes have been recorded for the difference between its financial and tax basis investment in its foreign subsidiaries. If these earnings were distributed to the U.S. in the form of dividends, or otherwise, ARRIS would have additional U.S. taxable income and, depending on the company’s tax posture in the year of repatriation, may have to pay additional U.S. income taxes. Withholding taxes may also apply to the repatriated earnings. Determination of the amount of unrecognized income tax liability related to these permanently reinvested and undistributed foreign subsidiary earnings is currently not practicable.
Note 16. Commitments
ARRIS leases office, distribution, and warehouse facilities as well as equipment under long-term leases expiring at various dates through 2023. Included in these operating leases are certain amounts related to restructuring activities; these lease payments and related sublease income are included in restructuring accruals on the consolidated balance sheets. Future minimum operating lease payments under non-cancelable leases at December 31,2005 were as follows (in thousands):

Operating Leases
2006	$6,918
2007	5,822
2008	4,872
2009	3,666
2010	2,983
Thereafter	7,608
Less sublease income	(939)

Total minimum lease payments	$30,930

Total rental expense for all operating leases amounted to approximately $5.7 million, $7.3 million and $8.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.
As of December 3l, 2005, the Company had approximately $6.1 million outstanding under letters of credit which were cash collateralized. The cash collateral is held in the form of restricted cash. Additionally, the Company had contractual obligations of approximately $122.7 million under agreements with non-cancelable terms to purchases goods or services over the next year. All contractual obligations outstanding at the end of prior years were satisfied within a 12 month period, and the obligations outstanding as of December 31, 2005 are expected to be satisfied in 2006.
Note 17. Stock-Based Compensation
ARRIS grants stock options under its 2004 Stock Incentive Plan (“2004 SIP”) and issues stock purchase rights under its Employee Stock Purchase Plan (“ESPP”). Upon approval of the 2004 SIP by stockholders on May 26, 2004, all shares available for grant under the 2002 Stock Incentive Plan (“2002 SIP”) and the 2001 Stock Incentive Plan (“2001 SIP”) were cancelled. However, those shares subject to outstanding stock awards issued under the 2002 SIP and the 2001 SIP that are forfeited, cancelled, or expire unexercised; shares tendered (either actually or through attestation) to pay the option exercise price of such outstanding awards; and shares withheld for the payment of withholding taxes associated with such outstanding awards return to the share reserve of the 2002 SIP and 2001 SIP and shall be available
22

APPENDICES
APPENDIX III
again for issuance under those plans. All options outstanding as of May 26, 2004 under the 2002 SIP and 2001 SIP remained exercisable. These plans are described below.
In 2004, the Board of Directors approved the 2004 SIP to facilitate the retention and continued motivation of key employees, consultants and directors, and to align more closely their interests with those of the Company and its stockholders. Awards under the 2004 SIP may be in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, dividend equivalent rights and reload options. A total of 6,000,000 shares of the Company’s common stock may be issued pursuant to this plan. The vesting requirements for issuance under this plan may vary.
In 2002, the Board of Directors approved the 2002 SIP to facilitate the retention and continued motivation of key employees, consultants and directors, and to align more closely their interests with those of the Company and its stockholders. Awards under the 2002 SIP may be in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, dividend equivalent rights and reload options. A total of 2,500,000 shares of the Company’s common stock were originally reserved for issuance under this plan. The vesting requirements for issuance under this plan vary.
In 2001, the Board of Directors approved the 2001 SIP to facilitate the retention and continued motivation of key employees, consultants and directors, and to align more closely their interests with those of the Company and its stockholders. Awards under the 2001 SIP may be in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, dividend equivalent rights and reload options. A total of 9,580,000 shares of the Company’s common stock were originally reserved for issuance under this plan. The vesting requirement for issuance under this plan vary.
In 2001, the Board of Directors approved a proposal to grant truncated options to employees and board members having previous stock options with exercise prices more than 33% higher than the market price of the Company’s stock at $10.20 per share. The truncated options to purchase stock of the Company pursuant to the Company’s 2001 SIP, have the following terms: (a) one fourth of each option shall be exercisable immediately and an additional one fourth shall become exercisable or vest on each anniversary of this grant; (b) each option shall be exercisable in full after the closing price of the stock has been at or above the target price as determined by the agreement for twenty consecutive trading days (the “Accelerated Vesting Date”); (c) each option shall expire on the earliest of (i) the tenth anniversary of grant, (ii) six months and one day from the accelerated vesting date, (iii) the occurrence of an earlier expiration event us provided in the terms of the options granted by 2000 stock option plans. No compensation was recorded in relation to these options.
In connection with the Company’s reorganization on August 3, 2001, the Company froze additional grants under other prior plans, which were the 2000 Stock Incentive Plan (“2000 SIP”), the 2000 Mid-Level Stock Option Plan (“MIP”), the 1997 Stock Incentive Plan (“SIP”), the 1993 Employee Stock Incentive Plan (“ESIP”), the Director Stock Option Plan (“DSOP”), and the TSX Long-Term Incentive Plan (“LTIP”). All options granted under the previous plans are still exercisable. The Board of Directors approved the prior plans to facilitate the retention and continued motivation of key employees, consultants and directors, and to align more closely their interests with those of the Company and its stockholders. Awards under these plans were in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, dividend equivalent rights and reload options. A total of 2,500,000 shares of the Company’s common stock were originally reserved for issuance under this plan. Options granted under this plan vest in fourths on the anniversary date of the grant beginning with the first anniversary and terminate ten years from the date of grant. Vesting requirements for issuance under the prior plans varied, as did the related date of termination.
In connection with ARRIS’ acquisition of TSX in 1997, each option to purchase TSX common stock under the LTIP was converted to a fully vested option to purchase ARRIS common stock. A total of 883,900 shares of ARRIS common stock were allocated to this plan. The options under the LTIP terminate ten years from the original grant date.
     Adoption of SFAS No. 123R Share-Based Payment
The Company elected to early adopt the fair value recognition provisions of SFAS No. 123R on July 1, 2005, using the modified prospective approach. Prior to the adoption date, ARRIS used the intrinsic value method for valuing its awards, of stock options and restricted stock and recorded the related compensation expense, if any, in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. With the exception of variable stock option expense discussed below, no other stock—based employee or director compensation cost for stock options was reflected in net income (loss) prior to July 1, 2005, as all options granted had exercise prices equal to the market value of the underlying common stock on the date of grant. The Company records compensation expense related to its restricted stock awards and director stock units. The effect on net income of adopting SFAS No. 123R was additional stock compensation expense of approximately $3.3 million in 2005.
23

APPENDICES
APPENDIX III
Prior to the adoption of SFAS No. 123R, ARRIS accounted for stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. The following table illustrates the pro forma effect on the three years ended December 31, 2005 had the Company applied the provisions of SFAS No. 123 in those periods (in thousands, except per share data):

	2005		2004	2003
Net income (loss), as reported	$51,483		$(28,396)	$(47,313)
Add: Stock-based compensation included in reported net income, net of taxes	6,914		2,826	3,370
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of taxes	(16,811)	*	(13,547)	(21,513)

Net income (loss), pro forma	$41,586		$(39,117)	$(65,456)

Net income (loss) per common share:
Basic—as reported	$0.53		$(0.33)	$(0.62)

Basic—pro forma	$0.43		$(0.46)	$(0.85)

Diluted—as reported	$0.52		$(0.33)	$(0.62)

Diluted — pro forma	$0.42		$(0.46)	$(0.85)

*	Includes approximately $5.7 million of expense related to the acceleration of “out-of-the-money” options in the second quarter of 2005.
     Stock Options
ARRIS grants stock options to certain employees. Stock options generally vest over three or four years of service and have either seven or ten year contractual terms. The exercise price of an option is equal to the fair market value of ARRIS’ stock on the date of grant. Prior to the adoption of SFAS No. 123R, ARRIS used the Black-Scholes option valuation model to estimate the fair value of an option on the date of grant for pro forma purposes. Upon adoption of SFAS No. 123R, ARRIS elected to continue to use the Black-Scholes model; however, it engaged an independent third party to assist the Company in determining the Black-Scholes weighted average inputs utilized in the valuation of options granted subsequent to July 1, 2005. Prior to the adoption of SFAS No. 123R, the Company estimated the expected volatility exclusively on historical stock prices of ARRIS common stock over a period of time. Under SFAS No. 123R, the volatility factors are based upon a combination of historical volatility over a period of time and estimates of implied volatility based on traded option contracts on ARRIS common stock. The change in estimating volatility was made because the Company felt that the inclusion of the implied volatility factor was a more accurate estimate of the stock’s future performance. The expected term of the awards granted are based upon a weighted average life of exercise activity of the grantee population. The risk-free interest rate is based upon the U.S. treasury strip yield at the grant date, using a remaining term equal to the expected life. The expected dividend yield is 0%, as the Company has not paid cash dividends on its common stock since its inception. In calculating the stock compensation expense, ARRIS applies an estimated post-vesting forfeiture rate based upon historical rates.
In May 2005, the ARRIS Board of Directors approved the acceleration of outstanding options with exercise prices equal to $9.06 and above. All of these options were “out-of-the-money” at the time of acceleration, as the closing stock price on May 5, 2005 was $7.67. The acceleration covered options to purchase approximately 1.4 million shares of common stock, but did not involve any options held by directors or executive officers. The purpose of the acceleration was to reduce the expense that would be associated with these options in accordance with the provisions of SFAS No. 123R, Share-Based Payment, once adopted. The acceleration resulted in incremental stock-based employee compensation of approximately $5.7 million in the pro forma expense for the second quarter 2005.
In 2003, the Company offered to all eligible employees the opportunity to exchange certain outstanding stock options for restricted shares of ARRIS common stock. The Company’s Board of Directors and its eight most highly compensated executive officers during 2002 were not eligible to participate in the offer. Employees tendered approximately 76% of the options eligible to be exchanged under the program and ARRIS cancelled options to purchase approximately 4.7 million shares of common stock and granted approximately 1.5 million restricted shares in exchange. The Company recorded a fixed compensation expense equal to the fair market value of the shares of restricted stock granted through the offer; this cost is being amortized over the four-year vesting period for the restricted shares. Prior to the adoption of SFAS No. 123R, all eligible options that were not tendered for exchange were subject to variable accounting. The variable accounting charge fluctuated in accordance with the market price of the ARRIS common stock at the end of each accounting period until such stock options were exercised, forfeited, or expire unexercised. In accordance with SFAS No. 123R, an equity award that previously was accounted for as a variable award under APB No. 25 should no longer be accounted for as a variable award. As of July 1, 2005, the grant-date fair value is used to recognize compensation cost for these options.
24

APPENDICES
APPENDIX III
A summary of activity of ARRIS’ options granted under its stock incentive plans is presented below:

			Weighted Average	Aggregate Intrinsic
		Weighted Average	Remaining	Value (in
	Options	Exercise Price	Contractual Term	thousands)
Beginning balance January 1, 2005	9,925,403	$8.48
Grants	1,036,774	$6.64
Exercised	(2,081,515)	$4.81
Forfeited	(178,080)	$6.42
Expired	(188,714)	$12.83

Ending balance, December 31, 2005	8,513,868	$9.10	6.39	$18,089

Exercisable at December 31, 2005	5,942,022	$10.22	6.16	$10,254

The weighted average assumptions used in this model to value ARRIS’ stock options were as follows: risk-free interest rates of 3.8%, 3.7% and 3.4%, respectively; a dividend yield of 0%; volatility factor of the expected market price of ARRIS’ common stock of 0.92, 0.99 and 1.02, respectively; and a weighted average expected life of 4.9 years, 5 years, and 5 years, respectively. The weighted average grant-date fair value of options granted during 2005, 2004, and 2003 were $4.70, $5.83, and $3.69, respectively. The total intrinsic value of options exercised during 2005, 2004, and 2003 was approximately $11.3 million, $2.3 million and $0.1 million, respectively.
     Restricted Stock (Non-Performance) and Stock Units
ARRIS grants restricted stock and stock units to certain employees and its non-employee directors. The Company records a fixed compensation expense equal to the fair market value of the shares of restricted stock granted on a straight-line basis over the requisite services period for the restricted shares. Prior to the adoption of SFAS 123R, ARRIS used the actual method of recording forfeitures. Upon adoption of SFAS 123R, the Company applies an estimated post-vesting forfeiture rate based upon historical rates.
The following table summarizes ARRIS’ unvested restricted stock (excluding performance-related) and stock unit transactions during the year ending December 31, 2005:

		Weighted Average Grant
	Shares	Date Fair Value
Unvested at January 1, 2005	1,026,963	$5.20
Granted	428,998	$6.68
Vested	(386,048)	$5.54
Forfeited	(53,128)	$5.46

Unvested at December 31, 2005	1,016,785	$5.69

The total intrinsic value of restricted shares vested during 2005, 2004 and 2003 was $3.9 million, $4.4 million and $2.1 million, respectively.
25

APPENDICES
APPENDIX III
     Performance-Related Restricted Shares
ARRIS grants to certain employees restricted shares, in which the number of shares is dependent upon performance conditions. The number of shares which could potentially be issued ranges from zero 150% of the target award. Compensation expense is recognized using the graded method and is based upon the fair market value of the shares estimated to be earned. The fair value of the restricted shares is estimated on the date of grant using the same valuation model as that used for stock options and other restricted shares. As of December 31, 2005, ARRIS had recognized compensation expense based upon the achievement of 150% of the target award as the Company’s performance had reached the level necessary for the maximum award. If these goals had not been attained, any recognized compensation cost would have been reversed.
In certain circumstances under its stock-based compensation plans, ARRIS allows for the vesting of employee awards to accelerate upon retirement or to continue to vest post-employment. Prior to the adoption of SFAS No. 123R, the Company recognized the related compensation expense over the explicit service period. ARRIS will continue this practice for awards granted prior to July 1, 2005. For awards granted subsequent to the adaption date of SFAS No. 123R, the fair value of the award will be expensed over the employee’s minimum service period rather than over the explicit vesting period.
The following table summarizes ARRIS’ unvested performance-related restricted stock transactions during the year ending December 31, 2005 (includes maximum achievement of performance goals):

		Weighted Average
		Grant Date
	Shares	Fair Value
Unvested at January 1, 2005	—	—
Granted	301,955	$644
Vested	—	—
Forfeited	—	—

Unvested at December 31, 2005	301,955	$644

          Employee Stock Purchase Plan (“ESPP”)
ARRIS offers an ESPP to certain employees. The plan complies with Section 423 of the U.S. Internal Revenue Code, which provides that employees will not be immediately taxed on the difference between the market price of the stock and a discounted purchase price if it meets certain requirements. Participants can request that up to 10% of their base compensation be applied toward the purchase of ARRIS common stock under ARRIS’ ESPP. Purchases by any one participant are limited to $25,000 (based upon the fair market value) in any one year. The exercise price is the lower of 85% of the fair market value of the ARRIS common stock on either the first day of the purchase period or the last day of the purchase period. A plan provision which allows for the more favorable of two exercise prices is commonly referred to as a “look-back” feature. Under APB Opinion No. 25, Accounting for Stock Issued to Employees, the ESPP was deemed noncompensatory, and therefore, no compensation expense was recognized. However, SFAS No. 123R narrows the noncompensatory exception significantly; any discount offered in excess of five percent generally will be considered compensatory and appropriately recognized as compensation expense. Additionally, any ESPP offering a look-back feature is considered compensatory. ARRIS uses the Black-Scholes option valuation model to value to shares issued under the ESPP. The valuation is comprised of two components; the 15% discount of a share of common stock and 85% of a six month option held (related to the look-back feature). The weighted average assumptions used to estimate the fair value of purchase rights granted under the ESPP for 2005, 2004, and 2003 were as follows: risk-free interest rates of 3.7%, 1.60% and 1.09% respectively; a dividend yield of 0%; volatility factor of the expected market price of ARRIS’ common stock of 0.43, 0.99 and 0.90, respectively; and a weighted average expected life of 0.5 year for each. Upon adoption of SFAS No. 123R, Share-Based Payment, the Company recorded stock compensation expense of approximately $0.2 million related to the ESPP for the second half of 2005.
     Unrecognized Compensation Cost
As of December 31, 2005, there was approximately $12.4 million of total unrecognized compensation cost related to unvested share-based awards granted under the Company’s incentive plans. This compensation cost is expected to be recognized over a weighted-average period of 2.1 years.
Note 18. Employee Benefit Plans
The Company sponsors two non-contributory defined benefit pension plans that cover the Company’s U.S. employees. As of January 1, 2000, the Company froze the defined pension plan benefits for 569 participants. These participants elected to enroll in ARRIS’ enhanced 401(k) plan. Due to the cessation of plan accruals for such a large group of participants, a curtailment was considered to have occurred and the Company accounted for this in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. The Company recognized expense (income) related to supplemental pension benefits of $0.0 million, $0.0 million, and $(0.9) million for the years ended December 31, 2005, 2004 and 2003, respectively.
26

APPENDICES
APPENDIX III
The U.S. pension plan benefit formulas generally provide for payments in retired employees based upon their length of service and compensation as defined in the plans, ARRIS’ investment policy is In fund the plans as required by the Employee Retirement Income Security Act of 1974 (''ERISA”! and 10 the extern that such contributions arc tax deductible. For 2005, the plait insets were comprised of approximately 70%, 28%, and 2% of equity, debt securities, and money market funds, respectively. For 2004, the plan assets were comprised of approximately 65%, 31% and 4% of equity, debt securities, and money market funds respectively. In 2006, the plan will target allocations of 65% and 35% equity and debt securities. Liabilities or amounts in excess of these funding levels are accrued and reported in the consolidated balance sheet.
The investment strategies of the plans place a high priority tin benefit security. The plans invest conservatively so as not to expose assets to depreciation in adverse markets. The plans’ strategy also places a high priority on earning a rate of return greater than the annual inflation rate along with maintaining average market results. The plan has targeted asset diversification across different asset classes and markets to take advantage of economic environments and to also act as a risk minimizer by dampening the portfolio’s volatility.
September 30th is the measurement date used for (he 2005,2004 and 2003 reporting year.
     Summary data for the non-contributory defined benefit pension plans is as follows:

	Years Ended December 31,
	2005	2004
	(in thousands)
Change iti Projected Henefil Obligation:
Projected benefit obligation at beginning of year	$22,659	$21,1?
Service cost	458	484
Interest cost	1,413	1,1?
Actuarial loss (gain)(1)	1,889	342
Benefit payments	(489)	(458)

Projected benefit obligation at end of year	$25,930	$22,?

Change in Plan Assets:
Fair value of plan assets at beginning of year	$12,103	$11,1?
Actual return on plan assets	1,301	644
Company contributions	863	855
Expenses and belief Is paid from plan assets	(498)	(498)

Fair value of plan assets at end of year	$13,769	$12,?

Funded Status:
Funded status of plan	$(12,160)	$(10,?
Unrecognized actuarial loss	1,837	176?
Unamortized prior service cost	2,274	2?
Employer contributions, 9/30 - 12/31	16	15

Net amount recognized	$(8,033)	$(7?

(I)	The actuarial loss in 2005 includes updated assumptions for mortality rates
27

APPENDICES
APPENDIX III
Amounts recognized in the statement of financial position consist of:

	Years Ended
	December 31,
	2005	2004
	(in thousands)
Accrued benefit cost	$(12,651)	$(10?
Accumulated other comprehensive income	4,618	3,?

Net amount recognized	$(8,033)	$(7,?

The accumulated benefit obligation and the projected benefit obligation for the plans are in excess of the plan assets as follows:

	December 31,
	2005	2004
	(in thousands)

Accumulated benefit obligation	$25,521	$21,?
Projected benefit obligation	25,930	22,?
Plan assets	13,770	12,?
Net periodic pension cost for 2005, 2004 and 2003 for pension and supplemental benefit plans includes the following components (in thousands):

	2005	2004	2003
Service Cost	$458	$484	$724
Interest cost	1,413	1,177	1,338
Return on assets (expected)	(1,045)	(935)	(768)
Recognized net actuarial (gain) loss	(18)	(323)	—
Amortization of prior service cost (1)	477	558	553

Net periodic pension cost	1,285	961	1,847
Additional pension (income) expense due to curtailment	—	—	(944)

Net periodic pension cost	$1,285	$961	$903

(1)	Prior service cost is amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan.
The weighted-average actuarial assumptions used to determine the benefit obligations for the three years presented are set forth below:

	2005	2004	2003
Assumed discount rate for non-qualified plans participants	5.50%	6.00%	6.00%
Assumed discount rate for qualified plan participants	5.75%	6.00%	6.00%
Rates of compensation increase	3.75%	5.94%	6.00%
The weighted-average actuarial assumptions used to determine the net periodic benefit costs are set forth below:

	2005	2004	2003
Assumed discount rate for non-qualified plans participants	6.00%	6.00%	6.75%
Assumed discount rate for qualified plan participants	6.00%	6.00%	6.50%
Rates of compensation increase	5.94%	5.94%	6.00%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%
The expected long-term rate of return on assets is derived using the building block approach which includes assumptions for the long term inflation rate, real return and equity risk premiums.
No minimum bonding contributions are required in 2006 for the plan, however, the Company may make a voluntary contribution.
28

APPENDICES
APPENDIX III
As of December 31, 2005, the expected benefit payments related to the Company’s defined benefit pension plans during the next ten years are as follows (in thousands):

2006	$509
2007	597
2008	742
2009	804
2010	1,195
2011-2015	7,724
Additionally, ARRIS has established defined contribution plans pursuant to the Internal Revenue Code Section 401(a) that cover all eligible U.S. employees. ARRIS contributes to these plans based upon the dollar amount of each participant’s contribution. ARRIS made matching contributions to these plans of approximately $0.6 million, $0.0 million and $2.8 million in 2005, 2004, and 2003, respectively. During 2004, the Company made a discretionary contribution of $1.0 million to the plan. Effective July 1, 2003, the Company temporarily suspended employer matching contribution to the plan. The Company reinstated a partial matching contributions to the plan effective January 1, 2005.
Note 19. Sales Information
The Company’s four largest customer (including their affiliates, as applicable) are Comcast, Cox Communications, Liberty Media International and Time-Warner Cable. Over the past year, certain customers’ beneficial ownership may have changed as a result of mergers and acquisitions. Therefore the revenue for ARRIS’ customers for prior periods has been adjusted to include the affiliates under common control. A summary of sales to these customers for 2005, 2004, and 2003 are set forth below:

	Years ended December 31,
	2005	2004	2003
	(in millions)
Comcast and affiliates	$163.3	$126.2	$153.7
% of sales	24.0%	25.8%	35.4%

Cox Communications	$116.7	$106.3	$104.3
% of sales	17.2%	21.7%	24.0%

Liberty Media International and affiliates	$104.4	$84.9	$46.1
% of sales	15.3%	17.3%	10.6%

Time- Warner Cable and affiliates	$72.3	$32.5	$14.1
% of sales	10.6%	6.6%	3.2%
No other customer provided more than 10% of total sales for the years ended December 31, 2005, 2004, or 2003.
ARRIS operates globally and offers products and services that are sold to cable system operators and telecommunications providers. ARRIS’ products and services are focused in two product categories: Broadband and Supplies & Customer Premises Equipment. Consolidated revenues by principal products and services for the years ended December 31, 2005, 2004 and 2003, respectively were as follows (in thousands):

	Broadband	Supplies & CPE	Total
Years Ended:
December 31, 2005	$315,098	$365,319	$680,417
December 31, 2004	$300,198	$189,843	$490,041
December 31, 2003	$289,637	$144,349	$433,986
ARRIS sells its products primarily in the United States. The Company’s international revenue is generated from Asia Pacific, Europe, Latin America and Canada. The Asia Pacific market primarily includes China, Hong Kong, Japan, Korea, Singapore, and Taiwan. The European market primarily includes Austria, Belgium, France, Germany, the Netherlands, Poland, Portugal, Spain, and Switzerland. The Latin American market primarily includes Argentina, Chile, Brazil, and Puerto Rico. Sales to international customers were approximately 27.1%, 25.2% and 18.9% of total sales for the years ended December 31, 2005, 2004 and 2003, respectively. International sales for the
29

APPENDICES
APPENDIX III
years ended December 31, 2005, 2004 and 2003 were as follows:

	Years Ended December 31
	2005	2004	2003
		(in thousands)
Asia Pacific	$51,139	$48,025	$36,781
Europe	67,374	46,213	27,186
Latin America	24,979	18,205	8,052
Canada	41,100	11,175	10,091

Total	$184,592	$123,618	$82,110

As of December 31, 2005, ARRIS held approximately $2.2 million of assets in Ireland (related to its Com21 facility), comprised of $1.3 million of cash and $0.9 million of fixed assets.
Note 20. Summary Quarterly Consolidated Financial Information (unaudited)
The following table summarizes ARRIS’ quarterly consolidated financial information (in thousands, except share data):

	Quarters in 2005 Ended
	March 31,	June 30,	September 30,	December 31,
Net sales	$135,924	$162,201	$200,957	$181,335
Gross margin (1)	36,791	41,083	54,978	57,862
Operating income (loss) (2)	4,716	9,117	18,702	21,193
Income (loss) from continuing operations (3)	3,398	7,300	19,157	22,085
Income (loss) from discontinued operations (4)	10	76	(30)	152
Net income (loss)	$3,408	$7,289	$18,820	$21,966

Net (loss) per basic share:
Income (loss) from continuing operations	$0.04	$0.08	$0.18	$0.21
Income (loss) from discontinued operations	$—	$—	$—	$—
Net income (loss)	$0.04	$0.08	$0.18	$0.21

Net (loss) per diluted share:
Income (loss) from continuing operations	$0.04	$0.08	$0.18	$0.20
Income (loss) from discontinued operations	$—	$—	$—	$—
Net income (loss)	$0.04	$0.08	$0.18	$0.20

	Quarters in 2004 Ended
	March 31,	June 30,	September 30,	December 31,
Net sales	$111,628	$120,537	$128,409	$129,467
Gross margin (5)	36,294	40,352	35,746	33,785
Operating income (loss) (6)	(12,568)	(4,521)	(3,098)	(1,886)
Income (loss) from continuing operations (7)	(18,995)	(6,260)	(3,748)	(1,507)
Income (loss) from discontinued operations (5)(8)	339	832	42	901
Net income (loss)	$(18,656)	$(5,428)	$(3,706)	$(606)

Net (loss) per basic and diluted share:
Income (loss) from continuing operations	$(0.24)	$(0.07)	$(0.04)	$(0.02)
Income (loss) from discontinued operations	$—	$0.01	$—	$0.01
Net income (loss)	$(0.24)	$(0.06)	$(0.04)	$(0.01)

(1)	ARRIS adopted the fair value recognition provisions of SFAS No. 123R on July 1, 2005 and began expensing stock options. Prior to the adoption date, the provisions of APB Opinion No. 25 were followed. In the periods before the third quarter of 2005, the Company recorded compensation expense related to restricted stock and options subject to variable accounting. During the first, second, third and fourth quarters of 2005, the Company recognized stock compensation expense of approximately $31 thousand, $82 thousand, $136 thousand and $125 thousand, respectively, in cost of good sold which effected gross margins.

(2)	In addition to (1) above, the following items impacted operating income (loss) during 2005:
•	During the first, second, third and fourth quarters of 2005, the Company recognized stock compensation expense of approximately $0.5 million, $1.1 million, $2.5 million and $2.5 million, respectively, which related to both Research & Development and Selling, General, & Administrative.

30

APPENDICES
APPENDIX III
•	During 2005, a decrease in expected future cash flows related to the Atoga product line indicated that the long-lived assets associated with these products may be impaired. As a result, we analyzed the fair value of those assets, using the expected cash flow approach, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The resulting analysis indicated that the remaining intangibles of $0.2 million and fixed assets of $0.1 million were fully impaired and a charge of approximately $0.3 million was recorded in the first quarter of 2005.

•	During the fourth quarter of 2005, the Company recorded restructuring and impairment charges of $0.9 million which predominantly relates to charges in estimates related to real estate leases associated with previous consolidation of certain facilities.
(3)	In addition to (1) and (2) above, the following items impacted income (loss) from continuing operations during 2005:
•	During the third and fourth quarter of 2005, the Company recognized (gains)/losses of approximately $(0.1) million, and $0.1 million, respectively, related to its investments and notes receivable.
(4)	In addition to (1),(2) and (3) above, the following items impacted income (loss) during 2005:
•	In the fourth quarter of 2005, the Company recorded expense (income) of ($0.2) million related to its reserves for discontinued operations. These adjustments were the result of the resolution of various vendor liabilities, taxes and other costs.
(5)	During the first quarter of 2004, the Company recognized a partial recovery with respect to inventory previously written off associated with an Argentinean customer. Of this total gain of $0.9 million, approximately $0.6 million is reflected in cost of sales, and $0.3 million is reflected in discontinued operations.

ARRIS adopted the fair value recognition provisions of SFAS No. 123R on July 1, 2005 and began expensing stock options. Prior to the adoption date, the provisions of APB 25 were followed. In the periods before the third quarter of 2005, ARRIS recorded compensation expense related to restricted stock and options subject to variable accounting. During the first, second, third and fourth quarters of 2004, the Company recognized stock compensation expense of approximately $87 thousand, $16 thousand, $31 thousand and $30 thousand, respectively, in cost of good sold which effected gross margins.
(6)	In addition to (5) above, the following items impacted operating income (loss) during 2004:
•	During the first, second, third and fourth quarters of 2004, the Company recognized stock compensation expense of approximately $1.0 million, $0.6 million, $0.5 million and $0.6 million, respectively, which related to both Research & Development and Selling, General, & Administrative.

•	During the first quarter of 2004, ARRIS consolidated two facilities in Georgia, giving the Company the ability to house many of its core technology, marketing, and headquarter functions in a single building. This consolidation resulted in a restructuring charge of $6.2 million in the first quarter of 2004 related to lease commitments and the write-off of leasehold improvements.

•	During the first quarter of 2004, the Company recorded severance charges of $0.5 million, which were charged to operating expenses. These charges were related to general reductions in force.

•	During the fourth quarter of 2004, the Company announced that it would close its office in Fremont, California, which previously housed Atoga Systems. The marketing and support for certain products acquired as part of the Atoga Systems acquisition were transferred to other locations. The closure resulted in a restructuring charge of $0.3 million related to lease commitments and severance charges.

•	During 2004, ARRIS evaluated the restructuring accruals related to previously closed facilities. Upon final review, the Company recorded additional restructuring charges of approximately $0.9 million, $0.1 million, and $0.1 million during the second, third, and fourth quarters, respectively, as a result of a change to the initial estimates used.
(7)	In addition to the items in (5) and (6) above, the following items impacted income (loss) from continuing operations in 2004:
•	During the first quarter 2004, the Company called $50.0 million of the Notes due 2008 for redemption, and holders of the called notes elected to convert their notes into an aggregate of 10.0 million shares of common stock, rather than have the notes redeemed. Under the indenture’s forms for redemptions prior to March 18, 2006. ARRIS made a make-whole interest payment of approximately 0.5 million common shares, resulting in a charge of $4.4 million.
31

APPENDICES
APPENDIX III
•	During the first, second and third quarters of 2004, the Company recognized losses of approximately $0.9 million, $0.6 million, and $0.1 million respectively, related to its investments and notes receivable.
(8)	During 2004, ARRIS evaluated its accrual & related to costs associated with the disposal of discontinued product lines and costs associated with restructuring charges from previously closed facilities. As a result of these reviews, the Company recorded reductions to its accruals of approximately $0.8 million and $0.9 million during the second and fourth quarters of 2004, respectively, as a result of a change to the initial estimates used and the settlement of certain liabilities.
32

APPENDICES
Appendix IV : ARRIS Group, Inc. — Consolidated Balance Sheets as of 30 September 2006 and 31 December 2005, Consolidated Statements of Operations for the Three and Nine Month Periods Ended 30 September 2006 and 2005 and Consolidated Statements of Cash Flows for the Nine Month Periods Ended 30 September 2006 and 2005
APPENDIX IV
ARRIS GROUP ,INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and Cash equivalents	$179,971	$75,286
Short-term investments, at fair value	30,000	54,250

Total cash, cash equivalents and short-term investments	209,971	129,536
Restricted cash	6,126	6,073
Accounts receivable (net of allowances for doubtful accounts of $2,832 in 2006 and $3,729 in 2005	120,740	83,540
Other receivable	5,621	286
Inventories, net	101,062	113,909
Prepaid assets	3,751	10,945
Other current assets	2,435	4,331

Total current assets	449,706	348,620
Property ,plant and equipment (net of accumulated depreciation of $75,938 in 2006 and $69,309 in 2005	25,338	25,557
Goodwill	150,569	150,569
Intangibles (net of accumulated amortization of $106,775 in 2006 and $106,200 in 2005)	345	920
Investments	3,438	3,321
Other assets	641	416

	$630,037	$529,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,440	$35,920
Accrued compensation, benefits and related taxes	19,630	20,424
Accrued warranty	8,582	8,479
Other accrued liabilities	28,371	20,633

Total current liabilities	101,023	85,456
Accrued pension	11,947	12,636
Other long-term liabilities	5,589	5,594

Total liabilities	118,559	103,686
Stockholders’ equity:
Preferred stock, par value $1.00 per share, 5.0 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 320.0 million shares authorized; 107.8 million and 105.6 million shares issued and outstanding in 2006 and 2005, respectively	1,086	1,069
Capital in excess of par value	747,721	732,405
Accumulated deficit	(233,519)	(305,555)
Unrealized gain on marketable securities	1,219	1,077
Unfunded pension losses	(4,618)	(4,618)
Unrealized gain(loss) on derivatives	(227)	1,523
Cumulative translation adjustments	(184)	(184)

Total stockholder’s equity	511,478	425,717

	$630,037	$529,403

See accompanying notes to the consolidated financial statements.

APPENDICES
APPENDIX IV
ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data and percentage)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$228,646	$200,957	$656,980	$499,082
Cost of sales	165,467	145,957	473,554	366,230

Gross margin	63,179	54,978	183,426	132,852
Gross margin %	27.6%	27.4%	27.9%	26.6%
Operating expenses:
Selling, general and administrative expenses	21,524	20,070	64,523	53,803
Research and development expenses	16,066	15,954	50,460	45,091
Restructuring and impairment charges	4	34	347	430
Amortization of intangibles	138	218	575	993

Total operating expenses	37,732	36,276	115,905	100,317
Operating income	25,447	18,702	67,521	32,535
Other expense (income):
Interest expense	27	11	50	2,033
Loss on debt retirement	—	—	—	2,372
Loss(gain) on investments	32	(60)	29	15
Interest income	(2,756)	(777)	(6,357)	(2,099)
Loss(gain) in foreign currency	201	288	(943)	145
Other expense	68	83	269	366

Income from continuing operations before income taxes	27,875	19,157	74,473	29,703
Income tax expense	1,328	307	2,562	242

Net income from continuing operations	26,547	18,850	71,911	29,461
Income(loss) from discontinued operations	15	(30)	124	56

Net income	$26,562	$18,820	$72,035	$29,517

Net income per common share -
Basic:
Income from continuing operations	$0.25	$0.18	$0.67	$0.31
Income from discontinued operations	0.00	0.00	0.00	0.00

Net income	$0.25	$0.18	$0.67	$0.31

Diluted:
Income from continuing operations	$0.24	$0.18	$0.66	$0.31
Income from discontinued operations	0.00	0.00	0.00	0.00

Net income	$0.24	$0.18	$0.66	$0.31

Weighted average common shares:
Basic	107,678	104,434	107,007	93,768

Diluted	109,090	107,049	109,311	95,368

See accompanying notes to the consolidated financial statements.
2

APPENDICES
APPENDIX IV
ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2006	2005
Operating activities:
Net income	$72,035	$29,517
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7,235	7,941
Amortization of intangibles	575	993
Equity compensation expense	7,068	4,341
Excess tax benefits from stock-based compensation plans	(538)	—
Amortization of deferred finance fees	—	305
Provision for doubtful accounts	(248)	(355)
Gain related to previously written off receivables	(1,573)	—
Loss (gain) on disposal of fixed assets	(2)	131
Loss on investments	32	75
Loss on debt retirement	—	2,372
Impairment of long-lived assets	—	291
Gain on discontinued product lines	(124)	(56)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(37,515)	(39,525)
Other receivables	(5,335)	(467)
Inventory	12,847	2,824
Accounts payable and accrued liabilities	15,590	(7,249)
Other, net	7,162	(10,242)

Net cash provided by (used in) operating activities	77,209	(9,104)

Investing activities:
Purchases of property, plant and equipment	(7,080)	(7,555)
Cash proceeds from sale of property, plant and equipment	22	40
Cash paid for acquisition, net of cash acquired	—	(89)
Purchases of short-term investments	(51,900)	(51,250)
Disposals of short-term investments	76,150	83,032
Purchases of equity investments	—	(259)

Net cash provided by investing activities	17,192	23,919

Financing activities:
Excess tax benefits from stock-based compensation plans	538	—
Proceeds from issuance of common stock and other	9,746	8,307

Net cash provided by financing activities	10,284	8,307
Net increase in cash and cash equivalents	104,685	23,122
Cash and cash equivalents at beginning of period	75,286	25,072

Cash and cash equivalents at end of period	$179,971	$48,194

See accompanying notes to the consolidated financial statements.
3

APPENDICES
APPENDIX IV
ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine months Ended
	September 30,
	2006	2005

Noncash investing and financing activities:
Net tangible assets acquired, excluding cash	$—	$799
Investment in acquired company	—	(1,325)
Net liabilities assumed	—	(76)
Intangible assets acquired	—	691

Cash paid for acquisition, net of cash acquired	$—	$89

Equity issued in exchange for 4 ½% convertible subordinated notes due 2008	$—	$75,000

Equity issued for make-whole interest payment -4 ½% convertible subordinated notes due 2008	$—	$2,372

See accompanying notes to the consolidated financial statements.
4

APPENDICES
APPENDIX IV
ARRIS GROUP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Note 1. Organization and Basis of Presentation
ARRIS Group, Inc. (together with its consolidated subsidiaries, except as the context otherwise indicates, “ARRIS” or the “Company”), is an international communications technology company, headquartered in Suwanee, Georgia. ARRIS operates in one business segment, Communications, providing a range of customers with networks and systems products and services, primarily hybrid fiber-coax networks and systems, for the communications industry. ARRIS is a leading developer, manufacturer and supplier of telephony, data, video, construction, rebuild and maintenance equipment for the broadband communications industry. The Company provides its customers with products and services that enable reliable, high-speed, two-way broadband transmission of video, telephony, and data.
The consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) that are, in the opinion of managements, necessary for a fair presentation of the consolidated financial statements for the period shown. Additionally, certain prior period amounts have been reclassified to conform to the 2006 financial statements presentation. Interim results of operations are not necessarily indicative of results to be expected from a twelve-month period. These financial statements should be read in conjunction with the Company’s most recently audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the United States Securities and Exchange Commission (“SEC”).
Note 2. Impact of Recently Issued Accounting Standards
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Effective for the fiscal year ending 2006, the Company will be required to fully recognize the funded status of its defined benefit plan and provide required disclosures. Effective for the fiscal year ending 2008, the Company will be required to measure each plan’s assets and liabilities as of the end of the fiscal year instead of the Company’s current measurement date of September 30. The Company is currently evaluation the impact of adopting SFAS No. 158 on its financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement provides guidance with respect to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements; however, for some entities, the application of SFAS No. 157 will change current practice. The provisions of SFAS No. 157 are effective as of January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements.
In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance regarding the consideration given to prior year misstatements when determining materiality in current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. When applicable, the Company will evaluate the impact of SAB No. 108 on its consolidated financial statements.
In July 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes, which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the final statements the impact of certain tax positions, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements. In June 2006, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross Versus Net Presentation). This standard allows companies to present in their statements of income any taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions between a seller and a customer, such as sales, use, value-added and some excise taxes, on either a gross (included in revenue and costs) or a
5

APPENDICES
APPENDIX IV
net (excluded from revenue) basis. This standard is effective for interim periods beginning after December 15, 2006. The Company presents these transactions on a net basis, and therefore the adoption of this standard will have no impact on its financial statements.
Note 3. Stock-Based Compensation
The Company elected to early adopt the fair value recognition provisions of SFAS No. 123R, Share-Based Payments, on July 1, 2005, using the modified prospective approach. Prior to the adoption date, ARRIS used the intrinsic value method for valuing its awards of stock options and restricted stock and recorded the related compensation expense, if any, in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. With the exception of some stock options subject to variable accounting, no other stock-based employee or director compensation cost for stock options was reflected in net income (loss) prior to July 1, 2005, as all options granted had exercise prices equal to the market value of the underlying common stock on the date of grant. The Company records equity compensation expense related to its restricted stock awards and director stock units over the related service periods.
The following table compares the nine months ended September 30, 2006 and 2005, had the Company applied the provisions of SFAS No. 123R in the first and second quarters of 2005:

	Nine Months Ended September 30,
	(in thousands, except per share data)
	(unaudited)
	2006	2005
Net income as reported	$72,035	$29,517
ADD: Stock-based employee compensation included in reported net income, net of taxes	7,068	4,341
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of taxes	(7,068)	(14,237)	*

Net income, pro forma	$72,035	$19,621

Net income per common share:

Basic — as reported	$0.67	$0.31

Basic — pro forma	$0.67	$0.21

Diluted — as reported	$0.66	$0.31

Diluted — pro forma	$0.66	$0.21

*	Includes approximately $5.7 million of expense related to the acceleration of “out-of-the-money” options in the second quarter of 2005.
6

APPENDICES
APPENDIX IV
Note 4. Pension Benefits
Components of Net Periodic Pension Benefit Cost

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands)
	(unaudited)
Service cost	$130	$114	$390	$344
Interest cost	370	353	1,108	1,060
Expected gain on plan assets	(282)	(261)	(844)	(784)
Amortization of prior service cost	120	119	358	358
Amortization of net (gain) loss	2	(34)	6	(103)

Net periodic pension cost	$340	$291	$1,018	$875

Employer Contributions
No minimum funding contributions are required in 2006; however, the Company made a voluntary contribution of $1.6 million during the third quarter 2006. During the three and nine months ended September 30, 2006, the total contributions to the plan, including the voluntary and recurring contributions, were $1.7 million and $1.7 million, respectively, compared to contributions of $0.8 million and $0.8 million for the same periods in 2005.
Note 5. Guarantees
Warranty
ARRIS provides warranties of various lengths to customers based on the specific product and the terms of individual agreements. The Company provides for the estimated cost of product warranties based on historical trends, the embedded base of product in the field, failure rates, and repair costs at the time revenue is recognized. Expenses related to product defects and unusual product warranty problems are recorded in the period that the problem is identified. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its suppliers, the estimated warranty obligation could be affected by changes in ongoing product failure rates, material usage and service delivery costs incurred in correcting a product failure, as well as specific product failures outside of ARRIS’ baseline experience. If actual product failure rates, material usage or service delivery costs differ from estimates, revisions (which could be material) would be recorded against the warranty liability. ARRIS evaluates its warranty obligations on an individual product basis.
The Company offers extended warranties and support service agreements on certain products. Revenue from these agreements is deferred at the time the cash is collected and recognized on a straight-line basis over the contract period. Costs of services performed under these types of contracts are charged to expense as incurred, which approximates the timing of the revenue stream.
Information regarding the changes in ARRIS’ aggregate product warranty liabilities for the nine months ended September 30, 2006 is as follows (in thousands):

Balance at December 31, 2005	$8,479
Accruals related to warranties (including changes in estimates)	2,910
Settlements made (in cash or in kind)	(2,807)

Balance at September 30, 2006 (unaudited)	$8,582

Note 6. Restructuring and Impairment Charges
During 2001, the Company announced a restructuring plan to outsource the functions of most of its manufacturing facilities. As of September 30, 2006, approximately $0.4 million related to lease commitments remained in an accrual to be paid. ARRIS expects the remaining payments to be made by the end of October 2007 (end of lease).
During the first quarter of 2004, ARRIS consolidated two facilities in Georgia, giving the Company the ability to house many of its core technology, marketing, and corporate headquarters functions in a single building. This consolidation resulted in a restructuring charge of $6.2 million in the first quarter of 2004 related to lease commitments and the write-off of leasehold improvements and other fixed assets. As of September 30, 2006, approximately $2.2 million related to the lease commitments remained in the restructuring accrual to be paid. ARRIS expects the remaining payments to be
7

APPENDICES
APPENDIX IV
made by the second quarter of 2009 (end of lease).

(in thousands)
Balance as of December 31, 2005	$3,121
First quarter payments	(380)
First quarter adjustments to accrual	228
Second quarter payments	(404)
Second quarter adjustments to accrual	(5)
Third quarter payments	(395)
Third quarter adjustments to accrual	—

Balance as of September 30, 2006 (unaudited)	$2,165

Note 7. Inventories
Inventories are stated at the lower of average cost, approximating first-in, first-out, or market. The cost of finished goods is comprised of material, labor and overhead.
The components of inventory are as follows, net of reserves (in thousands):

	September 30,	December 31,
	2006	2005
	(unaudited)
Raw material	$904	$788
Finished goods	100,158	113,121

Total net inventories	$101,062	$113,909

Note 8. Property, Plant and Equipment
Property, plant and equipment, at cost, consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005
	(unaudited)
Land	$1,822	$1,822
Building and leasehold improvements	11,388	11,126
Machinery and equipment	88,066	81,918

	101,276	94,866
Less:Accumulated depreciation	(75,938)	(69,309)

Total property, plant and equipment, net	$25,338	$25,557

Note 9. Goodwill and Intangible Assets
The Company’s goodwill and indefinite lived intangible assets are reviewed annually for impairment or more frequently if impairment indicators arise. The annual valuation is performed during the fourth quarter of each year and is based upon management’s analysis including an independent valuation. Separable intangible assets that are not deemed to have an indefinite life are amortized over their useful lives. Each of the Company’s intangible assets has an amortization period of three years.
8

APPENDICES
APPENDIX IV
The carrying amount of goodwill at both September 30, 2006, and December 31, 2005 was $150.6 million.
The gross carrying amount and accumulated amortization of the Company’s intangible assets, other than goodwill, as of September 30, 2006 and December 31, 2005 are as follows (in thousands):

	September 30, 2006 (unaudited)			December 31, 2005
			Net			Net
	Gross	Accumulated	Book	Gross	Accumulated	Book
	Amount	Amortization	Value	Amount	Amortization	Value
Existing technology acquired:
Arris Interactive L.L.C.	$51,500	$(51,500)	—	$51,500	$(51,500)	$—
Cadant, Inc.	53,000	(53,000)	—	53,000	(53,000)	—
Com21	1,929	(1,929)	—	1,929	(1,527)	402
cXm Broadband	691	(346)	345	691	(173)	518

Total	$107,120	$(106,775)	$345	$107,120	$(106,200)	$920

Amortization expense recorded on the intangible assets listed in the above table for the three and nine months ended September 30, 2006 was $0.1 million and $0.6 million, respectively, and compares to expense of $0.2 million and $1.0 million, respectively, for the same periods in 2005. The estimated remaining amortization expense for the next five fiscal years is as follows (in thousands):

2006	$57
2007	$230
2008	$58
2009	$—
2010	$—
Note 10. Long-Term Obligations
As of both September 30, 2006 and December 31, 2005, the Company had approximately $6.1 million outstanding under letters of credit, which are cash collateralized and classified as restricted cash on the Consolidated Balance Sheets.
As of September 30, 2006, the Company had approximately $17.5 million of other long-term liabilities, which included $11.9 million related to its accrued pension, $3.4 million related to its deferred compensation obligations, and deferred rental expense of $2.2 million related to landlord funded leasehold improvements. As of December 31, 2005, the Company had approximately $18.2 million of other long-term liabilities, which included $12.6 million related to its accrued pension, $3.2 million related to its deferred compensation obligations, $2.3 million related to deferred rental expense for landlord funded leasehold improvements, and $0.1 million related to security deposits received.
The Company has not paid cash dividends on its common stock since its inception. In 2002, to implement its shareholder rights plan, the Company’s Board of Directors declared a dividend consisting of one right for each share of its common stock outstanding. Each right represents the right to purchase one one-thousandth of a share of its Series A Participating Preferred Stock and becomes exercisable only if a person or group acquires beneficial ownership of 15% or more of its common stock or announces a tender or exchange offer for 15% or more of its common stock or under other similar circumstances.
9

APPENDICES
APPENDIX IV
Note 11. Comprehensive Income
Total comprehensive income represents the net change in stockholders’ equity during a period from sources other than transactions with stockholders. For ARRIS, the components of total comprehensive income include the unrealized gain on marketable securities, unrealized gain (loss) on derivative instruments qualifying for hedge accounting, and foreign currency translation adjustments. The components of comprehensive income for the three and nine months ended September 30, 2006 and 2005 are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)

	2006	2005	2006	2005
Net income	$26,562	$18,820	$72,035	$29,517
Changes in the following equity accounts:
Unrealized gain on marketable securities	54	137	142	269
Unrealized gain (loss) on derivative instruments	616	991	(1,750)	991
Translation adjustment	—	—	—	(1)

Comprehensive income	$27,232	$19,948	$70,427	$30,776

Note 12. Sales Information
The Company’s four largest customers (including their affiliates, as applicable) are Comcast, Cox Communications, Liberty Media International and Time-Warner Cable. Over the past year, the affiliates included in revenue have changed as a result of mergers and acquisitions. Therefore, the revenue for ARRIS’ customers for prior periods has been adjusted to include, on a comparable basis, the affiliates currently understood to be under common control. A summary of sales to these customers for the three and nine month periods ended September 30, 2006 and 2005 are set forth below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)

	2006	2005	2006	2005
Comcast	$98,841	$50,447	$248,017	$106,105
% of sales	43.2%	25.1%	37.8%	21.3%

Liberty Media International	19,730	25,930	70,106	74,480
% of sales	8.6%	12.9%	10.7%	14.9%

Cox Communications	20,645	33,953	73,486	88,328
% of sales	9.0%	16.9%	11.2%	17.7%

Time-Warner Cable	17,087	23,197	57,765	60,499
% of sales	7.5%	11.5%	8.8%	12.1%
No other customer provided more than 10% of total sales for the three and nine months ended September 30, 2006 and 2005.
10

APPENDICES
APPENDIX IV
The Company operates globally and offers products and services that are sold to cable system operators and telecommunications providers. The Company’s products and services are focused in two categories: Broadband and Supplies & Customer Premises Equipment (“CPE”). Service revenue is included in these categories and is immaterial. Consolidated revenue by principal product and service for the three and nine months ended September 30, 2006 and 2005 were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)
	2006	2005	2006	2005
Broadband	$87,636	$81,263	$271,823	$222,148
Supplies & CPE	141,010	119,694	385,157	276,934

Total sales	$228,646	$200,957	$656,980	$499,082

ARRIS sells its products primarily in the United States. The Company’s international revenue is generated from Asia Pacific, Europe, Latin America and Canada. The Asia Pacific market primarily includes China, Japan, Korea, Singapore, and Taiwan. The European market primarily includes Austria, Belgium, France, Germany, the Netherlands, Norway, Poland, Portugal, Spain, Sweden and Switzerland. The Latin American market primarily includes Argentina, Brazil, Chile, Mexico, and Puerto Rico. Sales to international customers were approximately $54.4 million, or 23.8% of total sales and $163.5 million, or 24.9% of total sales for the three and nine months ended September 30, 2006. International sales during the same periods in 2005 were $52.4 million, or 26.1% of total sales, and $132.3 million, or 26.5% of total sales.
As of September 30, 2006, ARRIS held approximately $2.7 million of assets in Ireland (related to its Corn21 facility), comprised of $1.8 million of cash, $0.8 million of fixed assets and $0.1 million of other current assets. As of December 31, 2005, ARRIS held approximately $2.2 million of assets in Ireland, comprised of $1.3 million of cash and $0.9 million of fixed assets.
Note 13. Earnings Per Share
The following if a reconciliation of the numerators and denominators of the basic and diluted earnings per share (“EPS”) computations for the periods indicated (in thousands except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)
	2006	2005	2006	2005
Basic:
Income from continuing operations	$26,547	$18,850	$71,911	$29,461
Income (loss) from discontinued operations	15	(30)	124	56

Net income	$26,562	$18,820	$72,035	$29,517

Weighted average shares outstanding	107,678	104,434	107,007	93,768

Basic earnings per share	$0.25	$0.18	$0.67	$0.31

Diluted:
Income from continuing operations	$26,547	$18,850	$71,911	$29,461
Income (loss) from discontinued operations	15	(30)	124	56

Net income	$26,562	$18,850	$72,035	$29,517

Weighted average shares outstanding	107,678	104,434	107,007	93,768
Net effect of dilutive equity awards	1,412	2,615	2,304	1,600

Total	109,090	107,049	109,311	95,368

Diluted earnings per share	$0.24	$0.18	$0.66	$0.31

11

APPENDICES
Appendix V: Acceptance form
Acceptance Form
This acceptance form (the “Acceptance Form”) shall be used in order to accept the voluntary offer (the “Offer”) by ARRIS Group, Inc. (“ARRIS”) to purchase all outstanding shares in TANDBERG Television ASA (“TANDBERG Television”) on the terms and conditions set forth in the offer document dated 15 February 2007 (the “Offer Document”) to which this Acceptance Form is attached.

Shareholder:	Return to:
Carnegie ASA Stranden 1, Aker Brygge P.O. Box 684 Sentrum 0106 Oslo, Norway Tel: +47 22009300 Fax: +47 22009960
The shareholder register in TANDBERG Television 14 February 2007 shows:

VPS-account	Bank account number for cash payment:	No. of shares:	Rights holders registered:

ACCEPTANCE DEADLINE:
This Acceptance Form must be received by Carnegie ASA (“Carnegie”) by 16:30 CET on 15 March 2007. Shareholders with shares in TANDBERG Television distributed among several VPS-accounts will receive one Acceptance Form for each such VPS account. Accepting shareholders (“Acceptant”) must complete and return all Acceptance Forms received by the acceptance deadline. ARRIS reserves the right to reject any or all incorrect or illegally undertaken acceptances.
To ARRIS and Carnegie ASA:
1.	I/We confirm that I/we have received and reviewed the Offer Document and accept the Offer for all my/our shares in TANDBERG Television in accordance with the terms and conditions set forth in the Offer Document. My/our acceptance also comprises any shares in TANDBERG Television which I/we, in addition to the number of shares stated above, have acquired or will acquire prior to the deadline of the acceptance of the Offer and which will be registered in the VPS.

2.	I/We accept that I/we may not sell, otherwise dispose of, encumber or transfer to another VPS account, the shares in TANDBERG Television tendered hereunder. Furthermore, Carnegie is given irrevocable authorization to block the shares tendered hereunder in favor of Carnegie on behalf of ARRIS.

3.	Carnegie is given irrevocable authorization to transfer the shares tendered hereunder from my/our VPS account to a VPS account in the name of ARRIS upon settlement of the Offer.

4.	I/We accept that settlement will be made by way of transfer of Norwegian Kroner (NOK) and/or ARRIS shares to the above bank account and/or to my/our VPS account. If the bank account no. is not filled in, settlement will be made by issuing a bank giro or, for TANDBERG Television shareholders not resident in Norway, by cheque.

5.	My/Our shares in TANDBERG Television are transferred free of any encumbrances and any other third party right whatsoever and with all shareholder rights attached to them. Any third party with registered encumbrances or other third-party rights over my/our shares in TANDBERG Television and/or VPS account(s) must sign the Acceptance Form and thereby waive their rights therein and approve the transfer of my/our shares in TANDBERG Television to ARRIS free of any encumbrances and any other third party right whatsoever. I/We acknowledge that this acceptance may only be regarded to be valid if any registered holders of rights have given written consent on this Acceptance Form that the shares are tendered and may be transferred to ARRIS free of any such rights (this is done by inserting YES in the box ‘Rights holders registered’ above at the right hand side of this form and by signing below).

6.	ARRIS will pay my/our costs directly related to VPS transactions in connection with my/our acceptance of the Offer.

7.	This Acceptance Form and the Offer is subject to Norwegian law with the Oslo Court of First Instance as legal venue.

8.	I/We understand and agree that the Offer is not being made to, not will tenders be accepted from or on behalf of TANDBERG Television shareholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. I/We confirm that my/our acceptance of the Offer is not restricted according to the laws of the jurisdiction applicable to me/us.

9.	Acceptants owning up to and including 700 shares in TANDBERG Television will receive the total consideration in the form of cash (NOK) only. Acceptants owning more than 700 shares in TANDBERG Television will receive the total consideration in the form of both cash (NOK) and new ARRIS shares, as described in the Offer Document.

Place	Date	Telephone no.	Signature *)

*) If signed pursuant to proxy, a proxy from or company certificate confirming the authorized signature must be enclosed
Rights holder(s):
In the event that there is registered holder(s) of rights on the VPS-account this is marked with a YES above in the right-hand box of this Acceptance From. As rights holder the undersigned consents that the transaction is undertaken on the above-mentioned terms.

Place	Date	Telephone no.	Rights holder’s Signature *)

*) If signed pursuant to proxy, a proxy from or company certificate confirming the authorized signature must be enclosed. If more than one charge holder is registered, each of the charge holders must sign.

ARRIS Group, Inc.
3871 Lakefield Drive
Suwanee, GA 30024
United States of America
Phone: + 1 678 473 8400
Fax: +1 678 473 8770
www.arrisi.com

Carnegie ASA Stranden 1 P.O. Box 684 – Sentrum 0106 Oslo NORWAY Phone: +47 22 00 93 00 Fax: +47 22 00 94 20 www.carnegie.no	UBS Investment Bank 1 Finsbury Avenue London EC2M 2PP UNITED KINGDOM Phone: +44 20 7567 8000 www.ubs.com